As filed with the Securities and Exchange Commission on June 11, 2012

Registration No. 333-181643

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XYLEM INC.

(Exact name of registrant as specified in its charter)

Indiana	3561	45-2080495
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1133 Westchester Avenue, Suite N200

White Plains, NY 10604

(914) 323-5700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Frank R. Jimenez

Senior Vice President, General Counsel and Corporate Secretary

1133 Westchester Avenue, Suite N200

White Plains, NY 10604

(914) 323-5700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Gary L. Sellers, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Approximate date of commencement of proposed exchange offers:

As soon as practicable after this Registration Statement is declared effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issue Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
3.550% Senior Notes due 2016	$600,000,000	100%	$600,000,000	$68,760(2)
4.875% Senior Notes due 2021	$600,000,000	100%	$600,000,000	$68,760(2)

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(f) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 11, 2012

PRELIMINARY PROSPECTUS

XYLEM INC.

Offers to Exchange (the “exchange offers”)

$600,000,000 aggregate principal amount of its 3.550% Senior Notes due 2016 (the “2016 exchange notes”) and $600,000,000 aggregate principal amount of its 4.875% Senior Notes due 2021 (the “2021 exchange notes” and, together with the 2016 exchange notes, the “exchange notes”), each of which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of its outstanding unregistered 3.550% Senior Notes due 2016 (the “outstanding 2016 notes”) and for any and all of its outstanding unregistered 4.875% Senior Notes due 2021 (the “outstanding 2021 notes” and, together with the outstanding 2016 notes, the “outstanding notes”), respectively.

We are conducting the exchange offers in order to provide you with an opportunity to exchange your unregistered notes for freely tradable notes that have been registered under the Securities Act.

The exchange offers

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration date of the applicable exchange offer.

•	The exchange offers expire at 12:00 a.m. midnight, New York City time, on , 2012, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of the relevant outstanding notes for the relevant exchange notes in the exchange offers will not be a taxable event for United States federal income tax purposes.

•	The terms of the relevant exchange notes to be issued in the exchange offers are substantially identical to the relevant outstanding notes, except that the exchange notes will be freely tradable.

Results of the exchange offers

•	The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange notes on a national market.

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offers, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

See “Risk Factors” beginning on page 9 for a discussion of certain risks that you should consider before participating in the applicable exchange offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offers or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2012.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The prospectus may be used only for the purposes for which it has been published and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted.

i

MARKET, RANKING, INDUSTRY DATA AND FORECASTS

This prospectus includes market share, ranking, industry data and forecasts that we obtained from industry publications and surveys, public filings and internal company sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position and ranking are based on market data currently available to us, management’s estimates and assumptions we have made regarding the size of our markets within our industry. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. We cannot guarantee the accuracy or completeness of such information contained in this prospectus.

TRADEMARKS, SERVICE MARKS AND COPYRIGHTS

We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business. In addition, our names, logos and website names and addresses are our service marks or trademarks. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners. We also own or have the rights to copyrights that protect the content of our products. Solely for convenience, the trademarks, service marks, tradenames and copyrights referred to in this prospectus are listed without the ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and tradenames.

FORWARD-LOOKING STATEMENTS

This prospectus contains information that may constitute “forward-looking statements.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Generally, the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target” and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

These forward-looking statements include, but are not limited to, statements about the separation of Xylem Inc. (the “Company”) from ITT Corporation, the terms and the effect of the separation, the nature and impact of the separation, capitalization of the Company, future strategic plans and other statements that describe the Company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future—including statements relating to orders, sales, operating margins and earnings per share growth, and statements expressing general views about future operating results—are forward-looking statements.

Caution should be taken not to place undue reliance on any such forward-looking statements because they involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those set forth in this prospectus, and those described from time to time in subsequent reports filed with the SEC.

ii

The following discussion should be read in conjunction with the consolidated and combined financial statements, including the notes thereto, included elsewhere in this prospectus. Except as otherwise indicated or unless the context otherwise requires, “Xylem,” “we,” “us,” “our” and “the Company” refer to Xylem Inc. and its subsidiaries. References to the consolidated and combined financial statements to “ITT” or “parent” refers to ITT Corporation and its consolidated subsidiaries (other than Xylem Inc.).

iii

PROSPECTUS SUMMARY

This summary highlights selected information in this prospectus and may not contain all of the information that is important to you. You should carefully read this entire prospectus, including the information set forth under the heading “Risk Factors” and the financial statements included elsewhere in this prospectus, before making an investment decision.

Our Company

Xylem, with revenue of $3.8 billion and $925 million for the year ended December 31, 2011 and three months ended March 31, 2012, respectively, is a world leader in the design, manufacturing, and application of highly engineered technologies for the water industry. We are a leading equipment and service provider for water and wastewater applications with a broad portfolio of products and services addressing the full cycle of water, from collection, distribution and use to the return of water to the environment. We have leading market positions among equipment and service providers in the core application areas of the water equipment industry: transport, treatment, test, building services, industrial processing and irrigation. Our Company’s brands, such as Bell & Gossett and Flygt, are well known throughout the industry and have served the water market for many years.

We operate in two segments, Water Infrastructure and Applied Water. The Water Infrastructure segment focuses on the transportation, treatment and testing of water, offering a range of products including water and wastewater pumps, treatment and testing equipment, and controls and systems. Key brands in this segment include Flygt, Wedeco, Godwin Pumps, WTW, Sanitaire, AADI and Leopold. The Applied Water segment encompasses the uses of water and focuses on the residential, commercial, industrial and agricultural markets. The segment’s major products include pumps, valves, heat exchangers, controls and dispensing equipment. Key brands in this segment include Goulds Water Technology (“Goulds”), Bell & Gossett, AC Fire, Standard, Flojet, Lowara, Jabsco and Flowtronex. In both our segments, we benefit from a large and growing installed base of products driving growth in aftermarket revenue for replacement parts and services.

We serve a global customer base across diverse end markets while offering localized expertise. We sell our products in more than 150 countries through a balanced distribution network consisting of our direct sales force and independent channel partners. In 2011, approximately 64% of our revenues were generated outside the United States.

Separation from ITT Corporation

On October 31, 2011, ITT Corporation (“ITT”) completed the previously announced spin-off (the “Spin-off”) of Xylem, formerly ITT’s water equipment and services businesses. Effective as of 12:01 a.m., Eastern time on October 31, 2011 (the “Distribution Date”), the common stock of Xylem was distributed, on a pro rata basis, to ITT’s shareholders of record as of the close of business on October 17, 2011 (the “Record Date”). On the Distribution Date, each of the shareholders of ITT received one share of Xylem common stock for every one share of common stock of ITT held on the Record Date. The Spin-off was completed pursuant to the Distribution Agreement, dated as of October 25, 2011, among ITT, Exelis Inc. (“Exelis”) and Xylem (the “Distribution Agreement”). After the Distribution Date, ITT did not beneficially own any shares of Xylem common stock and, following such date, financial results of Xylem will not be consolidated in ITT’s financial reporting. Xylem’s Registration Statement on Form 10 filed with the U.S. Securities and Exchange Commission (“SEC”) was declared effective on October 6, 2011. Xylem’s common stock began “regular-way” trading on the New York Stock Exchange on November 1, 2011 under the symbol “XYL”.

Business Strategy

Our strategy is focused on enhancing shareholder value by providing solutions for our customers and by growing revenues, both organically and through strategic acquisitions. Key elements of our strategy are summarized below:

•

Grow Our Product Offerings and Solutions through Portfolio Differentiation. We will continue to extend leading market positions where we have a strong competitive position, cost leadership and proven technology. In addition, we will invest in the differentiation of our core product lines to build on our strong product and application expertise. We also plan to expand into adjacent and complementary technologies as demonstrated by the recent acquisitions of analytical instrumentation and dewatering solutions businesses.

•

Focus on Organic Growth Initiatives. We have launched a global commercial excellence initiative, deploying people, processes and tools to make our sales and marketing teams more effective and efficient. We have trained over 500 front-line sales agents under this initiative and have 30 dedicated commercial excellence leaders to service our most profitable accounts. In addition, we have launched digital selling tools, which improve our value propositions, and have built a strategic accounts program to focus on our most important customers. These efforts have already improved the revenues generated per sales agent across our businesses. We will continue to make investments in customer relationship management, mobile technologies, customer applications and other technologies that improve our knowledge of customers and the critical activities that drive growth.

•

Investing in New Technology and Innovation. We will continue to make targeted investments in research and development activities to develop breakthrough products and solutions. We will pursue and execute a robust pipeline of opportunities in core and emerging markets. We have established a wastewater Center of Excellence in Stockholm, Sweden, with over 100 research, development and engineering employees. We have also launched engineering Centers of Excellence in India and China, where we are accelerating the customization of our application expertise to local needs. Our engineers will continue to work closely with our customers in an effort to identify new applications for our products and develop new technologies and solutions to expand our current portfolio further.

•

Build on Our Presence in Fast-Growing Emerging Markets. Urbanization trends and growth in the middle class in developing countries are generating significant demand for water applications. We intend to continue to capture this growth by further expanding into emerging markets, such as China, India and Brazil, increasing our existing presence of over 40 facilities. We plan to leverage our strong global reach, manufacturing footprint and extensive distribution network to capitalize on growth opportunities in these regions. We will continue to establish and reinforce local capabilities by growing our local presence in these markets with investments in sales, marketing and manufacturing capabilities globally.

•

Growth through Disciplined Acquisitions. Acquisitions are an important part of our growth strategy. Certain segments of the global water industry we serve are highly fragmented, providing numerous acquisition opportunities. We have completed and integrated 20 acquisitions over the past five years, including Godwin Pumps, Nova Analytics, YSI Incorporated and O.I. Corporation, and we will selectively pursue highly targeted acquisitions that will broaden our core product portfolio, expand our geographic footprint and enhance our position in strategic markets.

Corporate Information

Xylem Inc. was incorporated under the laws of the State of Indiana on May 4, 2011. The name of the Company was changed from ITT WCO, Inc. to Xylem Inc. on July 14, 2011. Our principal executive offices are located at 1133 Westchester Avenue, Suite N200, White Plains, NY 10604, and our telephone number is (914) 323-5700. Our website address is www.xyleminc.com. The information on our website is not part of this prospectus and is not being incorporated by reference herein.

The Exchange Offers

$600 million aggregate principal amount of outstanding 2016 senior notes and $600 million aggregate principal amount of outstanding 2021 senior notes were issued in a private offering on September 20, 2011. The term “notes” refers collectively to the outstanding notes and the exchange notes.

General	In connection with the private offerings, Xylem entered into a registration rights agreement with the initial purchasers in which it agreed, among other things, to deliver this prospectus to you and to complete the applicable exchange offer within 365 days after the date of original issuance of the applicable outstanding notes. You are entitled to exchange in the applicable exchange offer your outstanding notes for the exchange notes which are identical in all material respects to the outstanding notes except:

•	the exchange notes have been registered under the Securities Act;

•	the exchange notes are not entitled to any registration rights which are applicable to the outstanding notes under the registration rights agreement; and

•	the liquidated damages provisions of the registration rights agreement are no longer applicable.

The Exchange Offers	Xylem is offering to exchange:

•	$600 million aggregate principal amount of its 2016 exchange notes which have been registered under the Securities Act for any and all of the outstanding 2016 notes; and

•	$600 million aggregate principal amount of its 2021 exchange notes which have been registered under the Securities Act for any and all of the outstanding 2021 notes.

You may only exchange outstanding notes in denominations of $2,000 and integral multiples of $1,000, in excess thereof.

Resale	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offers in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that:

•	you are acquiring the exchange notes in the ordinary course of your business; and

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of outstanding notes who:

•	is our affiliate;

•	does not acquire exchange notes in the ordinary course of its business; or

•

tenders its outstanding notes in the exchange offers with the intention to participate, or for the purpose of participating, in a distribution of exchange notes cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated available July 2, 1993, or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Expiration Date	The exchange offers will expire at 12:00 a.m. midnight, New York City time, on , 2012, unless extended by Xylem. Xylem does not currently intend to extend the expiration date.

Withdrawal	You may withdraw the tender of your outstanding notes at any time prior to the expiration of the applicable exchange offer. Xylem will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the applicable exchange offer.

Conditions to the Exchange Offers	Each exchange offer is subject to customary conditions, which Xylem may waive. See “The Exchange Offers—Conditions to the Exchange Offers.”

Procedures for Tendering Outstanding Notes	If you wish to participate in the exchange offers, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of such letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of such letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold outstanding notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offers, you must comply with the Automated Tender Offer Program procedures of

DTC by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	you are acquiring the exchange notes in the ordinary course of your business; and

•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the applicable exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests, prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offers—Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Notes

As a result of the making of, and upon acceptance for exchange of, all validly tendered outstanding notes pursuant to the terms of the exchange offers, Xylem will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you do not tender your outstanding notes in the applicable exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the indenture; however, as a result of the making of, and upon acceptance for exchange of, all validly tendered outstanding notes pursuant to the terms of the exchange offers, Xylem will not have any further obligation to you to provide for the exchange and registration of the outstanding notes under the registration rights agreement. To the extent that the outstanding notes are tendered and accepted in the exchange offers, the trading market for the outstanding notes that are not so tendered and accepted could be adversely affected.

Consequences of Failure to Exchange	All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offers, Xylem does not currently anticipate that it will register the outstanding notes under the Securities Act.

United States Federal Income Tax Consequences	The exchange of outstanding notes for exchange notes in the exchange offers will not be a taxable event to holders for United States federal income tax purposes. See “United States Federal Income Tax Consequences of the Exchange Offers.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offers. See “Use of Proceeds.”

Exchange Agent	Union Bank, N.A. is the exchange agent for the exchange offers. The addresses and telephone numbers of the exchange agent are set forth under “The Exchange Offers—Exchange Agent.”

The Exchange Notes

The following summary contains basic information about the exchange notes and is not intended to be complete. It does not contain all the information that is important to you. For a more detailed description of the exchange notes, please refer to the section entitled “Description of Exchange Notes” in this prospectus.

Issuer	Xylem Inc.

Securities Offered	$600 million aggregate principal amount of 2016 exchange notes and $600 million aggregate principal amount of 2021 exchange notes.

Maturity Date	The 2016 exchange notes will mature on September 20, 2016, unless earlier redeemed or repurchased, and the 2021 exchange notes will mature on October 1, 2021, unless earlier redeemed or repurchased.

Interest Payment Dates	Interest on the 2016 notes are payable semi-annually on March 20 and September 20 of each year, commencing March 20, 2012. Interest on the 2021 notes are payable semi-annually on April 1 and October 1 of each year, commencing April 1, 2012.

Ranking	The exchange notes will be our senior unsecured obligations. Accordingly, they will:

•	be effectively subordinated in right of payment to all of our existing and future secured debt, to the extent of the value of the assets securing such debt;

•	rank equally with all of our unsecured senior indebtedness (including our credit facility); and

•	rank senior in right of payment to all of our subordinated indebtedness.

As of March 31, 2012, we had no outstanding indebtedness under our credit facility.

Interest	The 2016 exchange notes will bear interest at a rate of 3.550% per annum and the 2021 exchange notes will bear interest at a rate of 4.875% per annum.

Interest began to accrue from the applicable issue date of the exchange notes.

Covenants	The indenture governing the exchange notes contain covenants limiting our ability to:

•	incur debt secured by liens; and

•	engage in sale and lease-back transactions.

These covenants are subject to a number of important limitations and exceptions. See “Description of Exchange Notes.”

Optional Redemption	We may redeem the exchange notes of any series in whole or in part at any time or from time to time at 100% of their principal amount plus a make-whole premium. See “Description of Exchange Notes—Optional Redemption.”

Repurchase upon a Change of Control Offer	Upon the occurrence of a Change of Control Triggering Event, we will be required to make an offer to purchase the exchange notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase. See “Description of Exchange Notes—Repurchase Upon Change of Control Triggering Event.”

Public Market	The exchange notes will be freely transferrable. Although the initial purchasers in the private offering of the outstanding unregistered notes have informed us that they intend to make a market in the exchange notes, they are not obligated to do so and they may discontinue market-making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the exchange notes will be maintained. See “Risk Factors—Risks Related to Our Indebtedness and the Exchange Notes—An active trading market for the exchange notes may not develop.”

You should carefully consider all the information in the prospectus prior to exchanging your outstanding notes. In particular, we urge you to carefully consider the factors set forth under the “Risk Factors” section.

RISK FACTORS

Any investment in the exchange notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to tender the outstanding notes in the exchange offers. We believe the risks and uncertainties described below to be the principal ones we face and of which we are currently aware. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-looking Statements” in this prospectus.

Risks Related to the Exchange Offers

There may be adverse consequences if you do not exchange your outstanding notes.

If you do not exchange your outstanding notes for exchange notes in the exchange offers, you will continue to be subject to restrictions on transfer of your outstanding notes as set forth in the applicable offering memorandum distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to “Prospectus Summary—The Exchange Offers” and “The Exchange Offers” for information about how to tender your outstanding notes.

The tender of outstanding notes under the exchange offers will reduce the outstanding amount of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes not exchanged in the exchange offers due to a reduction in liquidity.

Certain persons who participate in the exchange offers must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” certain holders of exchange notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the exchange notes. If such a holder transfers any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against, this liability.

Risks Related to Our Indebtedness and the Exchange Notes

Our indebtedness may affect our business and may restrict our operational flexibility.

As of March 31, 2012, our total outstanding indebtedness was $1,206 million including the 2016 notes and the 2021 notes. We have an existing Four Year Competitive Advance and Revolving Credit Facility (the “Credit Facility”), which provides for an aggregate principal amount of up to $600 million.

Our indebtedness could:

•	limit our ability to obtain additional financing or borrow additional funds;

•	limit our ability to pay future dividends;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•

require that a substantial portion of our cash flow from operations be used for the payment of interest on our indebtedness instead of funding working capital, capital expenditures, acquisitions or other general corporate purposes; and

•	increase the amount of interest expense that we must pay because some of our borrowings are at variable interest rates, which, as interest rates increase, would result in a higher interest expense.

In addition, there can be no assurance that future borrowings or equity financing will be available to us on favorable terms or at all for the payment or refinancing of our indebtedness. If we incur additional debt or raise equity through the issuance of our preferred stock, the terms of the debt or our preferred stock issued may give the holders rights, preferences and privileges senior to those of holders of our common stock, particularly in the event of liquidation. The terms of the debt may also impose additional and more stringent restrictions on our operations than we currently have. Also, regardless of the terms of our debt or equity financing, the amount of our stock that we can issue may be limited because the issuance of our stock may cause the distribution to be a taxable event for ITT under Section 355(e) of the Internal Revenue Code of 1986, as amended (the “Code”), and under the Tax Matters Agreement entered into by ITT in connection with the Spin-off (the “Tax Matters Agreement”), we could be required to indemnify ITT for that tax.

Our ability to make scheduled principal payments of, to pay interest on, or to refinance our indebtedness and to satisfy our other debt obligations will depend on our future operating performance, which may be affected by factors beyond our control. If we are unable to service our indebtedness, our business, financial condition and results of operations would be materially adversely affected.

The exchange notes are subject to prior claims of any secured creditors and the creditors of our subsidiaries, and if a default occurs we may not have sufficient funds to fulfill our obligations under the exchange notes.

The exchange notes are our unsecured general obligations, ranking equally with our other senior unsecured indebtedness but below any secured indebtedness and effectively below the debt and other liabilities of our subsidiaries. The indenture governing the exchange notes permits us and our subsidiaries to incur secured debt under specified circumstances. If we incur any secured debt, our assets and the assets of our subsidiaries will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the exchange notes only after all debt secured by those assets has been repaid in full. Holders of the exchange notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors.

If we incur any additional obligations that rank equally with the exchange notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the exchange notes then outstanding would remain unpaid.

An active trading market for the exchange notes may not develop.

There is no existing market for the exchange notes and we do not intend to apply for listing of the exchange notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the exchange notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the exchange notes, your ability to sell your exchange notes or the price at which you will be able to sell your exchange notes. Future trading prices of the exchange notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the exchange notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the exchange notes;

•	outstanding amount of the exchange notes;

•	the terms related to optional redemption of the exchange notes; and

•	level, direction and volatility of market interest rates generally.

We may not be able to repurchase the exchange notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, each holder of the exchange notes will have the right to require us to repurchase all or any part of such holder’s exchange notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. If we experience a change of control triggering event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the exchange notes. Our failure to repurchase the exchange notes as required under the terms of the exchange notes could result in a default under the exchange notes, which could have material adverse consequences for us and the holders of the exchange notes. See “Description of Exchange Notes.”

Risks Related to Our Operations

Failure to compete successfully in our markets could adversely affect our business.

We provide products and services into competitive markets. We believe the principal points of competition in our markets are product performance, reliability and innovation, application expertise, brand reputation, energy efficiency, product life cycle cost, timeliness of delivery, proximity of service centers, effectiveness of our distribution channels and price. Maintaining and improving our competitive position will require continued investment by us in manufacturing, research and development, engineering, marketing, customer service and support, and our distribution networks. We may not be successful in maintaining our competitive position. Our competitors may develop products that are superior to our products, or may develop more efficient or effective methods of providing products and services or may adapt more quickly than we do to new technologies or evolving customer requirements. Pricing pressures also could cause us to adjust the prices of certain products to stay competitive. We may not be able to compete successfully with our existing or new competitors. Failure to continue competing successfully could adversely affect our business, financial condition, results of operations and cash flow.

Our business could be adversely affected by the inability of suppliers to meet delivery requirements.

Our business relies on third-party suppliers, contract manufacturing and commodity markets to secure raw materials, parts and components used in our products. Parts and raw materials commonly used in our products include motors, fabricated parts, castings, bearings, seals, nickel, copper, aluminum, and plastics. We are exposed to the availability of these materials, which may be subject to curtailment or change due to, among other things, interruptions in production by suppliers, labor disputes, the impaired financial condition of a particular supplier, suppliers’ allocations to other purchasers, changes in exchange rates and prevailing price levels, ability to meet regulatory requirements, weather emergencies or acts of war or terrorism. Any delay in our suppliers’ abilities to provide us with necessary materials could impair our ability to deliver products to our customers and, accordingly, could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Our strategy includes acquisitions, and we may not be able to make acquisitions of suitable candidates or integrate acquisitions successfully.

Our historical growth has included acquisitions. As part of our growth strategy, we plan to pursue the acquisition of other companies, assets and product lines that either complement or expand our existing business. We cannot assure you, however, that we will be able to identify suitable candidates successfully, negotiate appropriate acquisition terms, obtain financing that may be needed to consummate those acquisitions, complete proposed acquisitions, successfully integrate acquired businesses into our existing operations or expand into new markets. In addition, we cannot assure you that any acquisition, once successfully integrated, will perform as planned, be accretive to earnings, or prove to be beneficial to our operations or cash flow.

Acquisitions involve a number of risks and present financial, managerial and operational challenges, including: diversion of management attention from existing businesses and operations; integration of technology, operations personnel, and financial and other systems; potentially insufficient internal controls over financial activities or financial reporting at an acquired entity that could impact us on a combined basis; the failure to realize expected synergies; the possibility that we have acquired substantial undisclosed liabilities; and the loss of key employees of the acquired businesses.

Our business could be adversely affected by inflation and other manufacturing and operating cost increases.

Our operating costs are subject to fluctuations, particularly due to changes in commodity prices, raw materials, energy and related utilities, freight, and cost of labor. In order to remain competitive, we may not be able to recuperate all or a portion of these higher costs from our customers through product price increases. Further, our ability to realize financial benefits from Six Sigma and Lean projects may not be able to mitigate fully or in part these manufacturing and operating cost increases and, as a result, could negatively impact our profitability.

Changes in our effective tax rates may adversely affect our financial results.

We sell our products in more than 150 countries and approximately 64% of our revenue was generated outside the United States in 2011. Given the global nature of our business, a number of factors may increase our future effective tax rates, including:

•	our decision to repatriate non-U.S. earnings for which we have not previously provided for U.S. taxes;

•	the jurisdictions in which profits are determined to be earned and taxed;

•	sustainability of historical income tax rates in the jurisdictions in which we conduct business;

•	the resolution of issues arising from tax audits with various tax authorities; and

•	changes in the valuation of our deferred tax assets and liabilities, and changes in deferred tax valuation allowances.

Any significant increase in our future effective tax rates could reduce net income for future periods.

Failure to comply with the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation could result in fines, criminal penalties and an adverse effect on our business.

We operate in a number of countries throughout the world, including countries known to have a reputation for corruption. We are committed to doing business in accordance with applicable anti-corruption laws. We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees and agents may take action determined to be in violation of such anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010 and others. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties, and curtailment of operations in certain jurisdictions, and might adversely affect our business, results of operations or financial condition. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.

We may be negatively impacted by litigation and regulatory proceedings.

We are subject to laws, regulations and potential liability relating to claims, complaints and proceedings, including those related to antitrust, environmental, product, and other matters.

We are subject to various laws, ordinances, regulations and other requirements of government authorities in foreign countries and in the United States, any violations of which could potentially create a substantial liability for us, and also could cause harm to our reputation. Changes in laws, ordinances, regulations or other government policies, the nature, timing, and effect of which are uncertain, may significantly increase our expenses and liabilities.

From time to time, we are involved in legal proceedings that are incidental to the operation of our businesses. Some of these proceedings seek remedies relating to environmental matters, intellectual property matters, product liability and personal injury claims, employment and pension matters, government contract issues and commercial or contractual disputes, sometimes related to acquisitions or divestitures. We may become subject to significant claims of which we are currently unaware, or the claims of which we are aware may result in our incurring a significantly greater liability than we anticipate or can estimate. Additionally, we may receive fines or penalties or be required to change or cease operations at one or more facilities if a regulatory agency determines that we have failed to comply with laws, regulations or orders applicable to our business.

Our business could be adversely affected by interruptions in information technology, communications networks and operations.

Our business operations rely on information technology and communications networks, and operations that are vulnerable to damage or disturbance from a variety of sources. Regardless of protection measures, essentially all systems are susceptible to disruption due to failure, vandalism, computer viruses, security breaches, natural disasters, power outages and other events. In addition, cybersecurity threats are evolving and include, among others, malicious software, attempts to gain unauthorized access to data, and other electronic security breaches that could lead to disruptions in our systems, unauthorized release of confidential or otherwise protected information and corruption of data. We also have a concentration of operations in certain sites, e.g. production, and shared services centers, where business interruptions could cause material damage and costs. Transport of goods from suppliers, and to customers, could also be hampered for the reasons stated above. Although we have assessed these risks, implemented controls, and performed business continuity planning, we cannot be sure that interruptions with material adverse effects will not occur.

Risks Related to External Factors

Our results of operations and financial condition may be adversely affected by global economic and financial market conditions.

We compete around the world in various geographic and product markets. In 2011, 37% and 36% of our total revenue was from customers located in Europe and the United States, respectively. We expect revenue from these markets to be significant for the foreseeable future. Important factors impacting our businesses include the overall strength of these economies and our customers’ confidence in both local and global macro-economic conditions; industrial and federal, state, local and municipal governmental spending; the strength of the residential and commercial real estate markets; interest rates; availability of commercial financing for our customers and end-users; and unemployment rates. A slowdown or downturn in these financial or macro-economic conditions could have a significant adverse effect on our business, financial condition, results of operations and cash flow.

We have experienced and expect to continue to experience fluctuations in revenues and operating results due to economic and business cycles, particularly within the portion of our business that provides products and services used in residential and commercial buildings. We believe our level of business activity is influenced by residential and commercial building starts and renovations, which are heavily influenced by interest rates, consumer debt levels, changes in disposable income, employment growth and consumer confidence. Credit market conditions greatly affect the ability of residential and commercial builders to obtain the necessary capital to complete and begin new projects. We closely monitor the credit worthiness of our customers, and evaluate their financial ability to pay for those products and services we provide to them. As it relates to our customers’ ability to pay for products and services, we have not experienced any significant negative impact as a result of the recent economic downturn. If market conditions worsen, it may result in the delay or cancellation of orders from our customers or potential customers and adversely affect our revenues and our ability to manage inventory levels, collect customer receivables and maintain current levels of profitability.

Economic and other risks associated with international sales and operations could adversely affect our business.

In 2011, 64% of our total revenue was from customers outside the United States. We expect our international operations and export sales to continue to be a significant portion of our revenue. Both our sales from international operations and export sales are subject in varying degrees to risks inherent to doing business outside the United States. These risks include the following:

•	possibility of unfavorable circumstances arising from host country laws or regulations;

•	currency exchange rate fluctuations and restrictions on currency repatriation;

•	potential negative consequences from changes to taxation policies;

•	disruption of operations from labor and political disturbances;

•	changes in tariff and trade barriers and import and export licensing requirements; and

•	insurrection or war.

Any payment of distributions, loans or advances to us by our foreign subsidiaries could be subject to restrictions on, or taxation of, dividends on repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which our subsidiaries operate. In addition to the general risks that we face outside the United States, we now conduct more of our operations in emerging markets than we have in the past, which could involve additional uncertainties for us, including risks that governments may impose limitations on our ability to repatriate funds; governments may impose withholding or other taxes on remittances and other payments to us, or the amount of any such taxes may increase; an outbreak or escalation of any insurrection or armed conflict may occur; governments may seek to nationalize our assets; or governments may impose or increase investment barriers or other restrictions affecting our business. In addition, emerging markets pose other uncertainties, including the protection of our intellectual property, pressure on the pricing of our products, and risks of political instability. We cannot predict the impact such future, largely unforeseeable events might have on our business, financial condition, results of operations and cash flow.

Our business could be adversely affected by significant movements in foreign currency exchange rates.

We are exposed to fluctuations in foreign currency exchange rates, particularly with respect to the Euro, Swedish Krona, British Pound, Australian Dollar, Canadian Dollar, Polish Zloty, and Hungarian Forint. Any significant change in the value of currencies of the countries in which we do business relative to the value of the U.S. Dollar could affect our ability to sell products competitively and control our cost structure, which could have a material adverse effect on our business, financial condition, results of operations and cash flow.

The level of returns on postretirement benefit plan assets, changes in interest rates and other factors could affect our earnings and cash flows in future periods.

Certain members of our current and retired employee population are covered by pension and other employee-related defined benefit plans (collectively, postretirement benefit plans). We may experience significant fluctuations in costs related to our postretirement benefit plans as a result of macro-economic factors, such as interest rates, that are beyond our control. The cost of our postretirement plans is incurred over long periods of time and involves factors and uncertainties during those periods which can be volatile and unpredictable, including rates of return on postretirement benefit plan assets, discount rates used to calculate liabilities and expenses and rates of future compensation increases. Management develops each assumption using relevant plan and Company experience and expectations in conjunction with market-related data. Our liquidity, financial position (including shareholders’ equity) and results of operations could be materially affected by significant changes in key economic indicators, actuarial experience, financial market volatility, future legislation and other governmental regulatory actions.

We make contributions to fund our postretirement benefit plans when considered necessary or advantageous to do so. The macro-economic factors discussed above, including the return on postretirement benefit plan assets and the minimum funding requirements established by local government funding or taxing authorities, or established by other agreement, may influence future funding requirements. A significant decline in the fair value of our plan assets, or other adverse changes to our overall pension and other employee-related benefit plans, could require us to make significant funding contributions and affect cash flows in future periods.

Weather conditions may adversely affect our financial results.

Weather conditions, particularly heavy flooding and droughts, can benefit portions of our business which provide equipment with dewatering and irrigation applications. Pumps provided through our Godwin brand are used to remove excess or unwanted water. Heavy flooding due to weather conditions drives increased demand for these applications. Drought conditions drive higher demand for pumps used in agricultural and turf irrigation applications, such as those provided by our Goulds, Flowtronex and Lowara brands. We cannot assure you that weather conditions will not have a material adverse effect on our results of operations.

Unforeseen environmental issues could impact our financial position, results of operations, or cash flows.

Our operations are subject to and affected by many federal, state, local and foreign environmental laws and regulations. In addition, we could be affected by future environmental laws or regulations, including, for example, those imposed in response to climate change concerns. Compliance with current and future environmental laws and regulations currently requires and is expected to continue to require operating and capital expenditures.

Environmental laws and regulations may authorize substantial fines and criminal sanctions as well as facility shutdowns to address violations, and may require the installation of costly pollution control equipment or operational changes to limit emissions or discharges. We also incur, and expect to continue to incur, costs to comply with current environmental laws and regulations related to remediation of conditions in the environment.

Developments such as the adoption of new environmental laws and regulations, stricter enforcement of existing laws and regulations, violations by us of such laws and regulations, discovery of previously unknown or more extensive contamination, litigation involving environmental impacts, our inability to recover costs associated with any such developments, or financial insolvency of other responsible parties could in the future have a material adverse effect on our financial position, results of operations, or cash flows.

Risks Related to our Recent Separation

If the Spin-off were to fail to qualify as a tax-free transaction under the Internal Revenue Code, then we and/or our former parent and our stockholders could be subject to significant tax liability.

In connection with the Spin-off, our former parent, ITT Corporation, received an IRS ruling (the “IRS Ruling”) stating that ITT and its shareholders will not recognize any taxable income, gain or loss for U.S. Federal income tax purposes as a result of the Spin-off. In addition, ITT received an opinion of tax counsel as to the satisfaction of certain requirements necessary for the Spin-off to receive tax-free treatment upon which the IRS did not rule. The IRS Ruling, while generally binding upon the IRS, was based on certain factual statements and representations. If any such factual statements or representations were incomplete or untrue in any material respect, or if the facts on which the IRS Ruling was based were materially different from the facts at the time of the Spin-off, the IRS could modify or revoke the IRS Ruling retroactively.

As discussed above, certain requirements for tax-free treatment that are not covered in the IRS Ruling were addressed in the opinion of counsel. The opinion of counsel is not binding on the IRS. Accordingly, the IRS may reach conclusions with respect to the Spin-off that are different from the conclusions reached in the opinion. Like the IRS Ruling, the opinion was based on certain factual statements and representations, which, if incomplete or untrue in any material respect, could alter counsel’s conclusions.

If all or a portion of the Spin-off does not qualify as a tax-free transaction because any of the factual statements or representations in the IRS Ruling or the legal opinion are incomplete or untrue, or because the facts upon which the IRS Ruling is based are materially different from the facts at the time of the Spin-off, ITT would recognize a substantial gain for U.S. Federal income tax purposes. In such case, under U.S. Treasury regulations each member of the ITT consolidated group at the time of the Spin-off (including us and our subsidiaries), would be jointly and severally liable for the entire amount of any resulting U.S. Federal income tax liability.

Notwithstanding the foregoing, the Spin-off will be taxable to ITT (but not to ITT shareholders) pursuant to Section 355(e) of the Internal Revenue Code if there are one or more acquisitions (including issuances) of the stock of either us or ITT, representing 50% or more, measured by vote or value, of the then-outstanding stock of either corporation and the acquisition or acquisitions are deemed to be part of a plan or series of related transactions that include the Spin-off. Any acquisition of our common stock within two years before or after the Spin-off (with exceptions, including public trading by less-than-5% shareholders and certain compensatory stock issuances) generally will be presumed to be part of such a plan unless that presumption is rebutted. The tax liability resulting from the application of Section 355(e) would be substantial. In addition, under U.S. Treasury regulations, each member of the ITT consolidated group at the time of the Spin-off (including us and our subsidiaries) would be severally liable for the resulting U.S. Federal income tax liability.

We have agreed not to enter into any transaction that could cause any portion of the Spin-off to be taxable to ITT, including under Section 355(e). Pursuant to the Tax Matters Agreement, dated as of October 25, 2011 among ITT, Exelis and Xylem, we have also agreed to indemnify ITT and Exelis for any tax liabilities resulting from such transactions, and ITT and Exelis have agreed to indemnify us for any tax liabilities resulting from such transactions entered into by ITT or Exelis. These obligations may discourage, delay or prevent a change of control of our Company.

We may be unable to achieve some or all of the benefits that we expect to achieve from the Spin-off.

As an independent, publicly traded company, we believe that our business will benefit from, among other things, (i) greater strategic focus of financial resources and management’s efforts, (ii) enhanced customer focus, (iii) direct and differentiated access to capital resources, (iv) enhanced investor choices by offering investment opportunities in a separate entity from ITT, (v) improved management incentive tools, and (vi) utilization of stock as an acquisition currency. However, as a result of separating from ITT, we may be more susceptible to market fluctuations and other adverse events than we would have been as a part of ITT. In addition, we may not be able to achieve some or all of the benefits that we expect to achieve as an independent company in the time we expect, if at all.

We may incur greater costs as an independent company than we did when we were part of ITT.

As a part of ITT, we had the advantage of ITT’s size and purchasing power in procuring certain goods and services such as insurance and health care benefits, and technology such as computer software licenses. We also relied on ITT to provide various corporate functions. As a separate, independent entity, we may be unable to obtain these goods, services and technologies at prices or on terms as favorable to us as those we obtained prior to the Spin-off. We may also incur costs for functions previously performed by ITT that are higher than the amounts reflected in our historical financial statements, which may cause our profitability to decrease.

We do not have a recent operating history as an independent company and our historical financial information may not be a reliable indicator of our future results.

The historical financial information we have included in this prospectus has been prepared on a “carve-out” basis from ITT’s consolidated financial statements and does not necessarily reflect what our financial position, results of operations and cash flows would have been as a separate, stand-alone entity during the periods presented. ITT did not account for us, and we were not operated, as a single stand-alone entity or segment for all the periods presented. In addition, the historical information is not necessarily indicative of what our results of operations, financial position and cash flows will be in the future. While we were profitable as part of ITT, we cannot assume that as a stand-alone company our profits will continue at a similar level.

Our customers, prospective customers and suppliers will need assurances that our financial stability on a stand-alone basis is sufficient to satisfy their requirements for doing or continuing to do business with them.

Some of our customers, prospective customers, and suppliers will need assurances that our financial stability on a stand-alone basis is sufficient to satisfy their requirements for doing or continuing to do business with them. If our customers, prospective customers or suppliers are not satisfied with our financial stability, it could have a material adverse effect on our ability to bid for and obtain or retain projects, our business, financial condition or results of operations.

Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we are subject as a new independent, publicly traded company.

Our financial results previously were included within the consolidated results of ITT, and we believe that our financial reporting and internal controls were appropriate for those of subsidiaries of a public company. However, we were not directly subject to the reporting and other requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As an independent, publicly traded company, we are subject to reporting and other obligations under the Exchange Act. Beginning with our Annual Report on Form 10-K for the year ending December 31, 2012, we will be required to comply with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), which will require annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm addressing these assessments. These reporting and other obligations may place significant demands on our management, administrative and operational resources, including accounting systems and resources.

The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. Under the Sarbanes-Oxley Act, we are required to maintain effective disclosure controls and procedures and internal controls over financial reporting. We expect to incur additional annual expenses for the purpose of addressing these requirements, and those expenses may be significant. If we are unable to upgrade our financial and management controls, reporting systems, information technology systems and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired. Any failure to achieve and maintain effective internal controls could have a material adverse effect on our financial condition, results of operations or cash flows.

The Spin-off may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws and legal distribution requirements.

The Spin-off could be challenged under various state and federal fraudulent conveyance laws. An unpaid creditor or an entity vested with the power of such creditor (such as a trustee or debtor-in-possession in a bankruptcy) could claim that the Spin-off left us, ITT and/or Exelis insolvent or with unreasonably small capital or that we, ITT and/or Exelis intended or believed it would incur debts beyond its ability to pay such debts as they mature and that ITT did not receive fair consideration or reasonably equivalent value in the Spin-off. If a court were to agree with such a plaintiff, then such court could void the Spin-off as a fraudulent transfer and could impose a number of different remedies, which could adversely affect our financial condition and our results of operations. Among other things, the court could require the return of assets or our shares to ITT, voiding the liens of Xylem and claims against ITT, or providing ITT with a claim for money damages against us.

The measure of insolvency for purposes of the fraudulent conveyance laws will vary depending on which jurisdiction’s law is applied. Generally, however, an entity would be considered insolvent if either the fair saleable value of its assets is less than the amount of its liabilities (including the probable amount of contingent liabilities), or it is unlikely to be able to pay its liabilities as they become due. No assurance can be given as to what standard a court would apply to determine insolvency or that a court would determine that we, ITT or Exelis were solvent at the time of or after giving effect to the Spin-off.

The Spin-off could also be challenged under state corporate distribution statutes. Under the Indiana Business Corporation Law, a corporation may not make distributions to its shareholders if, after giving effect to the distribution, (i) the corporation would not be able to pay its debts as they become due in the usual course of business; or (ii) the corporation’s total assets would be less than the sum of its total liabilities. No assurance can be given that a court will not later determine that the distribution of our shares in connection with the Spin-off was unlawful.

Under the Distribution Agreement, from and after the Spin-off, we will be responsible for the debts, liabilities and other obligations related to the business or businesses which we own and operate following the consummation of the Spin-off. Although we do not expect to be liable for any of these or other obligations not expressly assumed by us pursuant to the Distribution Agreement, it is possible that we could be required to assume responsibility for certain obligations retained by ITT or Exelis should ITT or Exelis fail to pay or perform its retained obligations (for example, tax, asbestos and/or environmental liabilities).

In connection with our separation, ITT and Exelis will indemnify us for certain liabilities and we will indemnify ITT or Exelis for certain liabilities. If we are required to indemnify ITT or Exelis, we may need to divert cash to meet those obligations and our financial results could be negatively impacted. In the case of ITT’s or Exelis’s indemnity, there can be no assurance that those indemnities will be sufficient to insure us against the full amount of such liabilities, or as to ITT’s or Exelis’s ability to satisfy its indemnification obligations in the future.

Pursuant to the Distribution Agreement and certain other agreements with ITT and Exelis, ITT and Exelis agreed to indemnify us from certain liabilities, and we agreed to indemnify ITT and Exelis for certain liabilities. Indemnities that we may be required to provide ITT and Exelis may be significant and could negatively impact our business, particularly indemnities relating to our actions that could impact the tax-free nature of the Spin-off. Third parties could also seek to hold us responsible for any of the liabilities that ITT or Exelis has agreed to retain. Further, there can be no assurance that the indemnities from ITT and Exelis will be sufficient to protect us against the full amount of such liabilities, or that ITT and Exelis will be able to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from ITT and Exelis any amounts for which we are held liable, we may be temporarily required to bear these losses ourselves. Each of these risks could negatively affect our business, results of operations and financial condition.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offers. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization. The Company used the net proceeds from the issuance of the outstanding notes to pay a portion of a special cash distribution to ITT in connection with the Spin-off and for general corporate purposes.

CAPITALIZATION

The following table sets forth Xylem’s capitalization as of March 31, 2012 on a historical basis and has been derived from the unaudited condensed consolidated balance sheet as of March 31, 2012. The information in the following table should be read in conjunction with “Selected Historical Consolidated and Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes included elsewhere in this prospectus.

As of March 31, 2012
Historical
(In millions)
Capitalization:
Liabilities
Long-term debt (including capital lease obligations)	$1,202
Equity
Common stock ($0.01 par value)	2
Additional paid in capital	1,687
Retained earnings	84
Treasury stock—at cost	(1)
Accumulated other comprehensive income	177

Total capitalization	$3,151

SELECTED HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL DATA

The financial information below (i) as of and for the three months ended March 31, 2012 and 2011 and as of December 31, 2008 and 2007 and for the year ended December 31, 2007, has been derived from Xylem’s unaudited consolidated and combined financial statements as of and for such periods, and (ii) as of and for the years ended December 31, 2011, 2010 and 2009 and for the year ended December 31, 2008, has been derived from Xylem’s audited consolidated financial statements for such periods and as of such dates. The unaudited combined financial statements have been prepared on the same basis as the audited combined financial statements and, in the opinion of our management, include all adjustments necessary for a fair presentation of the information set forth herein. This selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the notes thereto.

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011 (3)	2010 (2)	2009	2008	2007
			(Dollars in millions, except per share data)
Results of Operations Data:
Revenue	$925	$890	$3,803	$3,202	$2,849	$3,291	$3,068
Gross profit	363	337	1,461	1,214	1,037	1,141	1,057
Gross margin	39.2%	37.9%	38.4%	37.9%	36.4%	34.7%	34.5%
Operating income	99	100	395	388	276	315	288
Operating margin	10.7%	11.2%	10.4%	12.1%	9.7%	9.6%	9.4%
Net income	63	78	279	329	263	224	219
Per Share Data:
Earnings per share:
Basic	$0.34	$0.42	$1.51	$1.78	$1.42	$1.22	$1.19
Diluted	0.34	0.42	1.50	1.78	1.42	1.22	1.19
Basic shares outstanding (1)	185.4	184.6	185.1	184.6	184.6	184.6	184.6
Diluted shares outstanding (1)	185.9	184.6	185.3	184.6	184.6	184.6	184.6
Cash dividends per share	$0.1012	—	$0.1012	—	—	—	—
Balance Sheet Data (at period end):
Cash and cash equivalents	$347	$154	$318	$131	$81	$81	$104
Working capital	897	843	860	770	622	652	767
Total assets	4,513	3,849	4,393	3,735	2,535	2,530	2,832
Total debt	1,206	—	1,206	4	4	5	6

(1)	On October 31, 2011, the Spin-off was completed through a tax-free stock dividend to ITT’s shareholders. ITT shareholders received one share of Xylem common stock for each share of ITT common stock. As a result on October 31, 2011, we had 184.6 million shares of common stock outstanding and this share amount is being utilized to calculate earnings per share and diluted earnings per share for all prior periods presented.
(2)	In 2010, we acquired Godwin Pumps of America, Inc. and Nova Analytics Corporation. These businesses in the aggregate contributed 2010 revenue of $247 million and $1,070 million of total assets, respectively, on date of acquisition.
(3)	In 2011, we acquired YSI Incorporated, which contributed $371 million of total assets.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the periods presented:

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011 (a)	2011	2010 (a)	2009 (a)	2008 (a)	2007 (a)
Ratio of earnings to fixed charges	5.6x	21.0x	10.9x	22.7x	18.9x	18.9x	20.9x

(a)	Represents periods prior to Spin-off from ITT and issuance of $1.2 billion aggregate principal amount of senior notes issued in September 2011. Interest on the Senior Notes accrues from September 20, 2011.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements, including the notes thereto. Except as otherwise indicated or unless the context otherwise requires, “Xylem,” “we,” “us,” “our” and “the Company” refer to Xylem Inc. and its subsidiaries. References in the financial statements to “ITT” or “parent” refer to ITT Corporation and its consolidated subsidiaries (other than Xylem Inc.).

On October 31, 2011, ITT Corporation (“ITT”) completed the Spin-off of Xylem, formerly ITT’s water equipment and services businesses (the “Spin-off”). Effective as of 12:01 a.m., Eastern time on October 31, 2011 (the “Distribution Date”), the common stock of Xylem was distributed, on a pro rata basis, to ITT’s shareholders of record as of the close of business on October 17, 2011 (the “Record Date”). On and prior to October 31, 2011, our financial position, results of operations and cash flows consisted of the water equipment and services businesses of ITT Corporation (“WaterCo”) and have been derived from ITT’s historical accounting records and are presented on a carve-out basis through the Distribution Date, while the financial results for Xylem following the Spin-off are prepared on a stand-alone basis. As such, our Condensed Consolidated and Combined Statements of Income and Cash Flows for the three months ended March 31, 2012 consist of the consolidated results of Xylem on a stand-alone basis and for the three months ended March 31, 2011 consist entirely of the combined results of WaterCo on a carve-out basis. In addition, financial information for the twelve months ended December 31, 2011 consists of the consolidated results of Xylem on a stand-alone basis for the two months of November and December and the combined results of operations of WaterCo for ten months on a carve-out basis. The twelve months ended December 31, 2010 and 2009 consist entirely of the combined results of WaterCo on a carve-out basis.

Overview

Xylem Inc. (“Xylem” or the “Company”) is a leading equipment and service provider for water and wastewater applications with a broad portfolio of products and services addressing the full cycle of water, from collection, distribution and use to the return of water to the environment. Xylem operates in two segments, Water Infrastructure and Applied Water. The Water Infrastructure segment focuses on the transportation, treatment and testing of water, offering a range of products including water and wastewater pumps, treatment and testing equipment, and controls and systems. The Applied Water segment encompasses all the uses of water and focuses on the residential, commercial, industrial and agricultural markets. The segment’s major products include pumps, valves, heat exchangers, controls and dispensing equipment. Xylem Inc. (f/k/a ITT WCO, Inc.) was incorporated in Indiana on May 4, 2011. The name of the Company was changed from ITT WCO, Inc. to Xylem Inc. on July 14, 2011.

Our business focuses on providing technology-intensive equipment and services. We sell our equipment and services via direct and indirect channels that serve the needs of each customer type. On the utility side, we provide over 70% direct sales with strong application expertise, with the remaining amount going through distribution partners. To end users of water, we provide over 85% of our sales through long-standing relationships with the world’s leading distributors, with the remainder going direct to customers. The total market opportunity for this Equipment and Services portion of the water industry supply chain is estimated at $280 billion.

Our product and service offerings are organized into two segments: Water Infrastructure and Applied Water. Our segments are aligned with each of the sectors in the cycle of water, supply infrastructure and usage applications.

•

Water Infrastructure serves the supply infrastructure sector with pump systems that transport water from aquifers, lakes, rivers and seas; with filtration, ultraviolet and ozone systems that provide treatment, making the water fit to use; and providing pump lift stations that move the wastewater to treatment facilities where our mixers, biological treatment, monitoring, and control systems provide the primary functions in the treatment process.

•

Applied Water serves the usage applications sector with boosting systems for farming irrigation, pumps for dairy operations, and rainwater reuse systems for small scale crop and turf irrigation. We also provide water boosting systems for drinking, heating, ventilation and air conditioning and for fire protection systems to the residential and commercial building services markets. In addition, our pumps, heat exchangers, valves and controls provide cooling to power plants and manufacturing facilities, as well as circulation for food and beverage processing.

Separation from ITT Corporation

On October 31, 2011, ITT Corporation (“ITT”) completed the previously announced spin-off (the “Spin-off”) of Xylem, formerly ITT’s water equipment and services businesses. Effective as of 12:01 a.m., Eastern time on October 31, 2011 (the “Distribution Date”), the common stock of Xylem was distributed, on a pro rata basis, to ITT’s shareholders of record as of the close of business on October 17, 2011 (the “Record Date”). On the Distribution Date, each of the shareholders of ITT received one share of Xylem common stock for every one share of common stock of ITT held on the Record Date. The Spin-off was completed pursuant to the Distribution Agreement, dated as of October 25, 2011, among ITT, Exelis Inc. and Xylem. After the Distribution Date, ITT does not beneficially own any shares of Xylem common stock and, following such date, financial results of Xylem will not be consolidated in ITT’s financial reporting. Xylem’s Registration Statement on Form 10 filed with the U.S. Securities and Exchange Commission was declared effective on October 6, 2011. Xylem’s common stock began “regular-way” trading on the New York Stock Exchange on November 1, 2011 under the symbol “XYL”.

Executive Summary

Xylem reported revenue for the first quarter of 2012 of $925 million, an increase of 3.9% compared to $890 million during the comparable quarter in 2011, primarily due to the recently acquired YSI business combined with strong industrial and commercial performance partially offset by residential market weakness. Operating income for the first quarter of 2012, excluding separation costs of $5 million incurred, was $104 million reflecting an increase of $1 million or 1.0% compared to $103 million, excluding separation costs of $3 million, incurred in the first quarter of 2011.

Xylem reported revenue for 2011 of $3,803 million, an increase of 18.8% from $3,202 million reported in 2010, due to broad-based growth across both segments. Operating income for the year ended 2011, excluding costs of $87 million incurred to execute the separation from ITT, was $482 million, reflecting an increase of $94 million or 24.2% compared to $388 million in 2010.

Financial highlights for the three months ended March 31, 2012 include the following:

•	Revenue growth of 3.9%, or 5.5% excluding negative currency translation impact

•	Order growth of 2.7% over the prior year period; organic orders were up 0.7%

•	Net income of $63 million, or $0.34 per diluted share

•	Free cash flow generation of $41 million, down $13 million from 2011

Financial highlights for 2011 include the following:

•	Net income of $279 million, or $1.50 per diluted share

•	Order growth of 18.8% over the prior year; organic orders were up 6.7%

•	Revenue increase of 18.8% from 2010; organic revenue was up 7.1%

•	Completion of the YSI Incorporated (“YSI”) acquisition, which contributed approximately $35 million of revenue to the Water Infrastructure segment results

•	Adjusted net income of $358 million, an increase of $72 million from 2010’s adjusted net income

•	Free cash flow generation of $388 million, up $87 million from 2010

Key Performance Indicators and Non-GAAP Measures

Management reviews key performance indicators including revenue, gross margin, segment operating income and margins, earnings per share, orders growth, free cash flow, and backlog, among others. In addition, we consider certain measures to be useful to management and investors evaluating our operating performance for the periods presented, and provide a tool for evaluating our ongoing operations, liquidity and management of assets. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to, dividends, acquisitions, share repurchases and debt repayment. These metrics, however, are not measures of financial performance under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered a substitute for revenue, operating income, net income, earnings per share (basic and diluted) or net cash from continuing operations as determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators:

•

“organic revenue” and “organic orders” defined as revenue and orders, respectively, excluding the impact of foreign currency fluctuations, intercompany transactions and contributions from acquisitions and divestitures. Divestitures include sales of insignificant portions of our business that did not meet the criteria for classification as a discontinued operation. The period-over-period change resulting from foreign currency fluctuations assumes no change in exchange rates from the prior period.

•

“adjusted net income” and “adjusted earnings per share” defined as net income and earnings per share, respectively, adjusted to exclude non-recurring separation costs associated with the Spin-off and tax-related special items. A reconciliation of adjusted net income is provided below.

	Three Months Ended March 31,		Years Ended December 31,
(in millions, except per share data)	2012	2011	2011	2010
Net income	$63	$78	$279	$329
Separation costs, net of tax	4	2	72	—
Tax-related special items	—	—	7	(43)

Adjusted net income	$67	$80	$358	$286

Weighted average number of shares — Diluted	185.9	184.6	185.3	184.6
Adjusted earnings per diluted share (a)	$0.36	$0.43	$1.93	$1.55

(a)	Subsequent to the Spin-off, on October 31, 2011, we had 184.6 million shares of common stock outstanding and this share amount is being utilized to calculate diluted earnings per share for all periods prior to October 31, 2011 presented.

•	“operating expenses excluding separation costs” defined as operating expenses, adjusted to exclude non-recurring costs incurred in connection with the separation.

•

“adjusted segment operating income” defined as segment operating income, adjusted to exclude non-recurring costs incurred in connection with the separation and “adjusted segment operating margin” defined as adjusted segment operating income divided by total segment revenue.

•

“free cash flow” defined as net cash provided by operating activities less capital expenditures as well as adjustments for other significant items that impact current results which management believes are not related to our ongoing operations and performance. Our definition of free cash flow does not consider certain non-discretionary cash payments, such as debt. The following table provides a reconciliation of free cash flow.

	Three Months Ended March 31,		Years Ended December 31,
(in millions)	2012	2011	2011	2010
Net cash provided by operating activities	$61	$71	$449	$395
Capital expenditures	(31)	(19)	(126)	(94)
Separation cash payments (a)	11	2	65	—

Free cash flow	$41	$54	$388	$301

(a)	Includes separation costs allocated by ITT prior to Spin-off that have been treated as though they were settled in cash, and capital expenditures associated with the Spin-off of $1 million and $0 for the three months ended March 31, 2012 and 2011, respectively, and $11 million for the year ended December 31, 2011.

Results of Operations:

(in millions)	Three Months Ended March 31,		Years Ended December 31,
	2012	2011	2011	2010	2009
Revenue	$925	$890	$3,803	$3,202	$2,849
Gross profit	363	337	1,461	1,214	1,037
Gross margin	39.2%	37.9%	38.4%	37.9%	36.4%
Operating expenses excluding separation costs	259	234	979	826	761
Expense to revenue ratio	28.0%	26.3%	25.7%	25.8%	26.7%
Separation costs	5	3	87	—	—
Total operating expenses	264	237	1,066	826	761
Operating income	99	100	395	388	276
Operating margin	10.7%	11.2%	10.4%	12.1%	9.7%
Interest and other non-operating expense (income), net	15	(1)	12	—	1
Income tax expense	21	23	104	59	14
Tax rate	24.8%	22.7%	27.4%	15.2%	5.0%
Net income	$63	$78	$279	$329	$263

Three Months Ended March 31, 2012 Compared to Three Months Ended March 31, 2011

Revenue

Revenue generated during the three months ended March 31, 2012 was $925 million, reflecting an increase of $35 million or 3.9% as compared to the same prior year period. The following table illustrates the impact from organic growth, recent acquisitions, and fluctuations in foreign currency, in relation to revenue during the comparable 2011 period.

(in millions)	$ Change	% Change
2011 Revenue	$890
Organic Growth	15	1.7%
Acquisitions/(Divestitures), net	34	3.8%
Foreign currency translation	(14)	(1.6)%

Total change in revenue	35	3.9%

2012 Revenue	$925

The following table summarizes revenue by segment:

(in millions)	Three Months Ended March 31,
	2012	2011	% Change
Water Infrastructure	$584	$551	6.0%
Applied Water	355	355	—%
Eliminations	(14)	(16)

Total	$925	$890	3.9%

Water Infrastructure

Water Infrastructure’s revenue increased $33 million, or 6.0% for the first quarter of 2012, including an unfavorable foreign currency translation of $10 million and incremental revenue of $34 million from the acquisition of YSI which closed in September 2011.

Organic revenue growth of $10 million or 1.8% during the quarter was primarily attributable to industrial performance, particularly dewatering applications serving the gas and mining markets. Treatment applications declined on slower public utility funding in developed markets offset, in part, by strong sales in emerging markets.

Applied Water

Applied Water’s revenue in the first quarter of 2012 was flat as compared to the first quarter of 2011 at $355 million. Organic revenue growth of $5 million or 1.4% reflects strength in general industry and beverage applications and commercial market share gains. This increase was offset by residential weakness driven by unfavorable weather conditions for the heating season in North America and the unfavorable impacts from continued economic uncertainty in Europe and political instability in the Middle East. Foreign currency translation was unfavorable by $5 million for the three months ended March 31, 2012 as compared to 2011.

Orders / Backlog

Orders received during the first quarter of 2012 increased by $26 million, or 2.7% over the first quarter of the prior year to $1,004 million, including a benefit of $37 million from acquisitions and an unfavorable impact of $18 million from foreign currency translation adjustments. Organic order growth was 0.7% for the quarter.

The Water Infrastructure segment generated order growth of $26 million, or 4.2% to $638 million, including $37 million from acquisitions and $13 million of unfavorable foreign currency impact. Additionally, increased order volumes in transport applications primarily due to industrial dewatering in North America, continued flood mitigation efforts in Australia and strength in test markets were largely offset by a decline in treatment application orders primarily due to timing and lapping a very strong first quarter in 2011.

Applied Water generated order growth of $1 million or 0.3% over the same period in the prior year to $382 million primarily due to increased activity in Europe, the Middle East and Asia, offset by $5 million from unfavorable foreign currency translation.

Delivery schedules vary from customer to customer based upon their requirements. Typically, large projects require longer lead production cycles and delays can occur from time to time. Total backlog was $739 million at March 31, 2012, an increase of $88 million or 13.5% as compared to $651 million at December 31, 2011 and an increase of $17 million or 2.4% as compared to $722 million at March 31, 2011. We anticipate that in excess of 85% of the backlog at March 31, 2012 will be recognized as revenue in the remainder of 2012.

Gross Margin

Gross margin as a percentage of revenue, increased to 39.2% for the quarter ended March 31, 2012 compared to 37.9% for the comparable period of 2011. The increase is attributable to benefits from incremental revenue from the acquisition of YSI, factory productivity and price realization initiatives offset, in part, by rising commodity and labor costs.

Operating Expenses excluding Separation Costs

(in millions)	Three Months Ended March 31,
	2012	2011	% Change
Selling, General and Administrative (SG&A)	$231	$210	10.0%
SG&A as a % of revenue	25.0%	23.6%	140	bp
Research and Development (R&D)	28	24	16.7%
R&D as a % of revenue	3.0%	2.7%	30	bp
Operating expenses excluding separation costs	259	234	10.7%
Expense to revenue ratio	28.0%	26.3%	170	bp

Selling, General and Administrative Expenses

SG&A increased by $21 million to $231 million or 25.0% of revenue in the first quarter of 2012, as compared to $210 million or 23.6% of revenue in first quarter of 2011. The increase in SG&A expenses as a percentage of revenue is primarily due to additional expenses incurred as a standalone company related to investments in information technology and the establishment of appropriate regulatory compliance and corporate governance functions.

Research and Development Expenses

R&D spending increased $4 million to $28 million or 3.0% of revenue in the first quarter of 2012 as compared to $24 million or 2.7% of revenue in the comparable period of 2011 reflecting $3 million of incremental expense from our YSI acquisition.

Separation Costs

The components of separation costs incurred are presented below.

(in millions)	Three Months Ended March 31,
	2012	2011
Rebranding and marketing costs	$2	$—
Employee retention and hiring costs	—	1
Advisory fees and other	3	2

Total separation costs in operating income	5	3
Income tax benefit	(1)	(1)

Total separation costs, net of tax	$4	$2

As of March 31, 2012, our estimate of the pre-tax cash impact of the remaining activities associated with the Spin-off ranges from approximately $10 million to $15 million.

Operating Income

We generated operating income of $99 million during the first quarter of 2012, a 1.0% decrease from the prior year, primarily due to additional standalone company costs and non-recurring separation costs. The following table illustrates operating income results by business segments.

(in millions)	Three Months Ended March 31,
	2012	2011	% Change
Water Infrastructure	$75	$64	17.2%
Applied Water	40	46	(13.0)%

Segment operating income	115	110	4.5%
Corporate and other	(16)	(10)

Total operating income	$99	$100	(1.0)%

Operating margin	10.7%	11.2%	(50	)bp

The table below provides a reconciliation from segment operating income to adjusted operating income, and a calculation of the corresponding adjusted operating margin.

(in millions)	Three Months Ended March 31,
	2012	2011	% Change
Water Infrastructure
Operating income	$75	$64	17.2%
Separation costs	2	—

Adjusted operating income	$77	$64	20.3%
Adjusted operating margin	13.2%	11.6%	160	bp
Applied Water
Operating income	$40	$46	(13.0)%
Separation costs	1	—

Adjusted operating income	$41	$46	(10.9)%
Adjusted operating margin	11.5%	13.0%	(150	)bp
Total Xylem
Operating income	$99	$100	(1.0)%
Separation costs (a)	5	3

Adjusted operating income	$104	$103	1.0%
Adjusted operating margin	11.2%	11.6%	(40	)bp

(a)	Comprised of non-recurring separation costs of $3 million in our business segments and $2 million within Corporate for 2012 and $3 million within Corporate in 2011.

Water Infrastructure

Operating income for our Water Infrastructure segment increased $11 million or 17.2% ($13 million or 20.3% excluding separation costs) compared with the prior year as incremental operating income of $8 million from acquisitions over the same period and price realization was partially offset by increased spend on research and development and the unfavorable impacts of inflation on labor and material. Operating margin expanded by 120 bps (160 bps excluding separation costs) on strong operating leverage, price realization and contributions from the YSI acquisition.

Applied Water

Operating income for our Applied Water segment decreased $6 million or 13.0% ($5 million or 10.9% excluding separation costs) compared to the prior year as strong price performance was offset by warm winter related volume declines, product mix and net cost inflation. Operating margin declined by 170 bps (150 bps excluding separation costs) driven by net cost inflation and increased standard costs partially offset by price realization.

Interest Expense

Interest expense was $14 million in the first quarter of 2012, primarily reflecting interest related to the issuance of $1.2 billion aggregate principal amount of senior notes issued in September 2011. Refer to Note 11, “Credit Facilities and Long-Term Debt,” for further details.

Income Tax Expense

The income tax provision for the three months ended March 31, 2012 was $21 million at an effective tax rate of 24.8% compared to $23 million at an effective tax rate of 22.7% for the same period in 2011. The increase in the effective tax rate for the first quarter of 2012 as compared to the same period in 2011 was primarily due to our geographic mix of earnings and a change in the U.S. earnings in states with higher income tax rates.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Revenue

Revenue generated for 2011 was $3,803 million, an increase of $601 million, or 18.8%, compared to $3,202 million in the same period of 2010. The following table illustrates the impact from organic growth, recent acquisitions, and fluctuations in foreign currency, in relation to revenue during the annual 2011 period.

(in millions)	$ Change	% Change
2010 Revenue	$3,202
Organic Growth	226	7.1%
Acquisitions/(Divestitures), net	264	8.2%
Foreign currency translation	111	3.5%

Total change in revenue	601	18.8%

2011 Revenue	$3,803

The following table summarizes revenue by segment for 2011 and 2010:

(in millions)	2011	2010	Change
Water Infrastructure	$2,416	$1,930	25.2%
Applied Water	1,444	1,327	8.8%
Eliminations	(57)	(55)

Total	$3,803	$3,202	18.8%

Water Infrastructure

Water Infrastructure’s revenue increased $486 million, or 25.2% in 2011, including incremental revenue of $264 million from acquisitions, including Godwin and Nova in 2010 and YSI in September 2011. Our 2011 acquisition of YSI contributed $35 million and continued our expansion in the analytical instrumentation market.

Organic revenue growth of $137 million or 7.1% during the year was primarily attributable to transport and treatment applications. Transport increased due to dewatering equipment volume from both the public utility and industrial sectors. The results also reflect increased public utility investment in treatment projects in Latin America and the Middle East. Overall growth was partially offset by decreased volume in Southern Europe, which continues to present challenging economic conditions.

Foreign currency translation was favorable by $87 million for the annual period ended December 31, 2011, as compared to 2010.

Applied Water

Applied Water’s revenue increased $117 million, or 8.8% in 2011, driven by organic revenue growth of $88 million or 6.6%. The organic revenue growth reflects gains across all regions lead by double-digit growth rates in Eastern Europe, Latin America, China and the Middle East, primarily due to increased volume in light industrial and building service applications as a result of new products such as e-SV, a high-efficiency vertical multi-stage pump, and increased volume in the irrigation applications as a result of favorable weather conditions in the United States. Pricing initiatives executed throughout the period also contributed to the revenue growth.

Foreign currency translation was favorable by $28 million for 2011, as compared to 2010.

Orders/Backlog

Orders received during 2011 increased by $610 million, or 18.8% to $3,847 million, including benefits of $272 million from acquisitions and $120 million from foreign currency translation adjustments. Organic order growth was 6.7% for the year. The Water Infrastructure segment generated order growth of $513 million, or 26.4% to $2,454 million, including $272 million and $96 million from acquisitions and favorable foreign currency, respectively. Order growth in our Applied Water segment was $100 million or 7.4% to $1,452 million, driven by 5.3% organic order growth and $27 million of favorable foreign currency translation due to increased activity in the light industrial, agriculture and heat transfer markets.

Delivery schedules vary from customer to customer based upon their requirements. Typically, large projects require longer lead production cycles and delays can occur from time to time. Total backlog was $651 million at December 31, 2011 and $620 million at December 31, 2010. We anticipate that in excess of 80% of the backlog at December 31, 2011 will be recognized as revenue during 2012.

Gross Margin

Gross margins, as a percentage of consolidated revenue, increased to 38.4% in 2011 from 37.9% in 2010. The increase is attributable to benefits from productivity and price realization initiatives offset, in part, by rising commodity costs and higher labor and overhead costs due to increased spending related to additional volume.

Operating Expenses excluding Separation Costs

(in millions)	2011	2010	Change
Selling, General and Administrative (SG&A)	$877	$737	19.0%
SG&A as a % of revenue	23.1%	23.0%	10	bp
Research and Development (R&D)	100	74	35.1%
R&D as a % of revenue	2.6%	2.3%	30	bp
Restructuring and asset impairment charges, net	2	15	(86.7)%
Operating expenses excluding separation costs	979	826	18.5%
Expense to revenue ratio	25.7%	25.8%	(10	)bp

Selling, General and Administrative Expenses

SG&A increased by $140 million to $877 million or 23.1% of revenue in 2011, as compared to $737 million or 23.0% of revenue in 2010. The increase in SG&A expenses is principally due to sales volume related increases in selling, marketing and distribution expenses, including the impact of recent acquisitions.

Research and Development Expenses

R&D spending increased $26 million to $100 million or 2.6% of revenue for 2011 as compared to $74 million or 2.3% of revenue in 2010. These increases were primarily due to $11 million incremental expense from recent acquisitions and programs as we continued to invest in new product developments.

Restructuring and Asset Impairment Charges, Net

During 2011, we incurred a $2 million charge related to the impairment of a facility in our Applied Water segment. During 2010, we recognized restructuring charges totaling $15 million as part of an initiative to improve effectiveness and efficiency of operations. As of December 31, 2011, we consider these restructuring initiatives to be substantially completed, with a remaining liability of $1 million.

Separation Costs

We had non-recurring pre-tax separation costs of $87 million, or $72 million after tax, during 2011. The components of separation costs incurred during these periods is presented below (in millions).

IT costs	$19
Advisory fees	18
Employee retention and hiring costs	14
Rebranding and marketing costs	13
Lease termination and other real estate costs	10
Non-cash asset impairments (a)	8
Other	5

Total separation costs in operating income	87
Tax-related separation costs	6
Income tax benefit	(21)

Total separation costs, net of tax	$72

(a)	During the third quarter, we recorded an impairment charge of $8 million on one of our facilities in China within our Applied Water segment. Prior to the separation this was a shared facility among certain Xylem and ITT businesses and in connection with the separation, the removal of certain ITT operations triggered an impairment evaluation. The fair value of the applicable assets was calculated using the cost approach.

As of December 31, 2011, our estimate of the pre-tax cash impact of the remaining activities associated with the separation ranges from approximately $15 million to $20 million.

Operating Income

We generated operating income of $395 million during 2011, a 1.8% increase from the prior year, primarily reflecting increased revenues offset, in part, by non-recurring separation costs of $87 million. The following table illustrates operating income results by business segments for 2011 and 2010.

(in millions)	2011	2010	Change
Water Infrastructure	$343	$276	24.3%
Applied Water	160	158	1.3%

Segment operating income	503	434
Corporate and Other	(108)	(46)

Total operating income	$395	$388	1.8%

The table included below provides a reconciliation from segment operating income to adjusted operating income, and a calculation of the corresponding adjusted operating margin.

(in millions)	2011	2010	Change
Water Infrastructure
Operating income	$343	$276	24.3%
Separation costs	16	—

Adjusted operating income	$359	$276	30.1%
Adjusted operating margin	14.9%	14.3%	60	bp
Applied Water
Operating income	$160	$158	1.3%
Separation costs	13	—

Adjusted operating income	$173	$158	9.5%
Adjusted operating margin	12.0%	11.9%	10	bp
Total Xylem
Operating income	$395	$388	1.8%
Separation costs	87 (a)	—

Adjusted operating income	$482	$388	24.2%
Adjusted operating margin	12.7%	12.1%	60	bp

(a)	Comprised of non-recurring separation costs of $29 million in our business segments and $58 million within Corporate.

Water Infrastructure

Operating income for our Water Infrastructure segment increased $67 million or 24.3% ($83 million or 30.1% excluding separation costs) compared with the prior year. This increase is led by incremental operating income of $42 million from acquisitions over the same period. Also contributing to the increase were higher sales volumes, lower restructuring expense and benefits from productivity and material costs savings initiatives, partially offset by higher labor and overhead costs, material inflation and unfavorable mix.

Applied Water

Operating income for our Applied Water segment increased $2 million or 1.3% ($15 million or 9.5% excluding separation costs) compared to the prior year as higher sales volume and price realization was partially offset by increased spend on research and development and the unfavorable impacts of inflation, and customer and product mix.

Interest Expense

Interest expense increased to $17 million in 2011, primarily reflecting interest related to the issuance of the 2016 notes and the 2021 notes in an aggregate principal amount of $1.2 billion in September 2011. Refer to Note 8, “Credit Facilities and Long-Term Debt,” for further details.

Income Tax Expense

The income tax provision for 2011 was $104 million at an effective tax rate of 27.4% compared to $59 million at an effective tax rate of 15.2% in 2010. The 2011 effective tax rate is higher than 2010 as a result of the unfavorable impact of recording a deferred tax liability on the excess of financial reporting over the tax basis of investments in certain foreign subsidiaries that has not been permanently reinvested, non deductible separation costs, increase in valuation allowances on certain foreign losses offset in part by tax examination settlements and increased tax exempt interest.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Revenue

Revenue generated during the year ended December 31, 2010 was $3,202 million reflecting an increase of $353 million or 12.4% as compared to prior year. Our 2010 revenue was marked by growth from strategic acquisitions, a level of economic recovery within the majority of our served markets and foreign currency translation.

The following table illustrates the impact from organic growth, recent acquisitions, and fluctuations in foreign currency, in relation to revenue during 2010.

(in millions)	$ Change	% Change
2009 Revenue	$2,849
Organic Growth	96	3.4%
Acquisitions/(Divestitures), net	263	9.2%
Foreign currency translation	(6)	(0.2)%

Total change in revenue	353	12.4%

2010 Revenue	$3,202

The following table summarizes revenue by segment for 2010 and 2009:

(in millions)	2010	2009	Change
Water Infrastructure	$1,930	$1,651	16.9%
Applied Water	1,327	1,254	5.8%
Eliminations	(55)	(56)

Total	$3,202	$2,849	12.4%

Water Infrastructure

Revenue generated by our Water Infrastructure segment for the year ended December 31, 2010 was $1,930 million reflecting an increase of $279 million, or 16.9% as compared to the prior year. This increase was primarily driven by incremental revenue from acquisitions, including Godwin and Nova, which in the aggregate contributed $247 million.

Organic revenue increased 1.5% in 2010 reflecting mixed regional results. Market share gains and favorable economic conditions drove improved performance for treatment applications in Northern Europe and in emerging markets such as Asia Pacific, Eastern Europe and Latin America. However, unfavorable economic conditions and uncertainty within the region continued to negatively impact performance across our Southern European markets.

Foreign exchange translation was favorable by $8 million for 2010, as compared to 2009.

Applied Water

Applied Water’s revenue increased $73 million, or 5.8%, for 2010 compared to 2009, as contributions from the 2009 Laing acquisition of $19 million were partially offset by a decline in revenues from businesses divested of $3 million.

Despite relatively weak market conditions throughout the year, we recorded organic revenue growth of $72 million or 5.8% over 2009. This growth was primarily attributable to European and emerging market share gains as well as the impact from new product launches, including energy efficient pumps and new beverage applications. We also benefited from price realization initiatives. Organic revenue growth was partially offset by unfavorable weather conditions in North America, which negatively impacted our sales of irrigation applications.

Foreign exchange translation was unfavorable by $16 million for 2010, as compared to 2009.

Gross Margin

Gross margins as a percentage of revenue increased 150 basis points to 37.9% in 2010 compared to 36.4% in 2009. The increase includes gross profits driven by increased organic sales volume, and benefits from productivity and price realization initiatives.

Operating Expenses

(in millions)	2010	2009	Change
Selling, General and Administrative (SG&A)	$737	$667	10.5%
SG&A as a % of revenue	23.0%	23.4%	(40	)bp
Research and Development (R&D)	74	63	17.5%
R&D as a % of revenue	2.3%	2.2%	10	bp
Restructuring and asset impairment charges, net	15	31	(51.6)%
Operating expenses	826	761	8.5%
Expense to revenue ratio	25.8%	26.7%	(90	)bp

Selling, General and Administrative Expenses

SG&A increased by $70 million to $737 million or 23% of revenue in 2010 as compared to $667 million or 23.4% of revenue in 2009. The increase in SG&A expenses is principally due to additional costs of $55 million in each period related primarily to our newly acquired Godwin and Nova businesses, as well as costs attributable to an increase in sales volumes, and additional spending on various strategic investments.

Research and Development Expenses

R&D spending increased $11 million to $74 million or 2.3% of revenue in 2010 as compared to $63 million or 2.2% in 2009 primarily due to our newly acquired Nova business.

Restructuring and Asset Impairment Charges, Net

During 2010, we recognized net restructuring charges of $15 million, representing a $16 million or 51.6% decrease as compared to the prior year. During 2009, we initiated several actions, primarily within our Applied Water segment in response to declining market conditions. The frequency and overall impact of such actions subsided and as a result we incurred less cost during 2010.

Operating Income

We generated operating income of $388 million in 2010, which reflects an increase from the prior year of 40.6%. Operating margin increased to 12.1%, a year-over-year increase of 240 basis points. The following table illustrates operating income results of our business segments, including operating margin results for 2010 and 2009.

(in millions)	2010	2009	Change
Water Infrastructure	$276	$227	21.6%
Applied Water	158	109	45.0%

Segment operating income	434	336	29.2%
Corporate and Other	(46)	(60)

Total operating income	$388	$276	40.6%

Operating margin:
Water Infrastructure	14.3%	13.7%	60	bp
Applied Water	11.9%	8.7%	320	bp
Total Xylem	12.1%	9.7%	240	bp

Water Infrastructure

Operating income for our Water Infrastructure segment increased $49 million or 21.6% for 2010 compared with 2009. This increase is primarily attributable to contributions from the Nova and Godwin acquisitions, which provided combined incremental operating income of $28 million during 2010. Operating productivity and lower restructuring expense more than offset incremental strategic investments, higher pension costs, and unfavorable foreign currency impacts. As a result, we saw operating margin expansion of 60 basis points over 2009.

Applied Water

Operating income for our Applied Water segment increased $49 million or 45.0% for the year ended December 31, 2010 compared with the prior year. Operating productivity, including increased volume, increased price, benefits from our cost savings initiatives, and lower restructuring charges of $12 million more than offset incremental costs associated with strategic initiatives. Operating margin expansion of 320 basis points over 2009 was largely attributable to these same factors.

Income Tax Expense

In 2010 and 2009, we recorded an income tax provision of $59 million and $14 million, respectively, which represents effective tax rates of 15.2% and 5.0%, respectively. For 2010, the effective tax rate is lower than the federal statutory rate of 35% due principally to a lower rate incurred on foreign earnings and the favorable impact of the repatriation of foreign earnings net of foreign tax credits. For 2009, the effective tax rate is lower than the federal statutory rate of 35% due principally to a lower rate incurred on foreign earnings and the favorable impact of the restructuring of certain legal entities.

During 2009, the Company implemented an international restructuring in which it transferred the ownership of its Canadian operations to its Luxembourg holding company. The transfer will allow the Company to recover, in a more tax efficient manner, the earnings and book-to-tax basis differences attributable to our Canadian investment. As a result, the Company reduced the deferred tax liability related to our investment in Canada.

Liquidity and Capital Resources

The following table summarizes our sources and uses of cash for the three months ended March 31, 2012 and 2011 and for the three years ended December 31, 2011, 2010 and 2009.

(in millions)	Three Months Ended March 31,		Years Ended December 31,
	2012	2011	2011	2010	2009
Operating activities	$61	$71	$449	$395	$370
Investing activities	(29)	(18)	(423)	(1,093)	(84)
Financing activities	(10)	(33)	172	745	(292)
Foreign exchange	7	3	(11)	3	6

Total	$29	$23	$187	$50	$—

Sources and Uses of Liquidity

Operating Activities

During the first three months of 2012, net cash provided by operating activities decreased by $10 million as compared to the first three months of 2011. The year-over-year decrease is primarily driven primarily the payment of interest on debt in 2012 as well as higher tax payments, partially offset by a positive impact from payables. The increase in cash from payables is primarily due to timing of payments.

During 2011, net cash provided by operating activities was $449 million, compared to $395 million in 2010. The $54 million year-over-year increase is primarily the result of lower tax and restructuring payments. This increase was partially offset by net increased uses of cash in working capital driven by spending to support increased sales volumes.

During 2010, net cash provided by operating activities increased by $25 million as compared to 2009, primarily attributable to a $88 million increase in net income, excluding non-cash increases in depreciation and amortization, partially offset by a reduced source of cash from working capital.

Investing Activities

Cash used in investing activities was $29 million for the three months ended March 31, 2012, compared to $18 million in the comparable period of 2011 due to capital expenditures. Capital expenditures in the first three months of 2012 were $31 million, including separation related capital expenditures of $1 million, compared to $19 million in the first three months of 2011. The increase in capital expenditures was driven by increased investment in our dewatering rental fleet and other strategic initiatives.

Cash used in investing activities was $423 million for 2011, compared to $1,093 million in 2010 and $84 million in 2009. We invested $309 million related to the acquisition of YSI in 2011 and $385 million and $580 million related to the acquisitions of Nova and Godwin Pumps, respectively, in 2010. Capital expenditures in 2011 were $126 million compared to $94 million in 2010 and $62 million in 2009. The $32 million year-over-year increase in capital expenditures in 2011 is primarily due to investments to increase productivity and the expansion of the Godwin business.

Financing Activities

Cash used in financing activities was $10 million for the three months ended March 31, 2012, compared to $33 million in the first three months of 2011. During the first three months of 2012, we received $16 million of proceeds from the exercise of stock options more than offset by dividends paid of $19 million. No dividends were paid in the first quarter of 2011. For 2011, cash used for or provided by financing activities is due to net transfers to our former parent, ITT. In general, the components of net transfers include: (i) cash transfers from the Company to parent, (ii) cash investments from our parent used to fund operations, capital expenditures and acquisitions, (iii) charges (benefits) for income taxes, and (iv) allocations of the parent company’s corporate expenses described in this prospectus.

During 2011, cash provided by financing activities was $172 million, compared to cash provided by financing activities of $745 million in 2010 and cash used in financing activities of $292 million in 2009. The decline in 2011 is due to net transfers to our former parent, ITT, as the net proceeds from the issuance of $1.2 billion aggregate amount of the 2016 notes and the 2021 notes (described below) funded a net cash transfer to ITT that included the repayment of funds used in the acquisition of YSI. In general, the components of net transfers include: (i) cash transfers from the Company to parent, (ii) cash investments from our parent used to fund operations, capital expenditures and acquisitions, (iii) charges (benefits) for income taxes, and (iv) allocations of the parent company’s corporate expenses described in this prospectus. Dividends of $19 million were paid in 2011. No dividends were paid in 2010 and 2009.

Funding and Liquidity Strategy

Prior to the Spin-off, the majority of our operations participated in U.S. and international cash management and funding arrangements managed by ITT where cash was swept from our balance sheet daily, and cash to meet our operating and investing needs was provided as needed from ITT. Transfers of cash both to and from these arrangements are reflected as a component of “Parent company investment” in the Consolidated and Combined Balance Sheets. The cash presented on our balance sheet prior to the Spin-off consists primarily of U.S. and international cash from subsidiaries that do not participate in these arrangements.

As a result of the separation, our capital structure and sources of liquidity changed significantly. We no longer participate in cash management and funding arrangements with ITT. Instead, our ability to fund our capital needs depends on our ongoing ability to generate cash from operations, and access to the bank and capital markets.

Historically, we have generated operating cash flow sufficient to fund our primary cash needs centered on operating activities, working capital, capital expenditures, and strategic investments. Subsequent to the separation, while our ability to forecast future cash flows is more limited, we expect to fund our ongoing working capital, capital expenditures and financing requirements through cash flows from operations via access to cash on hand and capital markets. If our cash flows from operations are less than we expect, we may need to incur debt or issue equity. From time to time we may need to access the long-term and short-term capital markets to obtain financing. Our access to, and the availability of, financing on acceptable terms and conditions in the future will be impacted by many factors, including: (i) our credit ratings or absence of a credit rating, (ii) the liquidity of the overall capital markets, and (iii) the current state of the economy. There can be no assurance that we will continue to have access to the capital markets on terms acceptable to us. We cannot assure that such financing will be available to us on acceptable terms or that such financing will be available at all.

We anticipate that our present sources of funds, including funds from operations and additional borrowings, will provide us with sufficient liquidity and capital resources to meet our liquidity and capital needs in both the United States and outside of the United States over the next twelve months.

On September 20, 2011, we issued 3.55% Senior Notes of $600 million aggregate principal amount due September 2016 (the “2016 Notes”) and 4.875% Senior Notes of $600 million aggregate principal amount due October 2021 (the “2021 Notes” and together with the 2016 Notes, the “Senior Notes”), the net proceeds of which funded a net cash transfer to ITT in connection with the Spin-off with the balance used for general corporate purposes. The issuance resulted in gross proceeds of $1.2 billion, offset by $9 million in debt issuance costs which were capitalized and are included within other assets. The Senior Notes are our senior unsecured obligations and rank equally with all our existing and future senior unsecured indebtedness. The Senior Notes were initially guaranteed on a senior unsecured basis by ITT. The guarantee terminated and was automatically and unconditionally released upon the distribution of the common stock of Xylem to the holders of ITT’s common stock in connection with the separation. The Senior Notes include covenants which restrict our ability, subject to exceptions, to incur debt secured by liens and engage in sale and lease-back transactions, as well as provide for customary events of default (subject, in certain cases, to receipt of notice of default and/or customary grace and cure periods), including but not limited to (i) failure to pay interest for 30 days, (ii) failure to pay principal when due, (iii) failure to perform any other covenant for 90 days after receipt of notice from the trustee or from holders of 25% of the outstanding principal amount and (iv) certain events of bankruptcy, insolvency or reorganization. We may redeem the Senior Notes, as applicable, in whole or in part, at any time at a redemption price equal to the principal amount of the Senior Notes to be redeemed, plus a make-whole premium. As of March 31, 2012, we were in compliance with all covenants. If a change of control of Xylem triggering event occurs, we will be required to make an offer to purchase the Senior Notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase.

Interest on the Senior Notes accrues from September 20, 2011. Interest on the 2016 Notes is payable on March 20 and September 20 of each year, commencing on March 20, 2012. Interest on the 2021 Notes is payable on April 1 and October 1 of each year, commencing on April 1, 2012.

Effective October 31, 2011, Xylem and its subsidiaries entered into a Four Year Competitive Advance and Revolving Credit Facility (the “Credit Facility”) with JPMorgan Chase Bank, N.A., as agent, and a syndicate of lenders. The credit facility provides for an aggregate principal amount of up to $600 million of (i) a competitive advance borrowing option which will be provided on an uncommitted competitive advance basis through an auction mechanism (the “competitive loans”), (ii) revolving extensions of credit (the “revolving loans”) outstanding at any time and (iii) the issuance of letters of credits in a face amount not in excess of $100 million outstanding at any time. As of December 31, 2011 and March 31, 2012, there were no borrowings under the Credit Facility.

At our election, the interest rate per annum applicable to the competitive advances will be based on either (i) a Eurodollar rate determined by reference to LIBOR, plus an applicable margin offered by the lender making such loans and accepted by us or (ii) a fixed percentage rate per annum specified by the lender making such loans. At our election, interest rate per annum applicable to the revolving loans will be based on either (i) a Eurodollar rate determined by reference to LIBOR, adjusted for statutory reserve requirements, plus an applicable margin or (ii) a fluctuating rate of interest determined by reference to the greatest of (a) the prime rate of JPMorgan Chase Bank, N.A., (b) the U.S. Federal Funds effective rate plus half of 1% or (c) the Eurodollar rate determined by reference to LIBOR, adjusted for statutory reserve requirements, in each case, plus an applicable margin.

In accordance with the terms, we may not exceed a maximum leverage ratio of 3.50 (based on a ratio of total debt to earnings before interest, taxes, depreciation and amortization) throughout the term. The Credit Facility also contains limitations on, among other things, incurring debt, granting liens, and entering sale and leaseback transactions. In addition, the Credit Facility contains other terms and conditions such as customary representations and warranties, additional covenants and customary events of default.

For the three months ended March 31, 2012 and 2011, we generated approximately 62% and 64%, respectively, of our revenue from non- U.S. operations. For the years ended 2011 and 2010, we generated approximately 64% and 65%, respectively, of our revenue from non-U.S. operations. As we continue to grow our operations in the emerging markets and elsewhere outside of the United States, we expect to continue to generate significant revenue from non-U.S. operations and we expect our cash will be predominately held by our foreign subsidiaries. We expect to manage our worldwide cash requirements considering available funds among the many subsidiaries through which we conduct business and the cost effectiveness with which those funds can be accessed. We may transfer cash from certain international subsidiaries to the U.S. and other international subsidiaries when it is cost effective to do so. Our intent is to indefinitely reinvest all but $100 million of these funds outside of the United States. However, we continually review our domestic and foreign cash profile, expected future cash generation and investment opportunities which support our current designation of these funds as being indefinitely reinvested and reassess whether there is a demonstrated need to repatriate funds held internationally to support our U.S. operations. If, as a result of our review, it is determined that all or a portion of the funds may be needed for our operations in the United States, we would be required to accrue U.S. taxes related to future tax payments associated with the repatriation of these funds. As of March 31, 2012 and December 31, 2011, our foreign subsidiaries were holding $238 million and $279 million, respectively, in cash or marketable securities.

As of December 31, 2011, our excess of financial reporting over the tax basis of investments in certain foreign subsidiaries totaled $1.6 billion. We have not asserted that $100 million of our excess basis difference will be permanently reinvested and have therefore provided for United States or additional foreign withholding taxes for that portion. Generally, such amounts become subject to U.S. taxation upon the remittance of dividends and under certain other circumstances.

Contractual Obligations

The following table summarizes our contractual commitments as of December 31, 2011:

(in millions)	2012	1-3 Years	3-5 Years	5+ Years	Total
Debt and capital lease obligations (1)	$5	$1	$—	$1,200	$1,206
Interest payments (2)	51	101	101	168	421
Operating lease obligations (3)	54	71	39	36	200
Purchase obligations (4)	83	5	1	—	89
Postretirement benefits	31	61	70	194	356
Other long-term obligations reflected on the balance sheet (5)	4	8	6	8	26

Total commitments	$228	$247	$217	$1,606	$2,298

In addition to the amounts presented in the table above, we have recorded liabilities for uncertain tax positions of $5 million. These amounts have been excluded from the contractual obligations table due to an inability to reasonably estimate the timing of such payments in individual years.

(1)	Refer to Note 8, “Credit Facilities and Long-Term Debt,” in the notes to the consolidated and combined financial statements for discussion of the use and availability of debt and revolving credit agreements. Amounts represent principal payments of long-term debt including current maturities and exclude unamortized discounts.

(2)	Amounts represent estimate of future interest payments on long-term debt outstanding as of December 31, 2011.

(3)	Subsequent to the issuance of our 2011 Annual Report, we identified that we had incorrectly aggregated data from certain of our foreign subsidiaries related to our annual disclosure of our future minimum rental payments. As a result, we have adjusted and disclosed the corrected amounts. These adjustments did not impact the Consolidated and Combined Statements of Income and Comprehensive Income, Balance Sheet, Statements of Cash Flows or Statements of Stockholders’ Equity.

(4)	Represents unconditional purchase agreements that are enforceable and legally binding and that specify all significant terms to purchase goods or services, including fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase agreements that are cancellable without penalty have been excluded.

(5)	Other long-term obligations include estimated environmental payments. We estimate, based on historical experience, that we will spend between $2 million and $4 million per year on environmental investigation and remediation. At December 31, 2011, we had estimated and accrued $15 million related to environmental matters.

Off-Balance Sheet Arrangements

As of December 31, 2011, we have issued guarantees for the debt and other obligations of consolidated subsidiaries. We do not consider the maximum exposure to be material either individually or in the aggregate.

Critical Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent liabilities. Management bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Significant accounting policies used in the preparation of the Consolidated Financial Statements are discussed in Note 1, “Summary of Significant Accounting Policies,” in the notes to the consolidated and combined financial statements. Accounting estimates and assumptions discussed in this section are those that we consider most critical to an understanding of our financial statements because they are inherently uncertain, involve significant judgments, include areas where different estimates reasonably could have been used, and changes in the estimate that are reasonably possible could materially impact the financial statements. Management believes that the accounting estimates employed and the resulting balances are reasonable; however, actual results in these areas could differ from management’s estimates under different assumptions or conditions.

Revenue Recognition. We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectability of the sales price is reasonably assured. For product sales, delivery does not occur until the products have been shipped, risk of loss has been transferred to the customer and the contractual terms have been fulfilled. In instances where contractual terms include a provision for customer acceptance, revenue is recognized when either (i) we have previously demonstrated that the product meets the specified criteria based on either seller- or customer-specified objective criteria or (ii) upon formal acceptance received from the customer where the product has not been previously demonstrated to meet customer-specified objective criteria. Revenue on service and repair contracts is recognized after services have been agreed to by the customer and rendered.

We enter into contracts to sell our products and services, and while the majority of our sales agreements contain standard terms and conditions, certain agreements contain multiple elements or non-standard terms and conditions. Where sales agreements contain multiple elements or non-standard terms and conditions, judgment is required to determine the appropriate accounting, including whether the deliverables specified in these agreements should be treated as separate units of accounting for revenue recognition purposes, and, if so, how the transaction price should be allocated among the elements and when to recognize revenue for each element. When a sale involves multiple deliverables, the total revenue from the arrangement is allocated to each unit of accounting based on the relative selling price of the deliverable to all other deliverables in the contract. Revenue for multiple element arrangements is recognized when the appropriate revenue recognition criteria for the individual deliverable have been satisfied. The allocation of sales price between elements may impact the timing of revenue recognition, but will not change the total revenue recognized on the arrangement. For delivered elements accounted for as separate units of accounting in a multiple element arrangement, revenue is recognized only when the delivered elements have standalone value, there are no uncertainties regarding customer acceptance and there are no customer-negotiated refund or return rights affecting the sales recognized.

Certain businesses enter into long-term construction-type sales contracts for which revenue is recognized under the percentage-of-completion method based upon percentage of costs incurred to total costs.

We record a reduction in revenue at the time of sale for estimated product returns, rebates and other allowances, based on historical experience and known trends.

Warranty Accrual. Accruals for estimated expenses related to warranties are made at the time products are sold or services are rendered and are recorded as a component of cost of revenue. These accruals are established using historical information on the nature, frequency and average cost of warranty claims and consider any factors that may cause differences in expected future warranty costs as compared to historical claim experience. While we engage in extensive product quality programs and processes, we base our estimated warranty obligation on product warranty terms offered to customers, ongoing product failure rates, material usage and service delivery costs incurred in correcting a product failure, as well as specific product class failures outside of our baseline experience. We assess the adequacy of our recorded warranty liabilities quarterly and adjust amounts as necessary.

Income Taxes. Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities, applying enacted tax rates in effect for the year in which we expect the differences will reverse. Based on the evaluation of available evidence, we recognize future tax benefits, such as net operating loss carryforwards, to the extent that we believe it is more likely than not we will realize these benefits. We periodically assess the likelihood that we will be able to recover our deferred tax assets and reflect any changes to our estimate of the amount we are more likely than not to realize in the valuation allowance, with a corresponding adjustment to earnings or other comprehensive income, as appropriate.

In assessing the need for a valuation allowance, we look to the future reversal of existing taxable temporary differences, taxable income in carryback years and the feasibility of tax planning strategies and estimated future taxable income. The valuation allowance can be affected by changes to tax laws, changes to statutory tax rates and changes to future taxable income estimates.

Our effective tax rate reflects the impact of certain undistributed foreign earnings for which we have not provided U.S. taxes because we plan to reinvest such earnings indefinitely outside the United States. We plan foreign earnings remittance amounts based on projected cash flow needs, as well as the working capital and long-term investment requirements of our foreign subsidiaries and our domestic operations. Based on these assumptions, we estimate the amount we will distribute to the United States and provide the U.S. federal taxes due on these amounts. Material changes in our estimates of cash, working capital and long-term investment requirements in the various jurisdictions in which we do business could impact our effective tax rate.

The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across our global operations. We recognize potential liabilities and record tax liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and to the extent to which, additional taxes will be due. Furthermore, we recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

We adjust our liability for uncertain tax positions in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. If our estimate of tax liabilities proves to be less than the ultimate assessment, an additional tax expense would result. If a payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities would result in tax benefits being recognized in the period when we determine the liabilities are no longer necessary.

Goodwill and Intangible Assets. We review goodwill and indefinite-lived intangible assets for impairment annually and whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. We also review the carrying value of our finite-lived intangible assets for potential impairment when impairment indicators arise. We conduct our annual impairment test as of the first day of the fourth quarter. We perform a two-step impairment test for goodwill. In the first step, we compare the estimated fair value of each reporting unit to its carrying value. If the estimated fair value of the reporting unit exceeds the carrying value of the net assets assigned to that reporting unit, goodwill is not impaired and we are not required to perform further testing. If the carrying value of the net assets assigned to the reporting unit exceeds its fair value, then we must perform the second step of the impairment test in order to measure the impairment loss to be recorded. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then we record an impairment loss equal to the difference. In our annual impairment test for indefinite-lived intangible assets, we compare the fair value of those assets to their carrying value. We recognize an impairment loss when the estimated fair value of the indefinite-lived intangible asset is less than its carrying value. We estimate the fair value of our reporting units and intangible assets with indefinite lives using an income approach. Under the income approach, we calculate fair value based on the present value of estimated future cash flows.

Determining the fair value of a reporting unit or an indefinite-lived intangible asset is judgmental in nature and involves the use of significant estimates and assumptions, particularly related to future operating results and cash flows. These estimates and assumptions include, but are not limited to, revenue growth rates and operating margins used to calculate projected future cash flows, risk-adjusted discount rates, assumed royalty rates, future economic and market conditions and identification of appropriate market comparable data. In addition, the identification of reporting units and the allocation of assets and liabilities to the reporting units when determining the carrying value of each reporting unit also require judgment. Goodwill is tested for impairment at either the operating segment identified in Note 15, “Industry Segment and Geographic Data,” to our notes to the consolidated and combined financial statements, or one level below. The fair value of our reporting units and indefinite-lived intangible assets are based on estimates and assumptions that are believed to be reasonable. Significant changes to these estimates and assumptions could adversely impact our conclusions. Actual future results may differ from those estimates.

Our 2011 annual goodwill impairment analysis indicated the estimated fair value of our reporting units significantly exceeded their carrying value, and accordingly, no impairment charges were recorded. In order to evaluate the sensitivity of the fair value estimates on the goodwill impairment test, we applied a hypothetical 100 basis point increase to the discount rates utilized, a ten percent reduction in expected future cash flows, and reduced the assumed future growth rates of each reporting unit by 100 basis points. These hypothetical changes did not result in any reporting unit failing step one of the impairment test. Further, our 2011 annual indefinite-lived intangible asset impairment test did not result in an impairment charge as the estimated fair value of the assets exceeded their carrying value.

Postretirement Plans. Prior to the Spin-off, employees who met certain eligibility requirements participated in various retirement plans administered by ITT. In connection with the Spin-off, we entered into a Benefit and Compensation Matters Agreement with ITT whereby Xylem agreed to adopt or assume sponsorship of certain defined benefit plans and replicate certain ITT defined contribution plans to allow for continuation of those benefits. Under this agreement, assets and liabilities attributable to Xylem employees were transferred from ITT to our qualified defined benefit and defined contribution plans.

Company employees around the world participate in numerous defined benefit pension plans. The determination of projected benefit obligations and the recognition of expenses related to these pension plans are dependent on various assumptions. These major assumptions primarily relate to discount rates, expected long-term rates of return on plan assets, rate of future compensation increases, mortality, health care inflation and termination (some of which are disclosed in Note 12, “Postretirement Benefit Plans,” in the notes to the consolidated and combined financial statements) and other factors. Actual results that differ from our assumptions are accumulated and are amortized generally over the estimated future working life of the plan participants, or for plans with all or substantially all inactive participants, over the average remaining life expectancy.

Significant Assumptions

Management develops each assumption using relevant Company experience, in conjunction with market-related data for each individual country in which such plans exist. All assumptions are reviewed annually with third-party consultants and adjusted as necessary. The table included below provides the weighted average assumptions used to estimate our defined benefit pension obligations and costs as of and for the years ended 2011 and 2010.

	2011		2010 (a)
	U.S.	Int’l	U.S.	Int’l
Obligation Assumptions:
Discount rate	4.87%	4.76%	5.83%	5.18%
Rate of future compensation increase	4.50%	3.58%	4.00%	3.40%
Cost Assumptions:
Discount rate	5.83%	5.53%	6.00%	5.55%
Expected long-term rate of return on plan assets	9.00%	7.34%	9.00%	7.20%
Rate of future compensation increase	4.50%	3.37%	4.00%	3.41%

(a)	Represents pre Spin-off from ITT and does not include plans transferred from ITT upon Spin-off.

We determine the expected long-term rate of return on plan assets by evaluating both historical returns and estimates of future returns. Specifically, the Company analyzes the estimated future returns based on independent estimates of asset class returns and evaluates historical broad market returns over long-term timeframes based on the strategic asset allocation, which is detailed in Note 12, “Postretirement Benefit Plans,” in the notes to the consolidated and combined financial statements.

Based on the approach described above, the chart below shows weighted average actual returns versus the weighted average expected long-term rates of return for our pension plans that were utilized in the calculation of the net periodic pension cost for each respective year.

	2011	2010 (a)	2009 (a)
Expected long-term rate of return on plan assets	7.52%	8.20%	8.63%
Actual rate of return on plan assets	(1.40)%	15.34%	33.96%

(a)	Represents pre Spin-off from ITT and does not include returns on plans transferred from ITT upon Spin-off.

For the recognition of net periodic pension cost, the calculation of the expected long-term rate of return on plan assets is generally derived using a market-related value of plan assets based on average asset values at the measurement date over the last five years. The use of fair value, rather than a calculated value, could materially affect net periodic pension cost. Our weighted average expected long-term rate of return on plan assets for all pension plans, effective January 1, 2012 is 7.42%. We estimate that every 25 basis point change in the expected return on plan assets impacts the expense by $1 million.

The discount rate reflects our expectation of the present value of expected future cash payments for benefits at the measurement date. A decrease in the discount rate increases the present value of benefit obligations and increases pension expense. We base the discount rate assumption on current investment yields of high-quality fixed income investments during the retirement benefits maturity period. The pension discount rate was determined by considering an interest rate yield curve comprising AAA/AA bonds, with maturities between zero and thirty years, developed by the plan’s actuaries. Annual benefit payments are then discounted to present value using this yield curve to develop a single-point discount rate matching the plan’s characteristics. Our weighted average discount rate for all pension plans effective January 1, 2012, is 4.77%. We estimate that every 25 basis point change in the discount rate impacts the expense by $1 million.

The rate of future compensation increase assumption reflects our long-term actual experience and future and near-term outlook. Effective January 1, 2012, our expected rate of future compensation is 3.65% for all pension plans. The estimated impact of a 25 basis point change in the expected rate of future compensation is less than $1 million.

The assumed rate of future increases in the per capita cost of health care (the health care trend rate) is 7.4% for 2012, decreasing ratably to 5% in 2019. An increase or decrease in the health care trend rates by one percent per year would not have a material effect on the benefit obligation or the aggregate annual service and interest components. To the extent that actual experience differs from these assumptions, the effect will be amortized over the average future service of the covered active employees.

Funded Status

Funded status is derived by subtracting the respective year-end values of the projected benefit obligations from the fair value of plan assets. We estimate that every 25 basis point change in the discount rate impacts the funded status by approximately $20 million.

Fair Value of Plan Assets

The plan assets of our pension plans comprise a broad range of investments, including domestic and foreign equity securities, interests in private equity and hedge funds, fixed income investments, insurance contracts, real estate, and cash and cash equivalents.

A portion of our pension benefit plan assets portfolio comprises investments in private equity and hedge funds. The private equity and hedge fund investments are generally measured at net asset value. However, in certain instances, the values reported by the asset managers were not current at the measurement date. Accordingly, we made estimate adjustments to the last reported value where necessary to measure the assets at fair value at the measurement date. These adjustments consider information received from the asset managers, as well as general market information. There were no adjustments recorded for these assets at December 31, 2011. Asset values for other positions were generally measured using market observable prices. We estimate that a 5% change in asset values will impact funded status by approximately $19 million.

As of March 31, 2012, there were no significant changes in the information concerning our critical accounting estimates.

New Accounting Pronouncements

See Note 2, “Recently Issued Accounting Pronouncements,” in the Notes to the Consolidated and Combined Financial Statements and unaudited Condensed Consolidated and Combined Financial Statements for a complete discussion of recent accounting pronouncements. There were no new pronouncements which we expect to have a material impact on our financial condition and results of operations in future periods.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to market risk, primarily related to foreign currency exchange and interest rates. These exposures are actively monitored by management. Our exposure to foreign exchange rate risk is due to certain costs, revenues and borrowings being denominated in currencies other than one of our subsidiary’s functional currency. Similarly, we are exposed to market risk as the result of changes in interest rates which may affect the cost of our financing. It is our policy and practice to use derivative financial instruments only to the extent necessary to manage exposures.

Foreign Currency Exchange Rate Risk

Our foreign currency exchange rate risk relates to receipts from customers, payments to suppliers and intercompany transactions denominated in foreign currencies. We may use derivative financial instruments to offset risk related to receipts from customers and payments to suppliers, when it is believed that the exposure will not be limited by our normal operating and financing activities. In January 2012, we began to periodically enter into currency forward contracts in order to manage the exchange rate fluctuation risk on certain intercompany transactions. Our principal currency exposures relate to the Euro, Swedish Krona, British Pound, Australian Dollar, Canadian Dollar, Polish Zloty, and Hungarian Forint. We estimate that a hypothetical 10% adverse movement in foreign currency exchange rates would not be material to Xylem’s financial position, results of operations or cash flows.

Interest Rate Risk

As of March 31, 2012, we do not have a material exposure to interest rate risk as our debt portfolio entirely comprises long-term, fixed-rate instruments. We do not account for our long-term debt using the fair value option.

Commodity Price Exposures

Portions of our business are exposed to volatility in the prices of certain commodities, such as copper, nickel and aluminum, among others. Our primary exposure to this volatility resides with the use of these materials in purchased component parts. We generally maintain long-term fixed price contracts on raw materials and component parts; however, we are prone to exposure as these contracts expire. We estimate that a hypothetical 10% adverse movement in prices for raw metal commodities would not be material to our financial position, results of operations or cash flows.

BUSINESS

Separation from ITT Corporation

On October 31, 2011, ITT Corporation (“ITT”) completed the previously announced spin-off (the “Spin-off”) of Xylem, formerly ITT’s water equipment and services businesses. Effective as of 12:01 a.m., Eastern time on October 31, 2011 (the “Distribution Date”), the common stock of Xylem was distributed, on a pro rata basis, to ITT’s shareholders of record as of the close of business on October 17, 2011 (the “Record Date”). On the Distribution Date, each of the shareholders of ITT received one share of Xylem common stock for every one share of common stock of ITT held on the Record Date. The Spin-off was completed pursuant to the Distribution Agreement, dated as of October 25, 2011, among ITT, Exelis Inc. (“Exelis”) and Xylem. After the Distribution Date, ITT did not beneficially own any shares of Xylem common stock and, following such date, financial results of Xylem will not be consolidated in ITT’s financial reporting. Xylem’s Registration Statement on Form 10 filed with the U.S. Securities and Exchange Commission (“SEC”) was declared effective on October 6, 2011. Xylem’s common stock began “regular-way” trading on the New York Stock Exchange on November 1, 2011 under the symbol “XYL”.

Business Overview

Xylem, with revenue of $3.8 billion and $925 million for the year ended December 31, 2011 and three months ended March 31, 2011, respectively, is a world leader in the design, manufacturing, and application of highly engineered technologies for the water industry. We are a leading equipment and service provider for water and wastewater applications with a broad portfolio of products and services addressing the full cycle of water, from collection, distribution and use to the return of water to the environment. We have leading market positions among equipment and service providers in the core application areas of the water equipment industry: transport, treatment, test, building services, industrial processing and irrigation. Our Company’s brands, such as Bell & Gossett and Flygt, are well known throughout the industry and have served the water market for many years.

We operate in two segments, Water Infrastructure and Applied Water. The Water Infrastructure segment focuses on the transportation, treatment and testing of water, offering a range of products including water and wastewater pumps, treatment and testing equipment, and controls and systems. Key brands in this segment include Flygt, Wedeco, Godwin Pumps, WTW, Sanitaire, AADI and Leopold. The Applied Water segment encompasses the uses of water and focuses on the residential, commercial, industrial and agricultural markets. The segment’s major products include pumps, valves, heat exchangers, controls and dispensing equipment. Key brands in this segment include Goulds Water Technology (“Goulds”), Bell & Gossett, AC Fire, Standard, Flojet, Lowara, Jabsco and Flowtronex. In both our segments, we benefit from a large and growing installed base of products driving growth in aftermarket revenue for replacement parts and services.

We serve a global customer base across diverse end markets while offering localized expertise. We sell our products in more than 150 countries through a balanced distribution network consisting of our direct sales force and independent channel partners. In 2011, approximately 64% of our revenues were generated outside the United States.

Our Industry

Our planet faces a serious water challenge. Less than 1% of the total water available on earth is fresh water, which is declining due to factors such as the draining of aquifers, increased pollution and climate change. In addition to this declining supply, demand is rising rapidly due to population growth, industrial expansion, and increased agricultural development, with consumption estimated to double every 20 years. By 2025, over 30% of the world’s population is expected to live in areas without adequate water supply. Even in developed countries with sufficient supply, existing infrastructure for water supply is relatively underfunded and aging. In the United States, degrading pipe systems leak one out of every six gallons of water, on average, on its way from a treatment plant to the customer. These challenges are driving opportunities for growth in the global water industry, which we estimate to have a total market size of $500 billion.

The water industry supply chain is comprised of Equipment and Services companies, Design and Build service providers, and water utilities. Equipment and Service providers serve two distinct customer types. The first, utilities, supplies water through an infrastructure network. Companies that operate on this side of the supply chain provide single, or sometimes combined, functions from equipment manufacturing and services to facility design (engineering, procurement and construction, or “EPC” firms) to plant operations (utilities), as depicted below in Figure 1. The utility and EPC customers are looking for technology and application expertise from their Equipment and Services providers, due to trends such as rising pollution, stricter regulations, and the increased outsourcing of process knowledge by utilities. The second customer type, the end users of water, comprises a wide array of entities, ranging from farms to power plants to residential homes. These customers are predominately served through specialized distributors and original equipment manufacturers (“OEMs”).

Figure 1:	Water Industry Supply Chain, based upon Global Water Intelligence’s “Global Water Market 2011” and Management Estimates

Our business focuses on the beginning of the supply chain, by providing technology-intensive equipment and services. We sell our equipment and services via direct and indirect channels that serve the needs of each customer type. On the utility side, we provide over 70% direct sales with strong application expertise, with the remaining amount going through distribution partners. To end users of water, we provide over 85% of our sales through long-standing relationships with the world’s leading distributors, with the remainder going direct to customers. The total market opportunity for this Equipment and Services portion of the water industry supply chain is estimated at $280 billion.

The Equipment and Services market addresses the key processes of the water industry, which is best illustrated through the cycle of water, as depicted in Figure 2, below. We believe this industry has two distinct sectors within the cycle of water: Supply Infrastructure and Usage Applications. The key processes of this cycle begin when raw water is extracted by pumps, which provide the necessary pressure and flow, to move, or Transport, this water from natural sources, such as lakes, oceans or aquifers, through pipes to a treatment facility. Treatment facilities can provide many forms of treatment, such as filtration, disinfection and desalination, to remove solids, bacteria, and salt, respectively. A network of pipes and pumps again Transports this clean water to where it is needed, such as to crops for Irrigation, to power plants to provide cooling in Industrial Water, or to an apartment building as drinking water in Residential and Commercial Building Services. After usage, the wastewater is collected by a separate network of pipes and pumps and transported to a wastewater treatment facility, where processes such as digestion deactivate and reduce the volume of solids, and disinfection purifies effluent water. Once treated, analytical instruments Test the treated water to ensure regulatory requirements are met so that it can be discharged back to the environment, thereby completing the cycle.

Figure	2: Cycle of Water

Our two operating segments are aligned with each of the sectors in the cycle of water: Water Infrastructure serves the Supply Infrastructure sector, and Applied Water serves Usage Applications. Within the Supply Infrastructure sector, our pump systems Transport water from aquifers, lakes, rivers and seas. From there, our filtration, UV and ozone systems provide Treatment, making the water fit for use. After consumption, our pump lift stations move the wastewater to treatment facilities where our mixers, biological treatment, monitoring, and control systems provide the primary functions in the treatment process. Throughout each of these stages, our analytical systems Test and ensure water quality, allowing the water to be consumed and returned to nature. Our served market size in this sector is approximately $16 billion.

In the Usage Applications sector, we participate in all major areas of water demand. Irrigation is approximately 70% of all water usage globally. Examples of what we provide include: boosting systems for farming irrigation, pumps for dairy operations, and rainwater reuse systems for small scale crop and turf irrigation. Industrial Water applications account for 20% of global consumption. Our pumps, heat exchangers, valves and controls provide cooling to power plants and manufacturing facilities, as well as circulation for food and beverage processing. The remaining 10% of global water use resides in human and building consumption, where we deliver water boosting systems for drinking, heating, ventilation and air conditioning (HVAC) and fire protection systems to Residential and Commercial Building Services. Our served market size in this sector is estimated at $14 billion.

Customers in the water industry vary by end market. Two end markets exist within the Supply Infrastructure sector: public utility and industrial, representing 85% and 15% of the total equipment and services market, respectively. The public utility market comprises public, private and public-private institutions that handle water and wastewater for mostly residential and commercial purposes. The industrial market involves the supply of water and removal of wastewater for industrial facilities. We view the main macro drivers of this sector to be water quality, the desire for energy-efficient products, water scarcity and infrastructure needs, for both the repair of aging systems in developed countries and new installations in developing countries. These markets tend to be less cyclical and are estimated to grow annually in the mid-single digits through 2015, according to management estimates.

In the Usage Applications sector, end-use customers fall into four main markets: residential, commercial, industrial and agricultural. Homeowners represent the end users in the residential market. Owners and managers of properties such as apartment buildings, retail stores, restaurants, hospitals, and hotels are examples of end users in the commercial market. The industrial market is wide ranging, involving developers and managers of facilities operated by electrical power generators, chemical manufacturers, machine shops, clothing manufacturers, beverage production and dispensing firms and car washes. The agricultural market end users are owners and operators of businesses such as crop and livestock farms, aquaculture, golf courses, and other turf applications. We believe population growth and urbanization are the two primary macro drivers of these markets, as these trends drive the need for housing, food, community services and retail goods within growing city centers. Water reuse and conservation are driving the need for new technologies. Annual total market growth in these industrial, commercial, residential, and agricultural markets is estimated to be in the low- to mid-single digits through 2015, according to management estimates.

Business Strategy

Our strategy is focused on enhancing shareholder value by providing solutions for our customers and by growing revenues, both organically and through strategic acquisitions. Key elements of our strategy are summarized below:

•

Grow Our Product Offerings and Solutions through Portfolio Differentiation. We will continue to extend leading market positions where we have a strong competitive position, cost leadership and proven technology. In addition, we will invest in the differentiation of our core product lines to build on our strong product and application expertise. We also plan to expand into adjacent and complementary technologies as demonstrated by the recent acquisitions of analytical instrumentation and dewatering solutions businesses.

•

Focus on Organic Growth Initiatives. We have launched a global commercial excellence initiative, deploying people, processes and tools to make our sales and marketing teams more effective and efficient. We have trained over 500 front-line sales agents under this initiative and have 30 dedicated commercial excellence leaders to service our most profitable accounts. In addition, we have launched digital selling tools, which improve our value propositions, and have built a strategic accounts program to focus on our most important customers. These efforts have already improved the revenues generated per sales agent across our businesses. We will continue to make investments in customer relationship management, mobile technologies, customer applications and other technologies that improve our knowledge of customers and the critical activities that drive growth.

•

Investing in New Technology and Innovation. We will continue to make targeted investments in research and development activities to develop breakthrough products and solutions. We will pursue and execute a robust pipeline of opportunities in core and emerging markets. We have established a wastewater Center of Excellence in Stockholm, Sweden, with over 100 research, development and engineering employees. We have also launched engineering Centers of Excellence in India and China, where we are accelerating the customization of our application expertise to local needs. Our engineers will continue to work closely with our customers in an effort to identify new applications for our products and develop new technologies and solutions to expand our current portfolio further.

•

Build on Our Presence in Fast-Growing Emerging Markets. Urbanization trends and growth in the middle class in developing countries are generating significant demand for water applications. We intend to continue to capture this growth by further expanding into emerging markets, such as China, India and Brazil, increasing our existing presence of over 40 facilities. We plan to leverage our strong global reach, manufacturing footprint and extensive distribution network to capitalize on growth opportunities in these regions. We will continue to establish and reinforce local capabilities by growing our local presence in these markets with investments in sales, marketing and manufacturing capabilities globally.

•

Growth through Disciplined Acquisitions. Acquisitions are an important part of our growth strategy. Certain segments of the global water industry we serve are highly fragmented, providing numerous acquisition opportunities. We have completed and integrated 20 acquisitions over the past five years, including Godwin Pumps, Nova Analytics, YSI Incorporated and O.I. Corporation, and we will selectively pursue highly targeted acquisitions that will broaden our core product portfolio, expand our geographic footprint and enhance our position in strategic markets.

Business Segments

We operate in two business segments that are aligned with the cycle of water and the key strategic market applications they provide: Water Infrastructure (collection, distribution, return) and Applied Water (usage). See Note 15, “Industry Segment and Geographic Data,” in the notes to the consolidated and combined financial statements for financial information about segments and geographic areas.

The table and descriptions below provide an overview of our business segments.

Segment	Market Applications	2011 Revenue	% Revenue	Major Products	Primary Brands
Water Infrastructure	Transport	$1,771	73%	• Water and wastewater pumps • Filtration, disinfection and biological treatment equipment • Test equipment • Controls	• Flygt • Wedeco • Godwin Pumps • WTW • Sanitaire • AADI • Leopold
	Treatment	425	18%
	Test	220	9%

		$2,416	100%

Applied Water	Building Services	$743	51%	• Pumps • Valves • Heat exchangers • Controls • Dispensing equipment systems	• Goulds Water Technology • Bell & Gossett • AC Fire • Standard • Lowara • Jabsco • Flojet • Flowtronex
	Industrial Water	603	42%
	Irrigation	98	7%

		$1,444	100%

In recent years, we have expanded our capabilities in Treatment, the cleaning of water and wastewater, and Test, the measurement of water characteristics such as quality. Both of these application areas, Treatment and Test, reside within the Water Infrastructure segment.

Water Infrastructure

Water Infrastructure involves the process that collects water from a source and distributes it to users, and then returns the wastewater responsibly to the environment. Water Infrastructure serves three basic closely-linked applications: Transport, Treatment and Test of water and wastewater for two types of customers: public utilities and industrial facilities.

Transport

The Transport application includes all of the equipment and services involved in the safe and efficient movement of water from sources, such as oceans, lakes, rivers and ground water, to treatment facilities, and then to users. It also includes the movement of wastewater from the point of use to a treatment facility and then back into the environment. We serve the higher-value equipment markets, such as water and wastewater submersible pumps, monitoring controls, and application solutions; we do not serve the market for lower-value equipment such as pipes and fittings. We believe our business is the largest player in this served market based on management estimates. With operations on six continents, we also have the world’s largest dewatering rental fleet, serviced with our Flygt and Godwin brands. In our Water Infrastructure Segment, Transport accounted for approximately 73% of our consolidated revenue in 2011 and 74% of our consolidated revenue in 2010.

Flygt—Flygt is the world’s premier manufacturer of submersible pumps, mixers, and aeration equipment for use in environments such as water and wastewater treatment, raw water supply, abrasive or contaminated industrial processes, mining and crop irrigation. The Flygt brand was founded in 1901 in Lindås, Sweden and developed the world’s first submersible close-coupled motor-driven pump. Flygt products have leading non-clogging capabilities and innovative N-technology, which provide customers with highly sustainable efficiencies and lowest total cost of ownership. Flygt products have applications in various markets, including wastewater lift stations, water and wastewater treatment facilities, pressurized sewage systems, oil and gas, steel, mining and leisure markets. Customers include public utility wastewater and clean water treatment facilities, oil and gas platforms, and steel manufacturing companies. As an example, Flygt recently served the village of Hartland, WI, population 8,350, located in Wisconsin’s Lake Country. The Hartland Department of Public Works (DPW) is, among other things, responsible for operation and maintenance of sanitary sewers, lift stations and manholes. The DPW had experienced a range of problems resulting from ongoing clogging of the pumps in their collection-system lift stations. Replacing the pumps with self-cleaning Flygt N-pumps eliminated the clogging as well as unscheduled and costly service calls.

Godwin Pumps—With more than 30 years as a leader in pump manufacturing, Godwin Pumps has established itself as a well-recognized and respected brand in the global portable pump market for removal of temporary, unwanted water. It manufactures, sells, rents and services products that are economical, reliable and customized to the specific needs of its clients. Founded in Quenington, England, Godwin Pumps is currently headquartered in Bridgeport, NJ. Godwin Pumps’ products include the fully automatic self-priming Dri-Prime pump, a range of Sub-Prime electric and Heidra hydraulic submersible pumps, Wet-Prime gasoline-powered contractor pumps and a broad line of generators and portable light towers. Godwin products are primarily used in construction, disaster recovery, flooding, heavy industry, marine use, mining, oil, gas and chemical extraction, refineries, temporary fire protection and water and wastewater transport. Customers include industrial plants, construction contractors, public utility wastewaters and clean water treatment and transportation facilities, oil, gas and chemical drilling outfits, and refineries. Godwin’s fleet of equipment is rented through 33 U.S. branches and a global network of distributors.

Treatment

The Treatment application includes equipment and services that treat both water for consumption and wastewater to be returned responsibly to the environment. While there are several treatment solutions in the market today, we focus on three basic treatment types: (i) filtration, (ii) disinfection and (iii) biological treatment systems. Filtration uses gravity-based media filters and clarifiers to clean both water and wastewater. Leopold, with more than 80 years of experience, is our leading filtration brand. Disinfection systems, both ultraviolet (UV) and ozone oxidation, treat both public utility drinking water and wastewater, as well as industrial process water, and are provided through our WEDECO brand. Biological treatment systems are key to the treatment of solids in wastewater plants, which is provided through our Sanitaire brand. We believe our business is the largest player in this served market based on management estimates. In our Water Infrastructure Segment, Treatment accounted for approximately 18% of our consolidated net sales in 2011 and 20% of our consolidated net sales in 2010.

Sanitaire—Launched in 1967, the Sanitaire brand provides complete biological wastewater treatment solutions for public utility and industrial applications. Sanitaire’s comprehensive offering includes diffused aeration, sequencing batch reactors, drum filters and state-of-the-art controls. Sanitaire is regarded as a leading brand in diffused aeration, which is a process that introduces air into a liquid, providing an aerobic environment for degradation of organic matter. Fine-pore diffusion of air is highly competitive due to its high oxygen transfer efficiency and lower energy costs. Sanitaire wide-band aeration systems are used in applications such as grit chambers and sludge that require non-clogging, maintenance-free systems. Principal Sanitaire customers are public utility and industrial wastewater treatment facilities.

WEDECO—WEDECO was founded in 1975 in Herford, Germany to develop chemical-free and environmentally friendly water treatment technologies, including ultraviolet light and ozone systems. There are over 250,000 installed WEDECO systems for UV disinfection and ozone oxidation globally in private, public utility and industrial locations. WEDECO introduced ozone technology in 1988 and has been expanding internationally ever since. UV disinfection systems have a number of applications including water treatment and aquaculture. Ozone disinfection systems have applications in drinking water, wastewater, process water, product polishing, bleaching, ozonolysis/synthesis and desodoration. Customers include public utility wastewater and clean water treatment facilities, power plants, pulp and paper mills, food products manufacturers and aquaculture facilities.

Leopold—Founded in 1924 in Pittsburgh, PA, Leopold is a leader in rapid gravity media filtration and clarification solutions for the water and wastewater industry. In Potable Drinking Water treatment plants, the Clari-DAF system is used to clarify raw water to remove contaminants such as turbidity, algae, color, iron/ manganese, organics, and taste and odor compounds. In public utility wastewater treatment plants, the ClariVAC system is used in final clarifiers to remove the sludge solids. For those areas where nitrogen and phosphorus nutrient removal is required, we provide elimi-NITE systems which convert the filters to become biologically active so that the effluent meets the mandated nitrate and phosphorus levels. In desalination systems, Leopold Clari-DAF systems and Filterworx systems are provided to remove contaminants that will harm reverse osmosis membranes, so that salt can be removed from the seawater to make it potable. Primary customers are public utility water and wastewater systems, as well as desalination plant facilities.

Test

Analytical instrumentation is used across most industries to ensure regulatory requirements are met. Growth in this market is primarily driven by increasing regulation of water and wastewater in North America, Europe and Asia. Largely through our 2010 acquisition of Nova Analytics, our served market is predominately focused on water and the environment for quality levels throughout the water infrastructure loop. Analytical systems are applied in three primary ways: in the field, in a facility laboratory, or real time, online monitoring in a treatment facility process. We believe we have a leading position in this served market based on management estimates. In our Water Infrastructure Segment, Test accounted for approximately 9% of our consolidated net sales in 2011 and 6% of our consolidated net sales in 2010.

WTW—In wastewater treatment facilities, WTW-branded systems monitor parameters such as dissolved oxygen, pH, and turbidity throughout the water process to ensure regulatory standards are met before water is discharged back into the environment. Founded in 1945 as a major brand in Europe, WTW has particularly strong market penetration in the environmental, water and wastewater segments. WTW holds leading market positions in both field and on-line instrumentation and manufactures premium positioned robust and reliable analysis products for the measurement of pH, dissolved oxygen, conductivity, total dissolved solids, turbidity, specific ions and biological oxygen demand. WTW’s product offering includes meters, sensors, data-loggers, photometers and software providing customers solutions to even the most challenging applications.

AADI—Aanderaa Data Instruments AS (AADI), founded in 1966 and headquartered in Bergen, Norway, offers sensors, instruments and systems for measuring and monitoring in the most demanding environments such as rivers, oceans and the polar regions through fully networked systems using wireless technology that monitors temperature, salinity, oxygen, turbidity, current and waves for ecosystem health. The main market areas are marine transportation, environmental and ocean research, oil and gas, aquaculture, road and traffic, and construction. AADI’s new technologies underlie the most advanced distributed instrumentation for underwater and atmospheric measurements. Hydro-acoustic, electro-optical, electro-chemical, pressure, temperature and meteorological data are captured by observing networks and self-contained instrumentation using real-time communication. Key customers include many oceanographic institutes, universities, geophysical surveyors, navies, offshore oil and gas companies, drilling companies, port and harbor authorities, government agencies, water authorities and electric power utilities internationally.

OI Analytical—Oceanography International Corporation (OI Analytical) provides innovative products used for chemical analysis. We develop, manufacture, sell, and service analytical instruments that detect, measure, analyze, and monitor chemicals in liquids, solids, and gases. OI Analytical was originally focused on oceanography equipment. This led to OI Analytical’s production of water-quality measurement instrumentation, as oceanography equipment sales declined. In 1969, O.I. Corporation developed O.I. Corporation’s first total organic carbon analyzer. Since that time, the Company has become recognized worldwide as a provider of quality analytical instrumentation. We also provide products used to digest, extract, and separate components of chemical mixtures.

YSI—Yellow Springs Instrument Company (YSI), founded in 1948, develops and manufactures sensors, instruments, software and data collection platforms for environmental and coastal water quality monitoring and testing. YSI also offers Life Sciences products including biochemical analyzers for bioprocess monitoring, food and beverage processing, and sports physiology. The main market areas are marine transportation, environmental and ocean research, oil and gas, aquaculture, road and traffic, and construction.

Applied Water

Applied Water encompasses all the uses of water. Since water is used to some degree in almost every aspect of human, economic and environmental activity, this segment has innumerable applications. Our served market today consists of the main uses of global water: Building Services, Industrial Water and Irrigation.

Building Services

This business is defined by four main uses of water in building services applications, such as in residential homes and commercial buildings, including offices, hotels, restaurants and malls. The first is the supply of potable water for consumption, such as for drinking and hygiene. The Goulds brand is a leader in pumps and boosting systems utilized within buildings, sourcing water from distribution networks or from wells. The second application is wastewater removal with sump and sewage pumps. The third application is in heating, ventilation and air conditioning (HVAC), where Bell & Gossett specializes in pumps and valves that are used in water-based heating and cooling systems. The fourth water-related building service area is fire protection, where our AC Fire brand supplies full pump systems for emergency fire suppression. In Europe, Lowara is a leading brand in the commercial and residential water market with applications in the four main uses of water. We believe our business is the second largest player in this served market based on management estimates. In our Applied Water Segment, Building Services accounted for approximately 51% of our consolidated net sales in 2011 and 55% of our consolidated net sales in 2010.

Industrial Water

Water is used in most industrial facilities to provide processing steps such as cooling, cleaning and mixing. Our Goulds brand supplies vertical multistage pumps to boost pressure for purposes such as circulating water through a manufacturing facility to cool machine tools. Our Lowara brand focuses on water treatment, industrial washing equipment and machine tool cooling. The Standard brand delivers heat exchangers for combined heat and power (CHP) applications within power generation plants. We also provide niche applications such as flexible impeller pumps for wine processing facilities served by our Jabsco brand, and water-based detergent dispensing and water circulation within car washes served by Flojet and Goulds air-operated diaphragm and end suction pumps. Across all these various end applications, we believe our business is the second largest player in this served market based on management estimates. In our Applied Water Segment, Industrial Water accounted for approximately 42% of our consolidated net sales in 2011 and 38% of our consolidated net sales in 2010.

Irrigation

The irrigation business consists of irrigation-related equipment and services associated with bringing water from a source to the plant or livestock need, including hoses, sprinklers, center pivot and drip irrigation. We focus on the pumps and boosting systems that supply this ancillary equipment with water. Our Goulds brand brings mixed flow pumps, and our Flowtronex group specializes in equipment solutions such as the Hydrovar boosting system, which incorporates monitoring and controls to optimize energy efficiency in irrigation delivery. Our Lowara brand also produces pumps for agriculture applications and irrigation of gardens and parks. We believe we have a leading position in this served market based on management estimates. In our Applied Water Segment, Irrigation accounted for approximately 7% of our consolidated net sales in 2011 and 2010.

As described above, the following brands and products are used across the applications in our Applied Water segment:

Our Brands

Goulds Water Technology—With origins dating back over 150 years, Goulds is a leading brand of centrifugal and turbine pumps, controllers, variable frequency drives and accessories for residential and commercial water supply and wastewater applications. Goulds is a leader in the water technologies market with its line of residential water well pumps. The Goulds product portfolio includes submersible and line shaft turbine, 4” submersible, jet, sump, effluent, sewage and centrifugal pumps for residential, agriculture and irrigation, sewage and drainage, commercial and light industrial use. Goulds submersible, deepwell or other pumps can be found in more than a quarter of the existing 15 million household wells and more than 380,000 public and community wells in the United States. Products for commercial wastewater include sewage, effluent and grinder pumps and packages. Agriculture products include pump and control products for irrigation, stockwater, wash systems, cooling systems and waste management, with turf irrigation products including submersible and surface pumps for landscape and turf irrigation systems. We serve the building trades market with filtration, chilling, pressure boost, wash system, water, supply, wastewater and boiler feed applications. We also have a range of standard cast iron and bronze end-suction and multistage pumps for various commercial applications.

Lowara—Founded in 1968, and headquartered in Vicenza, Italy, Lowara is a leader in stainless steel pump manufacturing technology for water technology applications. The Lowara range includes submersible, sump, effluent, sewage, centrifugal pumps and booster packages for water supply and water pumping needs in the residential, agriculture, industrial, public utility, building service and commercial markets worldwide, with particular strength in Europe. Residential applications include pumps for pressurization, conditioning, fire-fighting systems, lifting stations and dewatering. Agriculture applications include pumps for irrigation of gardens and parks. Industrial applications include drinking water, water treatment, industrial washing equipment and machine tool cooling. As an example of how Lowara has served the commercial building services market, seven Lowara water booster sets are used for even pressure water supply in the world’s tallest building, the “Burj Khalifa” in the United Arab Emirates.

Bell & Gossett—Founded in 1916 in Chicago, IL, Bell & Gossett has been headquartered in Morton Grove, IL since 1941. Bell & Gossett, or B&G, is a leader in plumbing and water-based heating and air conditioning markets. Products are used in residential applications where single- or multi-family homes are heated with hot water or steam. Key products include circulating pumps, valves, and specialty products used in these systems. B&G also sells wastewater pumps for residential applications. In commercial applications, B&G provides a broad range of products, including a wide variety of pumps, heat exchangers, valves and controls for heating and air-conditioning systems, sump pumps for wastewater systems, condensate pumping systems for steam heating systems and a comprehensive line of energy-saving variable speed controls. Training is provided for Building System Design Engineers at B&G’s industry renowned Little Red Schoolhouse in Morton Grove. Key commercial building types include hospitals, schools, and data centers. B&G products are sold globally by independent manufacturer representatives and distributed locally by heating, ventilating and air conditioning, or HVAC, wholesalers. B&G recently sold some of its largest pumps to the new Children’s Memorial Hospital building in Chicago, IL. These pumps will circulate chilled water throughout the building to provide air-conditioning for the occupants.

AC Fire—Allis-Chalmers Company was founded in the 1840s in Milwaukee, WI. It offers turnkey fire pump systems for commercial, residential and industrial applications. We design and custom-build a wide range of fire pump systems including prefabricated packages and house units that meet every fire protection need. AC Fire products include In-Line Pumps, Vertical Turbine, Package Systems, Split Case (various series) and 13D Home Defender for residential fire pump service. The 13D Home Defender is designed to boost water pressure for automatic residential sprinkler systems. In addition to residential applications, turnkey fire pumping systems from A-C Pump protect an increasing number of petrochemical facilities, commercial buildings and factories around the world.

Flowtronex—Flowtronex, founded in 1974 as Pumping Systems, Inc., began by producing some of the golf industry’s first prefabricated water pumping systems. The Silent Storm package and Pace Integrated Pump Controller are our two primary products sold into the golf market. In landscape, Flowtronex products, primarily the Floboy system, are sold to customers such as cities and nurseries. In golf, Flowtronex products are sold to golf course superintendents through our Toro Distribution partnership. Retrofit sales of golf pumping systems are sold through our FlowNet Service Network, a group of factory authorized service technicians that provide set up and start up and service and repair of Flowtronex pump stations.

Standard—For close to 90 years Standard has been the leader in the design and manufacture of shell and tube heat exchangers. Standard is the brand of our complete line of heat transfer products used in industrial and process applications such as heating or cooling liquids or gases, heat recovery in chemical processing, power and co-generation, paper and pulp, OEM and commercial marine markets. Products include basic shell-and-tube heat exchangers, air coolers, heat transfer coils, compact brazed, welded, gasketed plate units and packaged steam condensers.

Jabsco—The Jabsco brand is known for its marine, industrial, and hygienic/sanitary pumps and systems that are used in many industries, including marine, industrial, healthcare and food processing. It was founded in 1941 by the inventors of the flexible impeller pump. Jabsco is a leader in the leisure marine market, with a broad range of products including water system, engine cooling pumps, searchlights and marine waste systems. Jabsco also offers industrial pumps for hygienic applications, fluid transfer in chemical processing, laboratory, paint processing, plating, and construction. Jabsco rotary lobe pumps offer outstanding performance with unique capabilities. Jabsco Hy-line and Ultima rotary lobe pumps support food and dairy product production, healthcare, chemical, pharmaceutical and biotech applications, whether the product is thin, viscous or fragile. Jabsco also offers multi-purpose and specialized flexible impeller, diaphragm and sliding vane pumps for chemical and general transfer applications.

Flojet—Established in 1975, the Flojet brand encompasses a broad range of small pumps, motors and dispensing pumps for the beverage, industrial, RV, marine and food processing markets. Flojet is a leader in the small pump market, offering a versatile range of products serving the beverage market, including both air- and motor-operated diaphragm pumps and centrifugal chilling pumps, as well as booster systems and accumulator tanks. Flojet’s beverage pumps can be found in applications such as beer dispensing, syrup mixing for carbonated drinks, re-circulation in vending machines and refrigerators, bottled water dispensers, icemakers and coffee machines. In addition to significant beverage applications, Flojet’s electric and air-operated diaphragm pumps are utilized in street sweepers, car washes, carpet cleaners, parts washers, agricultural spraying and road rollers.

Flojet’s positive displacement diaphragm pumps can be driven by air, electric motor or solenoid. The positive displacement diaphragm design of Flojet pumps makes them ideal for use in conditions that require self-priming and dry running capability for short periods of time. Additionally, the compact size of these pumps makes them very useful in tight spaces where one cannot ensure a flooded suction. Flojet pumps are designed to be more efficient and are often the choice of customers for applications where low power consumption is critical.

Geographic Profile

In addition to the traditional markets of the United States and Western Europe, opportunities in emerging markets within Asia Pacific, Eastern Europe, Latin America and other countries are growing. Revenue derived from emerging markets comprised 19% of our revenue in 2011 including growth in Latin America and the Middle East.

The table below illustrates the annual revenue and long-lived assets, by geographic area, for the three years ended December 31, 2011.

	Revenue			Property, Plant & Equipment
(in millions)	2011	2010	2009	2011	2010	2009
United States	$1,363	$1,125	$956	$178	$168	$73
Europe	1,422	1,262	1,217	209	219	196
Asia Pacific	426	343	269	57	49	46
Other	592	472	407	19	18	19

Total	$3,803	$3,202	$2,849	$463	$454	$334

Percentage of revenue by geographic area

	2011	2010	2009
United States	36%	35%	34%
Europe	37%	39%	43%
Asia Pacific	11%	11%	9%
Other	16%	15%	14%

Distribution, Training and End Use

Water Infrastructure provides more than 70% of its sales through direct channels with remaining sales through indirect channels and service capabilities. Both public utility and industrial facility customers increasingly require our teams’ global but locally proficient expertise to use our equipment in their specific applications. Several trends are increasing the need for this application expertise: (i) the increase in type and amount of contaminants in water supply, (ii) increasing environmental regulations, (iii) the need to increase system efficiencies due to rising energy costs, and (iv) the retirement of a largely aging water industry workforce not systematically replaced at utilities.

In the Applied Water segment, many end-use areas are widely different, so specialized distribution partners are often preferred. Our commercial teams have built long-standing relationships around our brands in many of these industries through which we can continue to leverage new product and service applications. Revenue opportunities are balanced between OEM and after-market customers. Our products in the Applied Water segment are sold through our global direct sales and world-class indirect channels with more than 85% of revenue going through indirect channels. We have long-standing relationships with the leading independent distributors in the markets we serve, and we provide incentives to distributors, such as specialized training programs, to exclusively sell our products.

Aftermarket Parts and Service

We have more than 120 service centers around the world which employ approximately 600 service employees to provide aftermarket parts and services to our customers. During their lifecycle, installed products require maintenance, repair services and parts due to the harsh environments in which they operate.

In addition, depending on the type of product, median lifecycles range from 5 years to over 50 years, at which time they must be replaced. Many of our products are precisely selected and applied within a larger network of equipment driving a strong preference by customers and installers to replace them with the same exact brand and model when they reach the end of their lifecycle. This dynamic establishes a large recurring revenue stream for our business.

Supply and Seasonality

We have a global manufacturing footprint, with production facilities in Europe, North America, Latin America, and Asia. In addition, we maintain a global network of service centers providing after-market customer care. Service centers offer an array of integrated service solutions for the industry including: preventive monitoring, contract maintenance, emergency field service, engineered upgrades, inventory management, and overhauls for pumps and other rotating equipment.

We offer a wide range of highly engineered products. We primarily employ configure-to-order capabilities to maximize manufacturing and logistics efficiencies by producing high volumes of basic product configurations. When we provide a configure-to-order solution, we configure a standard product to our customers’ specifications. To a lesser extent, we provide engineer-to-order products to meet the customization requirements of our customers. This process requires that we apply our technical expertise and production capabilities to provide a non-standard solution to the customer.

Our inventory management and distribution practices seek to minimize inventory holding periods by taking delivery of the inventory and manufacturing immediately prior to the sale or distribution of products to our customers. All of our businesses require various parts and raw materials, the availability and prices of which may fluctuate. Parts and raw materials commonly used in our products include motors, fabricated parts, castings, bearings, seals, nickel, copper, aluminum, and plastics. While we may recover some cost increases through operational improvements, we are still exposed to some pricing risk. We attempt to control costs through fixed-priced contracts with suppliers and various other programs, such as our global strategic sourcing initiative.

Our business relies on third-party suppliers, contract manufacturing and commodity markets to secure raw materials, parts and components used in our products. We typically acquire materials and components through a combination of blanket and scheduled purchase orders to support our materials requirements. For most of our products, we have existing alternate sources of supply, or such sources are readily available.

We may experience price volatility or supply constraints for materials that are not available from multiple sources. From time to time, we acquire certain inventory in anticipation of supply constraints or enter into longer-term pricing commitments with vendors to improve the priority, price and availability of supply. There have been no raw material shortages that have had a significant adverse impact on our business as a whole.

Customers

Our business is not dependent on any single customer or a few customers, the loss of which would have a material adverse effect on the respective market or on us as a whole. No individual customer accounted for more than 10% of our consolidated 2011 revenue.

Backlog

Delivery schedules vary from customer to customer based upon their requirements. Typically, large projects require longer lead production cycles and delays can occur from time to time. Total backlog was $739 million at March 31, 2012, an increase of $88 million or 13.5% as compared to $651 million at December 31, 2011 and an increase of $17 million or 2.4% as compared to $722 million at March 31, 2011. We anticipate that in excess of 85% of the backlog at March 31, 2012 will be recognized as revenue in the remainder of 2012.

Competition

Given the highly fragmented nature of the water industry, Water Infrastructure competes with a large number of businesses. Competition in the water transport and treatment technologies markets focuses on product performance, application expertise, design, quality, delivery, and price. In the sale of products and services, we benefit from our large installed base of pumps and complementary products, which require maintenance, repair and replacement parts due to the nature of the products and the conditions under which they operate. Timeliness of delivery, quality and the proximity of service centers are important customer considerations when selecting a provider for after-market products and services as well as equipment rentals. In geographic regions where we are locally positioned to provide a quick response, customers have historically relied on us, rather than our competitors, for after-market products relating to our highly engineered and customized solutions.

Competition in the Applied Water segment focuses on brand names, application expertise, product delivery and performance, quality, and price. We compete by offering a wide variety of innovative and high quality products, coupled with world-class application expertise. We believe our distribution through well-established channels and our reputation for quality significantly enhance our market position. Our ability to deliver innovative product offerings has allowed us to compete effectively, to cultivate and maintain customer relationships and to serve and to expand into many niche and new markets.

Research and Development

Research and development (“R&D”) is a key element of our engineering culture and is generally focused on the design and development of products and application know-how that anticipate customer needs and emerging trends. Our engineers are involved in new product development and improvement of existing products. Our businesses invest substantial resources for R&D. We anticipate we will continue to develop and invest in our R&D capabilities to promote a steady flow of innovative, high-quality and reliable products and applications to further strengthen our position in the markets we serve. We invested $100 million, $74 million, and $63 million for the years ended December 31, 2011, 2010 and 2009, respectively, towards R&D.

We have over 600 engineering and research employees in more than 40 technology centers around the world. R&D activities are initially conducted in our technology centers, located in conjunction with some of our major manufacturing facilities to ensure an efficient development process. We have established a wastewater Center of Excellence in Stockholm, Sweden, with over 100 research, development and engineering employees. We have launched Centers of Excellence in India and China, where we are accelerating the customization of our application expertise to local needs. In the scale-up process, our R&D activities are conducted at our piloting and testing facilities or at strategic customer sites. These piloting and testing facilities enable us to serve our strategic markets in each region of the world.

We generally seek patent protection for those inventions and improvements likely to be incorporated into our products or where proprietary rights will improve our competitive position. We believe that our patents and applications are important for maintaining the competitive differentiation of our products and improving our return on research and development investments. While we own, control or license a significant number of patents, trade secrets, confidential information, trademarks, trade names, copyrights, and other intellectual property rights which, in the aggregate, are of material importance to our business, management believes that our business, as a whole, as well as each of our core business segments, is not materially dependent on any one intellectual property right or related group of such rights.

Patents, patent applications, and license agreements expire or terminate over time by operation of law, in accordance with their terms or otherwise. As the portfolio of our patents, patent applications, and license agreements has evolved over time, we do not expect the expiration of any specific patent to have a material adverse effect on our financial position, results of operations or cash flows.

Environmental Matters and Regulation

Our manufacturing operations worldwide are subject to many requirements under environmental laws. In the United States, the Environmental Protection Agency and similar state agencies administer laws and regulations concerning air emissions, water discharges, waste disposal, environmental remediation, and other aspects of environmental protection. Such environmental laws and regulations in the United States include, for example, the Federal Clean Air Act, the Clean Water Act, the Resource, Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation and Liability Act. Environmental requirements significantly affect our operations. We have established an internal program to address compliance with applicable environmental requirements and, as a result, management believes that we are in substantial compliance with current environmental regulations.

While environmental laws and regulations are subject to change, such changes can be difficult to predict reliably and the timing of potential changes is uncertain. Management does not believe, based on current circumstances, that compliance costs pursuant to such regulations will have a material adverse effect on our financial position, results of operations or cash flows. However, the effect of future legislative or regulatory changes could be material to our financial condition or results of operations.

Accruals for environmental matters are recorded on a site-by-site basis when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law and existing technologies. It can be difficult to estimate reliably the final costs of investigation and remediation due to various factors. Our accrued liabilities for these environmental matters represent the best estimates related to the investigation and remediation of environmental media such as water, soil, soil vapor, air and structures, as well as related legal fees based upon the facts and circumstances as currently known to us. These estimates, and related accruals, are reviewed quarterly and updated for progress of investigation and remediation efforts and changes in facts and legal circumstances. Liabilities for these environmental expenditures are recorded on an undiscounted basis. We do not anticipate these liabilities will have a material adverse effect on our consolidated and combined financial position, results of operations or cash flows. We cannot make assurances that other sites, or new details about sites known to us, that could give rise to environmental liabilities with such material adverse effects on us will not be identified in the future. At December 31, 2011, we had estimated and accrued $15 million related to environmental matters.

Employees

As of December 31, 2011, Xylem had approximately 12,500 employees worldwide. We believe that our facilities are in favorable labor markets with ready access to adequate numbers of workers, and we believe our relations with our employees are good.

Properties

We have over 320 locations in over 40 countries. These properties total approximately 8.5 million square feet, of which over 280 locations, or approximately 4.9 million square feet, are leased. We consider the many offices, plants, warehouses, and other properties that we own or lease to be in good condition and generally suitable for the purposes for which they are used. The following table shows the significant locations by segment.

Location	State or Country	Principal Business Activity	Approx. Square Feet	Owned or Expiration Date of Lease
Water Infrastructure
Emmaboda	Sweden	Administration and Manufacturing	1,156,000	Owned
Shenyang	China	Manufacturing	394,000	Owned
Stockholm	Sweden	Administration and Research and Development	172,000	2019

Applied Water

Morton Grove	Illinois	Administration and Manufacturing	530,000	Owned
Montecchio	Italy	Manufacturing	379,000	Owned
Nogales	Mexico	Manufacturing	358,000	2013
Auburn	NY	Manufacturing	298,000	Owned
Lubbock	TX	Manufacturing	229,000	Owned
Cheektowaga	NY	Manufacturing	200,000	Owned

Corporate Headquarters

White Plains	NY	Administration	46,000	2013

Our corporate headquarters is currently located at 1133 Westchester Avenue, Suite N200, White Plains, New York. We are currently located in the same building as our former parent, ITT, but occupy an independent space on separate floors with each company having its own entrance, security and maintenance systems. We have agreed to lease this space directly from the third-party building owner at market rates for a two-year period through 2013.

Legal Proceedings

From time to time, we are involved in legal proceedings that are incidental to the operation of our businesses. Some of these proceedings seek remedies relating to environmental matters, intellectual property matters, product liability and personal injury claims, employment and pension matters, government contract issues and commercial or contractual disputes, sometimes related to acquisitions or divestitures. Although we cannot predict the outcome of these and other proceedings, including the cases below, with certainty, we believe that they will not have a material adverse effect on our consolidated financial position, results of operations or cash flows.

On December 20, 2011, the Ad Hoc Committee of ITT Bondholders filed a Complaint in New York State court alleging that ITT breached the early redemption provisions of certain bonds issued in 2009. In 2009, ITT issued $500 million in bonds with a 10-year maturity date in 2019 and an interest rate of 6.125%. The documents governing the bonds contained certain provisions governing early redemptions. On September 20, 2011, ITT notified the holders of the debt that it intended to redeem the bonds on October 20, 2011 in accordance with the terms of the governing documents. On October 18, 2011, the redemption price was disclosed. The Plaintiffs contend that ITT used an improper discount rate in calculating the redemption price and otherwise failed to comply with required redemption procedures. The Plaintiffs allege damages in excess of $5 million and further allege that if such damages are extended to all holders of these bonds, the damages would be in excess of $15 million. The costs associated with this matter, if any, will be shared with ITT and Exelis in accordance with the Distribution Agreement (21% ITT, 39% Exelis and 40% Xylem).

On October 26, 2011, the Company and ITT filed a declaratory judgment action against Xylem Group LLC in the U.S. District Court for the Northern District of Georgia, seeking a declaration of non-infringement regarding the Company’s use of the name Xylem. The suit was filed in response to a letter received in July 2011 from Xylem Group LLC, a supplier of bath furniture and fixtures, demanding that the Company cease and desist using the “XYLEM” mark worldwide for its water treatment business. The Company seeks an order declaring its use of “XYLEM” does not infringe upon Xylem Group LLC’s trademark rights, and Xylem Group LLC, in its counterclaim, seeks an order enjoining the Company from further use of the “XYLEM” mark in certain markets and unspecified monetary damages.

On or about February 17, 2009, following a statement submitted to the Spanish Competition Authority (Comision Nacional de la Competencia, “CNC”) by Grupo Industrial Ercole Marelli, S.A. regarding a cartel in which it said it had been participating, the CNC conducted an investigation at the offices of ITT Water & Wastewater Espana S.A. (now named Xylem Water Solutions Espana S.A.) and the offices of other members of the Spanish Association of Fluid Pump Manufacturers. On September 16, 2009, the Investigations Division of the CNC commenced formal proceedings for alleged restrictive practices, such as agreement on general terms and conditions of sale, prohibited under applicable law. Following the conclusion of the formal proceedings, the CNC Council imposed fines on nineteen Spanish manufacturers and distributors of fluid pumps, including a fine of Euro 2,373,675 applied to ITT Water & Wastewater Espana S.A. and ITT Corporation. The Company has appealed the findings to the court, Audiencia Nacional, and is vigorously defending the case.

Mine Safety Disclosures

Pursuant to the reporting requirements under Section 1503(a) of the Dodd-Frank Act, the Company is providing the following information: one facility owned and operated by Xylem Water Solutions Zelienople LLC (f/k/a ITT Water and Wastewater Leopold, Inc.) is regulated by the Federal Mine Health and Safety Act (MHSA). This facility is a coal processing facility located in Watsontown, Pennsylvania. In December 2010, the Watsontown facility was inspected by the MHSA and was issued a minor citation. Corrective actions have been taken and this citation was terminated by the MHSA inspector in March 31, 2011.

MANAGEMENT

Our Executive Officers

The following table sets forth information about our executive officers, and their respective ages, as of the date of this prospectus. Each of the executive officers was elected to his or her position by the Company’s Board of Directors in connection with the Spin-off.

Name	Age	Position
Gretchen W. McClain	49	President and Chief Executive Officer
Michael T. Speetzen	42	Senior VP and Chief Financial Officer
Frank R. Jimenez	47	Senior VP, General Counsel and Corporate Secretary*
Angela A. Buonocore	54	Senior VP and Chief Communications Officer
Kenneth Napolitano	50	Senior VP and President, Residential and Commercial Water and Flow Control
Michael L. Kuchenbrod	47	Senior VP and President, Water Solutions
Christopher R. McIntire	48	Senior VP and President, Analytics
Robyn T. Mingle	47	Senior VP and Chief Human Resources Officer
Colin R. Sabol	44	Senior VP and Chief Strategy and Growth Officer

*	On May 24, 2012, Frank R. Jimenez notified the Company that he intends to resign from all positions with Xylem Inc. in order to accept a position with another company. His resignation will be effective June 22, 2012.

Gretchen W. McClain—Gretchen W. McClain serves as our President and Chief Executive Officer and as a Director on our Board of Directors. Ms. McClain served as President of the ITT Fluid and Motion Control business. Ms. McClain joined ITT in September 2005 as the President of ITT’s Residential & Commercial Water business. She was named President of ITT Fluid Technology in March 2007 and served in that role before being named President of Fluid and Motion Control in December 2008. Prior to joining ITT, Ms. McClain was Vice President and General Manager of the Business, General Aviation & Helicopters (BGH) Electronics division at Honeywell Aerospace. Prior to assuming the BGH position, she held a variety of leadership positions in Honeywell Aerospace’s Engines, Systems & Services division, including Vice President for Engineering and Technology and Vice President for Program Management. She joined AlliedSignal in 1999, which later merged with Honeywell. Earlier, Ms. McClain spent nine years with NASA and served as Deputy Associate Administrator for Space Development, where she played a pivotal role in the successful development and launch of the International Space Station Program. Also with NASA, she served as Chief Director for Space Station, and as a Deputy Director for Space Flight. Ms. McClain currently serves on the Board of Faradyne, an ITT joint venture with Pentair, Inc. Ms. McClain is a graduate of the University of Utah in Salt Lake City, where she earned her bachelor’s degree in mechanical engineering. Ms. McClain has an extensive business, developmental and strategic background, a strong technical background and, in particular, has intimate knowledge of the Company’s business and operations, having served as President of the ITT Fluid and Motion Control and Residential and Commercial Water businesses since 2005. Ms. McClain has also served as a Director on the Board of the Hydraulic Institute, the largest association of pump producers in North America, providing additional relevant experience.

Michael T. Speetzen—Michael T. Speetzen serves as our Senior Vice President and Chief Financial Officer. Mr. Speetzen served as Vice President of Finance for the Fluid and Motion Control business of ITT. He joined ITT in 2009 as Vice President of Finance for Fluid Technology, and his role was expanded to his current position later that year. Before joining ITT, Mr. Speetzen served as Executive Vice President and Chief Financial Officer for the StandardAero division of private equity firm Dubai Aerospace Enterprise from 2007 to 2009. Previously, he held positions with Honeywell from 1995 to 2007 and General Electric from 1993 to 1995. Mr. Speetzen currently serves on the board of Faradyne, an ITT joint venture with Pentair, Inc. Mr. Speetzen holds a bachelor’s degree in management with an emphasis in finance from Purdue University, and a Master of Business Administration from Thunderbird’s School of Global Management.

Frank R. Jimenez—Frank R. Jimenez serves as our Senior Vice President, General Counsel and Corporate Secretary. Mr. Jimenez served as Vice President and General Counsel for ITT. He joined ITT in June 2009 and previously served under U.S. Presidents Bush and Obama as the General Counsel of the U.S. Navy from 2006 to 2009. Prior to that, Mr. Jimenez served as Principal Deputy General Counsel, U.S. Department of the Navy, from 2004 to 2005, and as Deputy General Counsel, U.S. Department of Defense, from 2005 to 2006. Earlier, Mr. Jimenez served as Chief of Staff at the U.S. Department of Housing and Urban Development (HUD) from 2002 to 2004. Prior to HUD, he was Deputy Chief of Staff (1999-2002) and acting General Counsel (2000) for Florida Governor Jeb Bush. Previously, he practiced commercial and white-collar litigation from 1992 to 1999 in the Miami office of Steel Hector & Davis LLP (now Squire Sanders & Dempsey LLP), where he was named a partner in 1998. Mr. Jimenez received his law degree from the Yale Law School, and he holds a master of business administration, with majors in finance and strategic management, from the University of Pennsylvania’s Wharton School, and a master’s degree in national security and strategic studies, with distinction, from the U.S. Naval War College. He earned his bachelor’s degree, with honors, from the University of Miami.

Angela A. Buonocore—Angela A. Buonocore serves as our Senior Vice President and Chief Communications Officer. Ms. Buonocore served as Senior Vice President and Chief Communications Officer for ITT Corporation. She joined ITT in March 2007 from The Pepsi Bottling Group where she served as Vice President, Corporate Communications since 2001. Prior to her 12-year career in the PepsiCo system, Ms. Buonocore spent 11 years with IBM and five years at General Electric Company in various internal and external communications roles. Ms. Buonocore is a trustee of the Arthur W. Page Society and the Institute for Public Relations, and a member of the Wisemen and the Seminar, all organizations of senior corporate communications executives. In 2003, she was elected a member of the Accademia Europea per le Relazioni Econimiche e Culturali, a Rome-based organization that honors Italians and Italian-Americans who are leaders in their fields. In 2010, she was honored by the National Organization for Women’s New York City chapter as a Woman of Power and Influence. Ms. Buonocore holds a bachelor’s degree in advertising with high honors from the University of Florida and was honored as a Distinguished Alumna of the College of Journalism and Communications in May 2007.

Kenneth Napolitano—Kenneth Napolitano serves as our Senior Vice President and President of Residential and Commercial Water and Flow Control. Mr. Napolitano served as President of the ITT Residential and Commercial Water business. He began his career with ITT Goulds Pumps as an intern in 1980. Subsequently, Mr. Napolitano served as President of the ITT Industrial Process business, and held a number of other leadership assignments within ITT, including Vice President of the Americas Sales and Service organization and General Manager of ITT Monitoring and Controls, where he focused on the development of advanced technologies. In March 2011, he was elected Chairman of the Board of the Hydraulic Institute. In 2010, Mr. Napolitano also served as the President of the Hydraulic Institute and received the prestigious “President’s Award” in recognition of his efforts and leadership. Mr. Napolitano holds a bachelor’s degree in interdisciplinary engineering and management from Clarkson University.

Michael L. Kuchenbrod—Michael L. Kuchenbrod serves as our Senior Vice President and President of Water Solutions. He served as President of ITT Water and Wastewater, a role to which he was appointed in May 2011. Prior to that, Mr. Kuchenbrod served as President of ITT’s China Operations, a regional value center focused on delivering the ITT commercial portfolio within these critical markets. Prior to his post in China and India, Mr. Kuchenbrod spent most of his 23-year career with ITT in the Interconnect Solutions business with operations throughout the Americas, Europe and Asia, ultimately becoming President of that value center. He was also head of our KONI shock absorber business in the Netherlands. Mr. Kuchenbrod holds a bachelor’s degree in chemical engineering from Montana University.

Christopher R. McIntire—Christopher R. McIntire serves as our Senior Vice President and President of Analytics. Mr. McIntire served as President of Analytics of the ITT Fluid and Motion Control business. He joined ITT in March 2009 when ITT acquired Nova Analytics. During his time with Nova Analytics, he served as President and Chief Operating Officer. Prior to joining Nova Analytics, Mr. McIntire held various leadership positions including Chief Executive Officer of WTW, a Munich based company in the Nova portfolio. Earlier, he spent 14 years with Thermo Fisher Scientific in various engineering and operational roles, including several in the Water and Environmental division. He also served as General Manager for both Thermo Affinity Sensors in the United Kingdom and Thermo Detection in the United States. Mr. McIntire holds a master of business administration from Northeastern University.

Robyn T. Mingle—Robyn T. Mingle serves as our Senior Vice President and Chief Human Resources Officer. Ms. Mingle joined ITT in July 2011 and served as Vice President of Human Resources of the ITT Fluid and Motion Control business. Ms. Mingle brings more than 20 years of domestic and international human resources experience across multiple industries. Most recently, she spent 8 years as Senior Vice President of Human Resources at Hovnanian Enterprises, Inc. during a period of significant growth and transformation. Ms. Mingle also spent 14 years with The Black & Decker Corporation, where she held numerous HR leadership roles. During this time, she served as Vice President of Human Resources for DeWalt and Black & Decker Power Tools, and held an expatriate assignment in Singapore where she led HR efforts in Asia/Pacific, the Middle East, Africa, and Australia/New Zealand. Ms. Mingle has also served on several non-profit boards, including the Juvenile Diabetes Research Foundation. She holds a master’s degree in industrial psychology from the University of Baltimore and a bachelor’s degree in psychology/industrial relations from Bloomsburg University.

Colin R. Sabol—Colin R. Sabol serves as our Senior Vice President and Chief Strategy and Growth Officer. Mr. Sabol served as Vice President of Marketing and Business Development for the ITT Fluid and Motion Control business. He joined ITT in 2006 as Vice President of Marketing and Business Development, a position he held until March 2009, when his role was expanded to include responsibility for the Motion Control businesses. Prior to joining ITT, Mr. Sabol was with General Electric Corporation (GE). During his 17 years with GE, he held a number of professional and managerial positions of increasing responsibility, including Chief Financial Officer for GE Energy Services and Vice President of Mergers and Acquisitions for GE Corporate. Mr. Sabol holds a bachelor’s degree in materials engineering from Alfred University.

Our Board of Directors

The following table sets forth information about our directors, and their respective ages, as of the date of this prospectus. Biographical information for Gretchen W. McClain is above under “Our Executive Officers.”

Name	Age	Position
Markos I. Tambakeras	61	Chairman
Victoria D. Harker	47	Director
Gretchen W. McClain	49	Director
Curtis J. Crawford	64	Director
John J. Hamre	61	Director
Surya N. Mohapatra	62	Director
Sten E. Jakobsson	63	Director
Steven R. Loranger	60	Director, Chairman Emeritus
Edward J. Ludwig	61	Director

Class I—Directors Whose Term Expires in 2012

Markos I. Tambakeras—Chairman of our Board of Directors

Markos I. Tambakeras serves as Chairman of our Board of Directors. Mr. Tambakeras has been a Director of ITT since 2001. Mr. Tambakeras served on the Board of Parker Hannifin Corporation from 2005 until October 2011 and served as a Director of the Board of Newport Corporation from May 2008 through December 31, 2009. Mr. Tambakeras also served as Chairman of the Board of Directors of Kennametal, Inc. from July 1, 2002 until December 31, 2006. He was also President and Chief Executive Officer of Kennametal from July 1999 through December 31, 2005. From 1997 to June 1999, Mr. Tambakeras served as President, Industrial Controls Business, for Honeywell Incorporated. Mr. Tambakeras serves on the Board of Trustees of Loyola Marymount University and he is also a trustee of Arizona State University and has served for two years on the President’s Council on Manufacturing. He was previously the Chairman of the Board of Trustees of the Manufacturers Alliance/MAPI, which is the manufacturing industry’s leading executive development and business research organization. Mr. Tambakeras received a B.Sc. degree from the University of Witwatersrand, Johannesburg, South Africa and a master of business administration from Loyola Marymount University. Mr. Tambakeras has strong strategic and global operational industrial experience, having worked in increasingly responsible positions in several manufacturing companies, including leadership positions in South Africa and the Asia-Pacific area. In addition to his Board experience described above, Mr. Tambakeras has an extensive background in international operations, providing experience and skills relevant to the Company’s global sales and manufacturing infrastructure.

Victoria D. Harker—Former Chief Financial Officer and President of Global Business Services, AES Corporation

Victoria D. Harker serves as a Director on our Board of Directors. Ms. Harker served as Chief Financial Officer and President of Global Business Services of the AES Corporation (“AES”), a global power company from 2006 to May 7, 2012. She joined AES in 2006 to lead the Global Finance Team in a restructuring of its financial reporting, controls and capitalization. Before joining AES, Ms. Harker was the acting Chief Financial Officer and Treasurer of MCI from November 2002 through January 2006, and served as Chief Financial Officer of MCI Group, a unit of World Com Inc., from 1998 to 2002. Ms. Harker held several positions in finance, information technology and operations at MCI. She serves on the Board of Directors of Darden Restaurants, Inc., the parent company of Capital Grille, Olive Garden and Red Lobster, among others. Ms. Harker also serves as Chair of the University of Virginia’s Board of Managers, where she previously served as Investment and Audit Committee Chair. She serves on the executive committee of the Board of Directors of The Wolf Trap Foundation for the Performing Arts. Additionally, she sits on the American University Advisory Council and is a member of The Economic Club of Washington, D.C. Ms. Harker holds a bachelor’s degree in English and economics from The University of Virginia and a master of business administration with a concentration in finance from American University. Ms. Harker has extensive international business experience with a wide-ranging management and financial reporting background. Ms. Harker has also served as a Director of other public companies, providing additional relevant experience.

Class II—Directors Whose Term Expires in 2013

Curtis J. Crawford, Ph.D.—President and Chief Executive Officer, XCEO, Inc.

Curtis J. Crawford serves as a Director on our Board of Directors. Dr. Crawford was a Director of ITT from 1996 until October 2011. He is a Director of E.I. DuPont de Nemours and Company and ON Semiconductor Corporation. Dr. Crawford was previously a Director of Agilysys, Inc. from April 2005 to June 2008. Dr. Crawford is President and Chief Executive Officer of XCEO, Inc., which provides professional mentoring, personal leadership and governance programs. From April 1, 2002 to March 31, 2003, he served as President and Chief Executive Officer of Onix Microsystems, a private photonics technology company. He was Chairman of the Board of Directors of ON Semiconductor Corporation from September 1999 until April 1, 2002. Previously, he was President and Chief Executive Officer of ZiLOG, Inc. from 1998 to 2001 and its Chairman from 1999 to 2001. Dr. Crawford also has extensive executive experience with AT&T Corporation and IBM Corporation. He is a member of the Board of Trustees of DePaul University. He holds a bachelor’s degree in business administration and computer science and a master’s degree from Governors State University, a master of business administration from DePaul University and a Ph.D. from Capella University. Governors State University awarded him an honorary doctorate in 1996 and he received an honorary doctorate degree from DePaul University in 1999. Dr. Crawford is an expert on corporate governance and the author of three books on leadership and corporate governance and has significant experience leading high-technology companies. Dr. Crawford has also served as a Director in other public companies providing additional relevant experience.

John J. Hamre, Ph.D.—President and Chief Executive Officer, Center for Strategic & International Studies

John J. Hamre serves as a Director on our Board of Directors. Dr. Hamre was a Director of ITT from 2000 to October 2011. Dr. Hamre was elected President and Chief Executive Officer of the Center for Strategic & International Studies (“CSIS”), a public policy research institution dedicated to strategic, bipartisan global analysis and policy impact, in April of 2000. Prior to joining CSIS, he served as U.S. Deputy Secretary of Defense from 1997 to 2000 and Under Secretary of Defense (Comptroller) from 1993 to 1997. Dr. Hamre is a Director of MITRE Corporation, a not-for-profit organization chartered to work in the public interest, with expertise in systems engineering, information technology, operational concepts, and enterprise modernization. He has served as a Director of SAIC, Inc. since 2005 and has served as a Director of Oshkosh Corporation from 2009 to January of 2012. Dr. Hamre was previously a Director of Choicepoint, Inc. from May 2002 through September 2008. Dr. Hamre has served on the Exelis Inc. Board of Directors since October 2011. He holds a bachelor’s degree, with highest distinction, from Augustana College in Sioux Falls, South Dakota, was a Rockefeller Fellow at the Harvard Divinity School and was awarded a Ph.D., with distinction, from the School of Advanced International Studies, Johns Hopkins University. Dr. Hamre has extensive strategic and international experience, and has achieved recognized prominence in strategic, international and defense fields. Dr. Hamre has also served as a Director in other public companies providing additional relevant experience.

Surya N. Mohapatra, Ph.D.—Former Chairman, President, and Chief Executive Officer of Quest Diagnostics Incorporated

Surya N. Mohapatra serves as a Director on our Board of Directors. Dr. Mohapatra served as a Director of ITT from 2008 to October 2011, a Director of Quest Diagnostics Incorporated from 2002 through April 2012, and as a Director of Vasogen, Inc. from 2002 to 2006. Dr. Mohapatra joined Quest Diagnostics as Senior Vice President and Chief Operating Officer in June 1999 and was appointed President in December 1999, a Director in 2002, its Chief Executive Officer in May 2004, and Chairman of the Board in December 2004. Dr. Mohapatra served as Quest Incorporated’s Chairman, President and Chief Executive Officer through April 2012. Prior to joining Quest Diagnostics, Dr. Mohapatra was Senior Vice President of Picker International, a worldwide leader in advanced medical imaging technologies, where he served in various executive positions during his 18-year tenure. Dr. Mohapatra is also a Trustee of the Rockefeller University and a member of the Corporate Advisory Board of Johns Hopkins Carey Business School. Dr. Mohapatra holds a bachelor’s degree in electrical engineering from Regional Engineering College (Rourkela)/Sambalpur University in India. Additionally, he holds a master’s degree in medical electronics from the University of Salford, England, as well as a doctorate in medical physics from the University of London and The Royal College of Surgeons of England. Dr. Mohapatra has extensive international business experience with a wide-ranging operational and strategic knowledge and has a strong technical background, with an emphasis on Six-Sigma quality and customer-focused business practices. Dr. Mohapatra has also served as a Director in other public companies providing additional relevant experience.

Class III—Directors Whose Term Expires in 2014

Sten E. Jakobsson—Former President and Chief Executive Officer, ABB AB

Sten E. Jakobsson serves as a Director on our Board of Directors. Mr. Jakobsson has served on the Board of Stena Metall AB since 2005, on the Board of SAAB AB since 2008, on the Board of FLSmidth&Co A/S since 2011 and as Chairman of the Board of Power Wind Partners AB since 2011. Mr. Jakobsson served in various positions with increasing responsibilities at ABB Ltd, a world leading company in Power and Industrial Automation, for nearly 40 years until his retirement in 2011. Most recently in 2011, Mr. Jakobsson was CEO of ABB AB, the Swedish part of ABB and from 2006 also Head of North Europe Region including UK, IRL, the Nordic countries, Russia and Central Asia and Caucasus. From 1992 through 1996, Mr. Jakobsson was Global Business Area Manager for the global cable business in ABB and from 1996 EVP of ABB AB (Sweden) responsible for the Transmission and Distribution Segment. Mr. Jakobsson has strong experience in managing international sales, complex project execution and manufacturing in a global company. Mr. Jakobsson has a Master of Science degree from The Royal Technical Institute of Stockholm.

Steven R. Loranger—Former Chairman, President and Chief Executive Officer, ITT Corporation

Steven R. Loranger serves as Chairman Emeritus of our Board of Directors in recognition of his long-standing service as the former Chairman, President and Chief Executive Officer of ITT, our former parent company. In addition to sharing his industry and leadership experience with our senior executives, Mr. Loranger will act as ambassador for the responsible use, and healthy return, of water in the world environment. Mr. Loranger serves on the Boards of the National Air and Space Museum and the Congressional Medal of Honor Foundation and joined the Wings Club Board of Directors in November 2011. Mr. Loranger has served on the Exelis Inc. Board of Directors since October 2011. Mr. Loranger was a member of the Business Roundtable and served on the Executive Committee of the Aerospace Industries Association Board of Governors until December 2011. Prior to ITT, Mr. Loranger served as Executive Vice President and Chief Operating Officer of Textron, Inc. from 2002 to 2004, overseeing Textron’s manufacturing businesses, including aircraft and defense, automotive, industrial products and components. From 1981 to 2002, Mr. Loranger held executive positions at Honeywell International Inc. and its predecessor company, AlliedSignal, Inc., including serving as President and Chief Executive Officer of its Engines, Systems and Services businesses. Mr. Loranger holds a bachelor’s and master’s degree in science from the University of Colorado. Mr. Loranger has extensive operational and manufacturing experience with industrial companies and, in particular, he has intimate knowledge of the Company’s business and operations, having served as Chief Executive Officer of ITT since 2004. Mr. Loranger also serves as a Director on the Board of FedEx Corporation, providing additional relevant experience.

Edward J. Ludwig—Chairman and Former Chief Executive Officer, Becton, Dickinson and Company

Edward J. Ludwig serves as a Director on our Board of Directors. Mr. Ludwig currently serves as Chairman of the Board of Directors of Becton, Dickinson and Company (“BD”), a global medical technology company. Since joining BD in 1979, Mr. Ludwig has also served as Chief Executive Officer from January 2000 through September 2011, and as President and Chief Financial Officer, among other positions. Before joining BD, he served as a Senior Auditor with Coopers and Lybrand (now PriceWaterhouseCoopers), where he earned a CPA certificate, and as a Financial and Strategic Analyst at Kidde, Inc. Mr. Ludwig is a member of the Board of Trustees of the College of the Holy Cross and serves on the Columbia Business School Board of Overseers. He is also Chairman of the Hackensack University Medical Center Advisory Board and a member of the Board of Directors of Project HOPE. Previously, Mr. Ludwig served as Chairman of the Board of Directors of AdvaMed, the world’s largest medical technology association, and as a past Chair of the Health Advisory Board for the Johns Hopkins Bloomberg School of Public Health. Mr. Ludwig also serves as Lead Director of the Board of Directors of AETNA and is the Chair of the Board of Directors’ Finance Committee. Mr. Ludwig holds a bachelor’s degree in economics and accounting from The College of the Holy Cross and a master of business administration with a concentration in finance from Columbia University. Mr. Ludwig has extensive financial, management and manufacturing experience. Mr. Ludwig has also served as a Director of various public and non-public companies, providing additional relevant experience.

Structure of the Board of Directors

Our Amended and Restated Articles of Incorporation provide for a classified Board of Directors divided into three classes: Markos I. Tambakeras, Victoria D. Harker and Gretchen W. McClain constitute a class with a term that expires at the Annual Meeting of Shareowners in 2012; Curtis J. Crawford, John J. Hamre and Surya N. Mohapatra constitute a class with a term that expires at the Annual Meeting of Shareowners in 2013; and Sten E. Jakobbson, Steven R. Loranger and Edward J. Ludwig constitute a class with a term that expires at the Annual Meeting of Shareowners in 2014.

Committees of the Board of Directors

Audit Committee

The members of the Audit Committee are Victoria D. Harker (chair), Curtis J. Crawford, Sten E. Jakobsson, Edward J. Ludwig and Surya N. Mohapatra. The Audit Committee has the responsibility, among other things, to meet periodically with management and with both our independent auditor and internal auditor to review audit results and the adequacy of and compliance with our system of internal controls. In addition, the Audit Committee appoints or discharges our independent auditor, and reviews and approves auditing services and permissible non-audit services to be provided by the independent auditor in order to evaluate the impact of undertaking such added services on the independence of the auditor. By the date required by the transition provisions of the rules of the New York Stock Exchange (“NYSE”), all members of the Audit Committee will be independent and financially literate. Further, the Board of Directors has determined that Ms. Harker, Mr. Crawford, Mr. Jakobsson, Mr. Ludwig and Mr. Mohapatra possess accounting or related financial management expertise within the meaning of the NYSE listing standards and that each qualifies as an “audit committee financial expert” as defined under the applicable SEC rules.

Leadership Development and Compensation Committee

The members of the Leadership Development and Compensation Committee are Curtis J. Crawford (chair), Victoria D. Harker, Edward J. Ludwig and Sten E. Jakobsson. The Leadership Development and Compensation Committee oversees all compensation and benefit programs and actions that affect our senior executive officers. The Leadership Development and Compensation Committee also provides strategic direction for our overall compensation structure, policies and programs and oversees and approves the continuity planning process. Each member of the Leadership Development and Compensation Committee is a non-employee director and there are no Leadership Development and Compensation Committee interlocks involving any of the members of the Leadership Development and Compensation Committee.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Surya N. Mohapatra (chair), John J. Hamre, Steven R. Loranger and Markos I. Tambakeras. The Nominating and Governance Committee is responsible for developing and recommending to the Board of Directors criteria for identifying and evaluating director candidates; identifying, reviewing the qualifications of and proposing candidates for election to the Board of Directors; and assessing the contributions and independence of incumbent directors in determining whether to recommend them for reelection to the Board of Directors. The Nominating and Governance Committee also reviews and recommends action to the Board of Directors on matters concerning transactions with related persons and matters involving corporate governance and, in general, oversees the evaluation of the Board of Directors.

Director Independence

The Company’s Non-Employee Directors must meet the NYSE independence standards. The Company’s Corporate Governance Principles define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. The Charters of the Audit, Leadership Development and Compensation, and Nominating and Governance Committees also require all members to be independent directors after the completion of the NYSE independence phase-in periods. All members of our Audit and Leadership Development and Compensation Committees are currently independent. With respect to the Nominating and Governance Committee, the NYSE allows Xylem to phase in its independent directors. The NYSE requires the Nominating and Governance Committee to have at least a majority of its members determined to be independent within 90 days from the listing date applicable to Xylem’s common stock on the NYSE on October 13, 2011, and be composed solely of members determined to be independent within one year of such listing date. Our Nominating and Governance Committee is in compliance with the phase-in independence requirements of the NYSE and the Nominating and Governance Committee Charter.

Based on its review, the Board of Directors affirmatively determined, after considering all relevant facts and circumstances, that no Non-Employee Director, with the exception of Mr. Loranger, has a material relationship with the Company and that all Non-Employee Directors, including all members of the Audit, Leadership

Development and Compensation, and Nominating and Governance Committees, with the exception of Mr. Loranger, meet the independence definition in the current NYSE corporate governance rules for listed companies. Mr. Loranger is not considered independent as he was the Chairman, President and Chief Executive Officer of ITT, the company that spun off Xylem as a public company on October 31, 2011.

Each year, the Company’s Directors and executive officers complete annual questionnaires designed to elicit information about potential related person transactions. Additionally, Directors and executive officers must promptly advise the Corporate Secretary if there are any changes to the information previously provided.

The Nominating and Governance Committee reviews and considers all relevant facts and circumstances with respect to independence for each Director standing for election prior to recommending selection as part of the slate of Directors presented to the shareowners for election at the Company’s Annual Meeting. The Nominating and Governance Committee reviews its recommendations with the full Board, which separately considers and evaluates the independence of Directors standing for re-election using the standards described above.

In February 2012, the Board considered regular commercial sales and payments in the ordinary course of business as well as charitable contributions with respect to each of the Non-Employee Directors standing for re-election at the Company’s Annual Meeting. In particular, the Board evaluated the amount of sales to Xylem or purchases by Xylem with respect to companies where any of the Directors serve or served as an executive officer or director.

In no instances was a Director a current employee, or was an immediate family member of a Director a current executive officer, of a company that has made payments to, or received payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million, or 2% of each respective company’s consolidated gross revenues. The Board also considered the Company’s charitable contributions to non-profit organizations with respect to each of the Non-Employee Directors. No contributions exceeded 1% of the consolidated gross revenues of any non-profit organization.

Ms. McClain is not independent because she serves as President and Chief Executive Officer of the Company. Mr. Loranger is not independent because of his former position as Chairman, President and Chief Executive Officer of ITT.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

On October 31, 2011, ITT completed the Spin-off of Xylem, formerly ITT’s water equipment and services businesses. Prior to the Spin-off from ITT, our compensation philosophy and programs were reviewed and approved by the Compensation and Personnel Committee of ITT (the “ITT Compensation Committee”). This Compensation Discussion and Analysis describes the compensation programs and philosophy for 2011 for our Named Executive Officers (“NEOs”) representing actions taken prior to our Spin-off from ITT and post-Spin-off as Xylem. Xylem’s Leadership Development and Compensation Committee (the “Xylem LDCC”) currently approves and oversees administration of our executive compensation program. Xylem is referred to as “we,” “us,” “our” or the “Company.” Our NEOs for 2011 are:

Executive	Xylem—Current Position	ITT—Previous Position
Gretchen W. McClain	President and Chief Executive Officer	Senior Vice President and President, Fluid and Motion Control

Michael T. Speetzen	Senior Vice President and Chief Financial Officer	Vice President of Finance, Fluid and Motion Control

Frank R. Jimenez	Senior Vice President, General Counsel and Corporate Secretary	Vice President and General Counsel

Angela A. Buonocore	Senior Vice President and Chief Communications Officer	Senior Vice President and Chief Communications Officer

Kenneth Napolitano	Senior Vice President and President, Residential and Commercial Water and Flow Control	President, ITT Residential and Commercial Water

Overview

During 2011, not only was Xylem officially launched as a publicly-traded company effective October 31, 2011, but we delivered strong financial performance for the year which benefited our shareowners, executives and employees. Revenues were $3.8 billion in 2011, up 19% as compared to 2010. We had full-year 2011 earnings of $1.50 per share and adjusted earnings of $1.93 per share (which excludes $0.39 of separation costs net of tax and $0.04 of special tax items), up 25% from 2010 earnings per share of $1.55 (which excludes $0.23 of special tax items). These results—occurring during the year of the successful Spin-off, which was completed on-time and on-budget while retaining key talent across the three newly created Spin-off companies (Xylem, ITT and Exelis) - rendered 2011 an outstanding year.

Transition Year Changes

Shortly after the Spin-off from ITT, the Xylem LDCC developed and adopted an Executive Total Rewards Philosophy to serve as the committee’s guiding principles for the design and implementation of executive compensation and benefit programs and levels. While many of the executive compensation and benefit programs offered by our former parent company, ITT, were adopted, we made a number of changes to ITT’s programs, which are highlighted throughout our Compensation Discussion and Analysis. In connection with the Spin-off, we also had a number of one-time compensation actions such as Founders’ Grants and Transaction Success Incentives (“TSI awards”) for our NEOs.

The base salaries, annual incentive bonuses and long-term equity grants (except for the Founders’ Grants, described in the long-term incentive section) paid to the NEOs for 2011, and reflected in the tables that follow this Compensation Discussion and Analysis, were paid primarily under compensation programs established by the ITT Compensation Committee. Our Executive Total Rewards Philosophy and executive compensation and benefit programs that were adopted by the Xylem LDCC after the Spin-off were in effect for only a short period in 2011. The goal and intent of our newly adopted philosophy will be recognized in the future as management and the Xylem LDCC have the opportunity to apply the guidelines and principles of the philosophy to compensation actions going forward for 2012 and beyond.

Spin-off related compensation changes were approved by the ITT Compensation Committee prior to the Spin-off and supported by the Xylem LDCC after the completion of the Spin-off.

Over the past year, several important changes to compensation programs were made.

•	Several of our NEOs received compensation increases related to the Spin-off as they accepted new roles with greater responsibility in Xylem.

•

Tax gross-up provisions associated with the financial counseling and tax preparation for ITT’s senior executives were eliminated by the ITT Compensation Committee. This change was made effective July 1, 2011, and no offsetting compensation increase was provided.

•

The formula to determine severance payments following a change in control for senior executives was modified to incorporate current base salary and current bonus (versus highest salary and highest bonus in the previous three years under the former ITT plan). In addition, such payments must be reduced to the extent needed to have the executive avoid excises taxes under Section 280G of the Internal Revenue Code (versus providing an excise tax gross-up under previous ITT plans).

•

Beginning with the first payroll cycle in 2012, the Xylem LDCC decided to eliminate all perquisites to NEOs and senior executives. A one-time salary adjustment was provided to offset the change. Perquisites are viewed as not imperative for attraction and retention of senior-most Xylem executives.

2011 Compensation Actions

Based on our results and taking into consideration the impact of the Spin-off, compensation actions were taken in 2011 as follows:

Base Salary and Bonus Target Adjustments

Gretchen W. McClain received a 50% base salary increase upon the Spin-off when she was promoted from SVP and President, Fluid and Motion Control of ITT to the larger role of President and Chief Executive Officer for Xylem. Her new base salary and total compensation remain below the market median for the new role. There was no change made to her bonus target as a percentage of base salary for 2011, but the dollar value of the bonus target increased with her base salary increase.

Michael T. Speetzen received a 36% increase in base salary upon the Spin-off when he was promoted from VP of Finance, Fluid and Motion Control of ITT to the larger role of SVP and Chief Financial Officer for Xylem. His new base salary and total compensation remain below the market median for the new role. His bonus target for 2011 changed from 50% to 80% of base salary for the last two months of 2011.

Frank R. Jimenez did not receive an increase in base salary upon the Spin-off as he moved into a comparable role as SVP, General Counsel and Corporate Secretary for Xylem. His salary and total compensation are comparable to the market median for the role. There was no change made to his bonus target.

Angela A. Buonocore did not receive an increase in base salary upon the Spin-off as she moved from the SVP and Chief Communications Officer position at ITT into the role of SVP and Chief Communications Officer at

Xylem. Her total compensation is above the market median for the role and considered appropriate given her experience and impact. While Xylem has significantly less revenue than ITT had prior to the Spin-off, the role of the Chief Communications Officer has been critically important for Xylem as a new public company. In that role, Ms. Buonocore led the external marketing and branding and several significant change initiatives both internally and externally in the launching of Xylem as a new company. There was no change made to her bonus target.

Kenneth Napolitano received an 11% base salary increase upon the Spin-off when he was promoted from President, ITT Residential and Commercial Water to SVP and President, Residential and Commercial Water and Flow Control (RCW) for Xylem. His base salary and total compensation are comparable to the market median for the new role. His bonus target changed from 50% to 60% of base salary for the last two months of 2011.

Annual Incentive Plan (AIP) Payouts

In 2011, ITT and Xylem delivered strong operational performance which resulted in a 2011 AIP total payout of 121.7% for nearly all NEOs. The one exception was Ken Napolitano’s AIP payout, which was paid out at 91.1%. This was a function of the fact that half of his AIP payout was based on his business’s operating performance, which had below-plan performance.

Long-Term Incentives

In March 2011, ITT made an annual long-term incentive grant which was one-third stock options, one-third RSUs and one-third Total Shareholder Return (TSR) awards.

At Spin-off, all ITT outstanding and unvested long-term incentive awards were converted to Xylem equity. More specifically, Xylem employees with ITT restricted stock or ITT RSUs had their outstanding awards converted into restricted stock/RSUs of Xylem, preserving their pre-Spin-off value. Xylem employees with ITT stock options received a stock option grant from Xylem, keeping the embedded spread value (the difference between the exercise price and the existing share value) of the stock option. No other changes were made to the terms and conditions of these long-term incentive awards.

Upon the Spin-off, there were three years of outstanding TSR awards. For the 2009-2011 TSR awards, 94.4% (34 months out of 36 months) of the performance period was completed; performance for the first 34 months was below threshold (zero payout); additionally, a discretionary cash payment was made to participants for the uncompleted portion of the performance period (two months) at target. For the uncompleted portion of the TSR awards for 2010-2012 and 2011-2013, the remaining target value was determined and provided as Xylem RSUs with the same vesting periods as the TSR award performance periods. No cash payments were made for the completed portions of the 2010-2012 and 2011-2013 TSR awards given that performance was below threshold and did not qualify for any payment.

Special One-Time Awards

In consideration of their successful efforts in consummation of the Spin-off, our NEOs received certain one-time awards, including a Transaction Success Incentive (“TSI”) payable in cash and a Founders’ Grant. The Founders’ Grant was designed as an equal mix of RSUs and stock options with vesting over three years in order to align Xylem executives with long-term shareowner value creation going forward.

Strong Governance and Best Pay Practices

The Xylem LDCC has continued the best pay practices which were effective prior to the Spin-off from ITT. These best pay practices include:

•	Officer stock ownership guidelines

•	Policy to prohibit speculation in Company stock

•	Engagement of an independent compensation consultant for the Xylem LDCC

•	No repricing or replacement of stock options without shareowner approval

•	No tax gross-ups

•	Strong risk management program

•	Balanced pay programs

•	Recoupment/clawback policy (to be adopted)

Oversight of Business Risk and Compensation

In 2012, as part of the Board’s risk oversight responsibilities, the Xylem LDCC (as performed by ITT in past years) evaluated risk factors associated with the Company’s businesses in determining compensation structure and pay practices. The structure of the committees of the Board of Directors facilitates this evaluation and determination. During 2011, the Chair of the Xylem LDCC was a member of the Audit Committee and the Audit Committee Chair was a member of the Xylem LDCC. The membership overlap provides insight into the Company’s business risks and affords the Xylem LDCC access to the information necessary to consider the impact of business risks on compensation structure and pay practices. Further, overall enterprise risk is considered and discussed at Board meetings, providing additional important information to the Xylem LDCC. At the request of the committee, the President and Chief Executive Officer and the Senior Vice President and Chief Financial Officer attend those portions of the Xylem LDCC meetings at which plan features and design components of the Company’s annual and long-term incentive plans are considered and approved.

Independent Compensation Consultant

Prior to the Spin-off from ITT, in 2011 the ITT Compensation Committee retained Pay Governance LLC as its independent compensation consultant (“Pay Governance” or the “ITT Compensation Consultant”). Pay Governance provided independent consulting services in support of the ITT Compensation Committee’s charter as well as in support of ITT’s Nominating and Governance Committee’s Charter, including providing competitive data on director compensation pre- and post-Spin-off.

Following the Spin-off from ITT, the Xylem LDCC retained Pearl Meyer & Partners as its independent compensation consultant (“Pearl Meyer” or the “Xylem Compensation Consultant”). The Xylem LDCC reviewed Pearl Meyer’s independence and determined that Pearl Meyer was independent. Pearl Meyer provides independent consulting services in support of Xylem LDCC Charter and, during 2011, attended the December Xylem LDCC meeting. The Xylem LDCC has sole authority to retain and terminate the Xylem Compensation Consultant with respect to compensation matters.

Our Executive Compensation Program

Overall compensation policies and programs

Historically. In 2011, the ITT Compensation Committee retained Pay Governance as its independent compensation consultant. Pay Governance provided independent consulting services in support of the ITT Compensation Committee’s charter. The ITT Compensation Consultant provided objective expert analyses, assessments, research and recommendations for executive employee compensation programs, incentives, perquisites, and compensation standards. In this capacity, the ITT Compensation Consultant provided services that related solely to work performed for and at the direction of ITT’s Compensation Committee, including analysis of material prepared by ITT for ITT’s Compensation Committee’s review. In 2011, ITT’s human resources, finance and legal departments supported the work of the ITT Compensation Committee. The ITT Compensation Consultant provided no other services to ITT during 2011.

In 2011 prior to the Spin-off, the ITT Compensation Committee considered competitive market compensation data for companies comparable to ITT to establish overall policies and programs that address executive compensation, benefits and perquisites. This review included analysis of the Towers Watson Compensation Data Bank (“Towers Watson CDB”) information provided by the ITT Compensation Consultant. The analyses used a sample of 192 companies from the S&P Industrials Companies that were available in the Towers Watson CDB. The compensation data from these companies were evaluated by the ITT Compensation Consultant for differences in the scope of operation as measured by annual revenue. The ITT Compensation Committee believes that these 192 companies most closely reflect the labor market in which ITT competes for talent.

The ITT Compensation Committee delegated to ITT’s Senior Human Resources Executive responsibility for administering the executive compensation program. During 2011, ITT’s Chief Executive Officer and Senior Human Resources Executive made recommendations to the ITT Compensation Committee regarding executive compensation actions and incentive awards for both annual pay actions (merit, bonus and long-term incentives) as well as special compensation related to the Spin-off transactions from ITT. The ITT Compensation Committee reviewed each compensation element for Mmes. McClain and Buonocore and Mr. Jimenez, and made the final determination regarding executive compensation for these executives using the processes described in this Compensation Discussion and Analysis. Ms. McClain, in her role as Senior Vice President of ITT and President of its Fluid and Motion Control businesses, made recommendations to Steven R. Loranger, in his role as President and CEO of ITT, with respect to Messrs. Speetzen’s and Napolitano’s executive compensation. After discussing Ms. McClain’s recommendations, the final executive compensation determinations for Messrs. Speetzen and Napolitano were made jointly by Mr. Loranger and Ms. McClain. The ITT Compensation Committee also approved the 2011 long-term incentive awards for the Xylem NEOs.

Going forward as Xylem. Pearl Meyer was selected and retained directly by the Xylem LDCC as its independent compensation consultant and performs no other consulting or services for Xylem. The Xylem LDCC held its first meeting in December and developed its Executive Total Rewards Philosophy, which was further modified and formally approved during the February 2012 Xylem LDCC meeting. During the December 2011 Xylem LDCC meeting, the Charter for the Xylem LDCC was reviewed.

Xylem’s Executive Total Rewards Philosophy is a framework for establishing all elements of executive compensation (base salary, AIP, long-term incentives) and benefits that the Xylem LDCC oversees. Specifically, the key principles within the philosophy are:

•	Compensation programs should reflect our overarching business rationale and the compensation design should be reasonable, fair, fully disclosed, and consistently aligned with long-term value creation.

•	Compensation should be designed and structured so that unnecessary or excessive risk-taking behavior is discouraged.

•	Compensation should be flexible to recognize Xylem’s transition to a stand-alone entity and should be reviewed annually to ensure continued support of its business objectives.

•

Direct compensation will include base salary and variable, performance-based annual and long-term incentive compensation. Inclusion of performance-based annual and long-term incentive compensation will be achieved in the form of the AIP and the awarding of stock options.

•

Total direct compensation opportunities should reflect the median of the competitive market and may be adjusted for outstanding performance, strategic impact, level of responsibility and tenure in the position. Actual compensation and incentive award payouts should vary with annual and long-term performance.

The Xylem LDCC has delegated to Xylem’s Senior Vice President and Chief Human Resources Officer responsibility for administering the executive compensation program.

Individual Executive Positions

Historically. ITT’s senior management positions, including each of its named executive officer positions, were compared to positions with similar attributes and responsibilities based on the Towers Watson CDB information. This information was used to provide the market median dollar value for annual base salary, annual incentives and long-term incentives. Compensation levels within a range of the market median dollar value were considered by the ITT Compensation Consultant and the ITT Compensation Committee. The ITT Compensation Committee used the Towers Watson CDB information, along with other qualitative information described below, in making its determination of target and actual compensation provided to each of ITT’s NEOs. The ITT Compensation Committee could consider deviations from the market median range depending on a position’s strategic value, ITT’s objectives and strategies, and individual experience and performance in the position. The ITT Compensation Committee could, but was not required to, consider prior years’ compensation, including short-term or long-term incentive payouts, restricted stock or RSU vesting or option exercises, in compensation decisions for the Xylem NEOs.

As reflected by the ITT comparable analysis completed in early 2011, the following chart sets out the 2011 total target NEO compensation for annual base salary, annual incentive, long-term incentive and total compensation relative to the market median dollar value for positions held by our NEOs while employed at ITT prior to the completion of the Spin-off. For Messrs. Jimenez and Napolitano, deviations below the market median range were primarily related to the relatively short tenure of each in their positions at ITT at the time. For Ms. Buonocore, the deviation above the market median range was based on her extensive individual experience and qualifications.

Named Executive Officer	Annual Base Salary Effective March 2011	Annual Base Salary Effective March 2011 Percentage of Market Median Dollar Value	Target 2011 Annual Incentive Award	Target 2011 Annual Incentive Award as Percentage of Market Median Dollar Value	2011 Long-Term Incentive Award	2011 Long-Term Incentive Award as Percentage of Market Median Dollar Value	Anticipated Total Compensation as Percentage of Market Median Range
Gretchen W. McClain President and Chief Executive Officer (formerly SVP and President, Fluid and Motion Control of ITT)	$600,000	103%	85% of Annual Base Salary	98%	$1,600,000	104%	103%

Michael T. Speetzen SVP and Chief Financial Officer (formerly VP of Finance, Fluid and Motion Control of ITT)	$322,300	107%	50% of Annual Base Salary	111%	$333,000	112%	110%

Frank R. Jimenez SVP, General Counsel and Corporate Secretary (formerly VP & General Counsel of ITT)	$435,000	87%	60% of Annual Base Salary	70%	$700,000	65%	72%

Angela A. Buonocore SVP and Chief Communications Officer (formerly SVP and Chief Communications Officer of ITT)	$365,000	104%	60% of Annual Base Salary	112%	$500,000	118%	112%

Kenneth Napolitano SVP and President, Residential and Commercial Water and Flow Control (formerly President, ITT Residential and Commercial Water)	$325,400	85%	50% of Annual Base Salary	68%	$425,000	83%	80%

Going forward as Xylem. The Xylem LDCC has revised the methodology for assessing NEO compensation relative to market data. Market data will consist of Primary Peer Group and market survey data sources.

Xylem’s peer groups for market benchmarking were selected based on a robust three-step screening process that emphasized companies with similar business mix, global presence, revenue size and market capitalization. The selection process identified 15 Primary Peer Group companies, as well as four Supplemental Peer Group companies. The Primary Peer Group will be used by the Xylem LDCC (along with published survey data) to review, on a periodic basis, the performance of these companies and the compensation of their named executive officers both in terms of compensation levels and practices. The Primary Peer Group data will be taken into account when making compensation decisions for Xylem’s NEOs. Through this peer review process, a Supplemental Peer Group was also identified of companies that have a similar industry focus but different revenue size parameters. The Supplemental Peer Group can be considered for pay design and corporate governance, but not for benchmarking compensation levels. For 2012, the Xylem Peer Groups consist of the following companies:

Primary Peer Group (15 companies):

AMETEK, Inc.

Cooper Industries plc

Dover Corporation

Flowserve Corporation

Gardner Denver, Inc.

IDEX Corporation

Ingersoll-Rand plc

Pall Corporation

Pentair Inc.

Roper Industries

Snap-on Incorporated

SPX Corporation

Terex Corporation

Thermo Fisher Scientific Inc.

Waters Corporation

Supplemental Peer Group (4 companies):

Danaher Corporation

Mueller Water Products, Inc.

United Technologies Corporation

Watts Water Technologies, Inc.

In addition to using the Primary Peer Group for setting NEO compensation, the Xylem LDCC uses multiple market survey data to create market consensus data for assessing the competitiveness of our NEOs’ compensation. Market survey data sources include: Towers Watson CDB, Mercer Executive Compensation General Industry survey and Equilar Top 25.

This refined market benchmarking methodology will be applied by the Xylem LDCC for compensation actions beginning with compensation decisions approved in 2012. Our NEOs’ total annual compensation opportunity should reflect the median of the competitive market consensus and may be adjusted for other factors such as outstanding performance, strategic impact, level of responsibility, tenure in the position and internal pay equity. Our NEOs’ total actual compensation should vary with annual and long-term performance.

Prior to the Spin-off, the ITT Compensation Committee reviewed the Towers Watson CDB information provided by the ITT Compensation Consultant. The ITT Compensation Committee used this information to determine market median dollar values for each of the Xylem NEOs for annual base salaries effective upon completion of the Spin-off, the target 2012 long-term incentive award (an equity-based award), and target awards for the 2012 annual incentive award. The ITT Compensation Committee used the Towers Watson CDB information, along with other qualitative information described below, in making its determination of anticipated target and actual compensation to be provided to each of the Xylem NEOs. For Ms. McClain and Mr. Speetzen, deviations below the market median range were primarily related to the relatively short tenure each had in their positions at Xylem. For Messrs. Jimenez and Napolitano, the ITT Compensation Committee determined to maintain substantially the same level of compensation that each had been receiving from ITT based on their individual experience and the importance of their respective positions to the success of Xylem, and anticipated compensation at this level placed both of them within the market median range. For Ms. Buonocore, the ITT Compensation Committee also determined to maintain substantially the same level of compensation that she had been receiving from ITT. The ITT Compensation Committee recognized that maintaining Ms. Buonocore’s current level of compensation would set her anticipated compensation with Xylem above the market median range for her new position, but considered such anticipated compensation to be appropriate based on her individual experience and broader role. Specifically, the ITT Compensation Committee determined that Ms. Buonocore’s strong marketing and communications background was essential to the re-branding strategy of Xylem as a new public company.

The following benchmarking is based on the NEOs’ new roles with Xylem. Differences in results are due to post-Spin-off roles and updated benchmarking data.

Named Executive Officer	Annual Base Salary Effective Upon Spin-Off	Annual Base Salary Effective Upon Spin-Off as Percentage of Market Median Dollar Value	Target 2012 Annual Incentive Award	Target 2012 Annual Incentive Award as Percentage of Market Median Dollar Value	2012 Long-Term Incentive Award	2012 Long-Term Incentive Award as Percentage of Market Median Dollar Value	Anticipated Total Compensation as Percentage of Market Median Range
Gretchen W. McClain President and Chief Executive Officer	$900,000	85%	100% of Annual Base Salary	67%	$3,400,000	72%	73%

Michael T. Speetzen SVP and Chief Financial Officer	$439,000	85%	80% of Annual Base Salary	90%	$746,000	65%	75%

Frank R. Jimenez SVP, General Counsel and Corporate Secretary	$435,000	101%	60% of Annual Base Salary	98%	$700,000	95%	98%

Angela A. Buonocore SVP and Chief Communications Officer	$365,000	155%	60% of Annual Base Salary	244%	$500,000	385%	238%

Kenneth Napolitano SVP and President, Residential and Commercial Water and Flow Control	$360,000	95%	60% of Annual Base Salary	90%	$510,000	99%	96%

The compensation levels above reflect the analysis completed by the ITT Compensation Committee prior to the Spin-off and reflect new base salaries and bonus targets for our NEOs effective on October 31, 2011, the date of the Spin-off.

Our Compensation Cycle

Compensation is reviewed in detail every year during the first quarter by the Xylem LDCC. This review includes:

•	Annual performance reviews for the prior year,

•	Approval of compensation actions and increases—normally established in March,

•	Annual Incentive Plans (“AIP”) target awards,

•	Long-term incentive target awards (including stock options and RSUs); and

•	Oversight of the establishment and administration of executive benefit programs and severance policies.

The actual grant date of stock options and RSUs is determined when the Xylem LDCC approves these awards (currently in March). Award recipients receive communication of their awards as soon as reasonably practical after the grant date of the award. The ITT Compensation Committee reviewed and assessed the performance of Xylem NEOs during 2011. The Xylem LDCC reviewed the performance of Xylem NEOs in March 2012. The Xylem LDCC will continue to review and assess the performance of the Chief Executive Officer and all senior executives and authorize salary actions it believes are appropriate and commensurate with relevant competitive data and the approved salary program.

Prior to the Spin-off from ITT, executive compensation was reviewed in detail every year during the first quarter of the year. The review included annual performance reviews for the prior year, base salary merit increases (normally established in March), AIP target awards, and long-term incentive target awards (including stock options, RSUs and Total Shareholder Return (“TSR”) awards).

The ITT Compensation Committee reviewed the compensation as well as approved all special awards related to the Spin-off.

Qualitative Considerations

Historically. ITT considered individual performance, including consideration of the following qualitative performance factors, in making compensation decisions, in addition to the quantitative measures discussed in this Compensation Discussion and Analysis. While there is no formal weighting of qualitative factors, the following factors were considered important in making compensation decisions:

•	Portfolio Repositioning,

•	Differentiated Organic Growth,

•	Strategic Execution, and

•	Cultural Transformation.

Going forward as Xylem. Similar to ITT’s consideration of individual performance against additional qualitative performance factors, the following factors will be considered important in making compensation decisions within Xylem. No formal weighting will apply.

•	Growth through Creativity and Innovation,

•	Creation of a High Performance Culture,

•	Creating Strategies and Products which Support a Sustainable Environment, and

•	Operational Excellence.

Compensation Program Objectives

How We Achieve Our Objectives
Objective	General Principle	Specific Approach
Provide challenging and rewarding career opportunities that attract, retain and motivate diverse, high quality leaders.	Design Xylem’s executive compensation program to attract, reward and retain high quality executives. Design total executive compensation to provide a competitive balance of salary, short-term and long-term incentive compensation.	Comparison to companies and markets where Xylem competes for executive talent. Target pay levels should reflect the median of competitive market (peer companies and market survey data) and may be adjusted for outstanding performance, strategic impact, level of responsibility, tenure in the position and internal pay equity.

Match compensation components to Xylem’s short-term and long-term operating and strategic goals.	In addition to salary, Xylem includes short-term and long-term performance incentives in its compensation program.

Xylem believes the mix of short-term and long-term performance-based incentives focuses executive behavior on annual performance and operating goals, as well as strategic business objectives that will promote long-term shareowner value creation.

Pay mix will be structured to balance short-term and long-term objectives, support management’s sustained ownership of company stock, and reinforce the importance of shareowner value creation.

Align at-risk compensation with levels of executive responsibility.	The mix of total direct compensation elements will be significantly focused towards variable pay—annual and long-term incentives. As an executive’s rank increases, the proportion of pay in the form of salary will decrease, and the portion of stock-based pay will increase.	NEO compensation is structured so that a substantial portion of compensation is at risk for executives with greater levels of responsibility. The Xylem LDCC considers allocation of short-term and long-term compensation, cash and non-cash compensation and different forms of non-cash compensation for NEOs based on its assessment of the proper compensation balance needed to achieve Xylem’s short-term and long-term goals.

Tie short-term executive compensation to specific business objectives.	The AIP performance metrics are designed to further Xylem’s total enterprise objectives. By linking AIP performance to total enterprise performance, collaboration across the enterprise is rewarded.	The AIP sets out short-term performance components. If specific short-term performance goals are met, cash payments that reflect performance across the enterprise may be awarded.

How We Achieve Our Objectives
Objective	General Principle	Specific Approach
Tie long-term executive compensation to shareowner value creation.	The long-term incentive award programs link executive compensation to increases in absolute shareowner value creation.	Long-term executive compensation is comprised of RSUs and stock options. Inclusion of performance-based pay within the long-term program may be achieved in the form of stock options.

Provide reasonable and competitive indirect compensation.	Make sure that other executive benefits are reasonable in the context of a competitive compensation program and aligned with company values.	NEOs participate in many of the same benefit plans with the same benefit plan terms as other employees. Xylem will provide reasonable retirement benefits and competitive severance and termination benefits. Effective with the first payroll cycle for 2012, perquisites for NEOs were eliminated.

Primary Compensation Components

Annual base salary, annual incentives, and long-term incentives provide the foundation for our NEO compensation. Additional compensation components, which supplement these foundational components, are also discussed in this Compensation Discussion and Analysis.

The following sections provide information about Base Salary, the AIP and Long-Term Incentive Awards. Unless otherwise noted, the following highlights the ITT program because the Xylem NEOs were ITT employees until the Spin-off, effective October 31, 2011. For the remaining two months of 2011, the Xylem LDCC followed the same pay practices as our former parent company, ITT, unless otherwise noted.

Base Salary

General Principle	Specific Approach
A competitive salary provides a necessary element of stability.

Salary levels reflect comparable salary levels based on survey data provided by the ITT Compensation Consultant.

Salary levels are reviewed annually or when significant job changes occur (e.g., new hire or reorganization).

Base salary should recognize individual performance, market value of a position and the incumbent’s tenure, experience, responsibilities, contribution to ITT and growth in his or her role.	Merit increases are based on overall performance and relative competitive market position.

Annual Incentive Plan (AIP)

General Principle	Specific Approach
The AIP award recognizes contributions to the year’s results and is determined by performance against specific premier metrics on the enterprise level, or, as applicable, Value Center level as well as qualitative factors, as described in more detail in “Compensation Discussion and Analysis—Our Executive Compensation Program—Qualitative Considerations.” The 2011 AIP is structured to reward and emphasize overall enterprise, or, as applicable, Value Center performance, and emphasizes collaboration among ITT’s groups. Given the Spin-off, 2011 AIP awards were based on the weighted performance of ten months ITT and two months Xylem.

The AIP focuses on operating performance, targeting premier metrics considered predictive of top-ranking operating performance.

2011 AIP targets for Mmes. McClain and Buonocore and Messrs. Speetzen and Jimenez were established based on the following three internal premier performance metrics:

•   sum of total Value Center operating income,

•   sum of total Value Center operating cash flow, and

•   sum of total Value Center revenue.

As the leader of the Residential and Commercial Water (RCW) Value Center, the 2011 AIP targets for Mr. Napolitano were based on the following four internal performance metrics:

•   sum of total Value Center operating income,

•   RCW Value Center specific operating cash flow,

•   RCW Value Center specific revenue, and

•   RCW Value Center specific operating margin.

Structure AIP target awards to achieve competitive compensation levels when targeted performance results are achieved. Use objective formulas to establish potential AIP performance awards.	ITT and Xylem’s AIP provides for an annual cash payment to participating executives established as a target percentage of base salary. AIP target awards are set with reference to the median of competitive practice. Any AIP payment is the product of the annual base salary rate multiplied by the target base salary percentage multiplied by the AIP annual performance factor based on the approved metrics. The Xylem LDCC may approve negative discretionary adjustments with respect to NEOs.

Long-Term Incentive Awards

General Principle	Specific Approach
Design long-term incentives for NEOs to link payouts to success in the creation of shareowner value over time.

The ITT and Xylem LDCC believe that long-term incentives directly reward NEOs for success in long-term value creation and enhanced total shareowner return. The ITT Compensation Committee and the Xylem LDCC employed four considerations in designing the long-term incentive award program:

•   alignment of executive interests with shareowner interests,

•   a multi-year plan that balances short-term and long-term decision-making,

•   long-term awards included as part of a competitive total compensation package, and

•   retention.

For NEOs, long-term equity-based incentives should recognize current performance as well as the expectation of future contributions.	The Xylem LDCC grants RSUs and stock options to link executive compensation to absolute share price performance.

Review award programs annually to provide for regular assessment.	As part of its annual compensation review, the Xylem LDCC determines long-term incentive award program components, the percentage weight of each component, and long-term award target amounts.

For 2011 grants, use competitive market survey data provided by the ITT Compensation Consultant from a sample of S&P Industrials Companies to select long-term components designed to advance ITT’s long-term business goals as well as determining competitive target amounts. 2012 grants will be based on competitive data prepared by management and validated by the Xylem Compensation Consultant. Market consensus data will be based on both Primary Peer Group and multiple survey data sources.	In 2011, the ITT Compensation Committee, based on management recommendations, used competitive market data for each of the named executive officer positions to determine the 2011 long-term award value for each named executive officer. The Xylem LDCC will use the updated competitive data for granting the 2012 equity awards.

Balance absolute share price return and relative share price return.	The ITT Compensation Committee balanced long-term awards among awards designed to encourage relative share price performance and awards designed to encourage absolute share price performance. The TSR program was discontinued upon the Spin-off. More information on this allocation is provided in “Compensation Discussion and Analysis—Overview of Long-Term Incentive Awards.”

Consider the median of competitive market data, as well as individual contributions and business performance in determining target awards.	Specific 2011 target awards are set out in the Grants of Plan-Based Awards in 2011 table below.

Going forward as Xylem. The Xylem LDCC adopted the same principles and approaches with respect to Base Salary as ITT. The Xylem LDCC approved a new AIP and aggregate Long-Term Incentive Target Awards reflecting appropriate measures, goals, and targets for Xylem’s industry and business objectives and based on competitive benchmarking.

Overview of the Annual Incentive Program

2011 Internal Performance Metric Attainment and Payout Design

To focus the businesses on operating performance during the Spin-off, the 2011 internal performance metric attainment and payout design was structured to emphasize performance at the Value Center level. Xylem is comprised of four Value Centers, each of which is a collection of similarly themed and synergetic business areas. For Mmes. McClain and Buonocore and Messrs. Speetzen and Jimenez, 2011 AIP awards were based on the performance of all ITT businesses as a whole through the date immediately prior to the Spin-off. The 2011 AIP Award for Mr. Napolitano was based 50% on the performance of all the Value Centers across the enterprise and 50% on the performance of his individual Value Center (as described below). The performance metrics and payout design for 2011 AIP awards for the period after the Spin-off were based on the same metrics and prorated for time of the Spin-off through year-end (e.g., ten months performance based on ITT results and two months based on Xylem results).

The 2011 AIP metrics for Mmes. McClain and Buonocore and Messrs. Speetzen and Jimenez were weighted as follows:

Total Value Center Consolidated Operating Income	50%
Total Value Center Operating Plan Cash Flow	30%
Total Value Center Plan Revenue	20%

The 2011 AIP metrics for Mr. Napolitano were weighted as follows:

Total Value Center Consolidated Operating Income	50%
RCW Value Center Operating Plan (comprised of)	50%

•	Revenue 15%

•	Operating Plan Cash Flow 20%

•	Margin 15%

While the ITT Compensation Committee did not undertake a study of “premier” companies in setting the 2011 AIP metrics for the period prior to the Spin-off, the ITT Compensation Committee determined that the above metrics would be most closely predictive of top-ranking operating performance in 2011. Internal performance metrics were weighted to represent operational goals and the importance of achieving Operating Income. The ITT Compensation Committee eliminated earnings per share performance across the enterprise as one of the performance metrics for the period prior to the Spin-off in order to further emphasize operating performance at the Value Center level during the execution of the Spin-off. Following the Spin-off, the Xylem LDCC continued the original 2011 AIP metrics and weightings were unchanged, but the goals/performance levels were translated to reflect Xylem performance for the last two months of 2011.

Total Value Center Consolidated Operating Income must meet or exceed a 90% threshold performance before an AIP award will be paid with respect to the applicable component. The remaining metrics must meet or exceed an 85% threshold performance level (as described in the chart below) before an AIP award will be paid with respect to the applicable component.

	2011 AIP Attainment and Payout Design
	Consolidated Operating Income			Remaining Metrics
Performance Percentage of Target	90%	100%	110%	85%	100%	120%
Payout Percentage of Target	50%	100%	200%	50%	100%	200%

Each performance component of the AIP and the overall AIP award was capped at 200% and results were interpolated between points.

2011 Target AIP Award Percentage of Base Salary and Weighting of AIP Performance Components

Named Executive Officer	Target Award Percentage of Base Salary pre- / post- Spin-off	Total Value Center Consolidated Operating Income(a)	Total Value Center Operating Plan Cash Flow(b)	Total Value Center Plan Revenue(c)	Total Value Center Performance
Gretchen W. McClain	85%/85%	50%	30%	20%	a+b+c
Michael T. Speetzen	50%/80%	50%	30%	20%	a+b+c
Frank R. Jimenez	60%/60%	50%	30%	20%	a+b+c
Angela A. Buoncore	60%/60%	50%	30%	20%	a+b+c

Named Executive Officer	Target Award Percentage of Base Salary pre- / post- Spin-off	Total Value Center Consolidated Operating Income(a)	Individual Value Center Operating Income Plan			Total Performance
			Revenue(b)	Operating Plan Cash Flow(c)	Margin(d)
Kenneth Napolitano	50%/60%	50%	15%	20%	15%	a+b+c+d

Establishing AIP Performance in 2011

The 2011 AIP was designed to consider internal business achievements. For 2011, the NEOs are from Corporate headquarters other than Mr. Napolitano, who is President of the Residential and Commercial Water Value Center (a smaller business segment within Xylem.

2011 Internal Performance Metrics (Corporate Level)

Performance Metric	Why this Metric
• Total Value Center Consolidated Operating Income (50% weighting)	The ITT and Xylem LDCC believe that Operating Income is a better internal performance metric (versus the historical earnings per share) given the Spin-off and the importance of operating performance at the Value Center level. Operating income measures the excess revenues over expenses for normal operating activities.

• Total Value Center Operating Plan Cash Flow (30% weighting)	Cash flow reflects ITT’s and Xylem’s emphasis on cash flow generation. Cash flow is defined as GAAP net cash flow from operating activities, less capital expenditures and adjusted for other non-cash special items and discretionary pension contributions. Cash flow should not be considered a substitute for cash flow data prepared in accordance with GAAP. ITT’s and Xylem’s definition of Value Center cash flow may not be comparable to similar measures utilized by other companies. Management believes that free cash flow is an important measure of performance, and it is utilized as a measure of ITT’s and Xylem’s ability to generate cash.

Performance Metric	Why this Metric
• Total Value Center Plan Revenue (20% weighting)	Revenue reflects ITT’s and Xylem’s emphasis on growth. Revenue is defined as reported GAAP revenue excluding the impact of foreign currency fluctuations and contributions from acquisitions and divestitures. ITT’s and Xylem’s definition of revenue may not be comparable to similar measures utilized by other companies. Revenue is based on the local currency exchange rate.

2011 Internal Performance Metrics (Value Center Level)

The Value Center AIP design applicable to Mr. Napolitano rewards individual Value Center performance, as well as total ITT and Xylem performance. Value Center performance is directly related to the ability to capture new business, execute contractual requirements and take appropriate actions to optimize cost structures and efficiently run the Value Center. For Mr. Napolitano, the AIP design for the 2011 performance year rewarded both the performance of his Value Center and performance across the enterprise.

Performance Metric	Why this Metric
• Total Value Center Consolidated Operating Income (50% weighting)	The ITT Compensation Committee and the Xylem LDCC believe that Operating Income is a better internal performance metric (versus the historical earnings per share) given the Spin-off and the importance of operating performance at the Value Center level. Operating income measures the excess revenues over expenses for normal operating activities.

• Value Center Cash Flow (20% weighting)	Value Center cash flow reflects ITT’s and Xylem’s emphasis on cash flow generation for a Value Center. Cash flow is defined as GAAP net cash flow from operating activities, less capital expenditures and adjusted for other non-cash special items and discretionary pension contributions. Cash flow should not be considered a substitute for cash flow data prepared in accordance with GAAP. ITT’s and Xylem’s definition of Value Center cash flow may not be comparable to similar measures utilized by other companies. Management believes that Value Center cash flow is an important measure of performance and it is utilized as a measure of ITT’s and Xylem’s ability to generate cash.

• Value Center Revenue (15% weighting)	Value Center revenue reflects ITT’s and Xylem’s emphasis on growth. Value Center revenue is defined as reported GAAP revenue for a Value Center excluding the impact of foreign currency fluctuations and contributions from acquisitions and divestitures. ITT’s and Xylem’s definition of revenue may not be comparable to similar measures utilized by other companies. Value Center revenue is based on the local currency exchange rate.

Performance Metric	Why this Metric
• Value Center Operating Margin (15% weighting)	Operating margin is defined as operating income divided by sales. This performance metric is employed to determine how the Value Center actually performed as compared to the applicable Value Center budget.

Internal performance metrics are weighted to represent operational goals, as indicated above.

2011 AIP Awards Paid in 2012

In March 2012, the Xylem LDCC determined the 2011 AIP payouts for all NEOs and all other executives. As permitted by the AIP for Executive Officers, the Xylem LDCC excluded the impact of acquisitions, dispositions and other special items in computing AIP performance relating to AIP targets.

The formula for calculating 2011 AIP Payout = Pro-rated Annual Base Salary x Target Bonus Award x Percentage Full Year Final AIP Score, subject to negative discretion. For those NEOs who had a change in salary or bonus target percentage related to the Spin-off, the AIP payout was prorated (ten months at former salary and former target bonus percentage and two months at new salary and new post-spin target bonus percentage). The exception to this was Ms. McClain’s bonus target percentage; her higher target bonus percentage will apply beginning with the 2012 AIP performance cycle.

Payout percentages for each component of the AIP were as follows:

ITT Metrics (applied for first ten months of 2011)	Adjusted Performance Target at 100% Payment	Adjusted 2011 Performance	Performance Percentage of Target	Payout Percentage of Target
	(all $ amounts in millions)
Total Value Center Operating Income (50% weighting)	$1,229	$1,317	107.2%	172.0%
Total Value Center Cash Flow (30% weighting)	$919	$865	94.2%	80.6%
Total Value Center Revenue (20% weighting)	$9,428	$9,726	103.2%	131.6%

Xylem Metrics (applied for last two months of 2011)	Adjusted Performance Target at 100% Payment	Adjusted 2011 Performance	Performance Percentage of Target	Payout Percentage of Target
	(all $ amounts in millions)
Total Value Center Operating Income (50% weighting)	$120	$105	87.3%	0.0%
Total Value Center Cash Flow (30% weighting)	$186	$180	96.6%	88.6%
Total Value Center Revenue (20% weighting)	$681	$686	100.9%	108.8%
2011 Full-Year Final AIP Score for Corporate				121.9%

(reflects weighing of performance metrics and weighting of ten months of ITT performance and two months of Xylem performance)

The following AIP targets and AIP performance apply for the portion of Mr. Napolitano’s bonus tied specifically to Residential and Commercial Water (RCW) Value Center results.

RCW Metrics	Performance Target at 100% Payment	Adjusted 2011 Performance	Performance Percentage of Target	Payout Percentage of Target
	(all $ amounts in millions)
RCW Value Center Revenue (15% weighting)	$1,174	$1,209	103.1%	130.6%
RCW Value Center Cash Flow (20% weighting)	$178	$125	70.4%	0.0%
2011 Full-Year Final AIP Score for RCW				91.1%

(reflects weighing of performance metrics and weighting of ten months of ITT performance and two months of Xylem performance)

The following table details the calculation of the 2011 AIP Awards for NEOs, excluding Mr. Napolitano.

	Pro-rated Annual Base Salary x Target Bonus Award % (x)	Total Value Center Consolidated Operating Income Weighted (a)	Total Value Center Operating Plan Cash Flow Weighted (b)	Total Value Center Plan Revenue Weighted (c)	Total Value Center Performance (d) (d=a+b+c)	Total Value Center Performance Pro-rated (e) (e = d x 10/12 or 2/12 proration)	Full-Year Final AIP Score for Corporate (*)(f)	Final AIP 2011 Awards (x x f)
Gretchen W. McClain (Jan-Oct)	$425,000	85.8%	24.2%	26.3%	136.4%	113.7%	121.7%	$517,225
Nov–Dec	$127,500	0.0%	26.3%	21.7%	48.0%	8.0%	121.7%	$155,165
Total								$672,390

Michael T. Speetzen (Jan–Oct)	$134,292	85.8%	24.2%	26.3%	136.4%	113.7%	121.7%	$163,435
Nov–Dec	$58,533	0.0%	26.3%	21.7%	48.0%	8.0%	121.7%	$71,235
Total								$234,670

Frank R. Jimenez (Jan-Oct)	$217,500	85.8%	24.2%	26.3%	136.4%	113.7%	121.7%	$264,700
Nov–Dec	$43,500	0.0%	26.3%	21.7%	48.0%	8.0%	121.7%	$52,940
Total								$317,640

Angela A. Buonocore (Jan–Oct)	$182,500	85.8%	24.2%	26.3%	136.4%	113.7%	121.7%	$222,100
Nov–Dec	$36,500	0.0%	26.3%	21.7%	48.0%	8.0%	121.7%	$44,420
Total								$266,520

*	Note: The Xylem LDCC decided to apply an immaterial amount of negative discretion to the final bonus score (which is reflected in the above chart) when a small change to the final results was made after payroll processing had commenced. The small change did not have a significant financial impact, and the Company did not want to risk errors or a payroll delay with recalculating bonuses so close to the payout timing.

The following table illustrates the calculation of the 2011 AIP Award for Kenneth Napolitano based on Residential and Commercial Water (RCW) Value Center results:

	Pro-rated Annual Base Salary x Target Bonus Award % (x)	Total Value Center Consolidated Operating Income Weighted (a)	Total RCW Operating Plan Cash Flow and Operating Margin Weighted (b)	Total RCW Revenue Weighted (c)	Total Value Center Performance (d) (d = a+b+c)	Total Value Center Performance Prorated (e) (e = d x 10/12 or 2/12 proration)	Full-Year Final AIP Score for RCW (f) (f=sum of e / FY)	Final AIP 2011 Awards (x x f)
Kenneth Napolitano (Jan-Oct)	$135,583	85.8%	0.0%	19.6%	105.4%	87.8%	91.1%	$123,515
Nov-Dec	$36,000	0.0%	0.0%	19.6%	19.6%	3.3%	91.1%	$32,795
Total								$156,310

2012 Annual Incentive Program

Named Executive Officer	Target Award Percentage of Base Salary	Team Performance			Individual Performance (d)	Total Performance
		Xylem Proforma EPS (a)	Xylem Total Revenue (b)	Xylem Total Cash Flow Conversion (c)
Gretchen W. McClain	110%	28%	28%	28%	16%	a+b+c+d
Michael T. Speetzen	80%	28%	28%	28%	16%	a+b+c+d
Frank R. Jimenez	60%	28%	28%	28%	16%	a+b+c+d
Angela A. Buonocore	60%	28%	28%	28%	16%	a+b+c+d
Kenneth Napolitano	60%	28%	28%	28%	16%	a+b+c+d

The 2012 AIP will reflect Xylem as a stand-alone company and will emphasize Xylem’s financial and strategic objectives. The Xylem 2012 AIP design will require reaching a specific level of Adjusted Net Income which triggers maximum funding of the Xylem Annual Incentive Plan for Executive Officers. Within the AIP, the Xylem LDCC may apply negative discretion and differentiation of actual payouts based on Xylem’s business results and individual performance. Team performance will be 84% of the total bonus based on three equally weighted metrics (28% for each metric): Xylem Proforma Earnings per Share, Xylem Total Revenue (local currency equivalent) and Xylem Total Cash Flow Conversion. Individual performance against a number of quantifiable and qualitative metrics focused specifically on strategic initiatives will represent 16% of the AIP.

Each performance component of the AIP and the overall AIP award will be capped at 200% and results will be interpolated between points for business results.

Special One-time Spin-off Cash Incentive Awards

In conjunction with the Spin-off, special one-time Transaction Success Incentive awards were awarded to Ms. Buonocore and Messrs. Speetzen, Jimenez and Napolitano. These awards were assessed independently by the ITT Compensation Committee and were not considered in setting the other annual compensation arrangements described above. The Transaction Success Incentive award is a cash award payable with the 2011 AIP Award and is based on achieving the following performance criteria: timely completion of the Spin-off, retention of key employees and control of corporate Spin-off costs within budget. The ITT Compensation Committee, after consultation with the ITT Compensation Consultant, approved Transaction Success Incentive Awards at approximately 50% of 2011 base salary because the ITT Compensation Committee determined that this amount would appropriately reward the Xylem NEOs for the successful completion of their additional responsibilities in connection with the Spin-off. With respect to Ms. Buonocore, the ITT Compensation Committee determined that Ms. Buonocore’s marketing and communications efforts were particularly essential to the successful completion of the Spin-off and the successful launch of the new company brand. Therefore, the ITT Compensation Committee decided to approve a Transaction Success Incentive award for Ms. Buonocore that was greater than 50% of her 2011 base salary.

Named Executive Officer	Transaction Success Incentive Award
Gretchen W. McClain	$—
Michael T. Speetzen	$160,000
Frank R. Jimenez	$220,000
Angela A. Buonocore	$550,000
Kenneth Napolitano	$165,000

Overview of Long-Term Incentive Awards

2011 Long-Term Incentive Awards Program

Historically. ITT’s long-term incentive award component for senior executives had three subcomponents, each of which directly tied long-term compensation to long-term value creation, shareowner return and retention:

•

In 2011, the ITT Compensation Committee determined to award RSUs, to be settled in shares upon vesting. The ITT Compensation Committee determined to award RSUs rather than restricted stock in 2011 because RSU awards provide consistent tax treatment for domestic and international employees,

•	Non-qualified stock option awards, and

•	Performance-based cash awards, referred to as TSR Awards.

Allocation of Long-Term Incentive Components

The 2011 ITT long-term incentive awards were allocated as follows: one-third TSR calculated at target payment amount, one-third non-qualified stock options and one-third RSUs. A program valuation date of February 22, 2011 was used to determine the number of options and RSUs to be granted pursuant to this allocation. The number of options to be granted was based on the binomial lattice value on the February 22, 2011 valuation date. The number of RSUs to be granted was based on the average of the high and low ITT stock price on the valuation date. The actual awards were granted on March 3, 2011.

2011 Pre-Spin-off Long-Term Incentive Program

Restricted Stock Units Component

Grants of RSUs provide NEOs with stock ownership of unrestricted stock after the restriction lapses. NEOs received RSU awards because, in the judgment of ITT’s Compensation Committee and based on management recommendations, these individuals are in positions most likely to assist in the achievement of long-term value creation goals and to create shareowner value over time. The ITT Compensation Committee reviewed all proposed grants of RSUs for executive officers prior to award, including awards used to award performance, retention-based awards and awards contemplated for new executive officers as part of employment offers.

Key elements of the 2011 RSU program were:

•	Holders of RSUs do not have voting rights and do not receive cash dividends during the restriction period,

•	Dividend equivalents are accrued and paid in cash upon the vesting of the RSUs,

•	RSUs are generally subject to a three-year restriction period and will be settled in shares upon vesting,

•	If an acceleration event occurs (as described in “Potential Post-Employment Compensation—Change of Control Arrangements”), the RSUs vest in full,

•	If an employee dies or becomes disabled, the RSU vest in full,

•	If an employee leaves ITT or Xylem prior to vesting, whether through resignation or termination for cause, the RSUs are forfeited, and

•

If an employee retires or is terminated other than for cause, a pro-rata portion of the RSU vest. With respect to a termination other than for cause, the pro-rata portion includes vesting that reflects the applicable severance period.

In certain cases, such as for new hires or to facilitate retention, selected employees may receive RSUs subject to different vesting terms as determined by the ITT Compensation Committee or the Xylem LDCC.

Non-Qualified Stock Options Component

Non-qualified stock options permit option holders to buy Xylem stock in the future at a price equal to the stock’s value on the date the option was granted, which is the option exercise price. Non-qualified stock option terms were selected after the ITT Compensation Committee’s review and assessment of the competitive market benchmarking and consideration of terms best suited to the company.

For Ms. McClain and Ms. Buonocore, non-qualified stock options do not vest until three years after the award date. This delayed vesting is referred to as three-year cliff vesting. This vesting schedule prohibits early option exercises, notwithstanding share price appreciation, and focuses senior executives on ITT’s long-term value creation goals. Stock options awarded to Messrs. Speetzen, Jimenez, and Napolitano in 2011 vest in one-third annual installments (cliff vesting only applied for SVPs of ITT).

In 2011, the fair value of stock options granted under the employee stock option program was calculated using a binomial lattice valuation model. The ITT Compensation Committee considered this a preferred model since the model can incorporate multiple and variable assumptions over time, including assumptions such as employee exercise patterns, stock price volatility and changes in dividends. The practice of using the binomial lattice valuation model is being continued by the Xylem LDCC for subsequent stock option grants by Xylem.

Key elements of the 2011 non-qualified stock option program were:

•	The option exercise price of stock options awarded is the NYSE closing price of ITT’s or Xylem’s common stock on the date the award is approved by the ITT Compensation Committee or Xylem LDCC or,

•	For options granted to new executives, the option exercise price of approved stock option awards is the closing price on the grant date, generally the day following the first day of employment,

•	Options cannot be exercised prior to vesting,

•

Three-year cliff vesting is required for executives at the level of senior vice president or above. Stock options vest in one-third cumulative annual installments for executives below the senior vice president level,

•	If an acceleration event occurs (as described in “Potential Post-Employment Compensation—Change of Control Arrangements”), the stock option award vests in full,

•

Options awarded in 2010 and 2011 and prior to 2005 expire ten years after the grant date. Options awarded between 2005 and 2009 expire seven years after the grant date. In 2010, the seven-year option term was extended to ten years based on a review of competitive market practices,

•	If an employee is terminated for cause, vested and unvested portions of the options expire on the date of termination,

•

Xylem’s 2011 Omnibus Incentive Plan prohibits the re-pricing, or exchange, of stock options and stock appreciation rights that are priced below the prevailing market price with lower-priced stock options or stock appreciation rights without shareowner approval, and

•

There may be adjustments to the post-employment exercise period of an option grant if an employee’s tenure with Xylem is terminated due to death, disability, retirement or termination by Xylem other than for cause. Any post-employment exercise period, however, cannot exceed the original expiration date of the option. If employment is terminated due to an acceleration event or because the option holder determines in good faith that he or she would be unable to discharge his or her duties effectively after the acceleration event, the option expires on the earlier of the date seven months after the acceleration event or the normal expiration date.

Why both restricted stock units (RSUs) and stock options? A balanced award of RSUs and non-qualified stock options provides a combination of incentives for absolute share price appreciation and retention of executives. The following table provides an overview of some of the main characteristics of RSUs and non-qualified stock options.

Restricted Stock or Restricted Stock Units	Non-Qualified Stock Options
An RSU award is a promise to deliver to the recipient, upon vesting, shares of Xylem stock.	Non-qualified stock options provide the opportunity to purchase Xylem stock at a specified price called the “exercise price” at a future date.

Holders of RSUs are not entitled to vote the shares and do not receive cash dividends during the restriction period. Dividend equivalents are paid in cash upon RSU vesting beginning with the 2011 awards.	Stock option holders do not receive dividends on shares underlying options and cannot vote such shares unless the stock option is exercised.

RSUs have intrinsic value on the day the award is received and retain some actual value even if the share price declines during the restriction period.	Non-qualified stock options increase focus on activities primarily related to absolute share price appreciation. Xylem’s non-qualified stock options expire ten or seven years after their grant date. If the value of Xylem’s stock increases and the optionee exercises his or her option to buy at the exercise price, the optionee receives a gain in value equal to the difference between the option exercise price and the price of the stock on the exercise date. If the value of Xylem’s stock fails to increase or declines, the stock option has no actual value. Stock options provide less retention value than restricted stock since stock options have actual value only if the share price appreciates over the option exercise price before the options expire.

The Xylem LDCC has selected vesting terms for RSUs and stock options based on the Xylem Compensation Consultant’s review and assessment of current market practice for the Primary Peer Group and market survey data, as well as the Xylem LDCC’s and ITT Compensation Committee’s view of the vesting terms appropriate for Xylem and ITT, respectively.

Total Shareholder Return (TSR) Awards Component

Total Shareholder Return (TSR) Awards were a long-term performance cash program that was offered by the ITT Compensation Committee. The TSR Program tracked ITT’s share price performance relative to industrial companies in the TSR Performance Index (the S&P Industrials Companies, without consideration of utility and transportation service industries, described herein as the “TSR Performance Index”).

As of the date of Spin-off, the 2009 TSR Awards had two months remaining from the original three-year performance period, which was paid out as a cash payment at target value. No compensation was given for the completed portion of the 2009 TSR Awards (the first 34 months of the 2009 TSR performance period) given that performance was below threshold, which did not qualify for any payment. For the uncompleted periods of the

TSR grants for 2010 and 2011, the remaining target value was determined and provided as an RSU award in Xylem with the same vesting date as the original 2010 and 2011 Awards (December 31, 2012 and December 31, 2013, respectively). No compensation was given for the completed portions of the 2010 and 2011 TSR Awards given that performance was below threshold, which did not qualify for any payment. The TSR program was eliminated effective with the Spin-off from ITT.

2011 Long-Term Incentive Awards

The following table describes the 2011 long-term incentive awards for the NEOs, as determined by the ITT Compensation Committee on March 3, 2011.

Named Executive Officer	TSR (Target Cash Award) $	Non-Qualified Stock Option Award # Options	Restricted Stock Unit Award # Shares
Gretchen W. McClain	533,000	33,459	9,111
Michael T. Speetzen	110,000	7,640	1,879
Frank R. Jimenez	233,300	16,205	3,986
Angela A. Buonocore	166,700	10,456	2,847
Kenneth Napolitano	141,700	9,840	2,420

As a result of the Spin-off from ITT, the Xylem 2011 Omnibus Incentive Plan was approved by the ITT Compensation Committee and the Xylem LDCC. The Xylem 2011 Omnibus Incentive Plan allows Xylem the ability to grant stock options, stock appreciation rights, stock awards, other stock-based awards and target cash awards based on attainment of performance goals. The share reserve placed in the Xylem 2011 Omnibus Incentive Plan is expected to be sufficient to maintain our stock-based incentive plans for at least three years.

Under the Xylem 2011 Omnibus Incentive Plan, no individual may receive more than 3,000,000 shares subject to options in any one year. The Xylem 2011 Omnibus Incentive Plan does not permit re-pricing of stock options without shareowner approval and generally complies in all significant aspects with current best practices in corporate governance of stock-based compensation plans. Upon the Spin-off from ITT, the above 2011 annual long-term incentive grants for the above NEOs were converted to Xylem stock options and RSU awards with the original vesting terms and conditions as follows:

Named Executive Officer	TSR (Target Cash Award) $	Non-Qualified Stock Option Award # Options	Restricted Stock Unit Award # Shares
Gretchen W. McClain	n/a	59,598	16,228
Michael T. Speetzen	n/a	13,608	3,346
Frank R. Jimenez	n/a	28,865	7,100
Angela A. Buonocore	n/a	18,624	5,071
Kenneth Napolitano	n/a	17,527	4,310

As a result of the Spin-off, for Xylem employees who held ITT restricted stock or RSUs, their restricted stock or RSUs were converted into restricted stock/RSUs of Xylem, preserving their pre-Spin-off value. Xylem employees who held ITT stock options received Xylem stock options priced so that the embedded spread value (the difference between the exercise price and the share value at Spin-off) was the same both immediately before and immediately after the Spin-off.

2012 Long-Term Incentive Awards Program

Upon review of Xylem’s Primary Peer Group and market survey practices, Xylem’s new long-term incentive award program for senior executives will have two components, RSUs and non-qualified stock option awards, which directly link long-term compensation to long-term value creation, shareowner return and executive retention:

•	The Xylem LDCC will continue to award RSUs, which will be settled in shares upon vesting. RSUs provide the same economic risk or reward as restricted stock.

•	Non-qualified stock option awards will be provided. Beginning with stock option grants made in 2012, the vesting will be harmonized for all executives to vest in one-third annual installments.

•	Long-term incentive grants for NEOs will be made as 50% RSUs and 50% non-qualified stock options based on the grant date fair value.

•	Actual award value to be granted to each NEO will be based on market data (as established by assessing the Primary Peer Group of companies and survey data) and individual performance.

Special One-time Spin-off Long-Term Incentive Awards

In conjunction with the Spin-off, special one-time Founders’ Grants were awarded to each of the NEOs and to other employees in positions deemed critical to the establishment and success of Xylem. These awards were assessed independently by the ITT Compensation Committee and were not considered in setting the other anticipated annual compensation arrangements described above. The Founders’ Grants are intended to closely align the economic interests of the recipients with the Xylem shareowners. The ITT Compensation Committee, after consultation with the ITT Compensation Consultant, decided to set the Founders’ Grant award amounts at 1.5 times each NEO’s Target 2012 Long-Term Incentive Award because the ITT Compensation Committee determined that this amount would appropriately align the NEOs’ economic interests with Xylem shareowners while also providing an appropriate retention incentive. The Founders’ Grants were awarded as: one-half in RSUs and one-half in stock options. The combined awards have a grant date fair value equal to the dollar value of the Founders’ Grant. The RSUs are subject to three-year cliff vesting and the stock options vest in one-third cumulative annual installments on the date of the award (November 7). Founders’ Grants are expressed below as aggregate fair value at grant date.

Named Executive Officer	Founders’ Grant
Gretchen W. McClain	$5,100,000
Michael T. Speetzen	$1,118,000
Frank R. Jimenez	$1,050,000
Angela A. Buonocore	$750,000
Kenneth Napolitano	$765,000

ITT and Xylem Salaried Investment and Savings Plans

Historically. Most of ITT’s salaried employees who work in the United States participated in the ITT Salaried Investment and Savings Plan, a tax-qualified savings plan, which allowed employees to contribute to the plan on a before-tax basis and/or after-tax basis. ITT made a floor contribution of 1/2 of 1% of base salary to the plan for all eligible employees and matched employee contributions up to 6% of base salary at the rate of 50%. Participants could elect to have their contributions and those of ITT invested in a broad range of investment funds including ITT stock. Federal law limits the amount of compensation that can be used to determine employee and employer contribution amounts ($245,000 in 2011) to the tax-qualified plan. ITT had established and maintained a non-qualified, unfunded ITT Excess Savings Plan to pay retirement benefits that could not be paid from the ITT Salaried Investment and Savings Plan due to limits in the amount of benefits under a tax-qualified retirement plan. More details are provided in the narrative to the “Non-qualified Deferred Compensation for 2011” table later in this prospectus.

Going forward as Xylem. Effective with the Spin-off, the Xylem LDCC adopted and implemented a competitive retirement savings plan for salaried employees and a supplemental retirement savings plan for salaried employees.

Post-Employment Compensation

Salaried Retirement Plan

Historically. Most of ITT’s salaried employees who worked in the United States participated in the ITT Salaried Retirement Plan. Under the plan, participants had the option, on an annual basis, to elect to be covered by either a Traditional Pension Plan or a Pension Equity Plan formula for future pension accruals. The ITT Salaried Retirement Plan was a tax-qualified plan, which provided a base of financial security for employees after they cease working. The plan is described in more detail in the narrative in “Pension Benefits for 2011” and in the “2011 Pension Benefits” table later in this prospectus.

Going forward as Xylem. Effective with the Spin-off, ITT transferred the ITT Salaried Retirement Plan, together with all of its associated assets and liabilities, to Exelis Inc. Going forward, Exelis will maintain the ITT Salaried Retirement Plan. The Xylem NEOs will no longer participate in the ITT Salaried Retirement Plan and benefits under that plan have been frozen as of the date of the Spin-off for all Xylem and ITT employees not solely dedicated to Exelis.

Xylem has adopted and implemented a competitive post-employment compensation program referred to as the Xylem Retirement Savings Plan for Salaried Employees (the “Xylem Plan”) beginning October 31, 2011. The Xylem Plan is the only retirement program offered by Xylem with benefits earned in the ITT Salaried Retirement Plan calculated as of the Spin-off date and “frozen.” Xylem employees do not lose any of their accrued benefit under the ITT Retirement Salaried Plan as of the date it is frozen.

The Xylem Plan provides company core contributions of either 3% or 4% of eligible pay based on points (age plus years of service) calculated at the beginning of each year. Employees with less than 50 points receive a core contribution of 3% of eligible pay. Employees with 50 or more points receive a core contribution equal to 4% of eligible pay. These contributions are 100% vested upon contribution. Employees also receive Company matching contributions equal to 50% of the first 6% of eligible pay for employee contributions made to the Xylem Plan. Matching contributions are also 100% vested upon contribution.

Employees who worked for ITT for many years, or were nearing retirement at the time of Spin-off, are eligible for additional Xylem company contributions to the Xylem Plan, for up to five years. Transition credit contributions are based on points (age plus service) calculated at the beginning of each plan year. Employees with 60 to 69 points receive additional transition credit contributions equal to 3% of eligible pay. Employees with 70 or more points receive transition credit contributions equal to 5% of eligible pay. Transition credits are also 100% vested upon contribution.

Employees can make 2% to 50% of eligible pay in pre-tax contributions to the Xylem Plan up to the annual Internal Revenue Service (“IRS”) contribution limits ($17,000 in 2012), and 1% to 50% of eligible pay in after-tax contributions. An after-tax contribution limit of 10% of eligible pay applies to highly compensated employees, including the NEOs, and total pre-tax and after-tax contributions cannot exceed 50% of eligible pay. Employees age 50 and older can contribute additional pre-tax contributions to their account up to $5,500 in 2012.

Xylem Supplemental Retirement Savings Plan

Historically. Because federal law limits the amount of benefits that can be paid and the amount of compensation that can be recognized under tax-qualified retirement plans, Xylem has established and maintains a non-qualified, unfunded supplemental retirement savings plan solely to provide retirement benefits that could not be paid from the Xylem Plan.

Xylem Supplemental Retirement Savings Plan for Salaried Employees

Benefits under the supplemental pension plans are generally paid directly by Xylem. The Xylem Supplemental Retirement Savings Plan for Salaried Employees (the “Xylem Supplemental Plan” or the “SRSP”) replaces the former ITT Excess Savings Plan, and extends the retirement savings benefits above the IRS limit ($245,000 in 2011; $250,000 in 2012). The same company contributions for core, company match and transition credits apply as in the Xylem Plan. Employees are not eligible to make eligible contributions in the Xylem Supplemental Plan (employee contributions are only accepted in the Xylem Plan). All amounts in the Xylem Supplemental Plan constitute a general unsecured obligation of the Company. Such amounts, as well as any administrative costs relating to the plan are paid out of the general assets of the Company.

Deferred Compensation Plan

Xylem NEOs are also eligible to participate in the Xylem Deferred Compensation Plan. This plan provides executives an opportunity to defer receipt of between 2% and 90% of any AIP payments they earn. The amount of deferred compensation ultimately received reflects the performance of benchmark investment funds made available under the Xylem Deferred Compensation Plan as selected by the executive. Participants in the Xylem Deferred Compensation Plan may elect a fund that tracks the performance of Xylem common stock. Xylem NEOs were eligible to participate in the ITT Deferred Compensation Plan prior to the Spin-off of Xylem from ITT.

Severance Plan Arrangements

Xylem maintains two severance plans for its senior executives—the Xylem Senior Executive Severance Pay Plan and the Xylem Special Senior Executive Severance Pay Plan. Xylem’s Senior Executive Severance Pay Plan and Special Senior Executive Severance Pay Plan became effective upon the Spin-off from ITT on October 31, 2011. ITT maintained similar executive severance plans prior to the Spin-off and the Xylem executive severance plans were cloned to continue service accruals. The severance plans apply to Xylem’s key employees as defined by Section 409A of the Internal Revenue Code. Xylem’s severance plan arrangements are not considered in determining other elements of compensation.

Xylem Senior Executive Severance Pay Plan

The purpose of this plan is to provide a period of transition for senior executives. Senior executives who are U.S. citizens or who are employed in the U.S. are covered by this plan. The plan generally provides for severance payments if Xylem terminates a senior executive’s employment without cause.

The exceptions to severance payment are:

•	the executive terminates his or her own employment,

•	the executive’s employment is terminated for cause,

•	termination occurs after the executive’s normal retirement date (first day of the month that coincides with the executive’s 65th birthday),

•	termination occurs in certain divestiture instances if the executive accepts employment or refuses comparable employment, and

•	employment is terminated as a result of a death or disability.

No severance is provided for termination for cause because Xylem believes employees terminated for cause should not receive additional compensation. No severance is provided in the case of termination after a normal retirement date because the executive will be eligible for retirement payments under the Xylem retirement savings plans. No severance is provided in certain divestiture circumstances where an executive accepts or refuses comparable employment because the executive has the opportunity to receive employment income from another party under comparable circumstances. No severance is provided for termination as a result of death or disability because the executive or the executive’s estate will be eligible for other death and/or disability benefits provided by the company. All Xylem NEOs participate in this plan.

Xylem Special Senior Executive Severance Pay Plan

The purpose of this plan is to provide compensation in the case of termination of employment in connection with an acceleration event (defined in “Potential Post-Employment Compensation—Change of Control Arrangements”) including a change of control. The provisions of this plan are specifically designed to address the inability of senior executives to influence Xylem’s future performance after certain change of control events. The plan is structured to encourage executives to act in the best interests of shareowners by providing for certain compensation and retention benefits and payments, including change of control provisions, in the case of an acceleration event.

The purposes of these provisions are to:

•	provide for continuing cohesive operations as executives evaluate a transaction, which, without change of control protection, could be personally adverse to the executive,

•	keep executives focused on preserving value for shareowners,

•	retain key talent in the face of potential transactions, and

•	aid in attracting talented employees in the competitive marketplace.

As discussed above, this plan provides severance benefits for covered executives, including any NEO whose employment is terminated by Xylem other than for cause, or where the covered executive terminates his or her employment for good reason within two years after the occurrence of an acceleration event as described below (including a termination due to death or disability) or if during the two-year period following an acceleration event, the covered executive terminates his or her employment with good reason or the covered executive’s employment is terminated in contemplation of an acceleration event that ultimately occurs.

The plan is designed to put the executive in a comparable position, from a compensation and benefits standpoint, as he or she would have been in without the acceleration event. More information about the Xylem Special Senior Executive Severance Pay Plan is provided in “Potential Post-Employment Compensation—Xylem Special Senior Executive Severance Pay Plan.” All Xylem NEOs participate in this plan at the highest level of benefits.

Change of Control Arrangements

As described more fully in “Potential Post-Employment Compensation—Change of Control Arrangements,” many of Xylem’s short-term and long-term incentive plans, severance arrangements and non-qualified deferred compensation plans provide additional or accelerated benefits upon a change of control. Generally, these change of control provisions are intended to put the executive in a comparable position as he or she would have been in had the change of control not occurred. Executives then can focus on preserving value for shareowners when evaluating transactions that, without change of control provisions, could be personally adverse to the executive.

Employee Benefits and Perquisites

Executives, including the NEOs, are eligible to participate in Xylem’s broad-based employee benefits program. The program includes retirement investment and savings plans, which include before-tax and after-tax savings features, group medical and dental coverage, group life insurance, group accidental death and dismemberment insurance and other benefit plans. These other benefit plans include short- and long-term disability insurance and a flexible spending account plan.

Certain Perquisites to the NEOs

Beginning with the first payroll cycle in 2012, Xylem discontinued providing a car allowance, financial counseling and tax preparation to NEOs and senior executives. A one-time salary increase was provided to offset the change for senior executives, including Xylem NEOs. Financial planning services that were rendered before the elimination of perquisites may still be reimbursed in 2012 without eligibility for tax reimbursements. Benchmarking of executive perquisites against Xylem’s Primary and Supplemental Peer companies and market survey data indicated approximate median values of perquisites for senior-most executives represented only a small portion of total compensation for NEOs and Xylem’s senior executives. Therefore, the Xylem LDCC decided to eliminate perquisites altogether and focus on ensuring competitive compensation with significant links to pay for performance. Perquisites are not viewed as imperative for attraction and retention of the senior-most executives.

Compensation Changes Following the Spin-off

Gretchen W. McClain

Please see “Summary of Employment Arrangements.”

Michael T. Speetzen

Annual Base Salary: As of the Spin-off, Mr. Speetzen’s base salary was $439,000. In December 2011, Mr. Speetzen’s base salary was increased to $464,000 to reflect a one-time salary adjustment in connection with the elimination of Company perquisites going forward. In March 2012, the Xylem LDCC approved a new base salary of $500,000 for Mr. Speetzen to make his base salary more market competitive.

Long-Term Incentive Award Program: As of the Spin-off, Mr. Speetzen’s 2012 long-term incentive award was anticipated to be awarded at $746,000. In March 2012, when the annual long-term awards were granted, such amount was increased to $1,000,000. The Xylem LDCC approved this award to align Mr. Speetzen’s long-term compensation closer to market and to recognize Mr. Speetzen’s strong performance in 2011.

Kenneth Napolitano

Annual Base Salary: As of the Spin-off, Mr. Napolitano’s base salary was $360,000. In December 2011, Mr. Napolitano’s base salary was increased to $385,000 to reflect a one-time salary adjustment in connection with the elimination of Company perquisites going forward.

Long-Term Incentive Award Program: As of the Spin-off, Mr. Napolitano’s 2012 long-term incentive award was anticipated to be awarded at $510,000. In March 2012, when the annual long-term awards were granted, such amount was increased to $535,000. The Xylem LDCC approved this award to align Mr. Napolitano’s long-term compensation closer to market and to recognize Mr. Napolitano’s strong performance in 2011.

Frank R. Jimenez and Angela A. Buonocore

In December 2011, Mr. Jimenez and Ms. Buonocore each received an increase to their base salary of $25,000 to reflect a one-time additional salary adjustment in connection with the elimination of Company perquisites going forward. No other changes have been made to Mr. Jimenez’s and Ms. Buonocore’s compensation.

Consideration of Tax and Accounting Impacts

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that Xylem may deduct in any one year with respect to its Chief Executive Officer and the three other highest-paid NEOs, other than the Chief Financial Officer. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Compensation attributable to awards under Xylem’s AIP and long-term incentive program are generally structured to qualify as performance-based compensation under Section 162(m).

However, the Xylem LDCC realizes that evaluation of the overall performance of the senior executives cannot be reduced in all cases to a fixed formula. There may be situations in which the prudent use of discretion in determining pay levels is in the best interests of Xylem and its shareowners and, therefore, desirable. In those situations where discretion is used, awards may be structured in ways that will not permit them to qualify as performance-based compensation under Section 162(m).

In the event it should be determined that any payment of post-termination compensation would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then the aggregate of all post-termination payments for the Xylem Special Senior Executive Severance Plan will be reduced so that the Present Value of the aggregate of all payments does not exceed the Safe Harbor amount, as such terms are defined in the Internal Revenue Code; provided, however, that no such reduction shall be effective if the net after-tax benefit to the special severance executive receiving all of the payments exceeds the net after-tax benefit to the special severance executive resulting from having such payments so reduced.

Xylem’s plans are intended to comply with Section 409A of the Internal Revenue Code, to the extent applicable.

Recoupment/Clawback Policy

The Xylem LDCC intends to adopt a policy that provides for recoupment of performance-based compensation if the Board of Directors determines that a senior executive has engaged in fraud or willful misconduct that caused or otherwise contributed to the need for a material restatement of Xylem’s financial results. In such a situation, the Board would review all compensation awarded to or earned by that senior executive on the basis of Xylem’s financial performance during fiscal periods materially affected by the restatement. This would include annual cash incentive and bonus awards and all forms of equity-based compensation. If, in the Board’s view, the compensation related to Xylem’s financial performance would have been lower if it had been based on the restated results, the Board will, to the extent permitted by applicable law, seek recoupment from that senior executive of any portion of such compensation as it deems appropriate after a review of all relevant facts and circumstances. The NEOs will be covered by this policy.

Consideration of Material Non-Public Information

Xylem typically closes the window for insiders to trade in Xylem’s stock in advance of, and for a period of time immediately following, earnings releases and Board meetings, because Xylem and insiders may be in possession of material non-public information. The first quarter Xylem LDCC meeting at which compensation decisions and awards are typically made for employees usually occurs during a Board meeting period, so stock option awards may occur at a time when Xylem is in possession of material non-public information. The Xylem LDCC does not consider the possible possession of material non-public information when it determines the number of non-qualified stock options granted, price of options granted or timing of non-qualified stock options granted. Rather, it uses competitive data, individual performance and retention considerations when it grants non-qualified stock options and RSUs under the long-term incentive program.

Non-qualified stock option awards and RSU awards granted to NEOs, senior and other executives, and Directors are awarded and priced on the same date as the approval date. Xylem may also award non-qualified stock options in the case of the promotion of an existing employee or hiring of a new employee. Again, these non-qualified stock option grants may be made at a time Xylem is in possession of material non-public information related to the promotion or the hiring of a new employee or other matters. Xylem does not time its release of material non-public information for the purpose of affecting the value of executive compensation, and executive compensation decisions are not timed to the release of material non-public information.

Business Risk and Compensation

In 2012, as part of the Board’s risk oversight responsibilities, the Xylem LDCC (as performed by ITT in past years) evaluated risk factors associated with the Company’s businesses in determining compensation structure and pay practices. The structure of the committees of the Board of Directors facilitates this evaluation and determination. During 2011, the Chair of the Xylem LDCC was a member of the Audit Committee and the Audit

Committee Chair was a member of the Xylem LDCC. The membership overlap provides insight into the Company’s business risks and affords the Xylem LDCC access to the information necessary to consider the impact of business risks on compensation structure and pay practices. Further, overall enterprise risk is considered and discussed at Board meetings, providing additional important information to the Xylem LDCC. At the request of the Xylem LDCC, the President and Chief Executive Officer and the Senior Vice President and Chief Financial Officer attend those portions of the Xylem LDCC meetings at which plan features and design components of the Company’s annual and long-term incentive plans are considered and approved.

Compensation across the enterprise is structured so that unnecessary or excessive risk-taking behavior is discouraged. Further, total compensation for senior officers is heavily weighted toward long-term compensation consistent with Xylem’s compensation philosophy, which is focused on long-term value creation. This long-term weighting discourages behaviors that encourage short-term risks.

The following table summarizes our representative compensation components or policies and relevant risk mitigation factors:

Compensation Component or Policy	Risk Mitigation Factor
Salary	• Based on market rates. • Provides stability and minimizes risk-taking incentives.

Annual Incentive Plan

•   AIP design emphasizes overall performance and collaboration among Value Centers.

•   AIP components focus on a balanced mix of several performance metrics that encourage operating performance.

•   AIP design is tailored to meet unique business considerations for Corporate headquarters and Value Centers.

Annual Incentive Plan	• Individual AIP components and total AIP awards are capped.

Long-Term Incentive Awards

• Restricted Stock Units (RSUs)	• RSUs generally vest after three years.

• Stock Options	• Stock options vest after three years or in one-third cumulative annual installments after the first, second and third anniversary of the grant date varying by NEO and by grant date.

• The three-year vesting (whether cliff vesting or one-third cumulative annual installments) and the seven- and ten-year option terms encourage long-term behaviors.

• ITT Total Shareholder Return Awards (TSR)

•   The former ITT TSR long-term award was based on three-year share price performance and encouraged behaviors focused on long-term goals, while discouraging behaviors focused on short-term risks. TSRs were capped at 200%. Xylem did not adopt this program following the Spin-off.

Severance and Pension benefits	Severance and pension benefits are in line with competitive market data.

Recoupment/Clawback Policy	Will provide mechanism for senior executive compensation to be recaptured/clawed back in certain situations involving fraud or willful misconduct.

Officer Share Ownership Guidelines	Xylem executives are required to own Xylem shares or share equivalents up to 5x base salary, depending on the level of the executive (discussed in “Stock Ownership Guidelines”). Share ownership guidelines align executive and shareowner interests. Xylem policy prohibits speculative trading in and out of Xylem securities, including prohibitions on short sales and leverage transactions, such as puts, calls, and listed and unlisted options.

Compensation Tables

Summary Compensation Table

The following table summarizes the compensation for our NEOs. The information for 2011 reflects compensation paid to our NEOs by ITT prior to the Spin-off on October 31, 2011 and by us after the Spin-off.

Name and Principal	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Gretchen W. McClain	2011	632,692	20,000	3,608,803	3,492,838	672,390	250,968	106,289	8,783,980
Chief Executive Officer (formerly Senior Vice President and President, Fluid and Motion Control of ITT)	2010	527,604	—	761,335	372,279	654,700	97,308	74,141	2,487,367
	2009	504,054	61,000	2,426,708	317,269	474,600	70,753	65,453	3,919,837

Michael T. Speetzen	2011	338,273	5,556	777,360	740,433	394,670	47,976	45,844	2,350,112
Chief Financial Officer (formerly Vice President of Finance for Fluid and Motion Control of ITT)	2010	309,692	19,200	639,393	100,104	240,900	20,508	45,978	1,375,775

Frank R. Jimenez	2011	431,154	9,261	988,199	912,649	537,640	81,829	80,019	3,040,751
General Counsel and Corporate Secretary (formerly Vice President and General Counsel of ITT)	2010	412,115	—	352,524	166,817	384,500	47,578	54,855	1,418,389

Angela A. Buonocore	2011	360,192	7,500	705,910	679,849	816,520	119,380	93,519	2,782,870
Chief Communications Officer (formerly Senior Vice President and Chief Communications Officer of ITT)	2010	338,077	15,700	285,521	139,614	315,000	64,169	41,785	1,199,866

Kenneth Napolitano	2011	328,146	6,944	663,771	669,612	321,310	490,345	109,397	2,589,525
President, Residential and Commercial Water and Flow Control (formerly President, ITT Residential and Commercial Water)	2010	311,368	10,600	299,656	141,773	213,600	120,905	91,737	1,189,639

(1)	These amounts represent a cash payment for the uncompleted 2-month portion of the 2009 TSR Award approved under ITT to be paid at target and on a discretionary basis. The payments were made in November 2011.
(2)	Amounts in the “Stock Awards” column include the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for TSR awards and RSUs for year 2011. The TSR is considered a liability plan under the provisions of FASB ASC Topic 718. A discussion of RSUs and the TSR awards and assumptions used in calculating these values may be found in Note 11 to the Consolidated Financial Statements in the Company’s 2011 Annual Report on Form 10-K. The values of TSR awards at target for the 2011-2013 performance period for Ms. McClain, Mr. Speetzen, Mr. Jimenez, Ms. Buonocore and Mr. Napolitano were $533,300, $110,000, $233,300, $166,700 and $141,700, respectively. Assuming the maximum value at the highest level of achievement, Ms. McClain, Mr. Speetzen, Mr. Jimenez, Ms. Buonocore and Mr. Napolitano would receive TSR award payouts of $1,066,600, $220,000, $466,600, $466,600 and $283,400, respectively, following the end of the performance period. This column does not include the aggregate fair value of the RSUs awarded as replacements for the TSR awards with respect to the uncompleted portion of the 2010 and 2011 TSR awards. More information about the TSR awards post-Spin-off is provided in “Compensation Discussion and Analysis—Overview of Long-Term Incentive Awards—Total Shareholder Return (TSR) Awards Component.” There was no incremental grant date fair value associated with the conversion of restricted stock shares/units and there was no immediate expense recognized for TSR replacements units as the change in fair value relates to the unvested portion of the original TSR award. The associated expense for the replacement units will be recognized over the remaining vesting periods.

Furthermore, the “Stock Awards” column reflects the aggregate grant fair value of the Founders’ Grants, discussed in “Compensation Discussion and Analysis” above, as follows: Ms. McClain, Mr. Speetzen, Mr. Jimenez, Ms. Buonocore and Mr. Napolitano were $2,550,011, $559,010, $524,589, $375,002, and $382,505, respectively.

For stock awards issued prior to the Spin-off, the fair value was determined by the average of the high and low stock prices of ITT on February 22, 2011, the program valuation date. For stock awards issued post-Spin-off, the fair value was determined by using the closing price of Xylem stock on November 7, 2011.

(3)

Amounts in the “Option Awards” column include the aggregate grant date fair value of non-qualified stock option awards. Pre-Spin-off, the fair values for these grants were determined by using a binomial lattice value effective on February 22, 2011, the program valuation date. The March 3, 2011 grant date fair values after the equity conversion in the Spin-off were $8.89 for Ms. McClain, $8.89 for Ms. Buonocore, $8.03 for Mr. Speetzen, $8.03 for

Mr. Jimenez and $8.03 for Mr. Napolitano. The post-Spin-off grants awarded under Founders’ Grants were based on a binomial lattice value effective on November 7, 2011. The Founders’ Grants amounts were as follows: $2,550,000 for Ms. McClain, $374,998 for Ms. Buonocore, $559,002 for Mr. Speetzen, $524,997 for Mr. Jimenez and $382,500 for Mr. Napolitano. The conversion of stock options from shares of ITT stock to shares of Xylem stock resulted in an incremental change in fair value for each NEO as follows: $412,516 for Ms. McClain, $72,109 for Mr. Speetzen, $155,762 for Mr. Jimenez, $139,130 for Ms. Buonocore and $146,306 for Mr. Napolitano. A discussion of assumptions relating to option awards may be found in Note 11 to the Consolidated Financial Statements in the Company’s 2011 Annual Report on Form 10-K.
(4)	Amounts in the “Non-Equity Incentive Plan Compensation” column represent AIP awards for performance year 2011, which to the extent not deferred by an executive, were paid out on March 14, 2012. Furthermore, Transaction Success Incentive awards are included for Mr. Speetzen, Mr. Jimenez, Ms. Buonocore, and Mr. Napolitano for $160,000, $220,000, $550,000 and $165,000, respectively. The TSI awards were paid at the same time as the 2011 AIP awards.
(5)	No NEO received preferential or above-market earnings on deferred compensation. The change in the present value in accrued pension benefits was determined by measuring the present value of the accrued benefit at the respective dates using a discount rate of 5.75% at December 31, 2011 (corresponding to the discount rates used for the ITT Salaried Retirement Plan, which is a component of ITT’s consolidated pension plans, as described in Note 12 to the Consolidated Financial Statements in the Company’s 2011 Annual Report on Form 10-K based on the assumption that retirement occurs at the earliest date the individual could retire with an unreduced retirement benefit). All benefit obligations for plans shown in this column were transferred to Exelis as of October 31, 2011. Accordingly, all benefits under the ITT Salaried Retirement Plan and the ITT Excess Pension Plan after October 31, 2011 are payable by Exelis.
(6)	Amounts in this column for 2011 represent items specified in the “All Other Compensation Table” below.

All Other Compensation Table

	Other Compensation
Name	Personal Use of Corporate Aircraft ($) (a)	Financial Counseling ($) (b)	Relocation ($) (c)	Auto Allowances ($) (d)	Supplemental Plan Contributions ($) (e)	Tax Reimburse- ments ($) (f)	401(k) Match ($) (g)	Deferred Compensation Plan Contributions ($) (h)	Other ($) (i)	Total All Other Compensa- tion ($)
Gretchen W. McClain	5,484	12,195	—	15,600	51,156	—	11,383	9,413	1,057	106,289
Michael T. Speetzen	—	—	—	13,200	18,987	—	13,321	—	336	45,844
Frank R. Jimenez	—	13,000	—	15,600	30,754	1,362	18,267	—	1,036	80,019
Angela A. Buonocore	—	3,211	—	15,600	34,113	1,773	20,825	16,791	1,206	93,519
Kenneth Napolitano	—	905	37,554	13,200	15,023	21,326	20,892	—	497	109,397
(a)	Amounts reflect the aggregate incremental cost for personal use of the corporate aircraft for Ms. McClain prior to the Spin-off from ITT. The aggregate incremental cost was determined on a per-flight basis and includes the cost of fuel, a pro-rata share of repairs and maintenance, landing and storage fees, crew-related expenses and other miscellaneous variable costs.
(b)	Amounts represent financial counseling and tax service fees paid during 2011. Financial counseling and tax service fees reflect fees for services provided during the calendar year.
(c)	Mr. Napolitano received a company-paid apartment with the value of $35,456 and company paid travel for his family of $2,097 under an ITT relocation arrangement in 2011. This arrangement terminated on October 31, 2011.
(d)	Auto allowances were provided to a range of executives, including the NEOs.
(e)	Amounts represent the floor and matching contributions to the ITT Excess Savings Plan pre-Spin-off and the core and matching contributions to the Xylem Supplemental Plan post-Spin-off. The participants’ balances in the ITT Excess Savings Plan were transferred to the Xylem Supplemental Plan, effective October 31, 2011. Xylem contributions to the Xylem Supplemental Plan are unfunded and earnings accrue at the same rate as the Stable Value Fund available to participants in the Xylem Plan. These amounts include contributions in fiscal year 2011 as well as contributions for the 2011 AIP and TSI awards earned in 2011 and paid in 2012.
(f)	Amounts in this column for Ms. Buonocore and Mr. Jimenez are tax reimbursement allowances intended to offset the inclusion of taxable income of tax preparation services. The amount for Mr. Napolitano represents tax reimbursements related to a relocation arrangement. Tax gross-ups for tax preparation were eliminated effective July 2011.
(g)	Amounts represent the aggregate of ITT’s floor and matching contributions to the participant’s ITT Salaried Investment and Savings Plan account pre-Spin-off and core and matching contributions to the participants under the Xylem Supplemental Retirement Savings Plan after the completion of the Spin-off. These amounts include contributions in fiscal year 2011 as well as contributions for the 2011 AIP and TSI awards earned in 2011 and paid in 2012.
(h)	Amounts represent the aggregate of core and matching contributions to the participants under the Xylem Deferred Compensation Plan. These contributions include the 2011 AIP award earned in 2011 and paid in 2012.
(i)	Amounts include taxable group term-life insurance premiums attributable to each NEO. For Ms. McClain, this amount also includes a WebMD rebate. For Ms. Buonocore and Mr. Jimenez, the amount includes a WebMD rebate as well as health club fees.

Grants of Plan-Based Awards in 2011

The following table provides information regarding equity and non-equity awards made to our NEOs during the year ended December 31, 2011, including equity and non-equity awards granted to our NEOs by ITT prior to the Spin-off on October 31, 2011. Awards originally granted by ITT prior to the Spin-off were converted into Xylem awards in connection with the Spin-off with vesting dates consistent with the original awards from ITT, other than the uncompleted portion of each of the 2010 and 2011

TSR awards, which were converted at target into Xylem RSUs (as described in “Compensation Discussion and Analysis—Overview of Long-Term Incentive Awards—Total Shareholder Return (TSR) Awards Component”). A discussion of the conversion process for equity awards is described in the “Outstanding Equity Awards at 2011 Fiscal Year-End” table. The compensation plans under which the grants in the following table were made are described in “Compensation Discussion and Analysis” and include the AIP, TSI, TSR, RSUs, restricted stock awards and non-qualified stock option awards.

Name	Grant Date	Date of Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Under- lying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh) (5)	Grant Date Fair Value of Stock and Option Awards ($) (6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gretchen W. McClain			212,500	425,000	850,000
			63,750	127,500	255,000
						266,650	533,300	1,066,600				533,300
	03-Mar-11	03-Mar-11							16,228			525,492
	03-Mar-11	03-Mar-11								59,598	32.3818	668,786
	07-Nov-11	02-Nov-11							103,659			2,550,011
	07-Nov-11	02-Nov-11								307,600	24.6000	2,550,004
	07-Nov-11	02-Nov-11							5,691			139,999
	07-Nov-11	02-Nov-11							15,657			385,162
Michael T. Speetzen			67,146	134,292	268,583
			29,267	58,533	117,067
				160,000
						55,000	110,000	220,000				110,000
	03-Mar-11	03-Mar-11							3,346			108,349
	03-Mar-11	03-Mar-11								13,608	32.3818	140,940
	07-Nov-11	02-Nov-11							22,724			559,010
	07-Nov-11	02-Nov-11								67,431	24.6000	559,003
	07-Nov-11	02-Nov-11							1,581			38,893
	07-Nov-11	02-Nov-11							3,229			79,433
Frank R. Jimenez			108,750	217,500	435,000
			21,750	43,500	87,500
				220,000
						116,650	233,300	466,600				233,300
									7,100			229,911
	03-Mar-11	03-Mar-11								28,865	32.3818	298,955
	03-Mar-11	03-Mar-11							21,341			524,989
	07-Nov-11	02-Nov-11								63,329	24.6000	524,997
	07-Nov-11	02-Nov-11							2,635			64,821
	07-Nov-11	02-Nov-11							6,849			168,485
Angela A. Buonocore			91,250	182,500	365,000	83,350	166,700	333,400				166,700
			18,250	36,500	73,000
				550,000
						83,350	166,700	333,400				166,700
	03-Mar-11	03-Mar-11							5,071			164,208
	03-Mar-11	03-Mar-11								18,624	32.3818	210,562
	07-Nov-11	02-Nov-11							15,244			375,002
	07-Nov-11	02-Nov-11								45,235	24.6000	374,998
	07-Nov-11	02-Nov-11							2,134			52,496
	07-Nov-11	02-Nov-11							4,894			120,392
Kenneth Napolitano			67,792	135,583	271,167
			18,000	36,000	72,000
				165,000
						70,850	141,700	283,400				141,700
	03-Mar-11	03-Mar-11							4,310			139,565
	03-Mar-11	03-Mar-11								17,527	32.3818	181,529
	07-Nov-11	02-Nov-11							15,549			382,505
	07-Nov-11	02-Nov-11								46,140	24.6000	374,998
	07-Nov-11	02-Nov-11							2,240			55,104
	07-Nov-11	02-Nov-11							4,160			102,336

(1)

Amounts reflect the threshold, target and maximum payment levels, respectively, if an award payout is achieved under the 2011 AIP described above in “Compensation Discussion and Analysis—Overview of the Annual Incentive Program and Overview of Long-Term Incentive Awards.” These potential payments are based on achievement of specific performance metrics and are completely at risk. The target award is computed based on the estimated payouts with the target award equal to 100% of the award potential, the threshold equal to 50% of target and the maximum equal to 200% of target.

Amounts for each NEO reflect the threshold, target and maximum payment levels, in two segments, reflecting the 10-month pre-Spin-off AIP potential target payment and the 2-month post-Spin-off potential target payment. The 10-month pre-Spin-off AIP potential target amount relates to a pro-rated portion of each NEO’s pre-Spin-off salary and the 2-month post-Spin-off AIP potential target amount relates to a pro-rated portion of each NEO’s post-Spin-off salary.

Name	Pre-Spin-Off (pro-rated for 10 months)			Post-Spin-Off (pro-rated for 2 months)
	Salary ($)	Target %	Target Amount ($)	Salary	Target %	Target Amount ($)
Gretchen W. McClain	600,000	85%	425,000	900,000	85%	127,500
Michael T. Speetzen	322,300	50%	134,292	439,000	80%	58,533
Frank R. Jimenez	435,000	60%	217,500	435,000	60%	43,500
Angela A. Buonocore	365,000	60%	182,500	365,000	60%	36,500
Kenneth Napolitano	325,400	50%	135,583	360,000	60%	36,000

(2)	Amounts reflect the threshold, target and maximum payment levels, if an award payout is achieved, under ITT’s TSR Plan for the 2011-2013 performance period described above in “Compensation Discussion and Analysis—Overview of Long-Term Incentive Awards—Total Shareholder Return (TSR) Awards Component.” Each unit under the TSR Plan equals $1. Payments, if any, under the TSR Plan are paid in cash at the end of the performance period. The performance period for awards under ITT’s TSR Plan, reflected in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column, for the 2011-2013 performance period is January 1, 2011-December 31, 2013. The TSR is no longer a compensation component of Xylem.
(3)	Amounts reflect the number of shares of RSUs granted in 2011 to the NEOs. RSUs awarded as replacements for TSR awards with respect to the unvested portion of the 2010 and 2011 TSR awards will vest on December 31, 2012 and December 31, 2013, respectively. The replacement awards have consistent performance periods as the original TSR awards. The number of RSUs granted on March 3, 2011 was determined by the average of the high and low stock price on the program valuation date of February 22, 2011. The number of RSUs granted on November 7, 2011 was determined by the closing price of Xylem stock on the program valuation date of November 7, 2011. RSUs granted to NEOs generally vest in full at the end of the three-year restriction period following the grant date. During the restriction period, the holder will receive dividends at vesting and may not vote the shares. There was no incremental grant date fair value associated with the conversion of restricted stock shares/units and there was no immediate expense recognized for TSR replacement RSUs as the change in fair value relates to the unvested portion of the original TSR award. The associated expense for the replacement RSUs will be recognized over the remaining vest periods.
(4)	Amounts reflect the number of non-qualified stock options granted in 2011 to NEOs. For the March 3, 2011 non-qualified stock option grants, the number of non-qualified stock options was determined by the binomial lattice value on the program valuation date of February 22, 2011. Due to the conversion, there was an incremental grant date fair value associated with the March 3, 2011 grants. The values are as follows: Ms. McClain $138,468, Mr. Speetzen $31,618 Mr. Jimenez $67,063, Ms. Buonocore $43,272 and Mr. Napolitano $40,722. For the November 7, 2011 non-qualified stock option grants, the number of non-qualified stock options was determined by the binomial lattice value on the program valuation date of November 7, 2011. Such non-qualified stock options generally become exercisable at the end of the three-year period following the grant date and expire ten years after the grant date.
(5)	The option exercise price for non-qualified stock options dated March 3, 2011 was the closing price of ITT common stock on the date the non-qualified stock options were granted. The option exercise price for the non-qualified stock options dated November 7, 2011 was the closing price of Xylem common stock on the date the non-qualified stock options were granted.
(6)	Amounts in this column represent the grant date fair value computed in accordance with FASB ASC Topic 718 for TSR target awards, RSUs, restricted stock awards and non-qualified stock option awards granted to the NEOs in 2011.

Summary of Employment Arrangements

Gretchen W. McClain

Term: On October 4, 2011, Ms. McClain accepted an offer of employment with the Company as President and Chief Executive Officer of the Company effective as of the Spin-off from ITT. Ms. McClain is the only NEO with an offer letter arrangement. Ms. McClain’s compensation, as for all other NEOs, is subject to the approval of the Xylem LDCC.

Annual Base Salary: Ms. McClain’s base salary as of the Spin-off was $900,000. In December 2011, Ms. McClain’s base salary was increased to $935,000 to reflect a one-time salary adjustment in connection with the elimination of Company perquisites going forward.

Target Annual Incentive: Ms. McClain’s annual incentive target was set at 100% of base salary. In March 2012, the Xylem LDCC approved an increase of that target to 110%. The amount earned in respect to AIP is discretionary and subject to individual and Company performance, as determined by the Xylem LDCC.

Long-Term Incentive Award: Ms. McClain is eligible to participate in the Company’s long-term incentive program. In October, Ms. McClain’s 2012 long-term incentive award was anticipated to be awarded at $3,400,000. In March 2012, when the long-term awards were granted, such amount was increased to $4,250,000. The Xylem LDCC approved this award given her strong performance and the fact that Ms. McClain’s long-term compensation was below market. Her award was valued using the same methodology used to value 2012 long-term incentive awards to other senior management of the Company.

Founders’ Grant: Following the Spin-off from ITT, Ms. McClain received a Founders’ Grant with a value of $5,100,000, which was determined by the ITT Compensation Committee and later approved by the Xylem LDCC. This grant was a one-time special award intended to closely align Ms. McClain’s economic interests with Xylem shareowners. This grant was granted as 50% Stock Options and 50% RSUs with a three-year vesting.

Severance Arrangements: Ms. McClain is covered under the terms of the Xylem Senior Executive Severance Pay Plan. Notwithstanding the terms of such plan, should Ms. McClain be terminated by the Company other than for cause at any time, she will receive a severance benefit equal to twenty-four months of current base salary and target AIP, subject to the Company’s severance policies. In the event of a termination in connection with a change of control, Ms. McClain would receive a severance benefit under the terms of the Xylem Special Senior Executive Severance Pay Plan.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table provides information regarding outstanding stock option awards and unvested restricted stock or RSU awards (including related dividend equivalent units) held by each NEO as of December 31, 2011. All information is presented below on a post-conversion basis. In connection with the Spin-off from ITT, restricted stock, RSUs and non-qualified stock options awarded prior to the Spin-off were converted to Xylem restricted stock, RSUs and non-qualified stock options, and the uncompleted portions of ITT TSR Awards were converted to Xylem RSUs.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Gretchen W. McClain	9/9/2005	59,374	—	31.2085	9/19/2012	265,515	6,821,080
	3/6/2006	15,541	—	29.5748	3/6/2013	—	—
	3/7/2007	26,994	—	32.5558	3/7/2014	—	—
	3/10/2008	29,693	—	29.8050	3/10/2015	—	—
	3/5/2009	—	53,669	18.6330	3/5/2016	—	—
	3/5/2010	—	42,837	30.0295	3/5/2020	—	—
	3/3/2011	—	59,598	32.3818	3/3/2021	—	—
	11/7/2011	—	307,600	24.6000	11/7/2021	—	—
Michael T. Speetzen	3/5/2009	2,880	5,892	18.6330	3/5/2016	53,542	1,375,494
	3/5/2010	4,237	8,472	30.0295	3/5/2020	—	—
	3/3/2011	—	13,608	32.3818	3/3/2021	—	—
	11/7/2011	—	67,431	24.6000	11/7/2021	—	—
Frank R. Jimenez	6/9/2009	19,636	9,816	25.7179	6/9/2016	50,591	1,299,683
	3/5/2010	7,060	14,119	30.0295	3/5/2020	—	—
	3/3/2011	—	28,865	32.3818	3/3/2021	—	—
	11/7/2011	—	63,329	24.6000	11/7/2021	—	—
Angela A. Buonocore	3/7/2007	11,996	—	32.5558	3/7/2014	45,824	1,177,219
	3/10/2008	14,793	—	29.8050	3/10/2015	—	—
	3/5/2009	—	20,128	18.6330	3/5/2016	—	—
	3/5/2010	—	16,065	30.0295	3/5/2020	—	—
	3/3/2011	—	18,624	32.3818	3/3/2021	—	—
	11/7/2011	—	45,235	24.6000	11/7/2021	—	—
Kenneth Napolitano	2/2/2004	9,975	—	21.0302	2/2/2014	37,393	960,626
	3/5/2005	8,906	—	25.5271	3/8/2012	—	—
	3/7/2007	6,750	—	32.5558	3/7/2014	—	—
	3/10/2008	9,859	—	29.8050	3/10/2015	—	—
	3/5/2009	14,730	7,366	18.6330	3/5/2016	—	—
	3/10/2010	6,001	11,998	30.0295	3/5/2020	—	—
	3/3/2011	—	17,527	32.3818	3/3/2021	—	—
	11/7/2011	—	46,140	24.6000	11/7/2021	—	—

(1)	Vesting Schedule for Stock Options (options vest on the applicable anniversary of the grant date): Ms. McClain’s 2005 grant vested one-half in 2007 and one-half in 2008. Ms. McClain’s 2006 and 2007 grants vested in one-third increments over the following three-year period. Ms. McClain’s 2008 grant vested 100% in 2011. Mr. Speetzen’s 2009 grant vested one-third in 2010 and two-thirds in 2012. Mr. Speetzen’s 2010 grant vested one-third in 2011 and the remaining two-thirds over the following two-year period. Mr. Jimenez 2009 grant vested one-third in each of 2010, 2011 and 2012. Mr. Jimenez’s 2010 grant vested one-third in 2011 and the remaining two-thirds over the following two-year period. Ms. Buonocore’s 2007 and 2008 grants vested in one-third increments over the following three-year period. Mr. Napolitano’s 2004 grant vested 100% on February 2, 2004. All of Mr. Napolitano’s grants given in 2005, 2007, 2008 and 2009 vested in one-third increments over the following three-year period. Mr. Napolitano’s 2010 grant vested one-third in 2011 and the remaining two-thirds over the following two-year period.

The following table provides vesting information about stock options that were unvested as of December 31, 2011.

		Vesting Schedule (#’s)
Name	Grant Date	2012	2013	2014
Gretchen W. McClain	3/5/2009	53,669	—	—
	3/5/2010	—	42,837	—
	3/3/2011	—	—	59,598
	11/7/2011	102,534	102,533	102,533
Michael T. Speetzen	3/5/2009	5,892	—	—
	3/5/2010	4,236	4,236	—
	3/3/2011	4,536	4,537	4,535
	11/7/2011	22,477	22,477	22,477
Frank R. Jimenez	6/9/2009	9,816	—	—
	3/5/2010	7,059	7,060	—
	3/3/2011	9,622	9,622	9,621
	11/7/2011	21,110	21,110	21,109
Angela A. Buonocore	03/05/2009	20,128	—	—
	3/5/2010	—	16,065	—
	3/3/2011	—	—	18,624
	11/7/2011	15,079	15,078	15,078
Kenneth Napolitano	3/5/2009	7,366	—	—
	3/5/2010	5,999	5,999	—
	3/3/2011	5,842	5,843	5,842
	11/7/2011	15,380	15,380	15,380

(2)	Vesting Schedule for Restricted Stock and RSUs (restricted stock and RSUs vest on the applicable anniversary of the grant date):

		Vesting Schedule (#)’s
Name	Grant Date	2012	2013	2014	2015
Gretchen W. McClain	3/5/2009	16,920	—	—	—
	3/5/2009	—	—	93,996	—
	3/5/2010	—	13,364	—	—
	3/3/2011	—	—	16,228	—
	11/7/2011	5,691	—	—	—
	11/7/2011	—	15,657	—	—
	11/7/2011	—	—	103,659	—
Michael T. Speetzen	3/5/2009	4,700	—	—	—
	3/5/2010	—	3,712	—	—
	3/5/2010	—	4,275	—	9,975
	3/3/2011	—	—	3,346	—
	11/7/2011	1,581	—	—	—
	11/7/2011	—	3,229	—	—
	11/7/2011	—	—	22,724	—
Frank R. Jimenez	6/9/2009	6,478	—	—	—
	3/5/2010	—	6,188	—	—
	3/3/2011	—	—	7,100	—
	11/7/2011	2,635	—	—	—
	11/7/2011	—	6,849	—	—
	11/7/2011	—	—	21,341	—
Angela A. Buonocore	3/7/2007	7,125	—	—	—
	3/5/2009	6,344	—	—	—
	3/5/2010	—	5,012	—	—
	3/3/2011	—	—	5,071	—
	11/7/2011	2,134	—	—	—
	11/7/2011	—	4,894	—	—
	11/7/2011	—	—	15,244	—
Kenneth Napolitano	3/5/2009	5,874	—	—	—
	3/5/2010	—	5,260	—	—
	3/3/2011	—	—	4,310	—
	11/7/2011	2,240	—	—	—
	11/7/2011	—	4,160	—	—
	11/7/2011	—	—	15,549	—

(a)	RSUs granted on November 7, 2011 that vest in 2012 and 2013 were converted from the uncompleted portions of the 2010-2012 and 2011-2013 ITT TSR Awards in connection with the Spin-off from ITT.

(3)	Market values were determined based on the Company’s closing stock price of $25.69 per share on December 30, 2011.

Option Exercises and Stock Vested In 2011

The following table provides information regarding the number of ITT stock options that were exercised by our NEOs during the last fiscal year before the Spin-off from ITT. The table also provides information regarding the vesting of ITT restricted stock during the last fiscal year before the Spin-off from ITT. The number of shares with respect to these ITT stock options and shares of restricted stock is presented on a pre-conversion basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized On Exercise ($) (2)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (3)
Gretchen W. McClain	—	—	4,278	266,470
Michael T. Speetzen	5,000	76,817	—	—
Frank R. Jimenez	—	—	—	—
Angela A. Buonocore	—	—	1,934	109,000
Kenneth Napolitano	—	—	1,290	72,704

(1)	The number of shares acquired upon exercise or upon vesting does not reflect the post Spin-off conversion of ITT shares to Xylem shares. These shares were acquired prior to the Spin-off from ITT.
(2)	This amount reflects the difference between the closing price of ITT stock on the date of exercise and the exercise price of ITT stock options.
(3)	These amounts reflect the value realized upon the vesting of ITT restricted stock based upon the closing price of ITT stock on the date of vesting.

Pension Benefits for 2011

Historically. Most of ITT’s salaried employees who work in the United States participated in the ITT Salaried Retirement Plan. Under the plan, participants had the option, on an annual basis, to elect to be covered by either a Traditional Pension Plan or a Pension Equity Plan formula for future pension accruals. The ITT Salaried Retirement Plan was a tax-qualified plan, which provided a base of financial security for employees after they cease working. The plan is described in more detail in the narrative related to “ITT Pension Benefits” and in the “2011 Pension Benefits” table below.

Effective with the Spin-off, ITT transferred the ITT Salaried Retirement Plan, together with all of its associated assets and liabilities, to Exelis, which will maintain the ITT Salaried Retirement Plan going forward. The NEOs no longer participate in the ITT Salaried Retirement Plan, and benefits under this plan have been frozen as of the date of the Spin-off for all Xylem and ITT employees.

ITT Excess Pension Plan

Historically. Because federal law limits the amount of benefits that can be paid and the amount of compensation that can be recognized under tax-qualified retirement plans, ITT established and maintained a non-qualified, unfunded excess pension plan solely to pay retirement benefits that could not be paid from the tax-qualified plans.

ITT Excess Pension Plan. Benefits under the excess pension plan are generally paid directly by ITT (now Exelis given the transfer). Participating officers with excess plan benefits had the opportunity to make a one-time election prior to December 31, 2008 to receive their excess benefits earned under the Traditional Pension Plan formula in a single discounted sum payment or as an annuity. An election of a single-sum payment is only effective if the officer meets the requirements for early or normal retirement benefits under the plan; otherwise, the excess benefits earned under the Traditional Pension Plan formula will be paid as an annuity. Since the excess pension plan is an unfunded obligation of Exelis, in the event of a change of control, any excess plan benefits would be immediately payable, subject to any applicable Section 409A restrictions with respect to form and timing of payments, and would be paid in a single discounted sum. The single-sum payment provision provides executives the earliest possible access to the funds in the event of a change of control, and avoids leaving unfunded pension payments in the hands of the acquirer.

Effective with the Spin-off, ITT transferred the Excess Pension Plan, together with all of its associated assets and liabilities, to Exelis, which will maintain the Excess Pension Plan going forward. The NEOs no longer participate in the Excess Pension Plan, and benefits under this plan have been frozen as of the date of the Spin-off for all Xylem and ITT employees.

ITT Pension Benefits

ITT Salaried Retirement Plan

Under the ITT Salaried Retirement Plan, participants had the option, on an annual basis, to elect to be covered under either a Traditional Pension Plan or a Pension Equity Plan formula for future pension accruals. The ITT Salaried Retirement Plan was a funded and tax-qualified retirement program. The plan is described in detail below. All of the NEOs participated in the Traditional Pension Plan formula of the ITT Salaried Retirement Plan prior to the Spin-off.

While the Traditional Pension Plan formula pays benefits on a monthly basis after retirement, the Pension Equity Plan formula enabled participants to elect to have benefits paid as a single sum payment upon employment termination, regardless of the participant’s age. The Traditional Pension Plan benefits payable to an employee depend upon the date an employee first became a participant under the plan.

Under the Traditional Pension Plan, a participant first employed prior to January 1, 2000 would receive an annual pension that would be the total of:

•	2% of his or her “average final compensation” (as described below) for each of the first 25 years of benefit service, plus

•	1 1/2% of his or her average final compensation for each of the next 15 years of benefit service, reduced by

•	1 1/4% of his or her primary Social Security benefit for each year of benefit service up to a maximum of 40 years.

A participant first employed on or after January 1, 2000 under the Traditional Pension Plan would receive an annual pension that would equal:

•	1 1/2% of his or her average final compensation (as defined below) for each year of benefit service up to 40 years, reduced by

•	1 1/4% of his or her primary Social Security benefit for each year of benefit service up to a maximum of 40 years.

For a participant first employed prior to January 1, 2005, average final compensation (including salary and approved bonus or AIP payments) is the total of:

•

the participant’s average annual base salary for the five calendar years of the last 120 consecutive calendar months of eligibility service that would result in the highest average annual base salary amount, plus

•

the participant’s average annual pension eligible compensation, not including base salary, for the five calendar years of the participant’s last 120 consecutive calendar months of eligibility service that would result in the highest average annual compensation amount.

For a participant first employed on or after January 1, 2005, average final compensation is the average of the participant’s total pension eligible compensation (salary, bonus and annual incentive payments for NEOs and other exempt salaried employees) over the highest five consecutive calendar years of the participant’s final 120 months of eligibility service.

As it applies to participants first employed prior to January 1, 2000, under the Traditional Pension Plan, Standard Early Retirement is available to employees at least 55 years of age with 10 years of eligibility service. Special Early Retirement is available to employees at least age 55 with 15 years of eligibility service or at least age 50 whose age plus total eligibility service equals at least 80. For Standard Early Retirement, if payments begin before age 65, payments calculated at the normal retirement age of 65 (the “Normal Retirement Age”) are reduced by 1/4 of 1% for each month that payments commence prior to the Normal Retirement Age. For Special Early Retirement, if payments begin between ages 60-64, benefits will be payable at 100%. If payments begin prior to age 60, they are reduced by 5/12 of 1% for each month that payments start before age 60 but not more than 25%.

For participants first employed from January 1, 2000 through December 31, 2004, under the Traditional Pension Plan, Standard Early Retirement is available to employees at least 55 years of age with 10 years of eligibility service. If payments begin before age 65, payments calculated at the normal retirement age of 65 (the “Normal Retirement Age”) are reduced by 1/4 of 1% for each month that payments commence prior to the Normal Retirement Age. Special Early Retirement is also available to employees who have attained at least age 55 with 15 years of eligibility service (but not earlier than age 55). For Special Early Retirement, the benefit payable at or after age 62 would be at 100%; if payments commence prior to age 62 they would be reduced by 5/12 of 1% for each of the first 48 months prior to age 62 and by an additional 4/12 of 1% for each of the next 12 months and by an additional 3/12 of 1% for each month prior to age 57. For participants first employed on or after January 1, 2005, and who retire before age 65, benefits may commence at or after age 55 but the benefits would be reduced by 5/9 of 1% for each of the first 60 months prior to age 65 and an additional 5/18 of 1% for each month prior to age 60.

In December 2007, effective January 1, 2008, the ITT Salaried Retirement Plan and the ITT Excess Pension Plans were amended to provide for a three-year vesting requirement. In addition, for employees who are already vested and who are involuntarily terminated and entitled to severance payments from ITT, additional months of age and service (not to exceed 24 months) are to be imputed based on the employee’s actual service to his or her last day worked, solely for purposes of determining eligibility for early retirement.

The “2011 Pension Benefits” table below provides information on the pension benefits for the NEOs. At the present time, none of the NEOs listed in the “Summary Compensation Table” had elected to accrue benefits under the Pension Equity Plan formula. Mmes. McClain and Buonocore and Messrs. Jimenez and Speetzen participated under the terms of the plan in effect for employees hired after January 1, 2005. Mr. Napolitano participated under the terms of the plan in effect for employees hired prior to January 1, 2000. Employees may retire as early as age 55 under the terms of the plan. Pensions may be reduced if retirement starts before age 65. Possible pension reductions are described above.

Benefits under this plan are subject to the limitations imposed under Sections 415 and 401(a) (17) of the Internal Revenue Code in effect as of December 31, 2011. Section 415 limits the amount of annual pension payable from a qualified plan. For 2011, this limit is $195,000 per year for a single-life annuity payable at an IRS -prescribed retirement age. This ceiling may be actuarially adjusted in accordance with IRS rules for items such as employee contributions, other forms of distribution and different annuity starting dates. Section 401(a)(17) limits the amount of compensation that may be recognized in the determination of a benefit under a qualified plan. For 2011, this limit is $245,000.

Xylem Retirement Savings Plans for Salaried Employees

Xylem has adopted and implemented a competitive post-employment compensation program referred to as the Xylem Retirement Savings Plan for Salaried Employees (the “Xylem Plan”) beginning October 31, 2011. The Xylem Plan is the only retirement program offered by Xylem.

The Xylem Plan provides company core contributions of either 3% or 4% of eligible pay based on points (age plus years of service) calculated at the beginning of each year. Employees with less than 50 points receive a core contribution of 3% of eligible pay. Employees with 50 or more points receive a core contribution equal to 4% of eligible pay. These contributions are 100% vested upon contribution. Employees also receive Company matching contributions equal to 50% of the first 6% of eligible pay for employee contributions made to the Xylem Plan. Matching contributions are also 100% vested upon contribution.

Employees who worked for ITT for many years or were nearing retirement at the time of Spin-off are eligible for additional Xylem company contributions (transition credit contributions) to the Xylem Plan for up to five years. Transition credit contributions are based on points (age plus service) calculated at the beginning of each plan year. Employees with 60 to 69 points receive additional transition credit contribution equal to 3% of eligible pay. Employees with 70 or more points receive transition credit contribution equal to 5% of eligible pay. Transition credits are also 100% vested upon contribution.

Employees can make 2% to 50% of eligible pay in pre-tax contributions to the Xylem Plan up to the annual IRS contribution limits ($17,000 in 2012), and 1% to 50% of eligible pay in after-tax contributions. An after-tax contribution limit of 10% of eligible pay applies to highly compensated employees, including the NEOs, and total pre-tax and after-tax contributions cannot exceed 50% of eligible pay. Employees age 50 and older may make additional pre-tax contributions of up to $5,500 to their accounts in 2012.

Xylem Supplemental Retirement Savings Plan for Salaried Employees

Because federal law limits the amount of benefits that can be paid and the amount of compensation that can be recognized under tax-qualified retirement plans, Xylem has established and maintains a non-qualified, unfunded supplemental retirement savings plan solely to provide retirement benefits that could not be paid from the Xylem Plan.

Benefits under the supplemental pension plans are generally paid directly by Xylem. The Xylem Supplemental Retirement Savings Plan for Salaried Employees (the “Xylem Supplemental Plan” or the “SRSP”) replaces the former ITT Excess Savings Plan, and extends the retirement savings benefits above the Internal Revenue Service limit ($245,000 in 2011; $250,000 in 2012). The same company contributions for core, company match and transition credits apply as in the Xylem Plan. Employees are not eligible to make eligible contributions in the Xylem Supplemental Plan (employee contributions are only accepted in the Xylem Plan). All amounts in the Xylem Supplemental Plan constitute a general unsecured obligation of the company. Such amounts, as well as any administrative costs relating to the plan, are paid out of the general assets of the company.

No pension benefits were paid to any of the NEOs in the last fiscal year.

2011 Pension Benefits

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit at Normal Retirement ($) (1) (d)	Present Value of Accumulated Benefit at Earliest Date for Unreduced Benefit (e)	Payments During Last Fiscal Year ($) (f)
Gretchen W. McClain	ITT Salaried Retirement Plan	6.13	119,982	119,982	—
	ITT Excess Pension Plan	6.13	396,636	396,636	—
Michael T. Speetzen	ITT Salaried Retirement Plan	2.83	39,670	39,670	—
	ITT Excess Pension Plan	2.83	42,807	42,807	—
Frank R. Jimenez	ITT Salaried Retirement Plan	2.40	41,863	41,863	—
	ITT Excess Pension Plan	2.40	87,544	87,544	—
Angela A. Buonocore	ITT Salaried Retirement Plan	4.66	113,637	113,637	—
	ITT Excess Pension Plan	4.66	197,210	197,210	—
Kenneth Napolitano (2)	ITT Salaried Retirement Plan	28.43	663,891	959,173	—
	ITT Excess Pension Plan	12.92	366,666	522,546	—

Assumptions used to determine present value as of December 31, 2011 are as follows and are generally consistent with those used by Exelis for 2011 financial statement reporting purposes:

•	Measurement date: December 31, 2011

•	Discount Rate: 4.75%

•	Mortality (pre-commencement): None

•	Mortality (post-commencement): 2011 PPA Annuitant Mortality Table, separate rates for males and females

•	Normal retirement age: age 65

•	Earliest age at which a participant first employed prior to January 1, 2000 may receive unreduced benefits: age 60

•	Assumed benefit commencement date: age 60 for Mr. Napolitano and age 65 for all other NEOs

•	Accumulated benefits are calculated based on credited service and pay as of October 31, 2011

•	Present value is based on the single life annuity payable at assumed benefit commencement date

•	All results shown are estimates only; actual benefits will be based on precise credited service and compensation history, which will be determined at benefit commencement date.

The 2011 row of the column titled “Change in Pension Value and Non-qualified Deferred Compensation Earnings” in the “Summary Compensation Table” quantifies the change in the present value of the Pension Plan benefits from December 31, 2010 to December 31, 2011. To determine the present value of the plan benefits as of December 31, 2010, the same assumptions that are described above to determine present value as of December 31, 2011 were used, except the following:

•	Discount rate: 5.75%

•	Mortality (post-commencement): UP-94 Mortality Table projected 16 years with Scale AA

(1)	All benefit obligations for plans shown in this table were transferred to Exelis as of October 31, 2011. Accordingly, all benefits under the ITT Salaried Retirement Plan and the ITT Excess Pension Plan after October 31, 2011 are payable by Exelis.
(2)	Mr. Napolitano became a participant in the ITT Salaried Retirement Plan as of December 1, 1998 following the ITT acquisition of Goulds Pump Inc. Mr. Napolitano’s services are calculated under the Goulds Retirement Plan provisions and such services are treated as a former benefit plan under the ITT Salaried Retirement Plan. Accordingly, the years of credited service for Mr. Napolitano include 15.51 years of service accrued as an employee of Goulds, which reflects breaks in service from his original hire date. The Goulds Retirement Plan did not provide benefits in excess of the IRS limits.

Non-Qualified Deferred Compensation for 2011

Xylem Deferred Compensation Plan

Prior to the Spin-off from ITT, our NEOs were eligible to participate in the ITT Deferred Compensation Plan. These deferred compensation earnings were transferred to the Xylem Deferred Compensation Plan at the time of the Spin-off. The fund offerings for the Xylem Deferred Compensation Plan are the same as under the ITT Deferred Compensation Plan with the exception of the phantom Company stock fund, which replaced the ITT phantom stock with Xylem phantom stock. None of our NEOs were invested in the fund that tracked ITT stock at the time of the Spin-off.

The Xylem Deferred Compensation Plan is a tax deferral plan. The Xylem Deferred Compensation Plan permits eligible executives with a base salary of at least $200,000 to defer between 2% and 90% of their AIP payment. The AIP amount deferred is included in the “Summary Compensation Table” under Non-Equity Incentive Plan

Compensation. Withdrawals under the plan are available on payment dates elected by participants at the time of the deferral election. The withdrawal election is irrevocable except in cases of demonstrated hardship due to an unforeseeable emergency as provided by the Xylem Deferred Compensation Plan. Amounts deferred will be unsecured general obligations of the Company to pay the deferred compensation in the future and will rank with other unsecured and unsubordinated indebtedness of the Company.

Participants can elect to have their account balances allocated into one or more of the 25 phantom investment funds (including a phantom Company stock fund) and can change their investment allocations on a daily basis. All plan accounts are maintained on the accounts of the Company and investment earnings are credited to a participant’s account (and charged to corporate earnings) to mirror the investment returns achieved by the investment funds chosen by that participant.

A participant can establish up to six “accounts” into which AIP payment deferrals are credited, and he or she can elect a different form of payment and a different payment commencement date for each “account.” One account may be selected based on a termination date (the “Termination Account”) and five accounts are based on employee-specified dates (each a “Special Purpose Account”). Each Special Purpose and Termination Account may have different investment and payment options. Termination Accounts will be paid in the seventh month following the last day worked. Changes to Special Purpose Account distribution elections must be made at least 12 months before any existing benefit payment date, may not take effect for at least 12 months, and must postpone the existing benefit payment date by at least five years. Additionally, Termination Account distribution elections are irrevocable.

As of January 1, 2012, the Xylem Deferred Compensation Plan includes the deferral of Company contributions that would have been made under the Xylem Retirement Savings Plan for Salaried Employees or the Xylem Supplemental Retirement Savings Plan for Salaried Employees. The Company contributions are as defined under the provisions of the Xylem Retirement Savings Plan for Salaried Employees for a particular plan year and include matching, core and transition contributions, if applicable.

ITT Excess Savings Plan

Since federal law limits the amount of compensation that can be used to determine employee and employer contribution amounts ($245,000 in 2011) to the tax-qualified plan, ITT had established and maintained a non-qualified unfunded ITT Excess Savings Plan to allow for employee and ITT contributions based on base salary in excess of this limit. Employee contributions under this plan were limited to 6% of base salary. All balances under this plan were maintained on the books of ITT and earnings were credited to the accumulated savings under the plan based on the earnings in the Stable Value Fund in the tax-qualified plan. Benefits will be paid in a lump sum in the seventh month following the last day worked. Employees are immediately 100% vested in their own contributions. ITT matched contributions, which initially vest 20% for each year of service. After 5 years, employees are 100% vested in ITT’s matching contributions. The ITT matching contribution also vests when an employee reaches age 65 and in the case of death, disability or retirement.

Xylem Supplemental Retirement Savings Plan for Salaried Employees

The Xylem Supplemental Plan replaces the former ITT Excess Savings Plan, and extends the retirement savings benefits above the IRS limit ($245,000 in 2011; $250,000 in 2012). The same company contributions for core, company match and transition credits apply as in the Xylem Plan. Employees are not eligible to make eligible contributions in the Xylem Supplemental Plan (employee contributions are only accepted in the Xylem Plan). All amounts in the Xylem Supplemental Plan constitute a general unsecured obligation of the company. Such amounts, as well as any administrative costs relating to the plan, are paid out of the general assets of the company.

Deferred Compensation

Non-qualified savings represent amounts in the Xylem Supplemental Plan. Deferred compensation earnings under the Xylem Deferred Compensation Plan are calculated by reference to actual earnings of mutual funds or Xylem stock. The table below shows the activity within the Deferred Compensation Plan and the Xylem Supplemental Plan for the NEOs for 2011.

2011 Non-qualified Deferred Compensation

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY($)	Aggregate Withdrawals/ Distributions ($) (3)	Aggregate Balance at Last FYE ($) (4)
Gretchen W. McClain
Non-qualified savings	23,262	51,156	2,998	—	145,092
Deferred compensation	134,478	9,413	25,472	(69,394)	569,067
Total	157,740	60,569	28,470	(69,394)	714,159

Michael T. Speetzen
Non-qualified savings	5,596	9,387	122	—	14,584
Deferred compensation	—	—	3,751	—	70,148
Total	5,596	9,387	3,873	—	84,732

Frank R. Jimenez
Non-qualified savings	11,169	17,554	519	—	35,858
Deferred compensation	—	—	—	—	—
Total	11,169	17,554	519	—	35,858

Angela A. Buonocore
Non-qualified savings	6,912	5,997	777	—	40,591
Deferred compensation	239,868	16,791	68,170	—	1,330,301
Total	246,780	22,788	68,947	—	1,370,892

Kenneth Napolitano
Non-qualified savings	4,278	4,849	278	—	15,573
Deferred compensation	—	—	—	—	—
Total	4,278	4,849	278	—	15,573

(1)	Non-qualified savings amounts for “Executive Contributions in Last FY” column are included in the “Salary” column of the “Summary Compensation Table.” Deferred compensation amounts for Ms. McClain and Ms. Buonocore represent the deferred portion of the 2011 AIP, which were credited to the executives’ accounts in 2012 and are included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”
(2)	Amounts in the “Registrant Contributions in Last FY” column include the aggregate of core and matching contributions to the participants under the Xylem Supplemental Plan and the Xylem Deferred Compensation Plan for the 2011 AIP, which were credited to the executives’ accounts in 2012. These amounts are reflected in the Supplemental Plan Contributions in the “All Other Compensation Table” and included in the “Summary Compensation Table.”
(3)	Distribution reflects payment from a Special Purpose Account with a specified payment commencement date of April 1, 2011.
(4)	These amounts include $702,290, $3,569, $15,876, $292,391 and $6,146 for each of Ms. McClain, Mr. Speetzen, Mr. Jimenez, Ms. Buonocore and Mr. Napolitano, respectively, in executive and registrant contributions to the ITT Deferred Compensation Plan and the ITT Excess Savings Plan that were reported as compensation in ITT’s and Xylem’s Summary Compensation Tables for previous years.

The table below shows the funds available under the Xylem Deferred Compensation Plan, as reported by the administrator, and their annual rate of return for the calendar year ended December 31, 2011.

	Rate of Return 1/1/11- 12/31/11		Rate of Return 1/1/11- 12/31/11
Fixed Rate Option (1)	5.65%	Vanguard Developed Markets Index Inv (VDMIX)	-12.53%
PIMCO Total Return Institutional (PTTRX)	4.16%	Artio International Equity A (BJBIX)	-23.50%
PIMCO Real Return Institutional (PRRIX)	11.57%	American Funds EuroPacific Growth (REREX)	-13.61%
T Rowe Price High Yield (PRHYX)	3.19%	First Eagle Overseas A (SGOVX)	-5.60%
Dodge & Cox Stock (DODGX)	-4.08%	Lazard Emerging Markets Equity Open (LZOEX)	-18.02%
Vanguard 500 Index (VFINX)	1.97%	Invesco Global Real Estate A (AGREX)	-7.09%
American Funds Growth Fund of America R4 (RGAEX)	-4.87%	Model Portfolio*—Conservative	3.35%
Perkins Mid Cap Value (JMCVX)	-2.55%	Model Portfolio*—Moderate Conservative	0.49%
Artisan Mid Cap (ARTMX)	-2.08%	Model Portfolio*—Moderate	-1.77%
American Century Small Cap Value (ASVIX)	-6.73%	Model Portfolio*—Moderate Aggressive	-3.68%
Perimeter Small Cap Growth (PSCGX)	-6.98%	Model Portfolio*—Aggressive	-6.36%
Harbor International (HIINX)	-11.44%	Xylem Inc. Stock Fund (XYL)**	7.49%
Vanguard Total Bond Market Index Inv (VBMFX)	7.56%

(1)	The Fixed Rate Option 5.65% rate is based on guaranteed contractual returns from a third-party insurance provider.
*	The returns shown in the model portfolio are not subsidized by the Company, but represent returns for a managed portfolio based on funds available to deferred compensation participants.
**	The rate of return for the ITT Corporation Stock Fund was 14.01%. None of our NEOs participated in the ITT Corporation Stock Fund prior to the Spin-off from ITT.

Potential Post-Employment Compensation

The Potential Post-Employment Compensation tables below reflect the amounts of compensation payable to each of the NEOs in the event of employment termination under several different circumstances, including voluntary termination, termination for cause, death, or disability, termination without cause or termination in connection with a change of control. The NEOs are covered under the Xylem Senior Executive Severance Pay Plan or the Xylem Special Senior Executive Severance Pay Plan. ITT maintained similar executive severance plans prior to the Spin-off.

The removal of the excise tax gross-ups and the introduction of a cap on severance benefits were incorporated into the cloned severance plans. In March 2012, the Xylem LDCC amended the Xylem Special Senior Executive Severance Pay Plan to update changes in pension plans and remove references to perquisites. The severance plans apply to Xylem’s key employees as defined by Section 409A of the Internal Revenue Code. Xylem’s severance plan arrangements are not considered in determining other elements of compensation.

The amounts shown in the Potential Post-Employment Compensation tables are estimates (or the estimated present value of the ITT Excess Pension Plan which may be paid in continuing annuity payments), assuming that the triggering event was effective as of December 31, 2011, and including amounts which would be earned through such date (or that would be earned during a period of severance). Assumptions used to determine the present value of post-employment pension benefits are provided following in the footnotes of the “2011 Pension Benefits” table.

Payments and Benefits Provided Generally to Salaried Employees

The amounts shown in the tables below do not include payments and benefits to the extent these payments and benefits are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

•	Accrued salary and vacation pay;

•	Regular pension benefits under the Xylem Retirement Savings Plan for Salaried Employees;

•

Healthcare benefits provided to retirees under the Xylem Retirement Savings Plan for Salaried Employees, including retiree medical and dental insurance. Employees who terminate prior to retirement are eligible for continued benefits under COBRA; and

•	Distributions of plan balances under the Xylem Retirement Savings Plan for Salaried Employees and amounts currently vested under the Xylem Supplemental Plan.

No perquisites are available to any NEOs in any of the post-employment compensation circumstances. With respect to the Xylem Retirement Savings Plan for Salaried Employees, benefits under such plan may be deferred to age 65, but may become payable at age 55 or, if the participant is eligible for early retirement, the first of the month immediately following the last day worked without regard to the period of the severance payments. Benefits under the ITT Excess Pension Plan must commence as soon as possible but generally would be payable seven months following retirement retroactive to the date the ITT Excess Pension Plan benefit became payable.

Xylem Senior Executive Severance Pay Plan

The amount of severance pay under this plan depends on the executive’s base pay and years of service. The amount will not exceed 24 months of base pay or be greater than two times the executive’s total annual compensation during the year immediately preceding termination. Xylem considers these severance pay provisions appropriate transitional provisions given the job responsibilities and competitive market in which senior executives function. Xylem’s obligation to continue severance payments stops if the executive does not comply with the Xylem Code of Conduct. Xylem considers this cessation provision to be critical to its emphasis on ethical behavior. Xylem’s obligation to continue severance payments also stops if the executive does not comply with non-competition provisions of the Xylem Severance Policy or Xylem Senior Executive Severance Pay Plan. These provisions protect the integrity of our businesses and are consistent with typical commercial arrangements. Our NEOs are covered under this plan.

If a covered executive receives or is entitled to receive other compensation from another company, the amount of that other compensation could be used to offset amounts otherwise payable under the Xylem Senior Executive Severance Pay Plan. During the severance payment period, the executive will have a limited right to continue to be eligible for participation in certain benefit plans. Severance pay will start within sixty days following the covered executive’s scheduled termination date.

Xylem Special Senior Executive Severance Pay Plan

This plan provides two levels of benefits for covered executives, based on their position within Xylem. The Xylem LDCC considered two levels of benefits appropriate based on the relative ability of each level of employee to influence future Xylem performance. (Band A executives receive the higher level and Band B executives receive the lower level). Under the Xylem Special Senior Executive Severance Pay Plan, if a covered executive is terminated within two years after an acceleration event in a change of control, in contemplation of a change of control that ultimately occurs or if the covered executive terminates his or her employment for good reason within two years after an acceleration event in a change of control, he or she would be entitled to:

•	any accrued but unpaid base salary, bonus (AIP payment), unreimbursed expenses and employee benefits, including vacation;

•	two or three times the current annual base salary rate and two or three times the current AIP payment paid or awarded (“Severance Pay”);

•	continuation of health and life insurance benefits at the same levels for two or three years;

•

Severance Pay times the current eligible percentage rate of Xylem’s contributions to the Xylem Retirement Savings Plan for Salaried Employees and the Xylem Supplemental Plan; such payment will not exceed 12%;

•

in the event severance payments would constitute an “excess parachute payment” within the definition of Section 280G of the Internal Revenue Code, the aggregate of all severance payments should be reduced so the present value of payments does not exceed the Safe Harbor Amount as defined by the Internal Revenue Code; and

•	one year of outplacement services.

The NEOs are covered at the highest level of benefits. The Xylem LDCC will continue to assess severance plans for competitiveness and appropriateness.

The Potential Post-Employment Compensation tables below provide additional information.

Change of Control Arrangements

The payment or vesting of awards or benefits under each of the plans listed below would generally be accelerated upon the occurrence of a change of control of Xylem. The reason for the change of control provisions in these plans is to put the executive in the same position he or she would have been in had the change of control not occurred. Executives can then focus on preserving value for shareowners when evaluating transactions that, without change of control provisions, could be personally adverse to the executive. There would be a change of control of Xylem if one of the following acceleration events occurred:

1.	A report on Schedule 13D was filed with the SEC disclosing that any person, other than Xylem or one of its subsidiaries or any employee benefit plan that is sponsored by Xylem or a subsidiary, had become the beneficial owner of 20% or more of Xylem’s outstanding stock;

2.	A person other than Xylem or one of its subsidiaries or any employee benefit plan that is sponsored by Xylem or one of its subsidiaries purchased Xylem’s shares in connection with a tender or exchange offer, if after consummation of the offer the person purchasing the shares is the beneficial owner of 20% or more of Xylem’s outstanding stock;

3.	The shareowners of Xylem approved:

a. any consolidation, business combination or merger of Xylem other than a consolidation, business combination or merger in which the shareowners of Xylem immediately prior to the merger would hold 50% or more of the combined voting power of the surviving corporation of the merger and would have the same proportionate ownership of common stock of the surviving corporation that they held in Xylem immediately prior to the merger; or

b. any sale, lease, exchange or other transfer of all or substantially all of the assets of Xylem;

4.	A majority of the members of the Board of Directors of Xylem changed within a 12-month period, unless the election or nomination for election of each of the new Directors by Xylem’s shareowners had been approved by two-thirds of the Directors still in office who had been Directors at the beginning of such 12-month period or whose nomination for election or election was recommended or approved by a majority of Directors who were Directors at the beginning of such 12-month period; or

5.	Any person other than Xylem or one of its subsidiaries or any employee benefit plan sponsored by Xylem or a subsidiary became the beneficial owner of 20% or more of Xylem’s outstanding stock.

At the time of an acceleration event, any unfunded pension plan obligations will be funded using a Rabbi Trust. Pre-2005 awards and benefits will be paid if the 20% threshold described above is reached. For awards or benefits earned since January 1, 2005, payment of awards or benefits would be made if a person other than Xylem, one of its subsidiaries or any employment benefit plan sponsored by Xylem becomes the beneficial owner of 30% or more of Xylem’s outstanding stock.

The following Company plans have change of control provisions:

•	the Xylem 2011 Omnibus Incentive Plan;

•	the Xylem 1997 Annual Incentive Plan;

•	the Xylem 1997 Long-Term Incentive Plan;

•	the Xylem Special Senior Executive Severance Pay Plan;

•	the Xylem Enhanced Severance Pay Plan;

•	the Xylem Deferred Compensation Plan;

•	the Xylem Supplemental Savings Plan for Salaried Employees; and

•	the Xylem Retirement Savings Plan for Salaried Employees Plan.

Potential post-employment and change of control compensation arrangements are more fully described for the NEOs in the tables below.

Potential Post-Employment Compensation—McClain

						Termination Not for Cause or with Good Reason After Change of Control $ (f)

	Gretchen W. McClain
	Resignation $ (a)	Termination for Cause $ (b)	Death $ (c)	Disability $ (d)	Termination Not for Cause $ (e)
Cash Severance (1)
Salary	—	—	—	—	1,870,000	2,805,000
AIP	—	—	—	—	2,057,000	2,017,170
Total	—	—	—	—	3,927,000	4,822,170
Unvested Equity Awards (2)
3/5/09 Stock Option	—	—	378,742	378,742	—	378,742
3/5/09 Restricted Stock	—	—	434,675	434,675	398,478	434,675
3/5/09 Restricted Stock	—	—	2,414,757	2,414,757	1,328,122	2,414,757
3/5/10 Stock Option	—	—	—	—	—	—
3/5/10 Restricted Stock	—	—	343,321	343,321	200,254	343,321
3/3/11 Stock Option	—	—	—	—	—	—
3/3/11 RSU	—	—	416,897	416,897	104,224	416,897
11/7/11 Stock Option	—	—	335,284	335,284	—	335,284
11/7/11 RSU	—	—	146,202	146,202	10,430	146,202
11/7/11 RSU	—	—	402,228	402,228	15,491	402,228
11/7/11 RSU	—	—	2,663,000	2,663,000	74,039	2,663,000
Total	—	—	7,535,106	7,535,106	2,487,549	7,535,106
Non-Qualified Retirement Benefits
ITT Excess Pension Plan (3)	383,601	383,601	167,112	383,601	383,601	383,601
Xylem Supplemental Retirement Savings Plan (4)	—	—	—	—	—	98,175
Total	383,601	383,601	167,112	383,601	383,601	481,776
Other Benefits
Outplacement (5)	—	—	—	—	—	75,000
Health and Welfare (6)	—	—	—	—	14,477	21,716
IRC 280G Tax Gross-Up (7)	—	—	—	—	—	—
Total	—	—	—	—	14,477	96,716
Total	383,601	383,601	7,702,218	7,918,707	6,812,627	12,935,768

(1)	Ms. McClain is covered under an offer letter dated October 4, 2011, described in “Summary of Employment Arrangements.” Under this arrangement, if Ms. McClain is terminated other than for cause and other than as a result of death or disability and prior to retirement, Xylem will pay a severance benefit equal to 24 months of base salary and two times the target AIP as of the Schedule Termination Date. In the event of a change of control, Ms. McClain is covered under Xylem’s Special Senior Executive Severance Pay Plan, described in “Compensation Discussion and Analysis—Post-Employment Compensation—Severance Plan Arrangements” and under the terms of the plan, would be paid a lump sum amount equal to three times her current annual salary and three times the most current AIP award paid or awarded preceding a change of control. Further information regarding Ms. McClain’s post-employment compensation is provided in the “Pension Benefits for 2011” and “Non-qualified Deferred Compensation for 2011” tables above.
(2)	Equity awards vest according to the terms described in “Compensation Discussion and Analysis—Overview of Long-Term Incentive Awards Program.” Unvested equity awards reflect the market value of restricted stock and in-the-money value of stock options based on Xylem’s December 30, 2011 closing stock price of $25.69.
(3)	Columns (a), (b), (d), (e) and (f) reflect the present value of the potential annual vested benefits payable at age 55 under the ITT Excess Pension Plan as of a December 31, 2011 termination date. Column (c) provides the value of the benefits payable to Ms. McClain’s beneficiary upon her death.
(4)

No additional Xylem Supplemental Retirement Savings Plan payments are made in the event of voluntary or involuntary termination, or termination for cause. In the case of death or disability, to the extent not already vested, the participant becomes 100% vested in the Xylem match. Ms. McClain was fully vested in the Xylem match as of December 31, 2011. Column (f) reflects the additional cash payment representing Xylem’s contributions, which would be made following a change of control as described in “Compensation Discussion and Analysis—Post-Employment Compensation—Severance Plan Arrangements.”
(5)	Xylem’s Senior Executive Severance Pay Plan includes one year of outplacement services. Amount shown in column (f) is based on a current competitive bid.
(6)	In the event of termination not for cause, Xylem will pay the company’s portion of medical and life insurance premiums for 24 months ($11,448 and $3,029, respectively) and, in the event of a change of control, Xylem will pay medical and life insurance premiums for three years ($17,172 and $4,544, respectively). These amounts cover Ms. McClain and eligible dependents.
(7)	Amounts in column (f) assume termination occurs immediately upon a change of control and are based on Xylem’s December 30, 2011 closing stock price of $25.69. Xylem’s Senior Executive Severance Pay Plan does not provide any tax gross-ups related to Internal Revenue Code (IRC) Section 280G.

Potential Post-Employment Compensation—Speetzen

						Termination Not for Cause or with Good Reason After Change of Control $ (f)

	Michael Speetzen
	Resignation $ (a)	Termination for Cause $ (b)	Death $ (c)	Disability $ (d)	Termination Not for Cause $ (e)
Cash Severance
Salary (1)	—	—	—	—	500,000	1,500,000
Bonus (1)	—	—	—	—	—	704,010
Total	—	—	—	—	500,000	2,204,010
Unvested Equity Awards (2)
3/5/09 Stock Option	—	—	61,904	61,904	61,904	61,904
3/5/09 Restricted Stock	—	—	120,743	120,743	110,673	120,743
3/5/10 Stock Option	—	—	—	—	—	—
3/5/10 Restricted Stock	—	—	366,083	366,083	213,535	366,083
3/5/10 Restricted Stock	—	—	95,361	95,361	33,371	95,361
3/3/11 Stock Option	—	—	—	—	—	—
3/3/11 RSU	—	—	85,959	85,959	21,503	85,959
11/7/11 Stock Option	—	—	73,500	73,500	—	73,500
11/7/11 RSU	—	—	583,780	583,780	16,236	583,780
11/7/11 RSU	—	—	40,616	40,616	2,903	40,616
11/7/11 RSU	—	—	82,953	82,953	3,186	82,953
Total	—	—	1,510,899	1,510,899	460,196	1,510,899
Non-Qualified Retirement Benefits
ITT Excess Pension Plan (3)	42,346	42,346	21,429	42,346	42,346	42,346
Xylem Supplemental Retirement Savings Plan (4)	—	—	—	—	—	52,500
Total	42,346	42,346	21,429	42,346	42,346	94,846
Other Benefits
Outplacement (5)	—	—	—	—	—	75,000
Health and Welfare (6)	—	—	—	—	9,138	27,414
IRC 280G Tax Gross-Up (7)	—	—	—	—	—	—
Total	—	—	—	—	9,138	102,414
Total	42,346	42,346	1,532,328	1,553,245	1,011,680	3,912,169

(1)	Mr. Speetzen is covered under the Xylem Senior Executive Severance Pay Plan, described in “Compensation Discussion and Analysis—Post-Employment Compensation—Severance Plan Arrangements.” Xylem will pay a severance benefit equal to 12 months of base salary if Mr. Speetzen is terminated other than for cause unless termination occurs after the normal retirement age. In the event of a change of control, Mr. Speetzen is covered under Xylem’s Special Senior Executive Severance Pay Plan, described in “Compensation Discussion and Analysis—Post-Employment Compensation—Severance Plan Arrangements” and under the terms of the plan, would be paid a lump sum amount equal to the sum of three times his current annual salary and three times the current AIP award paid or awarded preceding a change of control. Further information regarding Mr. Speetzen’s post-employment compensation is provided in the “Pension Benefits for 2011” and “Non-qualified Deferred Compensation” tables above.
(2)	Equity awards vest according to the terms described in “Compensation Discussion and Analysis—Overview of Long-Term Incentive Awards Program.” Unvested equity awards reflect the market value of restricted stock and in-the-money value of stock options based on Xylem’s December 30, 2011 closing stock price of $25.69.
(3)	Columns (a), (b), (d), (e) and (f) reflect the present value of the potential annual vested benefits payable at age 55 under the ITT Excess Pension Plan as of a December 31, 2011 termination date. Column (c) provides the value of the benefits payable to Mr. Speetzen’s beneficiary upon his death.

(4)	No additional Xylem Supplemental Retirement Savings Plan payments are made in the event of voluntary or involuntary termination, or termination for cause. In the case of death or disability, the participant becomes 100% vested in the Xylem match. Column (f) reflects the additional cash payment representing Xylem’s contributions, which would be made following a change of control as described in “Compensation Discussion and Analysis—Post-Employment Compensation—Severance Plan Arrangements.”
(5)	Xylem’s Senior Executive Severance Pay Plan includes one year of outplacement services. Amount shown in column (f) is based on a current competitive bid.
(6)	In the event of termination not for cause, Xylem will pay the Company’s portion of medical and life insurance premiums ($8,328 and $810, respectively) for a year and in the event of a change of control, Xylem will pay medical and life insurance premiums ($24,984 and $2,430, respectively) for three years. These amounts cover Mr. Speetzen and eligible dependents.
(7)	Amounts in column (f) assume termination occurs immediately upon a change of control and are based on Xylem’s December 30, 2011 closing stock price of $25.69. Xylem’s Senior Executive Severance Pay Plan does not provide any tax gross-ups related to Internal Revenue Code (IRC) Section.

Potential Post-Employment Compensation—Jimenez

						Termination Not for Cause or with Good Reason After Change of Control $ (f)

	Frank R. Jimenez
	Resignation $ (a)	Termination for Cause $ (b)	Death $ (c)	Disability $ (d)	Termination Not for Cause $ (e)
Cash Severance (1)
Salary	—	—	—	—	460,000	1,380,000
AIP	—	—	—	—	—	952,920
Total	—	—	—	—	460,000	2,332,920
Unvested Equity Awards (2)
6/9/09 Stock Option	—	—	—	—	—	—
6/9/09 Restricted Stock	—	—	166,420	166,420	83,210	166,420
3/5/10 Stock Options	—	—	—	—	—	—
3/5/10 Restricted Stock	—	—	158,970	158,970	92,715	158,970
3/3/11 Stock Option	—	—	—	—	—	—
3/3/11 RSU	—	—	182,399	182,399	45,086	182,399
11/7/11 Stock Option	—	—	69,029	69,029	—	69,029
11/7/11 RSU	—	—	548,250	548,250	15,234	548,250
11/7/11 RSU	—	—	67,693	67,693	4,830	67,693
11/7/11 RSU	—	—	175,951	175,951	6,782	175,951
Total	—	—	1,368,792	1,368,792	249,776	1,368,792
Non-Qualified Retirement Benefits
ITT Excess Pension Plan (3)	86,600	86,600	—	86,600	86,600	86,600
Xylem Supplemental Retirement Savings Plan (4)	—	—	—	—	—	48,300
Total	86,600	86,600	—	86,600	86,600	134,900
Other Benefits
Outplacement (5)	—	—	—	—	—	75,000
Health and Welfare (6)	—	—	—	—	3,889	11,668
IRC 280G Tax Gross-Up (7)	—	—	—	—	—	—
Total	—	—	—	—	3,889	86,668
Total	86,600	86,600	1,368,792	1,455,392	800,265	3,923,280

(1)	Mr. Jimenez is covered under the Xylem Senior Executive Severance Pay Plan, described in “Compensation Discussion and Analysis—Post-Employment Compensation—Severance Plan Arrangements.” Xylem will pay a severance benefit equal to 12 months of base salary if Mr. Jimenez is terminated other than for cause unless termination occurs after the normal retirement age. In the event of a change of control, Mr. Jimenez is covered under Xylem’s Special Senior Executive Severance Pay Plan, described in “Compensation Discussion and Analysis—Post-Employment Compensation—Severance Plan Arrangements” and under the terms of the plan, would be paid a lump sum amount equal to the sum of three times his current annual salary and three times the current AIP award paid or awarded preceding a change of control. Further information regarding Mr. Jimenez’s post-employment compensation is provided in the “Pension Benefits for 2011” and “Non-qualified Deferred Compensation for 2011” tables above.
(2)	Equity awards vest according to the terms described in “Compensation Discussion and Analysis—Overview of Long-Term Incentive Awards Program.” Unvested equity awards reflect the market value of restricted stock and in-the-money value of stock options based on Xylem’s December 30, 2011 closing stock price of $25.69.
(3)	Columns (a), (b), (d), (e) and (f) reflect the present value of the potential annual vested benefits payable at age 55 under the ITT Excess Pension Plan as of a December 31, 2011 termination date. Column (c) provides the value of the benefits payable to Mr. Jimenez’s beneficiary upon his death.
(4)	No additional Xylem Supplemental Retirement Savings Plan payments are made in the event of voluntary or involuntary termination, or termination for cause. In the case of death or disability, the participant becomes 100% vested in the Xylem match. Column (f) reflects the additional cash payment representing Xylem’s contributions, which would be made following a change of control as described in “Compensation Discussion and Analysis—Post-Employment Compensation—Severance Plan Arrangements.”

(5)	Xylem’s Senior Executive Severance Pay Plan includes one year of outplacement services. Amount shown in column (f) is based on a current competitive bid.
(6)	In the event of termination not for cause, Xylem will pay the Company’s portion of medical and life insurance premiums for one year ($3,144 and $745, respectively) and in the event of a change of control, Xylem will pay medical and life insurance premiums for three years ($9,432 and $2,236, respectively). These amounts cover Mr. Jimenez and eligible dependents.
(7)	Amounts in column (f) assume termination occurs immediately upon a change of control and are based on Xylem’s December 30, 2011 closing stock price of $25.69. Xylem’s Senior Executive Severance Pay Plan does not provide any tax gross-ups related to Internal Revenue Code (IRC) Section 280G.

Potential Post-Employment Compensation—Buonocore

						Termination Not for Cause or with Good Reason After Change of Control $ (f)

	Angela A. Buonocore
	Resignation $ (a)	Termination for Cause $ (b)	Death $ (c)	Disability $ (d)	Termination Not for Cause $ (e)
Cash Severance
Salary (1)	—	—	—	—	422,500	1,170,000
Bonus (1)	—	—	—	—	—	799,560
Total	—	—	—	—	422,500	1,969,560
Unvested Equity Awards (2)
3/7/07 Restricted Stock	—	—	183,041	183,041	100,679	183,041
3/5/09 Stock Option	—	—	142,043	142,043	—	142,043
3/5/09 Restricted Stock	—	—	162,977	162,977	149,413	162,977
3/5/10 Stock Options	—	—	—	—	—	—
3/5/10 Restricted Stock	—	—	128,758	128,758	75,092	128,758
3/3/11 Stock Option	—	—	—	—	—	—
3/3/11 RSU	—	—	130,273	130,273	32,575	130,273
11/7/11 Stock Option	—	—	49,306	49,306	—	49,306
11/7/11 RSU	—	—	391,618	391,618	10,893	391,618
11/7/11 RSU	—	—	54,822	54,822	3,905	54,822
11/7/11 RSU	—	—	125,727	125,727	4,830	125,727
Total	—	—	1,368,565	1,368,565	508,967	1,368,565
Non-Qualified Retirement Benefits
ITT Excess Pension Plan (3)	190,729	190,729	—	190,729	190,729	190,729
Xylem Supplemental Retirement Savings Plan (4)	—	—	—	—	—	40,950
Total	190,729	190,729	—	190,729	190,729	231,679
Other Benefits
Outplacement (5)	—	—	—	—	—	75,000
Health and Welfare (6)	—	—	—	—	4,090	11,327
IRC 280G Tax Gross-Up (7)	—	—	—	—	—	—
Total	—	—	—	—	4,090	86,237
Total	190,729	190,729	1,368,565	1,559,294	1,126,286	3,656,041

(1)	Ms. Buonocore is covered under the Xylem Senior Executive Severance Pay Plan described in “Compensation Discussion and Analysis—Post-Employment Compensation—Severance Arrangements.” Under that plan, Ms. Buonocore will receive a severance benefit equal to 13 months base salary if terminated other than for cause unless termination occurs after the normal retirement age. In the event of a change of control, Ms. Buonocore is covered under Xylem’s Special Senior Executive Severance Pay Plan, described in “Compensation Discussion and Analysis—Severance Plan Arrangements—Xylem Special Senior Executive Severance Pay Plan” and under the terms of the plan, would be paid a lump sum payment equal to the sum of three times her current annual salary and three times the current AIP paid or awarded preceding a change of control. Further information regarding Ms. Buonocore’s post-employment compensation is provided in the “Pension Benefits for 2011” and “Non-qualified Deferred Compensation” tables above.
(2)	Equity awards vest according to the terms described in “Compensation Discussion and Analysis—Overview of Long-Term Incentive Awards Program.” Unvested equity awards reflect the market value of restricted stock and in-the-money value of stock options based on Xylem’s December 30, 2011 closing stock price of $25.69.
(3)	Columns (a), (b), (d), (e) and (f) reflect the present value of the potential annual vested benefits payable at age 55 under the ITT Excess Pension Plan as of a December 31, 2011 termination date. Column (c) provides the value of the benefits payable to Ms. Buonocore’s beneficiary upon her death.

(4)	No additional Xylem Supplemental Retirement Savings Plan payments are made in the event of voluntary or involuntary termination, or termination for cause. In the case of death or disability, the participant becomes 100% vested in the Xylem match. Column (f) reflects the additional cash payment representing Xylem’s contributions, which would be made following a change of control as described in “Compensation Discussion and Analysis—Post-Employment Compensation—Severance Plan Arrangements.”
(5)	Xylem’s Senior Executive Severance Pay Plan includes one year of outplacement services. Amount shown in column (f) is based on a current competitive bid.
(6)	In the event of termination not for cause, Xylem will pay the company’s portion of medical and life insurance premiums for 13 months ($3,406 and $684, respectively) and in the event of a change of control, Xylem will pay medical and life insurance premiums for three years ($9,432 and $1,895, respectively). These amounts cover Ms. Buonocore and eligible dependents.
(7)	Amounts in column (f) assume termination occurs immediately upon a change of control and are based on Xylem’s December 30, 2011 closing stock price of $25.69. Xylem’s Senior Executive Severance Pay Plan does not provide any tax gross-ups related to Internal Revenue Code (IRC) Section 280G.

Potential Post-Employment Compensation—Napolitano

						Termination Not for Cause or with Good Reason After Change of Control $ (f)

	Kenneth Napolitano
	Resignation $ (a)	Termination for Cause $ (b)	Death $ (c)	Disability $ (d)	Termination Not for Cause $ (e)
Cash Severance
Salary (1)	—	—	—	—	770,000	1,155,000
Bonus (1)	—	—	—	—	—	468,930
Total	—	—	—	—	770,000	1,623,930
Unvested Equity Awards (2)
3/5/09 Stock Option	—	—	155,931	155,931	103,950	155,931
3/5/09 Restricted Stock	—	—	150,903	150,903	83,004	150,903
3/5/10 Stock Options	—	—	—	—	—	—
3/5/10 Restricted Stock	—	—	135,129	135,129	78,817	135,129
3/3/11 Stock Option	—	—	—	—	—	—
3/3/11 RSU	—	—	110,724	110,724	27,694	110,724
11/7/11 Stock Option	—	—	50,293	50,293	—	50,293
11/7/11 RSU	—	—	399,454	399,454	11,098	399,454
11/7/11 RSU	—	—	57,546	57,546	4,110	57,546
11/7/11 RSU	—	—	106,870	106,870	4,110	106,870
Total			1,166,850	1,166,850	314,181	1,166,850
Non-Qualified Retirement Benefits
ITT Excess Pension Plan (3)	364,149	364,149	167,167	364,149	364,149	364,149
Xylem Supplemental Retirement Savings Plan (4)	—	—	—	—	—	37,800
Total	364,149	364,149	167,167	364,149	364,149	401,949
Other Non-Qualified Benefits
Outplacement (5)	—	—	—	—	—	75,000
Health and Welfare (6)	—	—	—	—	17,903	26,855
IRC 280G Tax Gross-Up (7)	—	—	—	—	—	—
Total	—	—	—	—	17,903	101,855
Total	364,149	364,149	1,334,017	1,530,999	1,466,233	3,294,584

(1)	Mr. Napolitano is covered under the Xylem Senior Executive Severance Pay Plan described in “Compensation Discussion and Analysis—Post-Employment Compensation—Severance Arrangements.” Under that plan, Mr. Napolitano will receive a severance benefit equal to 24 months base salary if terminated other than for cause unless termination occurs after the normal retirement age. In the event of a change of control, Mr. Napolitano is covered under Xylem’s Special Senior Executive Severance Pay Plan, described in “Compensation Discussion and Analysis—Severance Plan Arrangements—Xylem Special Senior Executive Severance Pay Plan” and under the terms of the plan, would be paid a lump sum payment equal to the sum of three times his current annual salary and three times the current AIP paid or awarded preceding a change of control. Further information regarding Mr. Napolitano’s post-employment compensation is provided in the “Pension Benefits for 2011” and “Non-qualified Deferred Compensation” tables above.
(2)	Equity awards vest according to the terms described in “Compensation Discussion and Analysis—Overview of Long-Term Incentive Awards Program.” Unvested equity awards reflect the market value of restricted stock and in-the-money value of stock options based on Xylem’s December 30, 2011 closing stock price of $25.69.
(3)	Columns (a), (b), (d), (e) and (f) reflect the present value of the potential annual vested benefits payable at age 55 under the ITT Excess Pension Plan as of a December 31, 2011 termination date. Column (c) provides the value of the benefits payable to Mr. Napolitano’s beneficiary upon his death.
(4)	No additional Xylem Supplemental Retirement Savings Plan payments are made in the event of voluntary or involuntary termination, or termination for cause. In the case of death or disability, the participant becomes 100% vested in the Xylem match. Column (f) reflects the additional cash payment representing Xylem’s contributions, which would be made following a change of control as described in the “Compensation Discussion and Analysis—Post-Employment Compensation—Severance Plan Arrangements.”

(5)	Xylem’s Senior Executive Severance Pay Plan includes one year of outplacement services. Amount shown in column (f) is based on a current competitive bid.
(6)	In the event of termination not for cause, Xylem will pay the company’s portion of medical and life insurance premiums ($16,656 and $1,247, respectively) for 24 months and in the event of a change of control, Xylem will pay medical and life insurance premiums ($24,984 and $1,871, respectively) for three years. These amounts cover Mr. Napolitano and eligible dependents.
(7)	Amounts in column (f) assume termination occurs immediately upon a change of control and are based on Xylem’s December 30, 2011 closing stock price of $25.69. Xylem’s Senior Executive Severance Pay Plan does not provide any tax gross-ups related to Internal Revenue Code (IRC) Section 280G.

2011 Non-Employee Director Compensation

Xylem Non-Employee Director compensation includes a $100,000 annual cash retainer, a $90,000 annual equity award consisting of RSUs, a $15,000 annual fee given to the Director who serves as the Audit Committee Chair and an annual incremental payment of $125,000 comprised of $62,500 in cash and $62,500 in RSUs given to the Director who serves as Non-Executive Chairman of the Board of Directors. The amounts reflected in the “Fees Earned or Paid in Cash” column in the table below represent compensation for services in 2011 even though the Non-Employee Directors received payment in 2011 for their service as Directors of Xylem from October 31, 2011 (the “Distribution Date”), through May 9, 2012, the day prior to the Annual Meeting.

Prior to the completion of the Spin-off, Frank R. Jimenez, Aris C. Chicles and Gretchen W. McClain served as interim directors of Xylem. Messrs. Jimenez and Chicles resigned prior to the Distribution Date. The interim directors did not receive any compensation for their service as interim directors. Drs. Crawford, Hamre and Mohapatra as well as Mr. Tambakeras served on the Board of Directors of ITT in 2011. Our Non-Employee Director compensation for 2011 does not include any compensation received from ITT. Mr. Loranger was the Chairman, President and Chief Executive Officer of ITT and also served on the Board of Directors of ITT. Mr. Loranger, as a management director of ITT, did not receive compensation for his service as an ITT director.

Xylem Non-Employee Director compensation for the 2011-2012 tenure from the Spin-off date to the date of the Annual Meeting is as follows:

•

$50,000 payable at the election of each Non-Employee Director in cash or deferred cash. Directors choosing deferred cash payment may irrevocably elect to have the deferred cash deposited into an interest-bearing cash account or deposited into an account that tracks the performance of Xylem common stock. The 2011-2012 interest rate for the interest-bearing cash account was determined as of the ITT Annual Shareowners’ Meeting held in May 2011, prior to the Spin-off. No deferred compensation selections provided for preferential treatment for Directors; and

•	$45,000 in the form of RSUs (which may be deferred). The RSUs vest on May 9, 2012, the day prior to the Annual Meeting.

Additionally, our Board of Directors approved a supplemental retainer for Mr. Tambakeras, the Non-Executive Chairman of the Board, of $62,500 comprising of $31,250 payable in cash and $31,250 in the form of RSUs (which may be deferred). The RSUs vest on May 9, 2012, the day prior to the Annual Meeting. Our Board of Directors also approved a supplemental retainer of $7,500, payable in cash, for Ms. Harker, the 2011 Audit Committee Chair.

Ms. McClain, as a Xylem Management Director, does not receive compensation for her service as a Director.

Director Compensation Table

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Total (3) ($)
Curtis J. Crawford	16,667	45,018	61,685
John J. Hamre	16,667	45,018	61,685
Victoria D. Harker	19,167	45,018	64,185
Sten E. Jakobsson	16,667	45,018	61,685
Steven R. Loranger	16,667	45,018	61,685
Edward J. Ludwig	16,667	45,018	61,685
Surya N. Mohapatra	16,667	45,018	61,685
Markos I. Tambakeras	27,083	76,285	103,368

(1)	Fees earned may be paid, at the election of the Director, in cash or deferred cash. Non-Employee Directors may irrevocably elect deferral into an interest-bearing cash account or an account that tracks the performance of Xylem common stock. Ms. Harker received an additional $7,500 as the Audit Committee Chair and Mr. Tambakeras received an additional $31,250 as the Non-Executive Chairman of the Board.
(2)	Amounts in this column reflect the grant date fair value of RSUs granted on November 7, 2011 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”). Non-Employee Directors do not receive differing amounts of equity compensation except for Mr. Tambakeras who received an additional $31,250 as Non-Executive Chairman of the Board. The grant date fair value for each RSUs was $24.60, which was the closing price of Xylem’s common stock on November 7, 2011. The number of RSUs granted on November 7, 2011 to all Non-Employee Directors was determined by dividing $45,000 by $24.60. The resulting number of RSUs, 1,830, was rounded up to the nearest whole unit, resulting in an aggregate grant date fair value of $45,018. Mr. Tambakeras received an additional 1,271 RSUs as part of his supplemental retainer as Non-Executive Chairman of the Board. This number was determined by dividing $31,250 by $24.60, with the resulting number rounded up to the nearest whole unit, resulting in an additional aggregate grant date fair value of $31,267. Directors receive dividend equivalents on the RSUs but have no other rights as shareowners with respect to the RSUs.
(3)	No perquisites or other personal benefits were received by Non-Employee Directors.

Non-Employee Director Stock and Option Awards Outstanding at 2011 Fiscal Year-End

The following table reflects stock and option awards outstanding as of December 31, 2011 for Non-Employee Directors. Outstanding stock awards include unvested restricted stock and unvested RSUs. Outstanding stock and option awards for Drs. Crawford, Hamre and Mohapatra as well as Messrs. Loranger and Tambakeras include equity awards granted by ITT that were converted into equity awards of Xylem in connection with the Spin-off of Xylem from ITT. Mr. Loranger’s equity awards granted by ITT were in his role as Chairman, President and Chief Executive Officer of ITT.

Non-Management Director Name	Outstanding Stock Awards	Outstanding Option Awards
Curtis J. Crawford	12,165	26,130
John J. Hamre	7,013	26,130
Victoria D. Harker	1,830	—
Sten E. Jakobsson	1,830	—
Steven R. Loranger	83,501	1,135,169
Edward J. Ludwig	1,830	—
Surya N. Mohapatra	2,172	10,470
Markos I. Tambakeras	4,470	26,130

Xylem reimburses Directors for expenses they incur to travel to and from Board, committee and shareowner meetings and for other Company-business related expenses (including travel expenses of spouses if they are specifically invited to attend an event for appropriate business purposes). Director airfare is reimbursed at first-class travel rates.

Compensation Committee Interlocks and Insider Participation

None of the members of the Leadership Development and Compensation Committee during fiscal year 2011 or as of the date of this prospectus has been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Leadership Development and Compensation Committee or Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND

RELATED STOCKHOLDER MATTERS

The following table shows, as of May 11, 2012, the beneficial ownership of Xylem common stock by each Director, by each of the executive officers named in the Summary Compensation Table included in the Company’s Proxy Statement filed on March 29, 2012, and by all directors and executive officers as a group. The percentage calculations below are based on a Xylem outstanding share number of 185,433,894 as of April 30, 2012. Total shares beneficially owned by Drs. Crawford, Hamre and Mohapatra and Messrs. Loranger and Tambakeras and each of the executive officers named in the Summary Compensation Table referenced above include equity of ITT Corporation (“ITT”) that was converted into equity of Xylem in connection with the Spin-off of Xylem and Exelis Inc. (“Exelis”) from ITT on October 31, 2011 (the “Spin-off”).

Name of Beneficial Owner	Total Shares Beneficially Owned (1)		Percentage of Class
Curtis J. Crawford	60,588	(2)	*
John J. Hamre	49,001	(3)	*
Victoria D. Harker	1,830		*
Sten E. Jakobsson	1,281		*
Steven R. Loranger	901,762	(4)	*
Edward J. Ludwig	4,830		*
Surya N. Mohapatra	20,242	(5)	*
Markos I. Tambakeras	47,242	(6)	*
Angela A. Buonocore	67,070	(7)	*
Frank R. Jimenez	66,159	(8)	*
Gretchen W. McClain	319,328	(9)	*
Kenneth Napolitano	79,209	(10)	*
Michael T. Speetzen	42,706	(11)	*
All Directors and Executive Officers as a Group (17 persons) (12)	1,840,682		*

*	Less than 1%

(1)	With respect to certain Non-Employee Directors, total shares beneficially owned includes RSUs that vested but are deferred until a later date or retirement.
(2)	Includes options exercisable into 19,477 shares within 60 days of May 11, 2012 and 3,550 vested but deferred RSUs.
(3)	Includes options exercisable into 19,477 shares within 60 days of May 11, 2012 and 5,265 vested but deferred RSUs.
(4)	Includes 50,551 shares held by a family trust of which Mr. Loranger’s spouse is the trustee and as to which Mr. Loranger disclaims beneficial ownership, and 14,973 shares held by a family trust of which Mr. Loranger is the sole trustee, and options exercisable into 688,537 shares within 60 days of May 11, 2012.
(5)	Includes options exercisable into 9,517 shares within 60 days of May 11, 2012 and 1,355 vested but deferred RSUs.
(6)	Includes 17,595 shares held by a family trust of which Mr. Tambakeras and his spouse are co-trustees and as to which Mr. Tambakeras disclaims beneficial ownership, and options exercisable into 19,477 shares within 60 days of May 11, 2012.
(7)	Includes options exercisable into 46,917 shares within 60 days of May 11, 2012.
(8)	Includes options exercisable into 53,193 shares within 60 days of May 11, 2012.
(9)	Includes options exercisable into 185,271 shares within 60 days of May 11, 2012.
(10)	Includes options exercisable into 66,522 shares within 60 days of May 11, 2012.
(11)	Includes options exercisable into 21,781 shares within 60 days of May 11, 2012.
(12)	Includes options exercisable into 1,284,001 shares within 60 days of May 11, 2012 and 10,170 vested but deferred RSUs.

The number of shares beneficially owned by each Non-Employee Director or executive officer has been determined under the rules of the SEC, which provide that beneficial ownership includes any shares as to which a person has sole or shared voting or dispositive power, and any shares which the person would have the right to acquire beneficial ownership within 60 days through the exercise of any stock option or other right. Unless otherwise indicated, each Non-Employee Director or executive officer has sole dispositive and voting power or shares those powers with his or her spouse.

Certain Beneficial Owners

Set forth below is information reported to the SEC on the most recently filed Schedule 13G by the following persons who owned more than 5% of Xylem outstanding common stock. This information does not include holdings by the trustee with respect to individual participants in the Xylem Retirement Savings Plan for Salaried Employees.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of Class
Barrow, Hanley, Mewhinney & Strauss, LLC (1)	13,012,853	7.05%
2200 Ross Avenue, 31st Floor Dallas, TX 75201-2761
BlackRock, Inc. (2)	10,169,058	5.51%
40 East 52nd Street, New York, NY 10022
The Vanguard Group, Inc. (3)	9,556,542	5.17%
100 Vanguard Blvd., Malvern, PA 19355

(1)	As reported on Schedule 13G filed on February 10, 2012, Barrow, Hanley, Mewhinney & Strauss, LLC has sole voting power with respect to 1,113,680 shares, shared voting power with respect to 11,899,173 shares, and sole dispositive power with respect to 13,012,853 shares.
(2)	As reported on Schedule 13G filed on February 9, 2012, BlackRock, Inc. has sole voting and dispositive power with respect to 10,169,058 shares.
(3)	As reported on Schedule 13G filed on February 10, 2012, The Vanguard Group, Inc. has sole voting power and shared dispositive power with respect to 256,432 shares and sole dispositive power with respect to 9,300,110 shares.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s executive officers and directors, and any persons beneficially owning more than 10% of a registered class of the Company’s equity securities, file reports of ownership and changes in ownership with the SEC within specified time periods. To the Company’s knowledge, based upon a review of the copies of the reports furnished to the Company and written representations that no other reports were required, all filing requirements were satisfied in a timely manner for the year ended December 31, 2011, with the exception of a Form 4 for Dr. Hamre that was not timely filed, due to Company administrative error, with respect to the acquisition of 1,839.5 phantom stock units.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies for Approving Related Person Transactions

The Company and the Board of Directors have adopted a formal written policy for evaluation of potential related person transactions, as those terms are defined in the SEC’s rules for executive compensation and related person disclosure, which provide for review and pre-approval of transactions which may or are expected to exceed $120,000 involving Non-Employee Directors, Executive Officers, beneficial owners of five percent or more of the Company’s common stock or other securities and any immediate family of such persons. The Company’s policy generally groups transactions with related persons into two categories: (1) transactions requiring the approval of the Nominating and Governance Committee and (2) certain transactions, including ordinary course transactions below established financial thresholds, that are deemed pre-approved by the Nominating and Governance Committee.

In reviewing for approval or ratification related person transactions that are not deemed pre-approved, the Nominating and Governance Committee considers the relevant facts and circumstances, including:

•	whether terms or conditions of the transaction are generally available to third-parties under similar terms or conditions;

•	level of interest or benefit to the related person;

•	availability of alternative suppliers or customers; and

•	benefit to the Company.

The Nominating and Governance Committee is deemed to have pre-approved certain transactions identified in Item 404(a) of Regulation S-K that are not required to be disclosed even if the amount involved exceeds $120,000. In addition, any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director and/or beneficial owner of less than 10% of that company’s shares is deemed pre-approved; provided, however, that with respect to directors, if a director is a current employee, or if an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, such transaction is not considered appropriate for automatic pre-approval and is reviewed by the Nominating and Governance Committee. Regardless of whether a transaction is deemed pre-approved, all transactions in any amount are required to be reported to the Nominating and Governance Committee. Subsequent to the adoption of the written procedures above, the Company has followed these procedures regarding all reportable related person transactions.

DESCRIPTION OF OTHER INDEBTEDNESS

Four Year Competitive Advance and Revolving Credit Facility

Effective October 31, 2011, Xylem and its subsidiaries entered into a Four Year Competitive Advance and Revolving Credit Facility (the “Credit Facility”) with JPMorgan Chase Bank, N.A., as agent, and a syndicate of lenders. The credit facility provides for an aggregate principal amount of up to $600 million of (i) a competitive advance borrowing option which will be provided on an uncommitted competitive advance basis through an auction mechanism (the “competitive loans”), (ii) revolving extensions of credit (the “revolving loans”) outstanding at any time and (iii) the issuance of letters of credits in a face amount not in excess of $100 million outstanding at any time.

At our election, the interest rate per annum applicable to the competitive advances will be based on either (i) a Eurodollar rate determined by reference to LIBOR, plus an applicable margin offered by the lender making such loans and accepted by us or (ii) a fixed percentage rate per annum specified by the lender making such loans. At our election, interest rate per annum applicable to the revolving loans will be based on either (i) a Eurodollar rate determined by reference to LIBOR, adjusted for statutory reserve requirements, plus an applicable margin or (ii) a fluctuating rate of interest determined by reference to the greatest of (a) the prime rate of JPMorgan Chase Bank, N.A., (b) the U.S. Federal Funds effective rate plus half of 1% or (c) the Eurodollar rate determined by reference to LIBOR, adjusted for statutory reserve requirements, in each case, plus an applicable margin.

In accordance with the terms, we may not exceed a maximum leverage ratio of 3.50 (based on a ratio of total debt to EBITDA) throughout the term. The Credit Facility also contains limitations on, among other things, incurring debt, granting liens, and entering sale and leaseback transactions. In addition, the Credit Facility contains other terms and conditions such as customary representations and warranties, additional covenants and customary events of default.

THE EXCHANGE OFFERS

Purpose and Effect of the Exchange Offers

We entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed, under certain circumstances, to use our reasonable best efforts to file a registration statement relating to offers to exchange the outstanding notes for exchange notes, cause the registration statement to become effective under the Securities Act and complete the exchange offers not later than 60 days after the registration statement becomes effective. The exchange notes will have terms identical in all material respects to the related outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement. The outstanding 2016 notes and 2021 notes were issued on September 20, 2011.

In the event that we determine that a registered exchange offer is not available or may not be completed as soon as practicable after the last date for acceptance of notes for exchange because it would violate any applicable law or applicable interpretations of the staff of the SEC or, if for any reason the exchange offers are not for any other reason completed within 365 days after the closing date, or, in certain circumstances, any initial purchaser so requests in connection with any offer or sale of notes, we will use our reasonable best efforts to file and to have become effective a shelf registration statement relating to resales of the notes and to keep that shelf registration statement effective until the date that the notes cease to be “registrable securities” (as defined in the registration rights agreement), including when all notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement.

Under the registration rights agreement, if Xylem fails to complete the exchange offers (other than in the event we file a shelf registration statement) or the shelf registration statement, if required thereby, is not declared effective, in either case on or prior to 365 days after the applicable issue date (the “target registration date”), the interest rate on the related outstanding notes will be increased by 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.00% per annum), until the applicable exchange offer is completed or the shelf registration statement, if required, is declared effective by the SEC or the outstanding notes cease to constitute transfer restricted notes. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

If you wish to exchange your outstanding notes for exchange notes in the exchange offers, you will be required to make the following written representations:

•	you are not an affiliate of Xylem or an affiliate of any guarantor within the meaning of Rule 405 of the Securities Act;

•

you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please see “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offers without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

If you are an affiliate of Xylem, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

•

you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

•

in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offers. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offers

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letters of transmittal, Xylem will accept for exchange in the exchange offers any outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding notes may only be tendered in multiples of $2,000 and in integral multiples of $1,000 in excess thereof. Xylem will issue $2,000 and integral multiples of $1,000, in excess thereof, principal amount of exchange notes in exchange for each $2,000 and integral multiples of $1,000, in excess thereof, principal amount of outstanding notes surrendered in the exchange offers.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreements to complete the exchange offers, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the indenture that authorized the issuance of the outstanding notes. For a description of the indenture, see “Description of Exchange Notes.”

The exchange offers are not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

As of the date of this prospectus, $600 million aggregate principal amount of the 3.550% Senior Notes due 2016 and $600 million aggregate principal amount of the 4.875% Senior Notes due 2021 that were issued in a private offering on September 20, 2011 are outstanding and unregistered. This prospectus and the applicable letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offers. Xylem intends to conduct the exchange offers in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offers will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the applicable indenture relating to such holders’ series of outstanding notes and the registration rights agreement except we will not have any further obligation to you to provide for the registration of the outstanding notes under the registration rights agreement.

Xylem will be deemed to have accepted for exchange properly tendered outstanding notes when it has given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, Xylem expressly reserves the right to amend or terminate the exchange offers and to refuse to accept the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offers.”

If you tender your outstanding notes in the exchange offers, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offers. It is important that you read “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offers.

Expiration Date; Extensions, Amendments

As used in this prospectus, the term “expiration date” means 12:00 a.m. midnight, New York City time, on             , 2012. However, if we, in our sole discretion, extend the period of time for which an exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of such exchange offer.

To extend the period of time during which an exchange offer is open, we will notify the exchange agent of any extension by written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Xylem reserves the right, in its sole discretion:

•	to delay accepting for exchange any outstanding notes (only in the case that we amend or extend an exchange offer);

•

to extend an exchange offer or to terminate an exchange offer if any of the conditions set forth below under “—Conditions to the Exchange Offers” have not been satisfied, by giving written notice of such delay, extension or termination to the exchange agent; and

•

subject to the terms of the registration rights agreement, to amend the terms of an exchange offer in any manner. In the event of a material change in an exchange offer, including the waiver of a material condition, we will extend the offer period, if necessary, so that at least five business days remain in such offer period following notice of the material change.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice to the registered holders of the outstanding notes. If Xylem amends an exchange offer in a manner that we determine to constitute a material change, it will promptly disclose the amendment in a manner reasonably calculated to inform the holders of applicable outstanding notes of that amendment.

Conditions to the Exchange Offers

Despite any other term of the exchange offers, Xylem will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and it may terminate or amend an exchange offer as provided in this prospectus prior to the expiration date if in our reasonable judgment:

•	an exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•

any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to an exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with such exchange offer.

In addition, Xylem will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “—Purpose and Effect of the Exchange Offers,” “—Procedures for Tendering Outstanding Notes” and “Plan of Distribution;” or

•

any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right at any time or at various times to extend the period of time during which an exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving written notice of such extension to our holders. We will return any outstanding notes that we do not accept for exchange for any reason without expense to our tendering holder promptly after the expiration or termination of an exchange offer.

We expressly reserve the right to amend or terminate an exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of an exchange offer specified above. We will give written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration date.

In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the relevant indenture under the Trust Indenture Act of 1939 (the “TIA”).

Procedures for Tendering Outstanding Notes

To tender your outstanding notes in the exchange offers, you must comply with either of the following:

•

complete, sign and date the applicable letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the applicable letter of transmittal guaranteed if required by such letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “—Exchange Agent” prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive certificates for outstanding notes along with the applicable letter of transmittal prior to the expiration date;

•

the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the applicable letter of transmittal.

The method of delivery of outstanding notes, letters of transmittal, and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your outstanding notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the applicable letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal or any certificates representing outstanding notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•

the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

DTC is referred to herein as a “book-entry transfer facility.”

Acceptance of Exchange Notes

In all cases, we will promptly issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offers.

Each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

We will interpret the terms and conditions of the exchange offers, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date.

Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we determine. Neither Xylem, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC and, as the book-entry transfer facility, for purposes of the exchange offers. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC’s Automatic Tender Offer Program in the case of outstanding notes, prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•

prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•

the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent’s account at DTC all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your outstanding notes according to the guaranteed delivery procedures.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 12:00 a.m. midnight, New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “Exchange Agent”; or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

•	If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible guarantor institution.

If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offers. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offers. Properly withdrawn outstanding notes may be retendered by following the procedures described under “—Procedures for Tendering Outstanding Notes” above at any time on or prior to the expiration date.

Exchange Agent

Union Bank, N.A. has been appointed as the exchange agent for the exchange offers. Union Bank, N.A. also acts as trustee under the indenture governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Registered or Certified Mail: Union Bank, N.A. Corporate Trust Division 120 So. San Pedro Street, Suite 410 Los Angeles, CA 90012 Attention: Josefina Benavides

By Regular Mail:

Union Bank, N.A.

Corporate Trust Division

120 So. San Pedro Street, Suite 410

Los Angeles, CA 90012

Attention: Josefina Benavides

By Facsimile Transmission:
(eligible institutions only):
(213) 972-5695

Telephone Inquiries:
(213) 972-5679

By Overnight Courier or Hand Delivery: Union Bank, N.A. Corporate Trust Division 120 So. San Pedro Street, Suite 410 Los Angeles, CA 90012 Attention: Josefina Benavides

Note: Delivery of this instrument to an address other than as set forth above, or transmission of instructions other than as set forth above, will not constitute a valid delivery.

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offers. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offers and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding notes pursuant to the exchange offers.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchanges, as the terms of the exchange notes are substantially identical to the terms of the outstanding notes. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offers. We will capitalize the expenses relating to the exchange offers.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchanges of outstanding notes under the exchange offers. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offers.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offers be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for exchange notes under the exchange offers, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:

•

as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the offering memorandum distributed in connection with the private offerings of the outstanding notes.

In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements, we do not intend to register resales of the outstanding notes under the Securities Act.

Other

Participating in the exchange offers are voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offers or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF EXCHANGE NOTES

General

In this description, the terms “we,” “our” and “us” each refer to Xylem Inc. (“Xylem”). The term “notes” refers to the outstanding notes and the exchange notes.

The outstanding notes have been and the exchange notes will be issued under an indenture dated September 20, 2011, between us, ITT, as initial guarantor, and Union Bank, N.A., as trustee. The terms of the exchange notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The notes bear interest from September 20, 2011. The interest on the 2016 notes are payable semi-annually on each March 20 and September 20, beginning on March 20, 2012 to the persons in whose names the notes are registered at the close of business on each March 5 and September 5, as the case may be (whether or not a business day), immediately preceding such March 20 and September 20. The interest on the 2021 notes are payable semi-annually on each April 1 and October 1, beginning on April 1, 2012, to the persons in whose names the notes are registered at the close of business on each March 15 and September 15, as the case may be (whether or not a business day), immediately preceding such April 1 and October 1. The 2016 notes will mature on September 20, 2016 and the 2021 notes will mature on October 1, 2021. The notes are not subject to any sinking fund.

We may, without the consent of the holders of the notes, issue additional notes having the same terms so that in either case the notes and the new notes form a single series under the indenture, provided that if the additional notes are not fungible with the notes for U.S. federal income tax purposes the additional notes will have a separate CUSIP number.

The exchange notes will be issued only in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

We may redeem some or all of the notes at any time and from time to time at the redemption price described under “—Optional redemption.”

Initial Guarantee

The outstanding notes were initially guaranteed on a senior unsecured basis by ITT Corporation (the “Initial Guarantee”). The Initial Guarantee provided by its terms that such guarantee would automatically and unconditionally be released and discharged, and the trustee and the holders of the outstanding notes would be deemed to have consented to such release without any action on the part of the trustee or any holder of the outstanding notes, upon the distribution of our common stock to the holders of the ITT common stock in connection with the Spin-off, assuming the consummation of the other transactions constituting the Spin-off shall have occurred in accordance with the Distribution Agreement with ITT Corporation and Exelis Inc. and certain related agreements. The Initial Guarantee was automatically and unconditionally terminated on October 31, 2011 in connection with the Spin-off.

Ranking

The notes are unsecured and unsubordinated obligations of Xylem and will rank equally with all its other existing and future unsecured and unsubordinated indebtedness, including under our revolving credit facility.

We derive substantially all of our operating income from, and hold substantially all of our assets through, our subsidiaries. We depend on distributions of cash flow and earnings from our subsidiaries in order to meet our payment obligations under the notes and our other debt obligations. These subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on our debt securities, including the notes, or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. As a result, the notes will be structurally subordinated to the liabilities of our subsidiaries, including trade payables. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, could limit the ability of our subsidiaries to make payments or other distributions to us. Our subsidiaries could agree to contractual restrictions on their ability to make distributions.

Optional Redemption

The notes of any series will be redeemable as a whole or in part, at our option at any time and from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 40 basis points in the case of the 2016 notes and the Treasury Rate plus 45 basis points in the case of the 2021 notes, plus in each case accrued and unpaid interest to the date of redemption.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the date of redemption (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the date of redemption to the maturity date; provided, however, that if the period from the date of redemption to the maturity date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the date of redemption to the maturity date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. If fewer than all the notes of a series are to be redeemed, the particular notes of such series to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate. If any note is to be redeemed only in part, the notice of redemption that relates to such note shall state the principal amount thereof to be redeemed. A new note in principal amount equal to and in exchange for the unredeemed portion of the principal of the note surrendered will be issued in the name of the holder of the note upon surrender of the original note.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Repurchase Upon Change of Control Triggering Event

If a Change of Control Triggering Event (as defined below) occurs, unless we have exercised our right to redeem the notes as described above, we will be required to make an offer to repurchase all or, at the holder’s option, any part (equal to $2,000 or any multiple of $1,000 in excess thereof), of each holder’s notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to, but not including, the date of purchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the notes (with a copy mailed to the trustee) describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase such notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the change of control, will state that the change of control offer is conditioned on the change of control triggering event occurring on or prior to the change of control payment date.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee the notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

The paying agent will be required to promptly mail, to each holder who properly tendered notes, the purchase price for such notes, and the trustee will be required to promptly authenticate and mail (or cause to be transferred by book entry) to each such holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or a multiple of $1,000 in excess thereof.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults its offer, we will be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event.

In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than a default in the payment of the change of control payment upon a Change of Control Triggering Event.

To the extent that we are required to offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event, we may not have sufficient funds to repurchase the notes in cash at such time. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. The failure to make such repurchase would result in a default under the notes.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provision of any such securities laws or regulations conflicts with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and those of our subsidiaries, taken as a whole, to another person or group may be uncertain. In such case, holders of the notes may not be able to resolve this uncertainty without resorting to legal action.

For purposes of the repurchase provisions of the notes, the following terms will be applicable:

“Change of Control” means the occurrence of any one of the following after the distribution in connection with the Spin-off: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, arrangement or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries, taken as a whole, to one or more persons, other than to us or one of our subsidiaries; (2) the first day on which a majority of the members of our board of directors is not composed of Continuing Directors (as defined below); (3) the consummation of any transaction including, without limitation, any merger, amalgamation, arrangement or consolidation the result of which is that any person becomes the beneficial owner, directly or indirectly, of more than 50% of our Voting Stock; (4) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of us or of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; or (5) the adoption of a plan relating to our liquidation or dissolution (other than our liquidation into a newly formed holding company). Notwithstanding the foregoing, a transaction described in clause (3) above will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company (which shall include a parent company) and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as, and hold in substantially the same proportions as, the holders of the Company’s voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly of more than 50% of the then outstanding voting stock, measured by voting power, of such holding company. Following any such transaction, references in this definition to the Company shall be deemed to refer to such holding company. For the purposes of this definition, “person” and “beneficial owner” have the meanings used in Section 13(d) of the Exchange Act.

“Change of Control Triggering Event” means the notes cease to be rated Investment Grade by each of the Rating Agencies on any date during the 60-day period (the “Trigger Period”) commencing upon the earlier of (1) the first public announcement of the Change of Control or our intention to effect a Change of Control and (2) the consummation of such Change of Control, which Trigger Period will be extended following consummation of a Change of Control for so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies. Unless at least one Rating Agency is providing a rating for the notes at the commencement of any Trigger Period, the notes will be deemed to have ceased to be rated Investment Grade during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Directors” means, as of any date of determination, any member of our board of directors who (1) was a member of our board of directors on the Issue Date; or (2) was nominated for election, elected or appointed to our board of directors with the approval of a majority of the Continuing Directors who were members of our board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval by such directors of our proxy statement in which such member was named as a nominee for election as a director).

“Fitch” means Fitch Inc., and its successors.

“Investment Grade” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agencies” means (a) each of Fitch, Moody’s and S&P; and (b) if any of the Rating Agencies ceases to provide rating services to issuers or investors, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act that is selected by us (as certified by our chief executive officer or chief financial officer) as a replacement for Fitch, Moody’s or S&P, or all of them, as the case may be.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain Covenants

Limitation on Liens

The indenture provides that we will not, and will not permit any of our restricted subsidiaries to, incur, suffer to exist or guarantee any debt secured by a lien on any principal property or on any shares of stock of (or other interests in) any of our restricted subsidiaries unless we or that first-mentioned restricted subsidiary secures or we cause such restricted subsidiary to secure the notes (and any of its or such restricted subsidiary’s other debt, at its option or such restricted subsidiary’s option, as the case may be, not subordinate to the notes), equally and ratably with (or prior to) such secured debt, for as long as such secured debt will be so secured.

These restrictions will not, however, apply to debt secured by:

1)	any liens existing prior to the issuance of the notes;

2)	any lien on property of or shares of stock of (or other interests in) or debt of any entity existing at the time such entity becomes a restricted subsidiary;

3)	any liens on property, shares of stock of (or other interests in) or debt of any entity (a) existing at the time of acquisition of such property or shares (or other interests) (including acquisition through merger or consolidation), (b) to secure the payment of all or any part of the purchase price of such property or shares (or other interests) or the costs of construction or improvement of such property or (c) to secure any debt incurred prior to, at the time of, or within 180 days after the later of the acquisition, the completion of construction or the commencement of full operation of such property or within 180 days after the acquisition of such shares (or other interests) for the purpose of financing all or any part of the purchase price of such property or shares (or other interests) or the costs of construction thereon;

4)	any liens in favor of us or any of our restricted subsidiaries;

5)	any liens in favor of, or required by contracts with, governmental entities; or

6)	any extension, renewal, or refunding of liens referred to in any of the preceding clauses (1) through (5).

Notwithstanding the foregoing, we or any of our restricted subsidiaries may incur, suffer to exist or guarantee any debt secured by a lien on any principal property or on any shares of stock of (or other interests in) any of our restricted subsidiaries if, after giving effect thereto and together with the value of attributable debt outstanding pursuant to the second paragraph of the “—Limitation on sale and lease-back transactions” covenant below, the aggregate amount of such debt does not exceed 15% of our consolidated net tangible assets.

The indenture does not restrict the transfer by us of a principal property to any of our unrestricted subsidiaries or our ability to change the designation of a subsidiary owning principal property from a restricted subsidiary to an unrestricted subsidiary and, if we were to do so, any such unrestricted subsidiary would not be restricted from incurring secured debt nor would we be required, upon such incurrence, to secure the notes equally and ratably with such secured debt.

Limitation on Sale and Lease-back Transactions

We will not enter into any sale and lease-back transaction with respect to any principal property, other than any such sale and lease-back transaction involving a lease for a term of not more than three years or any such sale and lease-back transaction between us and one of our restricted subsidiaries or between our restricted subsidiaries, unless: (a) we or such restricted subsidiary would be entitled to incur debt secured by a lien on the principal property involved in such sale and lease-back transaction at least equal in amount to the attributable debt with respect to such sale and lease-back transaction, without equally and ratably securing the notes, pursuant to the covenant described above under the caption “—Limitation on liens”; or (b) the proceeds of such sale and lease-back transaction are at least equal to the fair market value of the affected principal property (as determined in good faith by our board of directors) and we apply an amount equal to the net proceeds of such sale and lease-back transaction within 180 days of such sale and lease-back transaction to any (or a combination) of (i) the prepayment or retirement of the notes, (ii) the prepayment or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of other debt of us or of one of our restricted subsidiaries (other than debt that is subordinated to the notes or debt owed to us or one of our restricted subsidiaries) that matures more than 12 months after its creation or matures less than 12 months after its creation but by its terms being renewable or extendible, at the option of the obligor in respect thereof, beyond 12 months from its creation or (iii) the purchase, construction, development, expansion or improvement of other comparable property.

Notwithstanding the restrictions in the preceding paragraph, we will be permitted to enter into sale and lease-back transactions otherwise prohibited by this covenant, the attributable debt with respect to which, together with all debt outstanding pursuant to the third paragraph of the “—Limitation on liens” covenant above, without duplication, do not exceed 15% of consolidated net tangible assets measured at the closing date of the sale and lease-back transaction.

The following are definitions of some terms used in the above description. We refer you to the indenture for a full description of all of these terms, as well as any other terms used herein for which no definition is provided.

“attributable debt” with regard to a sale and lease-back transaction with respect to any principal property means, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the notes then outstanding under the indenture) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“consolidated net tangible assets” means the total amount of our assets and our restricted subsidiaries’ assets minus:

•	all applicable depreciation, amortization and other valuation reserves;

•	all current liabilities of ours and our restricted subsidiaries (excluding any intercompany liabilities); and

•

all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles, all as set forth on our and our restricted subsidiaries’ latest consolidated balance sheets prepared in accordance with U.S. GAAP.

“debt” means any indebtedness for borrowed money.

“principal property” means any single manufacturing or processing plant, office building or warehouse owned or leased by us or any of our restricted subsidiaries which has a gross book value in excess of 2% of our consolidated net tangible assets other than a plant, warehouse, office building, or portion thereof which, in the opinion of our Board of Directors, is not of material importance to the business conducted by the Company and its restricted subsidiaries as an entirety.

“restricted subsidiary” means, at any time, any subsidiary which at the time is not an unrestricted subsidiary of ours.

“subsidiary” means any entity, at least a majority of the outstanding voting stock of which shall at the time be owned, directly or indirectly, by us or by one or more of our subsidiaries, or both.

“unrestricted subsidiary” means any subsidiary of ours (not at the time designated as our restricted subsidiary) (1) the major part of whose business consists of finance, banking, credit, leasing, insurance, financial services or other similar operations, or any combination thereof, (2) substantially all the assets of which consist of the capital stock of one or more subsidiaries engaged in the operations referred to in the preceding clause (1), or (3) designated as an unrestricted subsidiary by our Board of Directors and which, in the opinion of our Board of Directors, is not of material importance to the business conducted by the Company and its restricted subsidiaries as an entity.

Consolidation, Merger or Sale of Assets

The indenture provides that we may consolidate or merge with or into, or convey or transfer all or substantially all of our assets to, any entity (including, without limitation, a limited partnership or a limited liability company); provided that:

•

we will be the surviving corporation or, if not, that the successor will be a corporation that is organized and validly existing under the laws of any state of the United States of America or the District of Columbia and will expressly assume by a supplemental indenture our obligations under the indenture and the notes;

•

immediately after giving effect to such transaction, no event of default, and no default or other event which, after notice or lapse of time, or both, would become an event of default, will have happened and be continuing; and

•	we will have delivered to the trustee an opinion of counsel, stating that such consolidation, merger, conveyance or transfer and such supplemental indenture, if any, comply with the indenture.

In the event of any such consolidation, merger, conveyance, transfer or lease, any such successor will succeed to and be substituted for us as obligor on the notes with the same effect as if it had been named in the indenture as obligor.

The trustee will be entitled to conclusively rely on and will accept such opinion as sufficient evidence of the satisfaction of the conditions precedent set forth in the third clause above, in which event it shall be conclusive and binding on the holders of the notes.

Events of Default

The indenture provides that the term “Event of Default” means:

1)	default in paying interest on the notes when it becomes due and the default continues for a period of 30 days or more;

2)	default in paying principal, or premium, if any, on the notes when due;

3)	default is made in the payment of any sinking or purchase fund or analogous obligation when the same becomes due, and such default continues for 30 days or more;

4)	default in the performance, or breach, of any covenant in the indenture (other than defaults specified in clause (1), (2) or (3) above) and the default or breach continues for a period of 90 days or more after we receive written notice from the trustee or we and the trustee receive notice from the holders of at least 25% in aggregate principal amount of the outstanding notes; or

5)	certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to the Company has occurred.

If an Event of Default (other than an Event of Default specified in clause (5) with respect to the Company) under the indenture occurs with respect to the notes and is continuing, then the trustee or the holders of at least 25% in principal amount of the outstanding notes of the affected series may by written notice require us to repay immediately the entire principal amount of the outstanding notes of that series, together with all accrued and unpaid interest and premium, if any.

If an Event of Default under the indenture specified in clause (5) with respect to the Company occurs and is continuing, then the entire principal amount of the outstanding notes will automatically become due and payable immediately without any declaration or other act on the part of the trustee or any holder.

After a declaration of acceleration, the holders of a majority in principal amount of outstanding notes of the affected series may rescind this accelerated payment requirement if (i) all existing Events of Default, except for nonpayment of the principal and interest on the notes of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived, (ii) if the rescission of acceleration would not conflict with any judgment or decree and (iii) we have paid or deposited with the Trustee a sum sufficient to pay all sums paid or advanced by the Trustee and the reasonable and duly-documented compensation, expenses, disbursements and advances of the Trustee, its agents and counsel. The holders of a majority in principal amount of the outstanding notes of the affected series also have the right to waive past defaults, except a default in paying principal or interest on any outstanding note of that series, and except in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the notes of that series.

Holders of at least 25% in principal amount of the outstanding notes of the affected series may seek to institute a proceeding only after they have notified the trustee of a continuing Event of Default in writing and made a written request, and offered reasonable indemnity, to the trustee to institute a proceeding and the trustee has failed to do so within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in principal amount of the notes of that series. These limitations do not apply, however, to a suit instituted by a holder of a note for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment.

During the existence of an Event of Default, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent man would under the circumstances in the conduct of that person’s own affairs. If an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity. Subject to certain provisions, the holders of a majority in principal amount of the outstanding notes of the affected series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.

The trustee will, within 90 days after any default occurs, give notice of the default to the holders of the notes of the affected series, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.

The trustee is not to be charged with knowledge of any Event of Default or knowledge of any cure of any Event of Default unless either (i) an authorized officer or agent of the trustee with direct responsibility for the administration of the indenture has actual knowledge of such Event of Default or (ii) written notice of such Event of Default has been given to such authorized officer of the trustee by the Issuer or any holder of the notes.

Modification and Waiver

The indenture may be amended or modified without the consent of any holder of debt securities in order to:

•	evidence a succession to the trustee;

•	cure ambiguities, defects or inconsistencies or make any other change that does not adversely affect in any material respect the interests of any holder;

•	provide for the assumption of our obligations in the case of a merger or consolidation or transfer of all or substantially all of our assets;

•	make any change that would provide any additional rights or benefits to the holders of any series of notes;

•	add guarantors with respect to any series of notes;

•	secure any series of notes;

•	establish the form or forms of any series of notes; or

•	maintain the qualification of the indenture under the Trust Indenture Act.

Other amendments and modifications of the indenture or the notes issued may be made with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding series affected by the amendment or modification. However, no modification or amendment may, without the consent of the holder of each affected outstanding note:

•	reduce the principal amount, or extend the fixed maturity, of the notes;

•	alter or waive the redemption provisions of the notes;

•	change the currency in which principal, any premium or interest is paid;

•	reduce the percentage in principal amount outstanding of any series of notes which must consent to an amendment, supplement or waiver or consent to take any action;

•	impair the right to institute suit for the enforcement of any payment on the notes;

•	waive a payment default with respect to any series of notes;

•	reduce the interest rate or extend the time for payment of interest on the notes; or

•	adversely affect the ranking of any series of notes.

Satisfaction, Discharge and Defeasance

We may terminate our obligations with respect to any series of notes under the indenture, when:

•	either:

•	all notes of any series issued that have been authenticated have been delivered to the trustee for cancellation; or

•

all the notes of any series issued that have not been delivered to the trustee for cancellation have become due and payable, will become due and payable within one year, or are to be called for redemption within one year and we have made arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name and at our expense, and in each case, we have irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the notes to pay principal, interest and any premium; and

•	we have paid or caused to be paid all other sums then due and payable under the indenture; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

We may elect to have our obligations under the indenture discharged with respect to the outstanding notes of any series (“legal defeasance”). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes of such series under the indenture, except for:

•	the rights of holders of the debt securities to receive principal, interest and any premium when due;

•	mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee; and

•	the defeasance provisions of the indenture.

In addition, we may elect to have our obligations released with respect to certain covenants in the indenture (“covenant defeasance”). Any omission to comply with these obligations will not constitute a default or an event of default with respect to the notes of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “—Events of default” will no longer constitute an event of default for that series.

In order to exercise either legal defeasance or covenant defeasance with respect to the outstanding notes of any series:

•

we must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the notes of a series:

•	money in an amount;

•	U.S. government obligations that will provide, not later than one day before the due date of any payment, money in an amount; or

•	a combination of money and U.S. government obligations (or equivalent government obligations, as applicable),

in each case sufficient, in the written opinion of a nationally recognized firm of independent registered public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal (including mandatory sinking fund payments), interest and any premium at due date or maturity;

•

in the case of legal defeasance, we have delivered to the trustee an opinion of counsel stating that (i) we have received from, or there has been published by, the U.S. Internal Revenue Service, a ruling, or (ii) since the issuance of the notes, there has been a change in applicable U.S. federal income tax law, in either case to the effect that the holders of the notes of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same U.S. federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

•

in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the notes of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same U.S. federal income tax as would be the case if the deposit and covenant defeasance did not occur;

•

no event of default or default with respect to the outstanding notes of that series has occurred and is continuing at the time of such deposit after giving effect to the deposit or, in the case of legal defeasance, no default relating to bankruptcy or insolvency has occurred and is continuing at any time on or before the 91st day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 91st day;

•

the legal defeasance or covenant defeasance will not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all notes of that series were in default within the meaning of such Act;

•	the legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party;

•

the legal defeasance or covenant defeasance will not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless the trust is registered under such Act or exempt from registration; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the defeasance or covenant defeasance have been complied with.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFERS

The exchange of outstanding notes for exchange notes in the exchange offers will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note exchanged therefor and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition and holding of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes (including the exchange of outstanding notes for exchange notes) by an ERISA Plan with respect to which Xylem is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding (and the exchange of outstanding notes for exchange notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note (including an exchange of outstanding notes for exchange notes), each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes constitutes assets of any Plan or (ii) the acquisition, holding and disposition of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring any notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to any such acquisition or holding of the notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to an exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed to amend or supplement this prospectus for a period of up to 180 days after the last exchange date (as such period may be extended under the registration rights agreement), in order to expedite or facilitate the disposition of any exchange notes by any broker-dealers. We further agreed that broker-dealers shall be authorized to deliver such prospectus (or, to the extent permitted by law, make available) during such period in connection with the resales of the exchange notes.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to an exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to an exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Any profit of any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offers (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify you (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity and enforceability of the exchange notes will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. In rendering its opinion, Simpson Thacher & Bartlett LLP will rely upon the opinion of Barnes & Thornburg LLP as to all matters governed by the laws of the State of Indiana.

EXPERTS

The consolidated and combined financial statements of Xylem Inc. as of December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, appearing in this prospectus and registration statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the consolidated and combined financial statements and includes explanatory paragraphs describing that prior to October 31, 2011, the financial statements included expense allocations for certain corporate functions historically provided by ITT Corporation that may not be reflective of the actual expenses which would have been incurred had the Company operated as a separate entity apart from ITT Corporation and that the consolidated and combined financial statements have been retrospectively adjusted for the presentation of separate consolidated and combined statements of comprehensive income). Such consolidated and combined financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified by the provisions in such exhibit, to which reference is hereby made. We have historically filed annual, quarterly and current reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov). However, any such information filed with the SEC does not constitute a part of this prospectus.

So long as we are subject to the periodic reporting requirements of the Exchange Act, we are required to furnish the information required to be filed with the SEC to the trustee and the holders of the outstanding notes. We have agreed that, even if we are not required under the Exchange Act to furnish such information to the SEC, we will nonetheless continue to furnish information that would be required to be furnished by us by Section 13 or 15(d) of the Exchange Act.

XYLEM INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

Xylem Inc.

White Plains, New York

We have audited the accompanying consolidated and combined balance sheets of Xylem Inc. and subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated and combined statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated and combined financial statements present fairly, in all material respects, the financial position of Xylem Inc. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 1 to the consolidated and combined financial statements, prior to October 31, 2011, the accompanying financial statements were derived from the accounting records of the water equipment and services businesses of ITT Corporation. For periods prior to October 31, 2011, the financial statements include expense allocations for certain corporate functions historically provided by ITT Corporation. These allocations may not be reflective of the actual expenses which would have been incurred had the Company operated as a separate entity apart from ITT Corporation. Included in Note 16 to the consolidated and combined financial statements is a summary of transactions with related parties.

As discussed in Note 2, the accompanying consolidated and combined financial statements have been retrospectively adjusted for the presentation of separate consolidated and combined statements of comprehensive income.

/s/ Deloitte & Touche LLP

Stamford, Connecticut

February 28, 2012 (May 24, 2012 as to the effects of the retrospective presentation of separate consolidated and combined statements of comprehensive income as discussed in Note 2 and as to the corrections discussed in Notes 11 and 17)

XYLEM INC. AND SUBSIDIARIES

CONSOLIDATED AND COMBINED INCOME STATEMENTS

(In Millions, except per share data)

Year Ended December 31,	2011	2010	2009
Revenue	$3,803	$3,202	$2,849
Cost of revenue	2,342	1,988	1,812

Gross profit	1,461	1,214	1,037
Selling, general and administrative expenses	877	737	667
Research and development expenses	100	74	63
Separation costs	87	—	—
Restructuring and asset impairments charges, net	2	15	31

Operating income	395	388	276
Interest expense	17	—	—
Other non-operating income, net	5	—	1

Income before taxes	383	388	277
Income tax expense	104	59	14

Net income	$279	$329	$263

Earnings per share:
Basic	$1.51	$1.78	$1.42
Diluted	$1.50	$1.78	$1.42
Weighted average number of shares—Basic	185.1	184.6	184.6
Weighted average number of shares—Diluted	185.3	184.6	184.6

See accompanying notes to consolidated and combined financial statements.

XYLEM INC. AND SUBSIDIARIES

CONSOLIDATED AND COMBINED STATEMENTS OF COMPREHENSIVE INCOME

(In Millions)

Year Ended December 31,	2011	2010	2009
Net income	$279	$329	$263
Other comprehensive income (loss), before tax:
Foreign currency translation adjustment	(61)	(31)	81
Net change in postretirement benefit plans:
Net actuarial loss	(74)	(6)	(5)
Prior service costs	—	(3)	(1)
Amortization of:
Net actuarial loss	2	1	—
Prior service costs	1	1	1

Other comprehensive income (loss), before tax	(132)	(38)	76
Income tax benefit related to items of other comprehensive income (loss)	14	3	2

Other comprehensive income (loss), net of tax	(118)	(35)	78
Comprehensive income	$161	$294	$341

See accompanying notes to consolidated and combined financial statements.

XYLEM INC. AND SUBSIDIARIES

CONSOLIDATED AND COMBINED BALANCE SHEETS

(In Millions, except per share amounts)

December 31,	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$318	$131
Receivable, less allowances for discounts and doubtful accounts of $37 and $32 in 2011 and 2010, respectively	756	690
Inventories, net	426	389
Prepaid and other current assets	97	79
Deferred income tax assets	45	47

Total current assets	1,642	1,336
Property, plant and equipment, net	463	454
Goodwill	1,610	1,437
Other intangible assets, net	505	416
Other non-current assets	173	92

Total assets	$4,393	$3,735

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$322	$309
Accrued and other current liabilities	490	340
Short-term borrowings and current maturities of long-term debt	5	—

Total current liabilities	817	649
Long-term debt	1,201	4
Accrued postretirement benefits	316	163
Deferred income tax liabilities	165	99
Other non-current accrued liabilities	67	101

Total liabilities	2,566	1,016

Commitments and contingencies
Stockholders’ equity:
Common Stock—par value $0.01 per share:
Authorized 750.0 shares, issued 184.6 shares	2	—
Capital in excess of par value	1,663	—
Retained earnings	40	—
Parent company investment	—	2,682
Accumulated other comprehensive income	122	37

Total stockholders’ equity	1,827	2,719

Total liabilities and stockholders’ equity	$4,393	$3,735

See accompanying notes to consolidated and combined financial statements.

XYLEM INC. AND SUBSIDIARIES

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(In Millions)

Year Ended December 31,	2011	2010	2009
Operating Activities
Net income	$279	$329	$263
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	137	92	70
Deferred income taxes	8	(31)	(36)
Share-based compensation	13	9	9
Non-cash separation costs	10	—	—
Restructuring charges, net	2	15	31
Payments of restructuring	(7)	(22)	(40)
Changes in assets and liabilities (net of acquisitions):
Changes in receivables	(61)	(45)	45
Changes in inventories	(18)	7	62
Changes in accounts payable	(9)	41	(38)
Changes in accrued liabilities	53	12	(11)
Changes in accrued taxes	56	(17)	(1)
Net changes in other assets and liabilities	(14)	5	16

Net Cash—Operating activities	449	395	370

Investing Activities
Capital expenditures	(126)	(94)	(62)
Proceeds from the sale of property, plant and equipment	11	4	11
Acquisitions of businesses and assets, net of cash acquired	(309)	(1,004)	(33)
Other, net	1	1	—

Net Cash—Investing activities	(423)	(1,093)	(84)

Financing Activities
Net transfer (to)/from parent	(995)	745	(292)
Issuance of short-term debt	5	—	—
Issuance of senior notes, net of discount	1,198	—	—
Principal payments of long-term debt and capital lease obligations	(8)	—	—
Proceeds from exercise of employee stock options	1	—	—
Payments of debt issuance costs	(10)	—	—
Dividends paid	(19)	—	—

Net Cash—Financing activities	172	745	(292)

Effect of exchange rate changes on cash	(11)	3	6

Net change in cash and cash equivalents	187	50	—
Cash and cash equivalents at beginning of year	131	81	81

Cash and cash equivalents at end of year	$318	$131	$81

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes (net of refunds received)	$64	$110	$52

See accompanying notes to consolidated and combined financial statements.

XYLEM INC. AND SUBSIDIARIES

CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In Millions, except per share amounts)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Parent Company Investment	Total
BALANCE AT DECEMBER 31, 2008	$—	$—	$—	$(6)	$1,642	$1,636
Comprehensive income				78	263	341
Change in parent company investment					(290)	(290)

BALANCE AT DECEMBER 31, 2009	—	—	—	72	1,615	1,687
Comprehensive income				(35)	329	294
Change in parent company investment					738	738

BALANCE AT DECEMBER 31, 2010	—	—	—	37	2,682	2,719
Comprehensive income			59	(118)	220	161
Assumption of accumulated unrealized gains (losses) on postretirement benefit plans, net of tax of $32				(73)		(73)
Contributed currency translation adjustment				276		276
Change in parent company investment					(1,240)	(1,240)
Conversion of net investment	2	1,660			(1,662)	—
Cash dividends paid ($0.1012 per share)			(19)			(19)
Stock incentive plans and related tax benefits		3				3

BALANCE AT DECEMBER 31, 2011	$2	$1,663	$40	$122	$—	$1,827

See accompanying notes to consolidated and combined financial statements.

XYLEM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

Xylem Inc. (“Xylem” or the “Company”) is a leading equipment and service provider for water and wastewater applications with a broad portfolio of products and services addressing the full cycle of water, from collection, distribution and use to the return of water to the environment. Xylem operates in two segments, Water Infrastructure and Applied Water. The Water Infrastructure segment focuses on the transportation, treatment and testing of water, offering a range of products including water and wastewater pumps, treatment and testing equipment, and controls and systems. The Applied Water segment encompasses all the uses of water and focuses on the residential, commercial, industrial and agricultural markets. The segment’s major products include pumps, valves, heat exchangers, controls and dispensing equipment. Xylem Inc. (f/k/a ITT WCO, Inc.) was incorporated in Indiana on May 4, 2011. The name of the Company was changed from ITT WCO, Inc. to Xylem Inc. on July 14, 2011.

On October 31, 2011, ITT Corporation (“ITT”) completed the previously announced Spin-off (the “Spin-off”) of Xylem, formerly ITT’s water equipment and services businesses. Effective as of 12:01 a.m., Eastern time on October 31, 2011 (the “Distribution Date”), the common stock of Xylem was distributed, on a pro rata basis, to ITT’s shareholders of record as of the close of business on October 17, 2011 (the “Record Date”). On the Distribution Date, each of the shareholders of ITT received one share of Xylem common stock for every one share of common stock of ITT held on the Record Date. The Spin-off was completed pursuant to the Distribution Agreement, dated as of October 25, 2011 (the “Distribution Agreement”), among ITT, Exelis Inc. (“Exelis”) and Xylem. After the Distribution Date, ITT did not beneficially own any shares of Xylem common stock and, following such date, financial results of Xylem will not be consolidated in ITT’s financial reporting. Xylem’s Registration Statement on Form 10 filed with the U.S. Securities and Exchange Commission (“SEC”) was declared effective on October 6, 2011. Xylem’s common stock began “regular-way” trading on the New York Stock Exchange on November 1, 2011 under the symbol “XYL”.

Hereinafter, except as otherwise indicated or unless the context otherwise requires, “Xylem,” “we,” “us,” “our” and “the Company” refer to Xylem Inc. and its subsidiaries. References in the notes to the consolidated and combined financial statements to “ITT” or “parent” refers to ITT Corporation and its consolidated subsidiaries (other than Xylem Inc.).

Basis of Presentation

The consolidated and combined financial statements reflect our financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America (“GAAP”). All intracompany transactions between our businesses have been eliminated. On and prior to October 31, 2011, our financial position, results of operations and cash flows consisted of the water equipment and services businesses of ITT Corporation (“WaterCo”) and have been derived from ITT’s historical accounting records and are presented on a carve-out basis through our Distribution Date, while our financial results for Xylem post Spin-off are prepared on a stand-alone basis. As such, our Consolidated and Combined Statements of Income and Cash Flows for the twelve months ended December 31, 2011 consist of the consolidated results of Xylem on a stand-alone basis for two months of November and December and the combined results of operations of WaterCo for ten months on a carve-out basis. The twelve months ended December 31, 2010 and 2009 consist entirely of the combined results of WaterCo on a carve-out basis.

For periods prior to the Spin-off, our consolidated and combined financial statements include expense allocations for (i) certain corporate functions historically provided by ITT, including, but not limited to, finance, legal, information technology, human resources, communications, ethics and compliance, and shared services, (ii) employee benefits and incentives, and (iii) share-based compensation. These expenses have been allocated to us on the basis of direct usage when identifiable, with the remainder allocated on the basis of revenue, headcount or other measures.

Both we and ITT consider the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by us during the periods presented. The allocations may not, however, reflect the expense we would have incurred as an independent, publicly traded company for the periods presented. Actual costs that may have been incurred if we had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure. Following the Spin-off, we will perform these functions using our own resources or purchased services, certain of which may be provided by ITT under the Transition Services Agreement that is expected to extend for a period of 3 to 24 months from the Distribution Date in most circumstances.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Estimates are revised as additional information becomes available. Estimates and assumptions are used for, but not limited to, postretirement obligations and assets, revenue recognition, income tax contingency accruals and valuation allowances, goodwill impairment testing and contingent liabilities. Actual results could differ from these estimates.

Consolidation Principles

We consolidate companies in which we have a controlling financial interest or when Xylem is considered the primary beneficiary of a variable interest entity. We account for investments in companies over which we have the ability to exercise significant influence but do not hold a controlling interest under the equity method, and we record our proportionate share of income or losses in the Consolidated and Combined Income Statements. Equity method investments are reviewed for impairment when events or circumstances indicate the investment may be other-than-temporarily impaired. This requires significant judgment, including an assessment of the investee’s financial condition, the possibility of subsequent rounds of financing, and the investee’s historical and projected results of operations and cash flows. If the actual results of operations or cash flows for the investee are significantly different from projections, we may incur future charges for the impairment of these investments.

Foreign Currency Translation

The national currencies of our foreign companies are generally the functional currencies. Balance sheet accounts are translated at the exchange rate in effect at the end of each period; income statement accounts are translated at the average rates of exchange prevailing during the period. Gains and losses on foreign currency translations are reflected in the cumulative translation adjustments component of shareholders’ equity. Net gains or losses from foreign currency transactions are reported currently in selling, general and administrative expenses.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, the price is fixed or determinable, collectability is reasonably assured and delivery has occurred or services have been rendered. For product sales, other than long-term construction-type contracts, we recognize revenue at the time title and risks and rewards of ownership pass, which is generally when products are shipped. Certain contracts with customers require delivery, installation, testing, certification or other acceptance provisions to be satisfied before revenue is recognized. We recognize revenue on product sales to channel partners, including resellers, distributors or value-added solution providers at the time of sale when the channel partners have economic substance apart from Xylem and Xylem has completed its obligations related to the sale. Revenue from the rental of equipment is recognized over the rental period. Service revenue is recognized as services are performed.

For agreements that contain multiple deliverables, we recognize revenue based on the relative selling price if the deliverable has stand-alone value to the customer and, in arrangements that include a general right of return relative to the delivered element, performance of the undelivered element is considered probable and substantially in the Company’s control. The selling price for a deliverable is based on vendor-specific objective evidence of selling price (“VSOE”), if available, third-party evidence of selling price (“TPE”), if VSOE is not available, or best estimated selling price (“BESP”), if neither VSOE nor TPE is available.

The deliverables in our arrangements with multiple elements include various products and may include related services, such as installation and start-up services. We allocate arrangement consideration based on the relative selling prices of the separate units of accounting determined in accordance with the hierarchy described above. For deliverables that are sold separately, we establish VSOE based on the price when the deliverable is sold separately. We establish TPE, generally for services, based on prices similarly situated customers pay for similar services from third-party vendors. For those deliverables for which we are unable to establish VSOE or TPE, we estimate the selling price considering various factors including market and pricing trends, geography, product customization, and profit objectives. Revenue for multiple element arrangements is recognized when the appropriate revenue recognition criteria for the individual deliverable have been satisfied.

Certain businesses enter into long-term construction-type sales contracts for which revenue is recognized under the percentage-of-completion method based upon percentage of costs incurred to total estimated costs.

Shipping and Handling Costs

Shipping and handling costs are recorded as a component of costs of sales.

Share-Based Compensation

Share-based awards issued to employees include non-qualified stock options, restricted stock awards and certain liability-based awards. Compensation costs resulting from share-based payment transactions are recognized primarily within selling, general and administrative expenses, at fair value over the requisite service period (typically three years) on a straight-line basis. The calculated compensation cost is adjusted based on an estimate of awards ultimately expected to vest. The fair value of a non-qualified stock option is determined on the date of grant using a binomial lattice pricing model incorporating multiple and variable assumptions over time, including assumptions such as employee exercise patterns, stock price volatility and changes in dividends. The fair value of restricted stock awards is determined using the closing price of our common stock on date of grant. The fair value of certain liability-based awards is remeasured at the end of each reporting period.

Research and Development

We conduct research and development activities, which consists primarily of the development of new products, product applications, and manufacturing processes. These costs are charged to expense as incurred.

Exit and Disposal Costs

We periodically initiate management approved restructuring activities to achieve cost savings through reduced operational redundancies and to strategically position ourselves in the market in response to prevailing economic conditions and associated customer demand. Costs associated with restructuring actions can include severance, infrastructure charges to vacate facilities or consolidate operations, contract termination costs and other related charges. For involuntary separation plans, a liability is recognized when it is probable and reasonably estimable. For voluntary separation plans, a liability is recognized when the employee irrevocably accepts the voluntary termination. For one-time termination benefits, such as additional severance pay or benefit payouts, and other exit costs, such as lease termination costs, the liability is measured and recognized initially at fair value in the period in which the liability is incurred, with subsequent changes to the liability recognized as adjustments in the period of change. We recognized restructuring expense of $2 million, $15 million, and $31 million for 2011, 2010 and 2009, respectively, related to severance and certain other charges. The 2009 charge relates to severance charges associated with an action to reduce headcount across our businesses in response to declining economic conditions. The charges by segment were: Water Infrastructure $15 million, Applied Water $15 million, and Corporate and other $1 million. As of December 31, 2011, we consider these restructuring initiatives to be substantially completed, with a remaining liability of $1 million.

Deferred Financing Costs

Deferred financing costs represent costs incurred in conjunction with our debt financing activities and are capitalized in other assets and amortized over the life of the related financing arrangements. If the debt is retired early, the related unamortized deferred financing costs are written off in the period the debt is retired and are recorded in the statement of operations under the caption “other non-operating income, net.”

Income Taxes

Income taxes are calculated using the asset and liability method. Deferred tax assets and liabilities are determined based on the estimated future tax effects of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities, as measured by the current enacted tax rates.

We maintain valuation allowances when it is more likely than not that all or a portion of a deferred asset will not be realized. The valuation allowance is intended in part to provide for the uncertainty regarding the ultimate utilization of our U.S. capital loss carryforwards, U.S. foreign tax credit carryovers, and foreign net operating loss carryforwards. In determining whether a valuation allowance is warranted, we consider all positive and negative evidence and all sources of taxable income such as prior earnings history, expected future earnings, carryback and carryforward periods and tax strategies to estimate if sufficient future taxable income will be generated to realize the deferred tax asset. The assessment of the adequacy of our valuation allowance is based on our estimates of taxable income by jurisdiction in which we operate and the period over which our deferred tax assets will be recoverable. In the event that actual results differ from these estimates, or we adjust these estimates in future periods for current trends or expected changes in our estimating assumptions, we may need to modify the level of valuation allowance which could materially impact our business, financial condition and results of operations.

Our effective tax rate reflects the impact of certain undistributed foreign earnings for which we have not provided U.S. taxes because we plan to reinvest such earnings indefinitely outside the United States. We plan foreign earnings remittance amounts based on projected cash flow needs, as well as the working capital and long-term investment requirements of our foreign subsidiaries and our domestic operations. Based on these assumptions, we estimate the amount we will distribute to the United States and provide the U.S. federal taxes due on these amounts. Material changes in our estimates of cash, working capital and long-term investment requirements in the various jurisdictions in which we do business could impact our effective tax rate.

Tax benefits are recognized for an uncertain tax position when, in management’s judgment, it is more likely than not that the position will be sustained upon examination by a taxing authority. For a tax position that meets the more-likely-than-not recognition threshold, the tax benefit is measured as the largest amount that is judged to have a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. The liability associated with unrecognized tax benefits is adjusted periodically due to changing circumstances and when new information becomes available. Such adjustments are recognized entirely in the period in which they are identified. The effective tax rate includes the net impact of changes in the liability for unrecognized tax benefits and subsequent adjustments as considered appropriate by management. While it is often difficult to predict the final outcome or the timing of resolution of any particular tax matter, we believe our liability for unrecognized tax benefits is adequate. Interest and penalties recognized on the liability for unrecognized tax benefits are recorded as income tax expense.

Earnings Per Share

We present two calculations of earnings per share (“EPS”). “Basic” earnings per share equals net income divided by weighted average shares outstanding during the period. “Diluted” earnings per share equals net income divided by the sum of weighted average common shares outstanding during the period plus potentially dilutive shares. Potentially dilutive common shares that are anti-dilutive are excluded from net earnings per share.

Basic and Diluted EPS for all periods prior to the Spin-off reflect the number of distributed shares on the Distribution Date, or 184.6 million shares. For our 2011 year to date calculations, these shares are treated as issued and outstanding from January 1, 2011 for purposes of calculating historical basic EPS. At the time of the Spin-off, ITT stock options and restricted stock awards were converted to awards of Xylem, and therefore there were no dilutive securities outstanding for historical periods. For 2011, the Company determined our weighted average dilutive share outstanding assuming that the date of our separation from ITT was the beginning of the period.

The following is a reconciliation of the shares used in calculating basic and diluted net earnings per share.

(in thousands)	2011	2010	2009
Weighted average common shares outstanding	184,574	184,570	184,570
Add: Participating securities (a)	485	—	—
Weighted average common shares outstanding—Basic	185,059	184,570	184,570
Plus incremental shares from assumed conversions: (b)
Dilutive effect of restricted stock	63	—	—
Dilutive effect of stock options	202	—	—

Weighted average common shares outstanding—Diluted	185,324	184,570	184,570

(a)	Restricted stock awards containing rights to non-forfeitable dividends which participate in undistributed earnings with common shareholders are considered participating securities for purposes of computing earnings per share.
(b)	Incremental shares from stock options and restricted stock are computed by the treasury stock method. The average shares listed below were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive for the periods presented or because they were excluded under the treasury stock method. The treasury stock method calculates dilution assuming the exercise of all in-the-money options and vesting of restricted stock awards, reduced by the repurchase of shares with the proceeds from the exercise, unrecognized compensation expense for those awards and the estimated tax benefit of the assumed exercises.

(in millions)	2011	2010	2009
Stock options	4.4	—	—
Restricted shares	0.7	—	—

Cash Equivalents

We consider all liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Receivables and Allowance for Doubtful Accounts and Cash Discounts

Trade receivables primarily comprise uncollected amounts owed to us from transactions with customers and are presented net of allowances for doubtful accounts and cash discounts.

We determine our allowance for doubtful accounts using a combination of factors to reduce our trade receivable balances to their estimated net realizable amount. We maintain an allowance for doubtful accounts based on a variety of factors, including the length of time receivables are past due, macroeconomic trends and conditions, significant one-time events, historical experience and the financial condition of customers. We record a specific reserve for individual accounts when we become aware of specific customer circumstances, such as in the case of bankruptcy filings or deterioration in the customer’s operating results or financial position. The past due or delinquency status of a receivable is based on the contractual payment terms of the receivable. If circumstances related to the specific customer change, we adjust estimates of the recoverability of receivables as appropriate. We determine our allowance for cash discounts primarily based on historical experience with customers.

Credit risk with respect to accounts receivable is generally diversified due to the large number of entities comprising our customer base and their dispersion across many different geographical regions. We perform ongoing credit evaluations of the financial condition of our third-party distributors, resellers and other customers and require collateral, such as letters of credit and bank guarantees, in certain circumstances. As of December 31, 2011 and 2010 we do not believe we have any significant concentrations of credit risk.

Inventories

Inventories, which include the costs of material, labor and overhead, are stated at either the lower of cost or market using either the first-in, first-out (FIFO) method or the last-in, first-out (LIFO) method. Certain inventories are accounted under the LIFO method primarily because this method was elected for tax purposes. Inventories valued under the LIFO method represent 9% and 8% of total 2011 and 2010 inventories, respectively. If inventories valued using the LIFO method had been valued under the FIFO method, they would have been higher by $7 million and $6 million for December 31, 2011 and 2010, respectively. Estimated losses from obsolete and slow-moving inventories are recorded to reduce inventory values to their estimated net realizable value. Our manufacturing operations recognize costs of sales using standard costs with full overhead absorption, which generally approximates actual cost.

Property, Plant and Equipment

These assets are recorded at historical cost and are depreciated using the straight-line method of depreciation over the estimated useful lives as follows:

Estimated Life
Buildings and improvements	5 to 40 years
Machinery and equipment	2 to 10 years
Furniture and fixtures	3 to 7 years
Equipment held for lease or rental	2 to 10 years

Leasehold improvements are depreciated over the shorter of the estimated useful life or the term of the lease. Costs related to maintenance and repairs which do not prolong the assets useful lives are expensed as incurred.

We assess our property, plant and equipment to be held and used for impairment when indicators are present that the carrying value may not be recoverable. Should projected undiscounted future cash flows be less than the carrying amount of the asset or asset group, an impairment charge reducing the carrying amount to fair value is required.

Goodwill and Intangible Assets

Goodwill represents purchase consideration paid in a business combination that exceeds the values assigned to the net assets of acquired businesses. Intangible assets include customer relationships, proprietary technology, brands and trademarks, patents and other intangible assets. Intangible assets with a finite life are amortized on a straight-line basis over an estimated economic useful life which ranges from 10 to 40 years and is included in selling, general and administrative expense. Certain of our intangible assets have an indefinite life and are not amortized, namely certain brands and trademarks.

Long-Lived Asset Impairment

Long-lived assets, including intangible assets with finite lives, are amortized and tested for impairment whenever events or changes in circumstances indicate their carrying value may not be recoverable. We assess the recoverability of long-lived assets based on the undiscounted future cash flow the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. When an impairment is identified, we reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flow approach or, when available and appropriate, to comparable market values.

Goodwill and indefinite-lived intangible assets are not amortized, but rather are tested for impairment annually (or more frequently if impairment indicators arise, such as changes to the reporting unit structure, significant adverse changes in the business climate or an adverse action or assessment by a regulator). We conduct our annual impairment testing on the first day of our fourth quarter. For goodwill, the impairment test is a two-step test. In the first step, the estimated fair value of each reporting unit is compared to the carrying value of the net assets assigned to that reporting unit. If the estimated fair value of the reporting unit exceeds its carrying value, goodwill is not impaired and the second step of the impairment test is not performed. If the carrying value of the reporting unit exceeds its estimated fair value, then the second step of the impairment test is performed in order to measure the impairment loss to be recorded, if any. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then we record an impairment loss equal to the difference. We estimate the fair value of our reporting units and indefinite-lived intangible assets using an income approach. Under the income approach, we estimate fair value based on the present value of estimated future cash flows.

Product Warranties

We accrue for the estimated cost of product warranties at the time revenue is recognized and record it as a component of cost of sales. Our product warranty liability reflects our best estimate of probable liability under the terms and conditions of our product warranties offered to customers. We estimate the liability based on our standard warranty terms, the historical frequency of claims and the cost to replace or repair our products under warranty. Factors that impact our warranty liability include the number of units sold, the length of warranty term, historical and anticipated rates of warranty claims and cost per claim. We assess the adequacy of our recorded warranty liabilities quarterly and adjust amounts as necessary.

Postretirement Benefit Plans

The determination of defined benefit pension and postretirement plan obligations and their associated costs requires the use of actuarial computations to estimate participant plan benefits to which the employees will be entitled. The significant assumptions primarily relate to discount rates, expected long-term rates of return on plan assets, rate of future compensation increases, mortality, termination, and other factors. We develop each assumption using relevant company experience in conjunction with market-related data for each individual country in which such plans exist. All actuarial assumptions are reviewed annually with third-party consultants and adjusted as necessary. For the recognition of net periodic postretirement cost, the calculation of the expected long-term rate of return on plan assets is generally derived using a market-related value of plan assets based on average asset values at the measurement date over the last five years. Actual results that differ from our assumptions are accumulated and amortized on a straight line basis only to the extent they exceed 10% of the higher of the market-related value or the projected benefit obligation, over the estimated remaining service period of active participants, or for plans with all or substantially all inactive active participants, over the average remaining life expectancy. The fair value of plan assets is determined based on market prices or estimated fair value at the measurement date. See Note 12, “Postretirement Benefit Plans,” for further information.

Business Combinations

We allocate the purchase price of acquisitions to the tangible and intangible assets acquired, liabilities assumed, and non-controlling interests acquired based on their estimated fair value at the acquisition date. Changes to the acquisition date fair values prior to the expiration of the measurement period, a period not to exceed 12 months from date of acquisition, are recorded as an adjustment to the associated goodwill. Changes to the acquisition date fair values after expiration of the measurement period are recorded in earnings. The excess of the acquisition price over those estimated fair values is recorded as goodwill. Acquisition-related expenses and restructuring costs, if any, are recognized separately from the business combination and are expensed as incurred.

Commitments and Contingencies

We record accruals for commitments and loss contingencies for those which are both probable and the amount can be reasonably estimated. In addition, legal fees are accrued for cases where a loss is probable and the related fees can be reasonably estimated. Significant judgment is required to determine both probability and the estimated amount of loss. We review these accruals quarterly and adjust the accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other current information.

Accruals for environmental matters are recorded on a site-by-site basis when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law and existing technologies. Our estimated liability is reduced to reflect the anticipated participation of other potentially responsible parties in those instances where it is probable that such parties are legally responsible and financially capable of paying their respective shares of the relevant costs. These accruals are reviewed quarterly and are adjusted as assessment and remediation efforts progress or as additional technical or legal information becomes available. Actual costs to be incurred at identified sites in future periods may vary from the estimates, given inherent uncertainties in evaluating environmental exposures. Accruals for environmental liabilities are primarily included in other non-current liabilities at undiscounted amounts and exclude claims for recoveries from insurance companies or other third parties.

Concentrations of Credit Risk

Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and cash equivalents, and accounts receivable from trade customers. We maintain cash and cash equivalents and derivative contracts with various financial institutions. These financial institutions are located in many different geographical regions, and our policy is designed to limit exposure with any one institution. As part of our cash and risk management processes, we perform periodic evaluations of the relative credit standing of the financial institutions. We have not sustained any material credit losses during the previous three years from instruments held at financial institutions. We may utilize forward contracts to protect against the effects of foreign currency fluctuations. Such contracts involve the risk of non-performance by the counterparty. Credit risk with respect to accounts receivable is generally diversified due to the large number of entities comprising our customer base and their dispersion across many different industries and geographic regions. We perform ongoing credit evaluations of the financial condition of our third-party distributors, resellers and other customers and require collateral, such as letters of credit and bank guarantees, in certain circumstances.

Substantially all of the cash and cash equivalents, including foreign cash balances, at December 31, 2011 and 2010 were uninsured. Foreign cash balances at December 31, 2011 and 2010 were $279 million and $131 million, respectively.

Fair Value Measurements

We determine fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We use a hierarchical structure to prioritize the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1), then to quoted market prices for similar assets or liabilities in active markets (Level 2) and gives the lowest priority to unobservable inputs (Level 3).

Note 2. Recently Issued Accounting Pronouncements

Recently Adopted Pronouncements

In June 2011, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance surrounding the presentation of comprehensive income, with an objective of increasing the prominence of items reported in other comprehensive income (“OCI”). The guidance requires most entities to present items of net income and other comprehensive income either in one continuous statement, referred to as the statement of comprehensive income, or in two separate, but consecutive, statements of net income and other comprehensive income. We have adopted this guidance with retrospective application as of January 1, 2012, and have presented total comprehensive income in our Consolidated and Combined Statements of Income and Comprehensive Income.

In December 2010, the FASB issued additional guidance applicable to the testing of goodwill for potential impairment. Specifically, for reporting units with zero or negative carrying amounts, an entity is required to perform the second step of the goodwill impairment test (a comparison between the carrying amount of a reporting unit’s goodwill to its implied fair value) if it is more likely than not that a goodwill impairment exists, considering any adverse qualitative factors. This guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. As of the date of our most recent goodwill impairment test, none of our reporting units would have been affected by the application of this guidance as each reporting unit had a carrying amount that exceeded zero.

In April 2010, the FASB issued authoritative guidance permitting use of the milestone method of revenue recognition for research or development arrangements that contain payment provisions or consideration contingent on the achievement of specified events. On January 1, 2011, we adopted the new guidance on a prospective basis. The adoption of this guidance did not have a material impact on our financial condition, results of operations or cash flows.

In October 2009, the FASB issued amended guidance on the accounting for revenue arrangements that contain multiple elements by eliminating the criteria that objective and reliable evidence of fair value for undelivered products or services needs to exist in order to be able to account separately for deliverables and eliminating the use of the residual method of allocating arrangement consideration. The amendments establish a hierarchy for determining the selling price of a deliverable and will allow for the separation of products and services in more instances than previously permitted.

We adopted the new multiple element guidance effective January 1, 2011 for new arrangements entered into or arrangements materially modified on or after that date on a prospective basis. In connection with the adoption of the revised multiple element arrangement guidance, we revised our revenue recognition accounting policies. For multiple deliverable arrangements entered into or materially modified on or after January 1, 2011, we recognize revenue for a delivered element based on the relative selling price if the deliverable has stand-alone value to the customer and, in arrangements that include a general right of return relative to the delivered element, performance of the undelivered element is considered probable and substantially in the Company’s control. The selling price for a deliverable is based on vendor-specific objective evidence of selling price (“VSOE”), if available, third-party evidence of selling price (“TPE”), if VSOE is not available, or best estimated selling price (“BESP”), if neither VSOE nor TPE is available.

The deliverables in our arrangements with multiple elements include various products and may include related services, such as installation and start-up services. For multiple element arrangements entered into or materially modified after adoption of the revised multiple element arrangement guidance, we allocate arrangement consideration based on the relative selling prices of the separate units of accounting determined in accordance with the hierarchy described above. For deliverables that are sold separately, we establish VSOE based on the price when the deliverable is sold separately. We establish TPE, generally for services, based on prices similarly situated customers pay for similar services from third-party vendors. For those deliverables for which we are unable to establish VSOE or TPE, we estimate the selling price considering various factors including market and pricing trends, geography, product customization, and profit objectives. Revenue allocated to products and services is generally recognized as the products are delivered and the services are performed, provided all other revenue recognition criteria have been satisfied. The adoption of the new multiple element guidance did not result in a material change in either the units of accounting or the pattern or timing of revenue recognition. Additionally, the adoption of the revised multiple element arrangement guidance did not have a material impact on our financial condition, results of operations or cash flows.

Pronouncements Not Yet Adopted

In September 2011, the FASB provided companies with the option to make an initial qualitative evaluation, based on the entity’s events and circumstances, to determine the likelihood of goodwill impairment. The results of this qualitative assessment determine whether it is necessary to perform the currently required two-step impairment test. If it is more likely than not that the fair value of a reporting unit is less than its carrying amount, a company would be required to perform the two-step impairment test. This guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. The Company could apply the option to any goodwill impairment test performed after December 31, 2011. The amendments are not expected to have any effect on the Company’s consolidated and combined financial statements.

In May 2011, the FASB issued guidance intended to achieve common fair value measurements and related disclosures between U.S. GAAP and international accounting standards. The amendments primarily clarify existing fair value guidance and are not intended to change the application of existing fair value measurement guidance. However, the amendments include certain instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed. This guidance is effective for the periods beginning after December 15, 2011 and early application is prohibited. We will adopt these amendments effective January 1, 2012; however, the requirements are not expected to have a material effect on the Company’s consolidated and combined financial statements.

Note 3. Acquisitions

2011 Acquisitions

YSI Corporation

On September 1, 2011, we acquired 100% of the outstanding shares of YSI Incorporated (“YSI”) for a purchase price of $309 million, net of cash acquired. YSI, which reported 2010 revenue of $101 million, is a leading developer and manufacturer of sensors, instruments, software, and data collection platforms for environmental water monitoring. YSI employs 390 people at facilities in the United States, Europe and Asia. Our financial statements include YSI’s results of operations and cash flows prospectively from September 1, 2011 within the Water Infrastructure segment; however, the acquisition was not material to results of operations and accordingly, pro forma results of operations reflecting YSI’s results prior to acquisition have not been presented.

The purchase price for YSI was allocated to the net tangible and intangible assets acquired and liabilities assumed based on their fair values as of September 1, 2011. The excess of the purchase price over the assets acquired and liabilities assumed was recorded as goodwill. A charge in the amount of $3 million is included in selling, general and administrative expense related to acquisition-related costs.

The following table presents the allocation of the purchase price to the assets acquired and liabilities assumed, based on their fair values (in millions):

Purchase Price		$309

Assets acquired and liabilities assumed:
Accounts receivable	15
Inventory	15
Property, plant and equipment	9
Goodwill	190
Intangible assets	125
Other current and non-current assets	17
Other current and non-current liabilities	(62)

Net assets acquired		$309

Goodwill of $190 million arising from the acquisition consists largely of the planned expansion of YSI to new geographic markets, synergies and economies of scale. The goodwill related to this acquisition has been assigned to our Water Infrastructure segment and is not expected to be deductible for income tax purposes. In addition, of the $125 million that was allocated to intangible assets, $41 million was assigned to customer relationships and will be amortized on a straight line basis over the estimated useful life of 16 years; $35 million was assigned to proprietary technology and will be amortized on a straight line basis over the weighted average useful life of 16 years; and the remaining $49 million of acquired intangible assets was assigned to trademarks, which is not subject to amortization as they were determined to have indefinite useful lives.

2010 Acquisitions

During 2010, we spent an aggregate of approximately $1 billion, net of cash acquired, primarily on the acquisitions of Godwin Pumps of America, Inc. and Godwin Holdings Limited (collectively referred to as Godwin) and Nova Analytics Corporation (Nova). The results of operations and cash flows from our 2010 acquisitions have been included in our consolidated and combined financial statements prospectively from their date of acquisition. With the exception of Godwin, pro forma results of operations for acquisitions completed in 2010 and 2009 have not been presented because they are not significant, either individually or in the aggregate. Due to the significant nature of the Godwin acquisition, pro forma results of operations are presented below as if Godwin was acquired on January 1, 2009.

Godwin Pumps

On August 3, 2010, we acquired 100% of the privately held stock of Godwin for a purchase price of $580 million, net of cash acquired. Godwin is a supplier and servicer of automatic self-priming and on-demand pumping solutions serving the global industrial, construction, mining, municipal, oil and gas and dewatering markets.

The following table presents the allocation of the purchase price to the assets acquired and liabilities assumed, based on their fair values (in millions):

Purchase Price		$580

Assets acquired and liabilities assumed:
Accounts receivable	44
Inventory	56
Property, plant and equipment	82
Deferred income taxes	1
Goodwill	252
Intangible assets	167
Other current and non-current assets	7
Other current and non-current liabilities	(29)

Net assets acquired		$580

Goodwill of $252 million arising from the acquisition consists largely of the value expected to be obtained from the ability to be more competitive through the offering of a more complete dewatering pumps portfolio and from leveraging our current sales, distribution and service network. The goodwill related to this acquisition is recorded in the Water Infrastructure segment, a significant portion of which is expected to be deductible for income tax purposes. In addition, of the $167 million that was allocated to intangible assets, $107 million was assigned to customer relationships and will be amortized on a straight line basis over the estimated useful life of 10 years; $14 million was assigned to proprietary technology and will be amortized on a straight line basis over the weighted average useful life of 20 years; and the remaining $46 million of acquired intangible assets was assigned to trademarks, which is not subject to amortization as they were determined to have indefinite useful lives.

Godwin generated approximately $145 million and $26 million in revenue and pre-tax operating income, respectively, from January 1 through August 2, 2010. Subsequent to our acquisition of Godwin in August 2010, the revenue and expenses of Godwin have been included in our Consolidated and Combined Income Statements. Our 2010 results of operations include revenue and pre-tax operating income from Godwin of $125 million and $16 million, respectively. The following unaudited pro-forma information assumes that the acquisition of Godwin was completed as of January 1, 2009 (in millions):

2009	As Reported	Pre-Acquisition Godwin Operations (a)	Incremental Depreciation and Amortization Expense (b)	Transaction Costs (c)	Income Taxes (d)	Pro Forma
Revenue	$2,849	197				$3,046
Net income	263	50	(16)	—	(15)	282

2010	As Reported	Pre-Acquisition Godwin Operations (a)	Incremental Depreciation and Amortization Expense (b)	Transaction Costs (c)	Income Taxes (d)	Pro Forma
Revenue	$3,202	145				$3,347
Net income	329	25	(10)	3	(6)	341

(a)	Godwin recognized revenue of $197 million and $270 million during 2009 and 2010, respectively.
(b)	Incremental depreciation and amortization expense associated with the purchase price allocation to plant, property and equipment and finite-lived intangible assets recognized as a result of the acquisition.
(c)	Reflects the reversal of transaction costs directly related to the acquisition of Godwin.
(d)	Reflects income tax impact of pro-forma adjustments and change in income tax status of Godwin Pumps of America, Inc.

Nova Analytics

On March 23, 2010, we acquired 100% of the outstanding stock of Nova, for a purchase price of $385 million, net of cash acquired. Nova provides us with analytical instrumentation brands and technologies, which when combined within our Water Infrastructure segment, provide our customers the ability to procure, from a single source, a full suite of transport, treatment and testing products and solutions.

The following table presents the allocation of the purchase price to the assets acquired and liabilities assumed, based on their fair values (in millions):

Purchase Price		$385

Assets acquired and liabilities assumed:
Accounts receivable	16
Inventory	29
Property, plant and equipment	14
Goodwill	232
Intangible assets	164
Other current and non-current assets	6
Deferred income taxes	(53)
Other current and non-current liabilities	(23)

Net assets acquired		$385

Goodwill of $232 million arising from the acquisition consists largely of the planned expansion of the Nova footprint to new geographic markets, synergies and economies of scale. The goodwill related to this acquisition has been assigned to our Water Infrastructure segment and is not expected to be deductible for income tax purposes. In addition, of the $164 million that was allocated to intangible assets, $112 million was assigned to distributor relationships and will be amortized on a straight line basis over the estimated useful life of 20 years; $10 million was assigned to proprietary technology and will be amortized on a straight line basis over the weighted average useful life of 10 years; and the remaining $42 million of acquired intangible assets was assigned to trademarks, which is not subject to amortization as they were determined to have indefinite useful lives.

2009 Acquisitions

During 2009, we spent $33 million, net of cash acquired, on acquisitions that were not material individually or in the aggregate to our results of operations or financial position. The most significant of these acquisitions was Laing GmbH (Laing), which we acquired in May of 2009. Laing, a privately-held producer of energy-efficient circulator pumps primarily used in residential and commercial plumbing and heating, ventilating and air conditioning systems, was fully integrated into the Applied Water segment during 2009.

Note 4. Separation Costs

We had non-recurring pre-tax separation costs of $87 million, or $72 million after tax, during 2011. The components of separation costs incurred during these periods is presented below (in millions).

IT costs	$19
Advisory fees	18
Employee retention and hiring costs	14
Rebranding and marketing costs	13
Lease termination and other real estate costs	10
Non-cash asset impairments (a)	8
Other	5

Total separation costs in operating income	87
Tax-related separation costs	6
Income tax benefit	(21)

Total separation costs, net of tax	$72

(a)	During the third quarter, we recorded an impairment charge of $8 million on one of our facilities in China within our Applied Water segment. Prior to the separation this was a shared facility among certain Xylem and ITT businesses and in connection with the separation, the removal of certain ITT operations triggered an impairment evaluation. The fair value of the applicable assets was calculated using the cost approach.

Note 5. Inventories

(in millions)	2011	2010
Finished goods	$168	$166
Work in process	31	32
Raw materials	227	191

Total inventories, net	$426	$389

Note 6. Property, Plant and Equipment

(in millions)	2011	2010
Land, buildings and improvements	$237	$220
Machinery and equipment	598	567
Equipment held for lease or rental	152	129
Furniture and fixtures	86	81
Construction work in progress	53	51
Other	21	15

	1,147	1,063
Less accumulated depreciation	684	609

Total property, plant and equipment, net	$463	$454

Depreciation expense was $93 million, $63 million, and $51 million for 2011, 2010, and 2009, respectively.

Note 7. Goodwill and Other Intangible Assets

Changes in the carrying value of goodwill by operating segment during the years ended December 31, 2011 and 2010 are as follows (in millions):

	Water Infrastructure	Applied Water	Total
Balance as of December 31, 2009	$389	$581	$970
Activity in 2010
Acquisitions	493	—	493
Foreign currency and other	(9)	(17)	(26)

Balance as of December 31, 2010	$873	$564	$1,437
Activity in 2011
Acquisitions	190	—	190
Foreign currency and other	(9)	(8)	(17)

Balance as of December 31, 2011	$1,054	$556	$1,610

In connection with the YSI acquisition, the excess of the preliminary purchase price over the fair value of net assets acquired was $190 million (which is not expected to be deductible for income tax purposes). The goodwill arising from the acquisition consists largely of the planned expansion of the YSI footprint to new geographic markets, synergies and economies of scale. Goodwill acquired during 2010 primarily relates to the Godwin and Nova acquisitions.

Based on the results of our annual impairment tests, we determined that no impairment of goodwill existed as of the measurement date in 2011 or 2010. However, future goodwill impairment tests could result in a charge to earnings. We will continue to evaluate goodwill on an annual basis as of the beginning of our fourth quarter and whenever events and changes in circumstances indicate there may be a potential impairment.

Other Intangible Assets

Information regarding our other intangible assets is as follows:

(in millions)	December 31, 2011			December 31, 2010
	Carrying Amount	Accumulated Amortization	Net Intangibles	Carrying Amount	Accumulated Amortization	Net Intangibles
Customer and distributor relationships	$309	$(51)	$258	$270	$(29)	$241
Proprietary technology	102	(23)	79	68	(18)	50
Trademarks	32	(11)	21	33	(9)	24
Patents and other	21	(15)	6	21	(13)	8
Indefinite-lived intangibles	141	—	141	93	—	93

Other intangibles	$605	$(100)	$505	$485	$(69)	$416

Based on the results of our annual impairment tests, we determined that no impairment of the indefinite-lived intangibles existed as of the measurement date in 2011 or 2010. However, future impairment tests could result in a charge to earnings. We will continue to evaluate the indefinite-lived intangible assets on an annual basis as of the beginning of our fourth quarter and whenever events and changes in circumstances indicate there may be a potential impairment.

Customer and distributor relationships, proprietary technology, trademarks, patents and other are amortized over weighted average lives of approximately 14 years, 19 years, 16 years and 10 years, respectively.

Total amortization expense for intangible assets was $31 million, $21 million, and $10 million for 2011, 2010 and 2009, respectively.

Estimated amortization expense for each of the five succeeding years is as follows (in millions):

2012	$33
2013	33
2014	31
2015	31
2016	30

Note 8. Credit Facilities and Long-Term Debt

Total debt outstanding is summarized as follows:

(in millions)	2011	2010
Short-term borrowings and current maturities of long-term debt	$5	$—

3.55% Senior Notes due 2016 (a)	600	—
4.875% Senior Notes due 2021 (a)	600	—
Other	2	4
Unamortized discount (b)	(1)	—

Long-term debt	$1,201	$4

Total Debt	$1,206	$4

(a)	The fair value of our Senior Notes was primarily determined using prices for the identical security obtained from an external pricing service, which is considered a Level 2 input. As of December 31, 2011, the fair value of our Senior Notes due 2016 was $625 million and the fair value of our Senior Notes due 2021 was $642 million.
(b)	The unamortized discount is recognized as a reduction in the carrying value of the Senior Notes in the Consolidated and Combined Balance Sheets and is being amortized to interest expense in our Consolidated and Combined Income Statements over the expected remaining terms of the Senior Notes.

Deferred Financing Costs

We had deferred financing costs of $10 million as of December 31, 2011 related to our revolving credit facility and Senior Notes. Scheduled amortization for future years, assuming no further prepayments of principal, are $2 million in 2012, $2 million in 2013, $2 million in 2014, $1 million in 2015, $1 million in 2016 and $2 million thereafter.

Senior Notes

On September 20, 2011, we issued 3.55% Senior Notes of $600 million aggregate principal amount due 2016 (the “2016 Notes”) and 4.875% Senior Notes of $600 million aggregate principal amount due 2021 (the “2021 Notes” and together with the 2016 Notes, the “Senior Notes”). The issuance resulted in gross proceeds of $1.2 billion, offset by $9 million in debt issuance costs which were capitalized and are included within other assets. The Senior Notes include covenants which restrict our ability, subject to exceptions, to incur debt secured by liens and engage in sale and lease-back transactions, as well as provide for customary events of default (subject, in certain cases, to receipt of notice of default and/or customary grace and cure periods), including but not limited to, (i) failure to pay interest for 30 days, (ii) failure to pay principal when due, (iii) failure to perform any other covenant for 90 days after receipt of notice from the trustee or from holders of 25% of the outstanding principal amount and (iv) certain events of bankruptcy, insolvency or reorganization. We may redeem the Senior Notes, as applicable, in whole or in part, at any time at a redemption price equal to the principal amount of the Senior Notes to be redeemed, plus a make-whole premium. As of December 31, 2011, we were in compliance with all covenants. If a change of control of Xylem triggering event occurs, we will be required to make an offer to purchase the Senior Notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase.

Interest on the Senior Notes accrues from September 20, 2011. Interest on the 2016 Notes is payable on March 20 and September 20 of each year, commencing on March 20, 2012. Interest on the 2021 Notes is payable on April 1 and October 1 of each year, commencing on April 1, 2012.

The net proceeds received from the offering of the Senior Notes was used to pay a special cash dividend to ITT, to repay indebtedness incurred to fund the Company’s acquisition of YSI and for general corporate purposes.

On September 20, 2011, ITT, Xylem and the initial purchasers of the Senior Notes entered into a registration rights agreement with respect to the Senior Notes (“Registration Rights Agreement”). Xylem agreed to (i) file a registration statement on an appropriate registration form with respect to a registered offer to exchange the Senior Notes for new notes, with terms substantially identical in all material respects and (ii) cause the registration statement to be declared effective under the Securities Act.

If the exchange offer is not completed within 365 days after the issue date, we will use our reasonable best efforts to file and to have declared effective a shelf registration statement relating to the resale of the Senior Notes.

If we fail to satisfy this obligation (a registration default) under the Registration Rights Agreement, the annual interest rate on the Senior Notes will increase by 0.25% and increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.00% per year. If the registration default is corrected, the applicable interest rate will revert to the original level.

In the event that we must pay additional interest, it will be paid to the holders of the Senior Notes in cash on the same dates that it makes other interest payments on the Senior Notes until the registration default is corrected.

Four Year Competitive Advance and Revolving Credit Facility

Effective October 31, 2011, Xylem and its subsidiaries entered into a Four Year Competitive Advance and Revolving Credit Facility (the “Credit Facility”) with JPMorgan Chase Bank, N.A., as agent, and a syndicate of lenders. The Credit Facility provides for an aggregate principal amount of up to $600 million of (i) a competitive advance borrowing option which will be provided on an uncommitted competitive advance basis through an auction mechanism (the “competitive loans”), (ii) revolving extensions of credit (the “revolving loans”) outstanding at any time and (iii) the issuance of letters of credits in a face amount not in excess of $100 million outstanding at any time.

At our election, the interest rate per annum applicable to the competitive advances will be based on either (i) a Eurodollar rate determined by reference to LIBOR, plus an applicable margin offered by the lender making such loans and accepted by us or (ii) a fixed percentage rate per annum specified by the lender making such loans. At our election, interest rate per annum applicable to the revolving loans will be based on either (i) a Eurodollar rate determined by reference to LIBOR, adjusted for statutory reserve requirements, plus an applicable margin or (ii) a fluctuating rate of interest determined by reference to the greatest of (a) the prime rate of JPMorgan Chase Bank, N.A., (b) the U.S. Federal Funds effective rate plus half of 1% or (c) the Eurodollar rate determined by reference to LIBOR, adjusted for statutory reserve requirements, in each case, plus an applicable margin.

In accordance with the terms, we may not exceed a maximum leverage ratio of 3.50 (based on a ratio of total debt to EBITDA) throughout the term. The Credit Facility also contains limitations on, among other things, incurring debt, granting liens, and entering sale and leaseback transactions. In addition, the Credit Facility contains other terms and conditions such as customary representations and warranties, additional covenants and customary events of default.

Note 9. Accrued and Other Current Liabilities

(in millions)	2011	2010
Compensation and other employee-benefits	$211	$175
Customer-related liabilities	53	37
Accrued warranty costs	42	38
Accrued income taxes	77	21
Deferred income tax liability	8	12
Other accrued liabilities	99	57

Total accrued and other current liabilities	$490	$340

We have adjusted certain balances in the above table as of December 31, 2010 by immaterial amounts to reflect them within the appropriate categories.

Note 10. Comprehensive Income

The following table provides the components of comprehensive income, net of tax, for 2011, 2010 and 2009.

(in millions)	2011	2010	2009
Net income	$279	$329	$263
Foreign currency translation adjustment	(61)	(31)	81
Postretirement benefit plans:
Prior service cost from plan amend, net of tax benefit of $0, $1 and $0	—	(2)	(1)
Net actuarial gain (loss), net of tax benefit of $15, $2 and $2	(59)	(4)	(3)
Amortization of:
Net actuarial loss, net of tax of $1, $0 and $0	1	1	—
Prior service costs, net of tax	1	1	1

Comprehensive income	$161	$294	$341

Accumulated other comprehensive income is comprised of the following:

(in millions)	2011	2010
Cumulative foreign currency translation adjustment	$288	$73
Postretirement benefit plans	(166)	(36)

Total	$122	$37

Note 11. Stock-Based Compensation Plans

Our stock-based compensation program is a broad-based program designed to attract and retain employees while also aligning employees’ interests with the interests of our shareholders. In addition, members of our Board of Directors participate in our stock-based compensation program in connection with their service on our board. Share-based awards issued to employees include non-qualified stock options, restricted stock awards and certain liability-based awards. Compensation costs resulting from share-based payment transactions are recognized primarily within selling, general and administrative expenses, at fair value over the requisite service period (typically three years) on a straight-line basis. Subsequent to the issuance of our 2011 Annual Report, we identified that we had incorrectly disclosed the number of shares initially available for awards as well as the number of shares issued and the remaining shares available for future grants (9.2 million, 1.9 million and 7.3 million, respectively, were previously reported). We have made immaterial adjustments and disclosed the corrected amounts as follows. Under the 2011 Omnibus Incentive Plan, the number of shares initially available for awards was 18 million. At December 31, 2011, there were an aggregate of 6 million shares of options or restricted stock grants issued, net of forfeitures, and 12 million shares of common stock available for future grants.

We measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The calculated compensation cost is adjusted based on an estimate of awards ultimately expected to vest. The fair value of a non-qualified stock option is determined on the date of grant using a binomial lattice pricing model incorporating multiple and variable assumptions over time, including assumptions such as employee exercise patterns, stock price volatility and changes in dividends. The fair value of restricted stock awards is determined using the closing price on date of grant. The fair value of certain liability-based awards is remeasured at the end of each reporting period. Forfeitures are estimated at 7.1% for employees and 5.3% for executives and Board members, respectively, based on evaluation of historical and expected future turnover.

Total share-based compensation costs recognized for 2011, 2010 and 2009 were $13 million, $7 million and $9 million, respectively. A significant component of these charges related to costs allocated to Xylem for ITT Corporate employees as well as other ITT employees not solely dedicated to Xylem. As of December 31, 2010 and 2009 there were approximately 1.0 million and 1.1 million of ITT stock options and restricted stock shares, respectively, outstanding related to Xylem specific employees. These awards and related amounts are not necessarily indicative of awards and amounts that would have been granted if we were an independent, publicly traded company for the periods presented. The following table provides further detail related to share-based compensation expense (in millions).

	2011			2010			2009
Compensation Cost	Xylem Employees	Other Employee Allocations	2011 Total	Xylem Employees	Other Employee Allocations	2010 Total	Xylem Employees	Other Employee Allocations	2009 Total
Equity—based awards	$6	$7	$13	$4	$5	$9	$4	$5	$9
Liability—based awards	—	—	—	—	(2)	(2)	—	—	—

Total	$6	$7	$13	$4	$3	$7	$4	$5	$9

The unamortized compensation expense related to our stock options and restricted shares was $13 million and $23 million, respectively, at December 31, 2011 and is expected to be recognized over a weighted average period of 2.6 and 2.2 years, respectively.

The amount of cash received from the exercise of stock options was $1 million for 2011 with a tax benefit of $0.1 million realized associated with stock option exercises and lapses of restricted stock. We classify as a financing activity the cash flows attributable to excess tax benefits arising from stock option exercises and restricted stock lapses.

Stock Option Grants

Options are awarded with a contractual term of ten years and generally vest over or at the conclusion of a three-year period and are exercisable in seven to ten-year periods, except in certain instances of death, retirement or disability. The exercise price per share is the fair market value of the underlying common stock on the date each option is granted. At December 31, 2011, there were options to purchase an aggregate of 4.6 million shares of common stock. The following is a summary of the changes in outstanding stock options for 2011:

(in thousands, except for per share amounts)	Shares	Weighted Average Exercise Price/Share	Weighted Average Remaining Contractual Term (Years)
Outstanding at December 31, 2010	—	—	—

Converted (a)	3,354	$26.15	3.5
Granted	1,298	$24.58	9.9
Exercised	(62)	$16.85	0.1

Outstanding at December 31, 2011	4,590	$25.83	5.4

Options exercisable at December 31, 2011	2,182	$25.62	1.8

(a)	Upon consummation of the Spin-off, Xylem converted into Xylem securities awards held by ITT employees that joined Xylem with the number and exercise price systematically determined to preserve the intrinsic value of the previously held securities of ITT as of the Spin-off date. Approximately 1.3 million stock options held by ITT Board members were converted to an equivalent number of Xylem securities. These modifications resulted in an increase in the fair value of the share based awards of $4 million of which $2 million was recognized immediately as a part of separation costs and $2 million which will be recognized as compensation expense over the awards’ remaining vesting period.

The aggregate intrinsic value of all outstanding stock options as of December 31, 2011 was $4 million. The total intrinsic value of options exercised (which is the amount by which the stock price exceeded the exercise price of the options on the date of exercise) during 2011 was $0.5 million.

Stock Option Fair Value

The fair value of each option grant was estimated on the date of grant using the binomial lattice pricing model which incorporates multiple and variable assumptions over time, including assumptions such as employee exercise patterns, stock price volatility and changes in dividends. The following are weighted-average assumptions for 2011.

2011
Dividend yield	1.51%
Volatility	36.3%
Risk-free interest rate	1.50%
Expected term (in years)	6.4
Weighted-average fair value	$7.88

Expected volatility is calculated based on an analysis of historic and implied volatility measures for a set of peer companies. We use historical data to estimate option exercise and employee termination behavior within the valuation model. Employee groups and option characteristics are considered separately for valuation purposes. The expected term represents an estimate of the period of time options are expected to remain outstanding. The expected term provided above represents the weighted average of expected behavior for certain groups of employees who have historically exhibited different behavior. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of option grant.

Restricted Stock Grants

As part of the 2011 Omnibus Incentive Plan, we are authorized to issue shares of restricted and/or performance-based stock to eligible employees and directors. Restricted shares granted to employees become fully vested upon the third anniversary of the date of grant, and certain liability-based restricted shares to international employees settle in cash. Prior to the time a restricted share becomes fully vested or a performance share is issued, the awardees cannot transfer, pledge, hypothecate or encumber such shares. Prior to the time a restricted share is fully vested, the awardees have certain rights of a stockholder and may include the right to vote and receive dividends. If an employee leaves prior to vesting, whether through resignation or termination for cause, the restricted stock and related accrued dividends is forfeited. If an employee retires or is terminated other than for cause, a pro rata portion of the restricted stock may vest. Restricted shares granted to Board members become fully vested upon the first anniversary of the date of grant.

Our restricted stock activity was as follows for 2011:

(in thousands, except per share amounts)	Shares	Weighted Average Grant Date Fair Value Per Share
Balance at December 31, 2010	—	$—
Converted (a)	1,064	$26.50
Granted	442	$24.58
Vested	(6)	$26.58
Forfeited	(12)	$26.24

Balance at December 31, 2011	1,488	$25.93

(a)	Upon consummation of the Spin-off, Xylem converted into Xylem securities awards held by ITT employees that joined Xylem with the number and exercise price systematically determined to preserve the intrinsic value of the previously held securities of ITT as of the Spin-off date. Approximately 65 thousand restricted stock units held by ITT Board members were converted to an equivalent number of Xylem securities.

Note 12. Postretirement Benefit Plans

Defined contribution plans—Prior to the Spin-off, employees who met certain eligibility requirements participated in various defined contribution plans administered by ITT. In connection with the Spin-off, we entered into a Benefit and Compensation Matters Agreement with ITT whereby Xylem agreed to replicate certain ITT defined contribution plans to allow for continuation of those benefits. Under this agreement, assets attributable to Xylem specific employees were transferred from ITT to our domestic and international qualified defined contribution plans. The assets transferred into Xylem were $144 million in 29 different investment options, including the Xylem Stock Fund. Xylem’s U.S. plan also provides for transition credits for eligible U.S. employees for the first five years of the plan to supplement retirement benefits in the absence of a defined benefit plan. Age plus years of eligible service greater than or equal to 60, entitles an employee to transition credits. The liability for transition credits is approximately $1 million at December 31, 2011.

Xylem and certain of our subsidiaries maintain various defined contribution savings plans, which allow employees to contribute a portion of their pre-tax and/or after-tax income in accordance with specified guidelines. Several of the plans require us to match a percentage of the employee contributions up to certain limits, generally between 3.0% – 7.0% of employee base pay. Matching obligations, the majority of which were funded in cash in connection with the plans, are as follows:

(in millions)	Defined Contribution
2011	$28
2010	21
2009	4

The Xylem Stock Fund, an investment option under the defined contribution plan in which Company employees participate is considered an Employee Stock Ownership Plan. As a result, participants in the Xylem Stock Fund may receive dividends in cash or may reinvest such dividends into the Xylem Stock Fund. Company employees held approximately 552 thousand shares of Xylem common stock in the Xylem Stock Fund at December 31, 2011.

Defined benefit pension plans and other postretirement plans—We historically have maintained qualified and nonqualified defined benefit retirement plans covering certain current and former employees, including hourly and union plans as well as salaried plans, which generally require up to 5 years of service to be vested and for which the benefits are determined based on years of credited service and either specified rates, final pay, or final average pay. The other postretirement benefit plans are all unfunded U.S. plans.

Prior to the Spin-off, employees who met certain eligibility requirements participated in various defined benefit pension plans and other postretirement benefit plans administered and sponsored by ITT. These plans were accounted for under a multi-employer plan and as such, we recorded expense of $49 million, $24 million and $14 million in 2011, 2010 and 2009, respectively, to reflect our allocation of pension and other postretirement benefit costs related to shared plans.

Pursuant to the Benefit and Compensation Matters Agreement, the assets and liabilities of certain defined benefit plans and other post retirement benefit plans, allocable to Xylem employees, were transferred to Xylem. Assets of $337 million, projected obligation of $400 million and $105 million of other comprehensive income ($73 million net of tax) were recorded for the plans transferred by ITT. In the U.S., the new Xylem Investment Master Trust (U.S. Master Trust) was created at the time of the Spin-off and $45 million of assets were transferred from the ITT Master Trust related to the Xylem U.S. defined benefit pension plans for hourly employees.

Benefits accrued for Xylem specific participants under the ITT Salaried Retirement Plan ceased on October 31, 2011. As a result a curtailment was recorded by ITT during the third quarter of 2011, of which we were allocated a charge of $1 million. As of December 31, 2011 and 2010, there were no required contributions outstanding. The Company does not offer a defined benefit plan for salaried employees in the United States.

The ITT Industries General Pension Plan (UK) for salaried employees was amended, effective December 31, 2011, to eliminate the crediting of future benefits relating to service. A curtailment was recorded during the quarter ended September 30, 2011. As a result the applicable plan assets and obligations were remeasured. The remeasurement included a $9 million ($6 million net of tax) increase in deferred losses within accumulated other comprehensive income and a corresponding decrease to the funded status of the plan, as well as updated asset values, and a change in the discount rate from 6.00% to 5.75%. In addition, all participants were reclassified as inactive for benefit plan purposes and actuarial gains and losses will be amortized over the expected weighted-average remaining lives of plan participants (27 years).

Amounts recognized in the Consolidated and Combined Balance Sheets for pension and other employee-related benefit plans (collectively, postretirement plans) reflect the funded status of the postretirement benefit plans. The following table provides a summary of the funded status of our postretirement plans, the presentation of such balances and a summary of amounts recorded within accumulated other comprehensive income.

(in millions)	December 31, 2011			December 31, 2010
	Pension	Other	Total	Pension	Other	Total
Fair value of plan assets	$417	$—	$417	$78	$—	$78
Projected benefit obligation	(670)	(46)	(716)	(233)	(13)	(246)

Funded status	$(253)	$(46)	$(299)	$(155)	$(13)	$(168)

Amounts recognized in the balance sheet
Other non-current assets	$28	$—	$28	$—	$—	$—
Accrued and other current liabilities	(9)	(2)	(11)	(4)	(1)	(5)
Accrued postretirement benefits	$(272)	$(44)	$(316)	$(151)	$(12)	$(163)

Net amount recognized	$(253)	$(46)	$(299)	$(155)	$(13)	$(168)

Accumulated other comprehensive income:
Net actuarial losses	$211	$11	$222	$47	$—	$47
Prior service cost	5	—	5	4	—	4

Total	$216	$11	$227	$51	$—	$51

The unrecognized amounts recorded in accumulated other comprehensive income will be subsequently recognized as expense on a straight line basis over the average remaining service period of active participants, or for plans with all or substantially all inactive participants, over the average remaining life expectancy. Actuarial gains and losses incurred in future periods and not recognized as expense in those periods will be recognized as increases or decreases in other comprehensive income, net of tax.

The prior service cost and net actuarial losses included in accumulated other comprehensive income at the end of 2011 and expected to be recognized in net periodic benefit cost during 2012 are $0.6 million and $10 million ($0.4 million and $7 million, net of tax), respectively.

The benefit obligation, fair value of plan assets, funded status, and amounts recognized in the consolidated and combined financial statements for our defined benefit domestic and international pension plans, as of and for the years ended December 31, 2011 and 2010, were:

(in millions)	Domestic Plans		International Plans
	2011	2010	2011	2010
Change in benefit obligation:
Benefit obligation at beginning of year	$61	$58	$172	$125
Service cost	2	2	6	3
Interest cost	3	3	12	7
Plan amendment	—	2	—	—
Special termination benefit	—	—	1	—
Benefits paid	(3)	(3)	(8)	9
Actuarial loss (gain)	8	(1)	48	(5)
Liabilities from acquisition	—	—	—	29
Liabilities assumed from Spin-off	—	—	371	—
Foreign currency translation	—	—	(3)	4

Benefit obligation at end of year	$71	$61	$599	$172

Change in plan assets:
Fair value of plan assets at beginning of year	$43	41	$35	$9
Employer contributions	6	—	9	2
Actual return on plan assets	(2)	5	—	3
Benefits paid	(3)	(3)	(8)	—
Assets from acquisition	—	—	—	21
Assets received from Spin-off	—	—	337	—

Fair value of plan assets at end of year	$44	$43	$373	$35

Funded (unfunded) status of the plans	$(27)	$(18)	$(226)	$(137)

The following table provides a rollforward of the projected benefit obligation for the U.S. based other postretirement employee benefit plans for the years ended December 31, 2011 and 2010:

(in millions)	2011	2010
Change in benefit obligation:
Benefit obligation at beginning of year	$13	$11
Service cost	1	—
Interest cost	1	1
Actuarial loss	3	2
Benefits paid	(1)	(1)
Liabilities assumed from Spin-off	29	—

Benefit Obligation at the end of year	$46	$13

The accumulated benefit obligation (“ABO”) for all the defined benefit pension plans was $634 million and $213 million at December 31, 2011 and 2010, respectively. For defined benefit pension plans in which the accumulated benefit obligation was in excess of the fair value of the plans’ assets, the projected benefit obligation (“PBO”), ABO and fair value of the plans’ assets as of December 31, 2011 and 2010 were as follows:

(in millions)	2011	2010
Projected benefit obligation	$448	$209
Accumulated benefit obligation	412	192
Fair value of plan assets	167	54

The components of net periodic benefit cost and other amounts recognized in other comprehensive income for our domestic and international defined benefit pension plans are as follows:

(in millions)	2011	2010 (a)	2009 (a)
Domestic defined benefit pension plans
Net periodic benefit cost:
Service cost	$2	$2	$2
Interest cost	3	3	3
Expected return on plan assets	(4)	(4)	(4)
Amortization of prior service cost	1	1	1

Net periodic benefit cost	2	2	2

Other changes in plan assets and benefit obligations recognized in other comprehensive income
Net loss (gain)	14	(2)	(1)
Prior service cost	0	2	0
Amortization of prior service cost	(1)	(1)	(1)

Change recognized in other comprehensive income	$13	$(1)	$(2)

International defined benefit pension plans:
Net Periodic Benefit Cost
Service cost	$6	$3	$3
Interest cost	12	7	6
Expected return on plan assets	(6)	(1)	(1)
Amortization of net actuarial loss	2	1	1
Special termination benefits	1	—	—

Net periodic benefit cost	$15	$10	$9

Other changes in plan assets and benefit obligations recognized in other comprehensive income
Net loss	$57	$6	$6
Amortization of net actuarial loss	(2)	(1)	(1)

Change recognized in other comprehensive income (b)	$55	$5	$5

Totals:
Net periodic benefit cost	$17	$12	$11
Recognized in other comprehensive income	$68	$4	$3

Total recognized in comprehensive income	$85	$16	$14

(a)	Represents pre Spin-off from ITT and does not include plans transferred from ITT upon Spin-off.
(b)	Excludes $97 million ($68 million net of tax) deferred losses assumed from Spin-off in 2011.

The following table provides the weighted-average assumptions used to determine projected benefit obligations and net periodic benefit cost, as they pertain to our pension plans.

	2011		2010		2009
	U.S.	Int’l	U.S.	Int’l	U.S.	Int’l
Benefit Obligation Assumptions
Discount rate	4.87%	4.76%	5.83%	5.18%	6.00%	5.55%
Rate of future compensation increase	4.50%	3.58%	4.00%	3.40%	4.00%	3.48%
Net Periodic Benefit Cost Assumptions
Discount rate	5.83%	5.53%	6.00%	5.55%	6.25%	5.79%
Expected long-term return on plan assets	9.00%	7.34%	9.00%	7.20%	9.00%	6.97%
Rate of future compensation increase	4.50%	3.37%	4.00%	3.41%	4.00%	3.48%

Management develops each assumption using relevant company experience in conjunction with market-related data for each individual country in which plans exist. Assumptions are reviewed annually and adjusted as necessary.

The expected long-term rate of return on assets reflects the expected returns for each major asset class in which the plans hold investments, the weight of each asset class in the target mix, the correlations among asset classes and their expected volatilities. The assets of the pension plans are held by a number of independent trustees, managed by several investment institutions and are accounted for separately in the Company’s pension funds.

Our expected return on plan assets is estimated by evaluating both historical returns and estimates of future returns. Specifically, we analyze the plans’ actual historical annual return on assets, net of fees, over the past 15, 20 and 25 years; estimate future returns based on independent estimates of asset class returns; and evaluate historical broad market returns over long-term timeframes based on our asset allocation range. For the new U.S. Master Trust, historical returns were estimated using a constructed portfolio that reflects the Company’s strategic asset allocation and the historical compound geometric returns of each asset class for the longest time period available. Based on this approach, the weighted average expected long-term rate of return on assets for all plan assets effective January 1, 2012 is estimated at 7.42%.

The table below provides the weighted average actual rate of return generated on plan assets during each of the years presented as compared to the weighted average expected long-term rates of return utilized in calculating the net periodic benefit costs.

	2011	2010 (a)	2009 (a)
Expected long-term rate of return on plan assets	7.52%	8.20%	8.63%
Actual rate of return on plan assets	(1.40)%	15.34%	33.96%

(a)	Represents pre Spin-off from ITT and does not include returns on plans transferred from ITT upon Spin-off.

The assumed rate of future increases in the per capita cost of health care (the health care trend rate) is 7.4% for 2012, decreasing ratably to 5% in 2019. An increase or decrease in the health care trend rates by one percent per year would not have a material effect on the benefit obligation or the aggregate annual service and interest components. To the extent that actual experience differs from these assumptions, the effect will be amortized over the average future service of the covered active employees.

The determination of the assumptions related to postretirement benefit plans are based on the provisions of the applicable accounting pronouncements, the review of various market data and discussion with our actuaries.

Investment Policy

The investment strategy for managing worldwide postretirement benefit plan assets is to seek an optimal rate of return relative to an appropriate level of risk for each plan. Investment strategies vary by plan, depending on the specific characteristics of the plan, such as plan size and design, funded status, liability profile and legal requirements. In general, the plans are managed closely to their strategic allocations.

The following table provides the actual asset allocations of plan assets as of December 31, 2011 and 2010, and the related asset target allocation ranges by asset category.

	2011	2010 (a)	Target Allocation Ranges
Equity securities	42.2%	53.8%	40-60%
Fixed income	41.5%	11.5%	35-45%
Hedge funds	8.9%	10.3%	0-20%
Private equity	5.8%	16.7%	0-20%
Cash and other	1.6%	7.7%	0-10%

(a)	Represents pre Spin-off from ITT and does not include plans transferred from ITT upon Spin-off.

Fair Value of Plan Assets

In measuring plan assets at fair value, a fair value hierarchy is applied which categorizes and prioritizes the inputs used to estimate fair value into three levels. The fair value hierarchy is based on maximizing the use of observable inputs and minimizing the use of unobservable inputs when measuring fair value. Classification within the fair value hierarchy is based on the lowest level input that is significant to the fair value measurement. The three levels of the fair value hierarchy are defined as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

•

Level 2 inputs are other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices (in non-active markets or in active markets for similar assets or liabilities), inputs other than quoted prices that are observable, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 inputs are unobservable inputs for the assets or liabilities.

In certain instances, fair value is estimated using quoted market prices obtained from external pricing services. In obtaining such data from the pricing service, we have evaluated the methodologies used to develop the estimate of fair value in order to assess whether such valuations are representative of fair value, including net asset value (NAV). Additionally, in certain circumstances, the NAV reported by an asset manager may be adjusted when sufficient evidence indicates NAV is not representative of fair value.

The following is a description of the valuation methodologies and inputs used to measure fair value for major categories of investments.

•

Equity securities—Equities (including common and preferred shares, domestic listed and foreign listed, closed end mutual funds and exchange traded funds) are generally valued at the closing price reported on the major market on which the individual securities are traded at the measurement date. Equity securities held by the Company that are publicly traded in active markets are classified within Level 1 of the fair value hierarchy. Those equities that are held in proprietary funds pooled with other investor accounts are generally classified within Level 2 of the hierarchy.

•

Fixed income—United States government securities are generally valued using quoted prices of securities with similar characteristics. Corporate bonds and notes are generally valued by using pricing models (e.g. discounted cash flows), quoted prices of securities with similar characteristics or broker quotes. Fixed income securities are generally classified in Level 2 of the fair value hierarchy, however, bond funds listed on active markets are classified in Level 1.

•

Absolute return (hedge funds)—The valuation of limited partnership interests in hedge funds may require significant management judgment. The NAV reported by the asset manager is adjusted when it is determined that NAV is not representative of fair value. In making such an assessment, a variety of factors are reviewed, including, but not limited to, the timeliness of NAV as reported by the asset manager and changes in general economic and market conditions subsequent to the last NAV reported by the asset manager. Depending on how these investments can be redeemed and the extent of any adjustments to NAV, hedge funds are classified within either Level 2 (redeemable within 90 days) or Level 3 (redeemable beyond 90 days) of the fair value hierarchy.

•

Private equity—The valuation of limited partnership interests in private equity funds may require significant management judgment. The NAV reported by the asset manager is adjusted when it is determined that NAV is not representative of fair value. In making such an assessment, a variety of factors are reviewed, including, but not limited to, the timeliness of NAV as reported by the asset manager and changes in general economic and market conditions subsequent to the last NAV reported by the asset manager. These funds are generally classified within Level 3 of the fair value hierarchy.

The following table provides the fair value of plan assets held by our pension benefit plans, at December 31, 2011 and 2010, by asset class.

	2011				2010 (c)
(in millions)	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Asset Category
Equity securities
Global stock funds/securities	$131	$109	$20	$2	$30	$24	$5	$1
Index funds	38	—	38	—	—	—	—	—
Emerging markets funds	8	8	—	—	12	8	3	1
Fixed income
Corporate bonds	167	51	116	—	9	—	8	1
Government bonds	5	—	5	—	—	—	—	—
Absolute return (hedge funds) (a)	37	—	—	37	8	—	3	5
Private equity (b)	24	—	—	24	13	—	2	11
Insurance contracts and other	7	3	—	4	6	1	5	—

Total	$417	$171	$179	$67	$78	$33	$26	$19

(a)	Absolute return hedge funds primarily include funds of funds that invest in a diversified portfolio of other hedge funds that employ a range of investment strategies and fixed income/multi-strategy absolute return funds, which invest in multiple investment strategies with the intent of diversifying risk and reducing volatility. Strategies include event driven, tactical trading, credit driven, interest rate driven and equity long-short trading.
(b)	Private equity includes a diversified range of strategies, including buyout funds, distressed funds, venture and growth equity funds and mezzanine funds.
(c)	Represents pre Spin-off from ITT and does not include plans assets transferred from ITT upon Spin-off.

The following table presents a reconciliation of the beginning and ending balances of fair value measurement within our pension plans using significant unobservable inputs (Level 3).

(in millions)	Equity Securities	Private Equity	Absolute Return	Other	Total
Balance, December 31, 2009	$2	$11	$5	$1	$19
Realized gains	—	1	—	—	1
Net transfers	—	(1)	—	—	(1)

Balance, December 31, 2010	2	11	5	1	19
Purchases, sales, settlements	(2)	(12)	(5)	(1)	(20)
Assets received from Spin-off	—	24	38	—	62
Unrealized loss	—	—	(1)	—	(1)
Realized gains	—	1	—	—	1
Net transfers	2	—	—	4	6

Balance, December 31, 2011	$2	$24	$37	$4	$67

Contributions and Estimated Future Benefit Payments

Funding requirements under Internal Revenue Service rules are a major consideration in making contributions to our postretirement plans. We made contributions of $15 million and $2 million to pension plans during 2011 and 2010, respectively. We currently anticipate making contributions to our pension plans in the range of $30 million to $40 million during 2012, of which $8 million is expected to be made in the first quarter.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid as follows:

(in millions)	Pension	Other Benefits
2012	$29	$2
2013	28	2
2014	29	2
2015	31	3
2016	33	3
Years 2017 – 2021	$179	$15

Note 13. Other Non-Operating Income, Net

The components of other non-operating income, net are as follows:

(in millions)	2011	2010	2009
Interest and dividend income	$3	$—	$—
Income from joint ventures	4	2	—
Other income (expense)—net	(2)	(2)	1

Total other non-operating income, net	$5	$—	$1

Note 14. Income Taxes

Prior to the Spin-off, Xylem was a member of ITT’s consolidated federal and state tax returns, and therefore current and deferred tax expense has been computed for the Company on a separate return basis. Subsequent to the Spin-off the Company files its own consolidated federal and state tax returns.

The source of pre-tax income and the components of income tax expense are as follows:

(in millions)	2011	2010	2009
Income components:
Domestic	$46	$65	$23
Foreign	337	323	254

Total pre-tax income	$383	$388	$277

Current:
Domestic—federal	$20	$29	$(2)
Domestic—state and local	5	3	—
Foreign	71	58	52

Total Current	96	90	50

Deferred:
Domestic—federal	$21	$(41)	$(44)
Domestic—state and local	3	—	1
Foreign	(16)	10	7

Total Deferred	8	(31)	(36)

Total income tax provision	$104	$59	$14

Effective income tax rate	27.4%	15.2%	5.0%

Reconciliations between taxes at the U.S. federal income tax rate and taxes at our effective income tax rate on earnings before income taxes are as follows:

	2011	2010	2009
Tax provision at U.S. statutory rate	35.0%	35.0%	35.0%
Increase (decrease) in tax rate resulting from:
Foreign restructurings	1.5	—	(20.8)
State income taxes	1.3	0.8	0.4
Settlements of tax examinations	(4.7)	(0.3)	(0.7)
Valuation allowance	4.7	(0.8)	(3.2)
Tax exempt interest	(14.6)	(5.7)	(2.2)
Foreign tax rate differential	(4.6)	(5.1)	(4.7)
Repatriation of foreign earnings, net of foreign tax credits	3.7	(8.8)	0.2
Non-deductible separation costs	2.6	—	—
Other—net	2.5	0.1	1.0

Provision for income taxes	27.4%	15.2%	5.0%

Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities, applying enacted tax rates in effect for the year in which we expect the differences will reverse.

The following is a summary of the components of the net deferred tax assets and liabilities recognized in the accompanying consolidated balance sheets:

(in millions)	2011	2010
Deferred tax assets:
Employee benefits	$132	$33
Accrued expenses	6	24
Loss carryforward	199	76
Inventory	5	3
Foreign tax credit carryforwards	17	51
Other	4	4

	$363	$191

Valuation allowance	(195)	(68)

Net deferred tax asset	$168	$123

Deferred tax liabilities:
Intangibles	$172	$122
Investment in foreign subsidiaries	15	—
Property, plant, and equipment	12	13
Other	21	—

Total deferred tax liabilities	$220	$135

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to realize existing deferred tax assets. On the basis of this evaluation, as of December 31, 2011, a valuation allowance of approximately $195 million has been established to reduce the deferred income tax asset related to certain U.S. and foreign net operating losses and U.S. capital loss carryforwards. During 2011, the valuation allowance increased by $154 million as a result of losses from certain foreign operations, decreased by $93 million as a result of the utilization of certain operating losses and increased by $66 million as a result of net operating losses contributed by ITT.

Deferred taxes are classified in the Consolidated and Combined Balance Sheets as follows:

(in millions)	2011	2010
Current assets	$45	$47
Non-current assets	76	52
Current liabilities	(8)	(12)
Non-current liabilities	(165)	(99)

Total deferred taxes	$(52)	$(12)

Tax attributes available to reduce future taxable income begin to expire as follows:

(in millions)	Amount	First Year of Expiration
U.S. net operating loss	$28	December 31, 2023
State net operating loss	65	December 31, 2012
U.S. tax credits	16	December 31, 2020
Foreign net operating loss	693	December 31, 2013

As of December 31, 2011, we have provided a deferred tax liability of $15 million on the excess of $100 million of financial reporting over the tax basis of investments in certain foreign subsidiaries that has not been permanently reinvested. In addition, we have not provided for deferred taxes on the excess of financial reporting over the tax basis of investments in certain foreign subsidiaries in the amount of $1.5 billion because we plan to reinvest such amounts indefinitely outside the U.S. The determination of the amount of federal and state income taxes is not practicable because of complexities of the hypothetical calculation.

Unrecognized Tax Benefits

We recognize tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in millions):

	2011	2010	2009
Unrecognized tax benefits—January 1	$43	$19	$20
Additions for:
Current year tax positions	—	20	1
Business combinations	—	5	—
Reductions for:
Assumption by ITT	(24)	—	—
Settlements	(14)	(1)	(2)

Unrecognized tax benefits—December 31	$5	$43	$19

During 2011, the amount of unrecognized tax benefits decreased by $24 million as a result of the Spin-off from ITT and the associated Tax Matters Agreement, as described below, which provides that ITT assumes all consolidated tax liabilities and related interest and penalties for the pre-spin period.

The amount of unrecognized tax benefits at December 31, 2011, includes $5 million of unrecognized tax benefits which, if ultimately recognized, will reduce our annual effective tax rate. We do not believe that the unrecognized tax benefits will significantly change within the next twelve months.

In many cases, unrecognized tax benefits are related to tax years that remain subject to examination by the relevant taxing authorities. By virtue of previously filed separate company and consolidated tax returns with ITT, we are routinely under audit by federal, state, local and foreign taxing authorities. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by the company are recorded in the period they become known. Under the Tax Matters Agreement, as discussed below, ITT assumes all consolidated tax liabilities and related interest and penalties for the pre-spin period. The following table summarizes the earliest open tax years by major jurisdiction:

Jurisdiction	Earliest Open Year
Austria	2008
Canada	2008
Germany	2005
Italy	2007
Netherlands	2008
Sweden	2006
United Kingdom	2008
United States	2007

We classify interest relating to unrecognized tax benefits as a component of other non-operating income, net and tax penalties as a component of income tax expense in our Consolidated and Combined Income Statements. During 2011, interest was reduced by $4 million from the assumption by ITT of $2 million and recognition of net interest income of $2 million. As of December 31, 2011, 2010, and 2009, we had less than $1 million, $5 million, and $4 million of interest accrued for unrecognized tax benefits, respectively.

In connection with the Spin-off, Xylem, ITT and Exelis entered into a Tax Matters Agreement. Under the agreement, we may be obligated to make payments to ITT and Exelis under certain conditions. These conditions include a payment to ITT in the event audit settlement payments exceed amounts specified in the agreement. We also may be obligated to make payments in the event the Spin-off is determined to be taxable. Finally, we are obligated to share in the cost of preparing certain tax returns.

Tax Matters Agreement

The Tax Matters Agreement governs the respective rights, responsibilities and obligations of ITT, Xylem and the other Spincos (members of the ITT group that were spun-off, including Xylem are collectively referred to as “Spincos”) with respect to taxes for periods ending on or before the Spin-off. In general, pursuant to the Tax Matters Agreement, ITT will prepare and file the consolidated federal income tax return, and any other tax returns that include ITT (or any of its subsidiaries) and Xylem (or any of its subsidiaries) for all taxable periods ending on or prior to, or including, October 31, 2011, with the appropriate tax authorities, and, except as otherwise set forth below, ITT will pay any taxes relating thereto to the relevant tax authority. In connection with any audit adjustments with respect to such returns, we have agreed to indemnify ITT for a portion of such tax liability to the extent it exceeds an agreed threshold.

We will file all tax returns that include solely Xylem and/or its subsidiaries and any separate company tax returns for Xylem and/or its subsidiaries for all taxable periods ending on or prior to, or including, October 31, 2011, and will pay all taxes due with respect to such tax returns (including any taxes attributable to an audit adjustment with respect to such returns). In general, ITT controls all audits and administrative matters and other tax proceedings relating to the consolidated federal income tax return of the ITT group and any other tax returns for which the ITT group is responsible.

Under the Tax Matters Agreement, we have agreed not to enter into any transaction involving an acquisition (including issuance) of Xylem common stock or any other transaction (or, to the extent we have the right to prohibit it, to permit any such transaction) that could cause the Spin-off to be taxable to ITT. We have also agreed to indemnify ITT for any tax resulting from any such transactions. Generally, ITT will recognize taxable gain on the Spin-off if there are one or more acquisitions (including issuances) of our capital stock, directly or indirectly, representing 50% or more, measured by vote or value, of our then-outstanding capital stock, and the acquisitions or issuances are deemed to be part of a plan or series of related transactions that include the Spin-off. Any such shares of our common stock acquired, directly or indirectly, within two years before or after the Spin-off (with exceptions, including public trading by less-than-5% shareholders and certain compensatory stock issuances) will generally be presumed to be part of such a plan unless that presumption is rebutted. As a result, our obligations may discourage, delay or prevent a change of control of our company.

Notwithstanding the receipt of any such IRS ruling, tax opinion or officer’s certificate, generally Xylem and each other Spinco must indemnify ITT and each other Spinco for any taxes and related losses resulting from (i) any act or failure to act by such Spinco described in the covenants above, (ii) any acquisition of equity securities or assets of such Spinco or any member of its group, and (iii) any breach by such Spinco or any member of its group of any representation or covenant contained in the separation documents or the documents relating to the IRS private letter ruling or tax opinion concerning the Spin-off of such Spinco.

Under U.S. federal income tax law, ITT and the Spincos are severally liable for all of ITT’s federal income taxes attributable to periods prior to and including the current taxable year of ITT, which ends on December 31, 2011. Thus, if ITT failed to pay the federal income taxes attributable to it under the Tax Matters Agreement for periods prior to and including the current taxable year of ITT, the Spincos would be severally liable for such taxes. In the event a Spinco is required to make a payment in respect of a Spin-off related tax liability of the ITT consolidated federal income tax return group under these rules for which such Spinco is not responsible under the Tax Matters Agreement and full indemnification cannot be obtained from the Spinco responsible for such payment under the Tax Matters Agreement, ITT will indemnify the Spinco that was required to make the payment from and against the portion of such liability for which full indemnification cannot be obtained from the Spinco responsible for such payment under the Tax Matters Agreement.

The Tax Matters Agreement also contains provisions regarding the apportionment of tax attributes of the ITT consolidated federal income tax return group, authority to make tax elections, cooperation, and other customary matters.

Note 15. Industry Segment and Geographic Data

Our business is organized into two segments: Water Infrastructure and Applied Water. The Water Infrastructure segment, comprising our Water Solutions (f/k/a Water & Wastewater) and Analytics operating units, focuses on the transportation, treatment and testing of water, offering a range of products including water and wastewater pumps, treatment and testing equipment, and controls and systems. The Applied Water segment, comprising of our Residential & Commercial Water and Flow Control operating units, encompasses the uses of water and focuses on the residential, commercial, industrial and agricultural markets offering a wide range of products including pumps valves and heat exchangers. Corporate and other consists of corporate office expenses including compensation, benefits, occupancy, depreciation, and other administrative costs, as well as charges related to certain matters, such as the Spin-off transaction and environmental matters that are managed at a corporate level and are not included in the business segments in evaluating performance or allocating resources.

The accounting policies of each segment are the same as those described in the summary of significant accounting policies (see Note 1). The following tables contain financial information for each reportable segment for 2011, 2010 and 2009 (in millions):

	2011	2010	2009
Revenue:
Water Infrastructure	$2,416	$1,930	$1,651
Applied Water	1,444	1,327	1,254
Eliminations	(57)	(55)	(56)

Total	$3,803	$3,202	$2,849

Operating income:
Water Infrastructure	$343	$276	$227
Applied Water	160	158	109
Corporate and other	(108)	(46)	(60)

Total operating income	$395	388	276
Other non-operating income	5	—	1
Interest expense	17	—	—

Income before taxes	$383	$388	$277

Depreciation and amortization:
Water Infrastructure	$104	$60	$38
Applied Water	31	30	30
Corporate and other	2	2	2

Total	$137	$92	$70

Capital expenditures:
Water Infrastructure	$91	$55	$33
Applied Water	31	38	27
Corporate and other	4	1	2

Total	$126	$94	$62

The following table illustrates revenue by product category, net of intercompany balances.

(in millions)	2011	2010	2009
Pumps, accessories, parts and service	$3,093	$2,671	$2,376
Other (a)	710	531	473

Total	$3,803	$3,202	$2,849

(a)	Other includes treatment equipment, analytical instrumentation, valves, heat exchangers and controls.

The following table contains the total assets for each reportable segment as of December 31, 2011 and 2010.

	Total Assets
(in millions)	2011	2010
Water Infrastructure	$2,745	$2,377
Applied Water	1,234	1,209
Corporate and other	414	149

Total	$4,393	$3,735

Corporate and other consists of items pertaining to our corporate headquarters function, which principally consist of deferred tax assets and certain property, plant and equipment.

Geographical Information

Revenues are attributed to countries based upon the location of the customer. Property, Plant & Equipment, as of December 31, is attributed to countries based upon the location of the assets.

	Revenues
(in millions)	2011	2010	2009
United States	$1,363	$1,125	$956
Europe	1,422	1,262	1,217
Asia Pacific	426	343	269
Other	592	472	407

Total	$3,803	$3,202	$2,849

	Property, Plant & Equipment
(in millions)	2011	2010	2009
United States	$178	$168	$73
Europe	209	219	196
Asia Pacific	57	49	46
Other	19	18	19

Total	$463	$454	$334

Note 16. Related Party Transactions and Parent Company Equity

Net transfers from/(to) parent are included within parent company investment on the Consolidated and Combined Statements of Changes in Stockholders’ Equity and Comprehensive Income. The components of the net transfers from/(to) parent for 2011, 2010 and 2009 are as follows:

	December 31,
	2011	2010	2009
	(In millions)
Intercompany sales and purchases, net	$—	$1	$5
Intercompany dividends	(87)	(180)	(110)
Cash pooling and general financing activities	(1,355)	(257)	(339)
Cash transfers for acquisitions, divestitures and investments	—	1,012	29
Corporate allocations including income taxes	182	162	125
Contribution of assets and liabilities upon Spin-off	20	—	—

Total net transfers from/(to) parent	$(1,240)	$738	$(290)

For periods prior to October 31, 2011, cash and cash equivalents held by ITT at the corporate level were not specifically identifiable to Xylem and therefore were not allocated to us for any of the periods presented. As such, cash and cash equivalents at December 31, 2010 primarily represent cash held locally by entities included in the consolidated and combined financial statements. Transfers of cash to and from ITT’s cash management system are reflected as a component of parent company investment on the Consolidated and Combined Balance Sheets.

All significant intercompany transactions between us and ITT have been included in these consolidated and combined financial statements and are considered to be effectively settled for cash at the time the transaction is recorded, when the underlying transaction is to be settled in cash by ITT. The total net effect of the settlement of these intercompany transactions is reflected in the Consolidated and Combined Statements of Cash Flow as a financing activity and in the Consolidated and Combined Balance Sheets as parent company investment.

During 2011, 2010 and 2009 we sold inventory to other ITT business in the aggregate amount of $10 million, $11 million and $10 million, respectively, which is included in revenue in our consolidated and combined financial statements. In addition, we recognized cost of sales from the inventory purchased from other ITT businesses of $10 million, $12 million and $15 million for 2011, 2010 and 2009, respectively.

The consolidated and combined financial statements include expense allocations for certain functions provided by ITT as well as other ITT employees not solely dedicated to Xylem, including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, communications, ethics and compliance, shared services, employee benefits and incentives, and share-based compensation. These expenses have been allocated to us on the basis of direct usage when identifiable, with the remainder allocated on the basis of revenue, headcount or other measure. We were allocated $129 million, which includes $44 million of separation costs, of general corporate expenses incurred by ITT which is included within selling, general and administrative expenses in the Consolidated and Combined Income Statements for 2011, and $108 million and $105 million for 2010 and 2009, respectively.

The expense allocations have been determined on a basis that we consider to be a reasonable reflection of the utilization of services provided or the benefit received by us during the periods presented. The allocations may not, however, reflect the expense we would have incurred as an independent, publicly traded company for the periods presented. Actual costs that may have been incurred if we had been a standalone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

We recorded sales to unconsolidated affiliates during 2011, 2010, and 2009 totaling $14 million, $14 million and $12 million, respectively. Additionally, we purchased $21 million, $22 million and $15 million of products from unconsolidated affiliates during 2011, 2010 and 2009, respectively.

During the fourth quarter of 2011 we determined that certain historical foreign currency translation adjustment balances that had been allocated to Xylem as part of the preparation of Xylem’s combined financial statements needed to be adjusted. The applicable adjustments impacted “Accumulated other comprehensive income,” “Parent company investment” and “Comprehensive income.” The adjustments did not impact the Combined and Consolidated Income Statements, the Combined and Consolidated Statements of Cash Flows or Parent Company Equity.

The adjustments, which have been reflected in Xylem’s consolidated and combined financial statements, are as follows (in millions):

	Summary of Adjustments—Increase / (Decrease)
	Accumulated Other Comprehensive Income	Parent Company Investment	Comprehensive Income
December 31, 2008	$(343)	$343	$—

December 31, 2009	(343)	343	—

2010 Comprehensive Income	22	(22)	22

December 31, 2010	$(321)	$321

Although not presented herein, Accumulated Other Comprehensive Income, Parent Company Investment and Comprehensive Income for the period ended September 30, 2011 have also been adjusted by $(266) million, $266 million and $55 million, respectively.

We believe that the adjustments are not material to previously issued financial statements; however, we decided to correct the historical amounts.

Note 17. Commitments and Contingencies

General

From time to time, we are involved in legal proceedings that are incidental to the operation of our businesses. Some of these proceedings seek remedies relating to environmental matters, intellectual property matters, product liability and personal injury claims, employment and pension matters, government contract issues and commercial or contractual disputes, sometimes related to acquisitions or divestitures. Although we cannot predict the outcome of these and other proceedings with certainty, we believe that they will not have a material adverse effect on our consolidated financial position, results of operations or cash flows.

On December 20, 2011, the Ad Hoc Committee of ITT Bondholders filed a Complaint in New York State court alleging that ITT breached the early redemption provisions of certain bonds issued in 2009. In 2009, ITT issued $500 million in bonds with a 10-year maturity date in 2019 and an interest rate of 6.125%. The documents governing the bonds contained certain provisions governing early redemptions. On September 20, 2011, ITT notified the holders of the debt that it intended to redeem the bonds on October 20, 2011 in accordance with the terms of the governing documents. On October 18, 2011, the redemption price was disclosed. The Plaintiffs contend that ITT used an inappropriate discount rate in calculating the redemption price and otherwise failed to comply with required redemption procedures. If the plaintiffs’ claims are sustained, ITT could have to pay over $5 million in additional redemption fees and interest. Costs associated with this matter, if any, are shared with ITT and Exelis, in accordance with the Distribution Agreement.

While very few claims have been asserted against Xylem alleging injury caused by any of our products resulting from asbestos exposure, it is possible that additional claims could be filed in the future. We believe there are numerous legal defenses available for such claims and would defend ourselves vigorously. Pursuant to the Distribution Agreement, ITT will indemnify Xylem for asbestos product liability matters, including settlements, judgments, and legal defense costs associated with all pending and future claims that may arise from past sales of ITT’s legacy products. We believe ITT remains a substantial entity with sufficient financial resources to honor its obligations to us.

Although the ultimate outcome of any legal matter cannot be predicted with certainty, based on present information, including our assessment of the merits of the particular claims, we do not expect that any asserted or unasserted legal claims or proceedings, individually or in aggregate, will have a material adverse effect on our cash flow, results of operations, or financial condition.

Indemnifications

As part of the Spin-off, ITT, Exelis and Xylem will indemnify each of the other parties with respect to such parties’ assumed or retained liabilities under the Distribution Agreement and breaches of the Distribution Agreement or related spin agreements. ITT’s indemnification obligations include asserted and unasserted asbestos and silica liability claims that relate to the presence or alleged presence of asbestos or silica in products manufactured, repaired or sold prior to the Distribution Date, subject to limited exceptions with respect to certain employee claims, or in the structure or material of any building or facility, subject to exceptions with respect to employee claims relating to Xylem buildings or facilities. The indemnification associated with pending and future asbestos claims does not expire. Xylem has not recorded a liability for matters for which we will be indemnified by ITT or Exelis through the Distribution Agreement and we are not aware of any claims or other circumstances that would give rise to material payments from us under such indemnifications.

Environmental

In the ordinary course of business, we are subject to federal, state, local, and foreign environmental laws and regulations. We are responsible, or are alleged to be responsible, for ongoing environmental investigation and remediation of sites in various countries. These sites are in various stages of investigation and/or remediation and in many of these proceedings our liability is considered de minimis. We have received notification from the U.S. Environmental Protection Agency, and from similar state and foreign environmental agencies, that a number of sites formerly or currently owned and/or operated by Xylem, and other properties or water supplies that may be or have been impacted from those operations, contain disposed or recycled materials or wastes and require environmental investigation and/or remediation. These sites include instances where we have been identified as a potentially responsible party under federal and state environmental laws and regulations.

Accruals for environmental matters are recorded on a site-by-site basis when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law and existing technologies. Our accrued liabilities for these environmental matters represent the best estimates related to the investigation and remediation of environmental media such as water, soil, soil vapor, air and structures, as well as related legal fees. These estimates, and related accruals, are reviewed quarterly and updated for progress of investigation and remediation efforts and changes in facts and legal circumstances. Liabilities for these environmental expenditures are recorded on an undiscounted basis. We have estimated and accrued $15 million and $8 million as of December 31, 2011 and 2010, respectively, for environmental matters.

It is difficult to estimate the final costs of investigation and remediation due to various factors, including incomplete information regarding particular sites and other potentially responsible parties, uncertainty regarding the extent of investigation or remediation and our share, if any, of liability for such conditions, the selection of alternative remedial approaches, and changes in environmental standards and regulatory requirements. In our opinion, the total amount accrued is reasonable based on existing facts and circumstances.

Operating Leases

We lease certain offices, manufacturing buildings, machinery, computers and other equipment. Such leases expire at various dates through 2047 and may include renewal and payment escalation clauses. We often pay maintenance, insurance and tax expense related to leased assets. Subsequent to the issuance of our 2011 Annual Report, we identified that we had incorrectly aggregated data from certain of our foreign subsidiaries related to our annual disclosure of rent expense for the year ended December 31, 2011 and our future minimum rental payments. As a result, we have adjusted and disclosed certain corrected amounts herein. These adjustments did not impact the Consolidated and Combined Statements of Income, Statements of Comprehensive Income, Balance Sheet, Statements of Cash Flows or Statement of Stockholders’ Equity and we believe they are not material to the previously issued financial statements. Total rent expense for the three years ended December 31, 2011 was as follows (in millions):

Total
2011(as adjusted)*	$64
2010	54
2009	47

*  Previously reported $99 million

At December 31, 2011, we are obligated to make minimum rental payments under operating leases which are as follows (in millions):

	2012	2013	2014	2015	2016	Thereafter
Minimum rental payments
(as adjusted)	$54	$42	$29	$22	$17	$36
(as previously reported)	$139	$126	$92	$62	$55	$211

Warranties

We warrant numerous products, the terms of which vary widely. In general, we warrant products against defect and specific non-performance. Warranty expense was $35 million, $30 million, and $20 million for 2011, 2010 and 2009, respectively. The table below provides changes in the product warranty accrual over each period.

	2011	2010
	(in millions)
Warranty accrual—January 1	$38	$34
Net changes for product warranties in the period	35	30
Settlement of warranty claims	(32)	(28)
Other	1	2

Warranty accrual—December 31	$42	$38

Note 18. Supplemental Information

(in millions)	Balance at beginning of year	Additions charged to expense	Deductions	Balance at end of year
Allowance for Doubtful Accounts:
Year Ended December 31, 2011	$25	$11	$(7)	$29
Year Ended December 31, 2010	$24	$6	$(5)	$25
Year Ended December 31, 2009	$16	$11	$(3)	$24
Inventory Valuation:
Year Ended December 31, 2011	$40	$17	$(11)	$46
Year Ended December 31, 2010	$50	$9	$(19)	$40
Year Ended December 31, 2009	$39	$18	$(7)	$50

Note 19. Quarterly Financial Data (Unaudited)

	2011 Quarter Ended (1)
	Dec. 31	Sept. 30	June 30	Mar. 31
	(In millions, except per share amounts)
Revenue	$1,003	$939	$971	$890
Gross profit	380	365	379	337
Operating income	100	79	116	100
Net income	$52	$77	$72	$78
Earnings per share:
Basic	$0.28	$0.42	$0.39	$0.42
Diluted	$0.28	$0.42	$0.39	$0.42

	2010 Quarter Ended (1)
	Dec. 31	Sept. 30	June 30	Mar. 31
	(In millions, except per share amounts)
Revenue	$935	$806	$775	$686
Gross profit	359	309	291	255
Operating income	111	107	101	69
Net income	$97	$91	$85	$56
Earnings per share:
Basic	$0.53	$0.49	$0.46	$0.30
Diluted	$0.53	$0.49	$0.46	$0.30

(1)	The Spin-off was completed on October 31, 2011, and we issued 184.6 million shares of common stock. This initial share amount is being utilized to calculate earnings per share for all periods prior to the Spin-off.

UNAUDITED INTERIM CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 2012 and 2011

PREFACE

The preparation of the unaudited interim Condensed Consolidated and Combined Financial Statements requires management to make use of estimates and assumptions that affect the reported amount of assets and liabilities, revenue and expenses and certain financial statement disclosures. Estimates in these unaudited interim Condensed Consolidated and Combined Financial Statements include, but are not limited to, allowances for doubtful accounts, inventory valuation, goodwill and intangible asset impairment, postretirement benefits, income taxes and the allocation of purchase price to the assets acquired and liabilities assumed in a business combination. Estimates are revised as additional information becomes available.

The unaudited interim Condensed Consolidated and Combined Financial Statements for the three months ended March 31, 2012 and 2011 and balance sheet as of March 31, 2012 included herein have not been audited by an independent registered public accounting firm, but in our opinion, all adjustments (which include only normal recurring adjustments) necessary to make a fair statement of the financial position at March 31, 2012 and the results of operations and the cash flows for the periods presented herein have been made. The results of operations for the three months ended March 31, 2012 are not necessarily indicative of the operating results expected for the full fiscal year.

The unaudited interim Condensed Consolidated and Combined Financial Statements included herein have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission, or SEC. Although we believe the disclosures made are adequate to make the information presented not misleading, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules or regulations. These interim Condensed Consolidated and Combined Financial Statements should be read in conjunction with the audited Consolidated and Combined Financial Statements and notes thereto included in this prospectus.

XYLEM INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AND COMBINED INCOME STATEMENTS (Unaudited)

(In Millions, except per share data)

For the three months ended March 31,	2012	2011
Revenue	$925	$890
Cost of revenue	562	553

Gross profit	363	337
Selling, general and administrative expenses	231	210
Research and development expenses	28	24
Separation costs	5	3

Operating income	99	100
Interest expense	14	—
Other non-operating (expense) income, net	(1)	1

Income before taxes	84	101
Income tax expense	21	23

Net income	$63	$78

Earnings per share:
Basic	$0.34	$0.42
Diluted	$0.34	$0.42
Weighted average number of shares—Basic	185.4	184.6
Weighted average number of shares—Diluted	185.9	184.6
Dividends declared per share	$0.1012	$—

See accompanying notes to condensed consolidated and combined financial statements.

XYLEM INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)

(In Millions)

For the three months ended March 31,	2012	2011
Net income	$63	$78
Other comprehensive income, before tax:
Foreign currency translation adjustment	49	86
Net change in cash flow hedges:
Unrealized gains (losses)	4	—
Net change in postretirement benefit plans:
Amortization of net actuarial loss	2	—
Settlement	2	—

Other comprehensive income, before tax	57	86
Income tax expense related to items of other comprehensive income	2	—

Other comprehensive income, net of tax	55	86

Comprehensive income	$118	$164

See accompanying notes to condensed consolidated and combined financial statements.

XYLEM INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Millions, except per share amounts)

	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$347	$318
Receivables, less allowances for discounts and doubtful accounts of $32 and $37 in 2012 and 2011, respectively	761	756
Inventories, net	465	426
Prepaid and other current assets	117	97
Deferred income tax assets	45	45

Total current assets	1,735	1,642
Property, plant and equipment, net	468	463
Goodwill	1,631	1,610
Other intangible assets, net	502	505
Other non-current assets	177	173

Total assets	$4,513	$4,393

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$329	$322
Accrued and other current liabilities	486	490
Short-term borrowings and current maturities of long-term debt	4	5

Total current liabilities	819	817
Long-term debt	1,202	1,201
Accrued postretirement benefits	320	316
Deferred income tax liability	155	165
Other non-current accrued liabilities	68	67

Total liabilities	2,564	2,566

Commitments and contingencies (Note 14)
Stockholders’ equity:
Common Stock—authorized 750.0 shares, par value $0.01 per share:
Issued 185.4 shares and 184.6 shares in 2012 and 2011, respectively	2	2
Capital in excess of par value	1,687	1,663
Retained earnings	84	40
Treasury stock—at cost 0.1 shares and 0 shares in 2012 and 2011, respectively	(1)	—
Accumulated other comprehensive income	177	122

Total stockholders’ equity	1,949	1,827

Total liabilities and stockholders’ equity	$4,513	$4,393

See accompanying notes to condensed consolidated and combined financial statements.

XYLEM INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS (Unaudited)

(In Millions)

For the three months ended March 31,	2012	2011
Operating Activities
Net income	$63	$78
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34	33
Share-based compensation	5	3
Payments of restructuring	—	(5)
Changes in assets and liabilities (net of acquisitions):
Changes in receivables	7	(3)
Changes in inventories	(31)	(16)
Changes in accounts payable	14	(31)
Changes in accrued liabilities	(25)	(5)
Changes in accrued taxes	3	11
Net changes in other assets and liabilities	(9)	6

Net Cash—Operating activities	61	71

Investing Activities
Capital expenditures	(31)	(19)
Proceeds from the sale of property, plant and equipment	2	2
Other, net	—	(1)

Net Cash—Investing activities	(29)	(18)

Financing Activities
Net transfer (to)/from former parent	(6)	(33)
Issuance of short-term debt	3	—
Principal payments of debt and capital lease obligations	(3)	—
Purchase of common stock	(1)	—
Proceeds from exercise of employee stock options	16	—
Tax impact from equity compensation activity	(1)	—
Dividends paid	(19)	—
Other, net	1	—

Net Cash—Financing activities	(10)	(33)

Effect of exchange rate changes on cash	7	3

Net change in cash and cash equivalents	29	23
Cash and cash equivalents at beginning of year	318	131

Cash and cash equivalents at end of year	$347	$154

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$11	$—
Income taxes (net of refunds received)	$18	$9

See accompanying notes to condensed consolidated and combined financial statements.

XYLEM INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Unaudited)

Note 1. Background and Basis of Presentation

Background

Xylem Inc. (“Xylem” or the “Company”) is a leading equipment and service provider for water and wastewater applications with a broad portfolio of products and services addressing the full cycle of water, from collection, distribution and use to the return of water to the environment. Xylem operates in two segments, Water Infrastructure and Applied Water. The Water Infrastructure segment focuses on the transportation, treatment and testing of water, offering a range of products including water and wastewater pumps, treatment and testing equipment, and controls and systems. The Applied Water segment encompasses all the uses of water and focuses on the residential, commercial, industrial and agricultural markets. The segment’s major products include pumps, valves, heat exchangers, controls and dispensing equipment. Xylem Inc. (f/k/a ITT WCO, Inc.) was incorporated in Indiana on May 4, 2011. The name of the Company was changed from ITT WCO, Inc. to Xylem Inc. on July 14, 2011.

On October 31, 2011, ITT Corporation (“ITT”) completed the Spin-off of Xylem, formerly ITT’s water equipment and services businesses (the “Spin-off”). Effective as of 12:01 a.m., Eastern time on October 31, 2011 (the “Distribution Date”), the common stock of Xylem was distributed, on a pro rata basis, to ITT’s shareholders of record as of the close of business on October 17, 2011 (the “Record Date”). On the Distribution Date, each of the shareholders of ITT received one share of Xylem common stock for every one share of common stock of ITT held on the Record Date.

The Spin-off was completed pursuant to the Distribution Agreement, dated as of October 25, 2011 (the “Distribution Agreement”), among ITT, Exelis Inc. (“Exelis”) and Xylem. After the Distribution Date, ITT did not beneficially own any shares of Xylem common stock and, following such date, financial results of Xylem will not be consolidated in ITT’s financial reporting. Xylem’s Registration Statement on Form 10 filed with the U.S. Securities and Exchange Commission (“SEC”) was declared effective on October 6, 2011. Xylem’s common stock began “regular-way” trading on the New York Stock Exchange on November 1, 2011 under the symbol “XYL”.

Hereinafter, except as otherwise indicated or unless the context otherwise requires, “Xylem,” “we,” “us,” “our” and “the Company” refer to Xylem Inc. and its subsidiaries. References in the notes to the condensed consolidated and combined financial statements to “ITT” or “parent” refer to ITT Corporation and its consolidated subsidiaries (other than Xylem Inc.).

Basis of Presentation

The interim condensed consolidated and combined financial statements reflect our financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America (“GAAP”). All intracompany transactions between our businesses have been eliminated. On and prior to October 31, 2011, our financial position, results of operations and cash flows consisted of the water equipment and services businesses of ITT Corporation (“WaterCo”) and have been derived from ITT’s historical accounting records and are presented on a carve-out basis through the Distribution Date, while our financial results for Xylem post Spin-off are prepared on a stand-alone basis. As such, our Condensed Consolidated and Combined Statements of Income, Comprehensive Income, and Cash Flows for the three months ended March 31, 2012 consist of the consolidated results of Xylem on a stand-alone basis and for the three months ended March 31, 2011 consist entirely of the combined results of WaterCo on a carve-out basis.

For periods prior to the Spin-off, our condensed consolidated and combined financial statements include expense allocations for (i) certain corporate functions historically provided by ITT, including, but not limited to, finance, legal, information technology, human resources, communications, ethics and compliance, and shared services, (ii) employee benefits and incentives, and (iii) share-based compensation. These expenses have been allocated to us on the basis of direct usage when identifiable, with the remainder allocated on the basis of revenue, headcount or other measures.

Both we and ITT consider the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by us during the periods presented. The allocations may not, however, reflect the expense we would have incurred as an independent, publicly traded company for the periods presented. Actual costs that may have been incurred if we had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure. Pursuant to the Spin-off, we have performed these functions using our own resources or purchased services, certain of which have been provided by ITT and Exelis under the Transition Services Agreement, at a cost of approximately $1 million per quarter that is expected to extend for a period of 3 to 24 months from the Distribution Date in most circumstances.

The unaudited interim condensed combined financial statements have been prepared pursuant to the rules and regulations of the SEC and, in the opinion of management, reflect all adjustments (which include normal recurring adjustments) considered necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented. Certain information and note disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such SEC rules. We believe that the disclosures made are adequate to make the information presented not misleading. We consistently applied the accounting policies described in our Annual Report on Form 10-K for the year ended December 31, 2011 (“2011 Annual Report”) in preparing these unaudited financial statements, with the exception of accounting standard updates described in Note 2 adopted on January 1, 2012. These financial statements should be read in conjunction with the audited consolidated and combined financial statements and the notes thereto included in our 2011 Annual Report.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Estimates are revised as additional information becomes available. Estimates and assumptions are used for, but not limited to, postretirement obligations and assets, revenue recognition, income tax contingency accruals and valuation allowances, goodwill impairment testing and contingent liabilities. Actual results could differ from these estimates. Additionally, our interim condensed consolidated and combined financial statements may not be indicative of our future performance.

Our quarterly financial periods end on the Saturday closest to the last day of the calendar quarter, except for the fourth quarter which ends on December 31st. For ease of presentation, the quarterly financial statements included herein are described as ending on the last day of the calendar quarter.

Note 2. Recently Issued Accounting Pronouncements

Recently Adopted Pronouncements

In September 2011, in conjunction with the assessment of the impairment of goodwill, the Financial Accounting Standards Board (“FASB”) provided companies with the option to make an initial qualitative evaluation, based on the entity’s events and circumstances, to determine the likelihood of goodwill impairment. The results of this qualitative assessment determine whether it is necessary to perform the required two-step impairment test. If it is more likely than not that the fair value of a reporting unit is less than its carrying amount, a company would be required to perform the two-step impairment test. On January 1, 2012, we adopted this guidance on a prospective basis. The adoption of the guidance is not expected to have a material impact on our financial condition, results of operations or cash flows.

In June 2011, the FASB issued authoritative guidance surrounding the presentation of comprehensive income, with an objective of increasing the prominence of items reported in other comprehensive income (“OCI”). The guidance requires most entities to present items of net income and other comprehensive income either in one continuous statement, referred to as the statement of comprehensive income, or in two separate, but consecutive, statements of net income and other comprehensive income. We have adopted this guidance with retrospective application as of January 1, 2012, and have presented total comprehensive income in our Condensed Consolidated and Combined Statements of Income and Comprehensive Income.

In May 2011, the FASB issued guidance intended to achieve common fair value measurements and related disclosures between U.S. GAAP and international accounting standards. The amendments primarily clarify existing fair value guidance and are not intended to change the application of existing fair value measurement guidance. However, the amendments include certain instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed. On January 1, 2012, we adopted this guidance. The adoption of the guidance did not have a material impact on our financial condition, results of operations or cash flows.

Note 3. Separation Costs

The components of non-recurring separation costs incurred as a result of the Spin-off are presented below.

	Three Months Ended March 31,
(in millions)	2012	2011
Rebranding and marketing costs	$2	$—
Employee retention and hiring costs	—	1
Advisory fees and other	3	2

Total separation costs in operating income	5	3
Income tax benefit	(1)	(1)

Total separation costs, net of tax	$4	$2

Note 4. Income Taxes

Our quarterly provision for income taxes is measured using an estimated annual effective tax rate, adjusted for discrete items within periods presented. The comparison of our effective tax rate between periods is significantly impacted by the level and mix of earnings and losses by tax jurisdiction, foreign income tax rate differentials and amount of permanent book-to-tax differences.

The income tax provision for the three months ended March 31, 2012 was $21 million at an effective tax rate of 24.8%, compared to $23 million at an effective tax rate of 22.7% for the same period in 2011. The increase in the effective tax rate for the first quarter of 2012 as compared to the same period in 2011 was primarily due to our geographic mix of earnings and a change in the U.S. earnings in states with higher income tax rates.

Unrecognized Tax Benefits

We recognize tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

The amount of unrecognized tax benefits at March 31, 2012 was $5 million which, if ultimately recognized, will reduce our annual effective tax rate. We do not believe that the unrecognized tax benefits will significantly change within the next twelve months.

We classify interest relating to unrecognized tax benefits as a component of other non-operating income, net and tax penalties as a component of income tax expense in our Condensed Consolidated and Combined Income Statements. As of March 31, 2012, we had less than $1 million of interest accrued for unrecognized tax benefits.

Note 5. Earnings Per Share

The following is a summary of the calculation of basic and diluted net earnings per share.

	Three Months Ended March 31,
	2012	2011 (a)
Net income (in millions)	$63	$78
Shares (in thousands):
Weighted average common shares outstanding	184,963	184,570
Add: Participating securities (b)	435	—

Weighted average common shares outstanding—Basic	185,398	184,570

Plus incremental shares from assumed conversions: (c)
Dilutive effect of stock options	289	—
Dilutive effect of restricted stock	172	—

Weighted average common shares outstanding—Diluted	185,859	184,570

Basic earnings per share	$0.34	$0.42
Diluted earnings per share	$0.34	$0.42

(a)	Basic and diluted earnings per share for all periods prior to the Spin-off reflect the number of distributed shares on the Distribution Date, or 184.6 million shares. At the time of the Spin-off, ITT stock options and restricted stock awards were converted to awards of Xylem, and therefore there were no dilutive securities outstanding for the period prior to Spin-off.
(b)	Restricted stock awards containing rights to non-forfeitable dividends which participate in undistributed earnings with common shareholders are considered participating securities for purposes of computing earnings per share.
(c)	Incremental shares from stock options and restricted stock are computed by the treasury stock method. The average shares listed below were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive for the periods presented or because they were excluded under the treasury stock method. The treasury stock method calculates dilution assuming the exercise of all in-the-money options and vesting of restricted stock awards, reduced by the repurchase of shares with the proceeds from the exercise, unrecognized compensation expense for those awards and the estimated tax benefit of the assumed exercises.

	Three Months Ended March 31,
(in thousands)	2012	2011
Stock options	4,305	—
Restricted shares	843	—

Note 6. Inventories

(in millions)	March 31, 2012	December 31, 2011
Finished goods	$191	$168
Work in process	37	31
Raw materials	237	227

Total inventories, net	$465	$426

Note 7. Property, Plant and Equipment

(in millions)	March 31, 2011	December 31, 2011
Land, buildings and improvements	$244	$237
Machinery and equipment	627	598
Equipment held for lease or rental	157	152
Furniture and fixtures	91	86
Construction work in progress	46	53
Other	22	21

	1,187	1,147
Less accumulated depreciation	719	684

Total property, plant and equipment, net	$468	$463

Depreciation expense of $23 million and $22 million was recognized in the quarters ended March 31, 2012 and 2011, respectively.

Note 8. Goodwill and Other Intangible Assets

Changes in the carrying value of goodwill by operating segment for the three months ended March 31, 2012 are as follows:

(in millions)	Water Infrastructure	Applied Water	Total
Balance as of December 31, 2011	$1,054	$556	$1,610
Activity in 2012
Foreign currency and other	14	7	21

Balance as of March 31, 2012	$1,068	$563	$1,631

Based on the results of our annual impairment tests, we determined that no impairment of goodwill existed as of the measurement date in 2011. However, future goodwill impairment tests could result in a charge to earnings. We will continue to evaluate goodwill on an annual basis as of the beginning of our fourth quarter and whenever events and changes in circumstances indicate there may be a potential impairment.

Other Intangible Assets

Information regarding our other intangible assets is as follows:

	March 31, 2012			December 31, 2011
(in millions)	Carrying Amount	Accumulated Amortization	Net Intangibles	Carrying Amount	Accumulated Amortization	Net Intangibles
Customer and distributor relationships	$313	$(58)	$255	$309	$(51)	$258
Proprietary technology	103	(25)	78	102	(23)	79
Trademarks	32	(11)	21	32	(11)	21
Patents and other	21	(16)	5	21	(15)	6
Indefinite-lived intangibles	143	—	143	141	—	141

	$612	$(110)	$502	$605	$(100)	$505

Based on the results of our annual impairment tests, we determined that no impairment of the indefinite-lived intangibles existed as of the measurement date in 2011. However, future impairment tests could result in a charge to earnings. We will continue to evaluate the indefinite-lived intangible assets on an annual basis as of the beginning of our fourth quarter and whenever events and changes in circumstances indicate there may be a potential impairment.

Amortization expense related to finite-lived intangible assets for the three months ended March 31, 2012 and 2011 was $8 million.

Note 9. Derivative Financial Instruments

We record all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, including forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. We may enter into derivative contracts that are intended to economically hedge certain risks, even though hedge accounting does not apply or we elect not to apply hedge accounting.

Risk Management Objective of Using Derivatives

We are exposed to certain risks arising from both our business operations and economic conditions and principally manage our exposures to these risks through management of our core business activities. Certain of our foreign operations expose us to fluctuations of exchange rates that may impact revenues, expenses, cash receipts and payments. We enter into derivative financial instruments to protect the value or fix the amount of certain cash flows in terms of the functional currency of the business unit with that exposure.

Cash Flow Hedges of Foreign Exchange Risk

We are exposed to fluctuations in various foreign currencies against our functional currencies. We use foreign currency derivatives including currency forward agreements to manage our exposure to fluctuations in the various exchange rates. Currency forward agreements involve fixing the foreign currency exchange rate for delivery of a specified amount of foreign currency on a specified date.

Beginning in 2012, certain business units within our segments with exposure to foreign currency exchange risks have designated certain currency forward agreements as cash flow hedges of forecasted inventory purchases and sales. The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges of foreign exchange risk is recorded in accumulated other comprehensive income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the derivative is recognized directly in selling, general and administrative expenses. Our policy is to de – designate cash flow hedges at the time forecasted transactions are recognized as assets or liabilities on the balance sheet and report subsequent changes in fair value through selling, general and administrative expenses where the gain or loss due to movements in currency rates on the underlying asset or liability is revalued. If it becomes probable that the originally – forecasted transaction will not occur, the gain or loss related to the hedge recorded within accumulated other comprehensive income is recognized into net income.

Listed in the table below are the outstanding foreign currency derivatives that were used to hedge foreign exchange risks as of March 31, 2012.

(in millions; except number of instruments)

Foreign Currency Derivative	Number of Instruments	Notional Sold	Sell Notional Currency	Notional Purchased	Buy Notional Currency
Buy PLN/ Sell EUR forward	8	10.4	EUR	46.0	PLN
Buy HUF/ Sell EUR forward	8	4.4	EUR	1383.0	HUF
Sell CAD/ Buy SEK forward	13	14.3	CAD	97.3	SEK
Sell EUR/ Buy SEK forward	10	25.5	EUR	226.9	SEK
Sell USD/ Buy SEK forward	24	47.0	USD	325.8	SEK
Sell AUD/ Buy SEK forward	11	12.4	AUD	87.3	SEK

The fair values of our foreign exchange contracts were as follows:

(in millions)	March 31, 2012
Derivatives designated as hedging instruments
Assets
Other current assets	$4

Total fair value	$4

The tables below present the effect of our derivative financial instruments on the Condensed Consolidated and Combined Statements of Income and Comprehensive Income.

	Three Months Ended March 31,
(in millions)	2012	2011
Derivatives in Cash Flow Hedging Relationships Foreign Exchange Contracts
Amount of gain (loss) recognized in OCI on derivative (1)	$4	$—
Amount of gain (loss) reclassified from OCI into net income (1)	$—	$—
Amount of gain (loss) recognized in net income on derivative (2)	$—	$—

(1)	Effective portion
(2)	Ineffective portion and amount excluded from effectiveness testing

As of March 31, 2012, $4 million of the net unrealized gains on cash flow hedges is expected to be reclassified into earnings in the next 12 months. The ineffective portion of the change in fair value of a cash flow hedge recognized immediately in selling, general and administrative expenses in the Condensed Consolidated and Combined Income Statements and, for the three months ended March 31, 2012 was not material.

Note 10. Accrued and Other Current Liabilities

(in millions)	March 31, 2012	December 31, 2011
Compensation and other employee-benefits	$186	$211
Customer-related liabilities	52	53
Accrued warranty costs	40	42
Accrued income taxes	94	77
Deferred income tax liability	8	8
Other accrued liabilities	106	99

Total accrued and other current liabilities	$486	$490

Note 11. Credit Facilities and Long-Term Debt

(in millions)	March 31, 2012	December 31, 2011
Short-term borrowings and current maturities of long-term debt	$4	$5
3.55% Senior Notes due 2016 (a)	600	600
4.875% Senior Notes due 2021 (a)	600	600
Other	3	2
Unamortized discount (b)	(1)	(1)

Long-term debt	$1,202	$1,201

Total debt	$1,206	$1,206

(a)	The fair value of our Senior Notes was primarily determined using prices for the identical security obtained from an external pricing service, which is considered a Level 2 input. As of March 31, 2012 and December 31, 2011, the fair value of our Senior Notes due 2016 was $627 million and $625 million, respectively, and the fair value of our Senior Notes due 2021 was $645 million and $642 million, respectively.
(b)	The unamortized discount is recognized as a reduction in the carrying value of the Senior Notes in the Condensed Consolidated Balance Sheets and is being amortized to interest expense in our Condensed Consolidated and Combined Income Statements over the expected remaining terms of the Senior Notes.

Senior Notes

On September 20, 2011, we issued 3.55% Senior Notes of $600 million aggregate principal amount due September 2016 (the “2016 Notes”) and 4.875% Senior Notes of $600 million aggregate principal amount due October 2021 (the “2021 Notes” and together with the 2016 Notes, the “Senior Notes”). The issuance resulted in gross proceeds of $1.2 billion, offset by $9 million in debt issuance costs which were capitalized and are included within other assets. The Senior Notes include covenants which restrict our ability, subject to exceptions, to incur debt secured by liens and engage in sale and lease-back transactions, as well as provide for customary events of default (subject, in certain cases, to receipt of notice of default and/or customary grace and cure periods), including but not limited to, (i) failure to pay interest for 30 days, (ii) failure to pay principal when due, (iii) failure to perform any other covenant for 90 days after receipt of notice from the trustee or from holders of

25% of the outstanding principal amount and (iv) certain events of bankruptcy, insolvency or reorganization. We may redeem the Senior Notes, as applicable, in whole or in part, at any time at a redemption price equal to the principal amount of the Senior Notes to be redeemed, plus a make-whole premium. As of March 31, 2011, we were in compliance with all covenants. If a change of control of Xylem triggering event occurs, we will be required to make an offer to purchase the Senior Notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase.

Interest on the Senior Notes accrues from September 20, 2011. Interest on the 2016 Notes is payable on March 20 and September 20 of each year, commencing on March 20, 2012. Interest on the 2021 Notes is payable on April 1 and October 1 of each year, commencing on April 1, 2012.

On September 20, 2011, ITT, Xylem and the initial purchasers of the Senior Notes entered into a registration rights agreement with respect to the Senior Notes (“Registration Rights Agreement”). Xylem agreed to (i) file a registration statement on an appropriate registration form with respect to a registered offer to exchange the Senior Notes for new notes, with terms substantially identical in all material respects and (ii) cause the registration statement to be declared effective under the Securities Act.

If the exchange offer is not completed within 365 days after the issue date, we will use our reasonable best efforts to file and to have declared effective a shelf registration statement relating to the resale of the Senior Notes.

If we fail to satisfy this obligation (a registration default) under the Registration Rights Agreement, the annual interest rate on the Senior Notes will increase by 0.25% and increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.00% per year. If the registration default is corrected, the applicable interest rate will revert to the original level. In the event that we must pay additional interest, it will be paid to the holders of the Senior Notes in cash on the same dates that it makes other interest payments on the Senior Notes until the registration default is corrected.

Four Year Competitive Advance and Revolving Credit Facility

Effective October 31, 2011, Xylem and its subsidiaries entered into a Four Year Competitive Advance and Revolving Credit Facility (the “Credit Facility”) with JPMorgan Chase Bank, N.A., as agent, and a syndicate of lenders. The credit facility provides for an aggregate principal amount of up to $600 million of (i) a competitive advance borrowing option which will be provided on an uncommitted competitive advance basis through an auction mechanism (the “competitive loans”), (ii) revolving extensions of credit (the “revolving loans”) outstanding at any time and (iii) the issuance of letters of credits in a face amount not in excess of $100 million outstanding at any time.

At our election, the interest rate per annum applicable to the competitive advances will be based on either (i) a Eurodollar rate determined by reference to LIBOR, plus an applicable margin offered by the lender making such loans and accepted by us or (ii) a fixed percentage rate per annum specified by the lender making such loans. At our election, interest rate per annum applicable to the revolving loans will be based on either (i) a Eurodollar rate determined by reference to LIBOR, adjusted for statutory reserve requirements, plus an applicable margin or (ii) a fluctuating rate of interest determined by reference to the greatest of (a) the prime rate of JPMorgan Chase Bank, N.A., (b) the U.S. Federal Funds effective rate plus half of 1% or (c) the Eurodollar rate determined by reference to LIBOR, adjusted for statutory reserve requirements, in each case, plus an applicable margin.

In accordance with the terms, we may not exceed a maximum leverage ratio of 3.50 (based on a ratio of total debt to earnings before interest, taxes, depreciation and amortization) throughout the term. The Credit Facility also contains limitations on, among other things, incurring debt, granting liens, and entering sale and leaseback transactions. In addition, the Credit Facility contains other terms and conditions such as customary representations and warranties, additional covenants and customary events of default.

Note 12. Postretirement Benefit Plans

The following table provides the components of net periodic benefit cost and other amounts recognized in other comprehensive income for pension plans, disaggregated by domestic and international plans.

	Three Months Ended March 31,
(in millions)	2012	2011 (a)
Domestic defined benefit pension plans
Net periodic benefit cost:
Service cost	$1	$—
Interest cost	1	1
Expected return on plan assets	(1)	(1)

Net periodic benefit cost	$1	$—

Other changes in plan assets and benefit obligations recognized in other comprehensive income
Net loss (gain)	$—	$—
Prior service cost	—	—
Amortization of prior service cost	—	—

Change recognized in other comprehensive income	$—	$—

International defined benefit pension plans:
Net periodic benefit cost:
Service cost	$3	$1
Interest cost	7	2
Expected return on plan assets	(8)	—
Amortization of net actuarial loss	2	—
Settlement	2	—

Net periodic benefit cost	$6	$3

Other changes in plan assets and benefit obligations recognized in other comprehensive income
Net loss	$—	$—
Amortization of net actuarial loss	(2)	—
Settlement	(2)	—

Change recognized in other comprehensive income	$(4)	$—

Totals:
Net periodic benefit cost	$7	$3
Recognized in other comprehensive income	(4)	—

Total recognized in comprehensive income	$3	$3

(a)	Represents periods prior to Spin-off from ITT and does not include plans transferred from ITT in connection with the Spin-off, which were accounted for previously as multi-employer plans.

We contributed $9 million, including $2 million to purchase an annuity in connection with the settlement of five international pension plans, and $1 million during the three months ended March 31, 2012 and 2011, respectively. Additional contributions ranging between $20 million and $30 million are expected during the remainder of 2012.

Note 13. Stock-Based Compensation Plans

Total share-based compensation costs recognized for March 31, 2012 and 2011 were $5 million and $3 million, respectively. For 2011, a significant component of these charges related to costs allocated to Xylem for ITT

Corporate employees as well as other ITT employees not solely dedicated to Xylem. These allocated costs are not necessarily indicative of awards and amounts that would have been granted if we were an independent, publicly traded company for the periods presented.

The following table provides further detail related to share-based compensation expense.

	Three Months Ended March 31,
	2012	2011
(in millions)	Xylem Employees	Xylem Employees	Other Employee Allocations	2011 Total
Compensation Cost	$5	$1	$2	$3

The unamortized compensation expense related to our stock options and restricted shares was $18 million and $33 million, respectively, at March 31, 2012 and is expected to be recognized over a weighted average period of 2.6 and 2.4 years, respectively. The amount of cash received from the exercise of stock options was $16 million for the three months ended March 31, 2012. We classify as a financing activity the cash flows attributable to excess tax benefits arising from stock option exercises and restricted stock lapses.

Restricted Stock Grants

The following is a summary of restricted stock activity for the three months ended March 31, 2012:

(in thousands, except for per share amounts)	Shares	Weighted Average Grant Date Fair Value /Share
Outstanding at December 31, 2011	1,488	$25.93

Granted	501	$26.60
Vested	(239)	$19.26
Forfeited	(7)	$28.07

Outstanding at March 31, 2012	1,743	$27.03

Stock Option Grants

The following is a summary of the changes in outstanding stock options for the three months ended March 31, 2012:

(in thousands, except for per share amounts)	Shares	Weighted Average Exercise Price / Share	Weighted Average Remaining Contractual Term (Years)
Outstanding at December 31, 2011	4,590	$25.83	5.4

Granted	852	$26.60	10.0
Exercised	(634)	$24.72	0.1
Forfeited	(7)	$27.93	9.2

Outstanding at March 31, 2012	4,801	$26.11	6.6

Options exercisable at March 31, 2012	2,021	$25.26	2.6

The aggregate intrinsic value of all outstanding stock options as of March 31, 2012 was $8 million. The total intrinsic value of options exercised (which is the amount by which the stock price exceeded the exercise price of the options on the date of exercise) during the three months ended March 31, 2012 was $1 million.

Stock Option Fair Value

The fair value of each option grant was estimated on the date of grant using the binomial lattice pricing model which incorporates multiple and variable assumptions over time, including assumptions such as employee exercise patterns, stock price volatility and changes in dividends. The following are weighted-average assumptions for our annual March 2012 grants.

Dividend yield	1.52%
Volatility	33.4%
Risk-free interest rate	1.42%
Expected term (in years)	7.0
Weighted-average fair value / share	$8.10

Expected volatility is calculated based on an analysis of historic and implied volatility measures for a set of peer companies. We use historical data to estimate option exercise and employee termination behavior within the valuation model. Employee groups and option characteristics are considered separately for valuation purposes. The expected term represents an estimate of the period of time options are expected to remain outstanding. The expected term provided above represents the weighted average of expected behavior for certain groups of employees who have historically exhibited different behavior. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of option grant.

Note 14. Commitments and Contingencies

General

From time to time, we are involved in legal proceedings that are incidental to the operation of our businesses. Some of these proceedings seek remedies relating to environmental matters, intellectual property matters, product liability and personal injury claims, employment and pension matters, government contract issues and commercial or contractual disputes, which are sometimes related to acquisitions or divestitures. Although we cannot predict the outcome of these and other proceedings with certainty, we believe that they will not have a material adverse effect on our consolidated financial position, results of operations or cash flows.

On December 20, 2011, the Ad Hoc Committee of ITT Bondholders filed a Complaint in New York State court alleging that ITT breached the early redemption provisions of certain bonds issued in 2009. In 2009, ITT issued $500 million in bonds maturing in 2019 at an interest rate of 6.125%. The documents governing the bonds contained certain provisions addressing early redemptions. On September 20, 2011, ITT notified the holders of the debt that it intended to redeem the bonds on October 20, 2011 in accordance with the terms of the governing documents. On October 18, 2011, the redemption price was disclosed. The Plaintiffs contend that ITT used an improper discount rate in calculating the redemption price and otherwise failed to comply with required redemption procedures. The Plaintiffs allege damages in excess of $5 million and further allege that if such damages are extended to all holders of these bonds, the damages would be in excess of $15 million. The costs associated with this matter, if any, will be shared with ITT and Exelis in accordance with the Distribution Agreement (21% ITT, 39% Exelis and 40% Xylem).

While very few claims have been asserted against Xylem alleging injury caused by any of our products resulting from asbestos exposure, it is possible that additional claims could be filed in the future. We believe there are numerous legal defenses available for such claims and, should such a claim not be indemnifiable by ITT, would defend ourselves vigorously. Pursuant to the Distribution Agreement, ITT will indemnify Xylem for asbestos product liability matters, including settlements, judgments, and legal defense costs associated with all pending and future claims that may arise from past sales of ITT’s legacy products. We believe ITT remains a substantial entity with sufficient financial resources to honor its obligations to us.

Although the ultimate outcome of any legal matter cannot be predicted with certainty, based on present information, including our assessment of the merits of the particular claims, we do not expect that any asserted or unasserted legal claims or proceedings, individually or in aggregate, will have a material adverse effect on our cash flow, results of operations, or financial condition.

Indemnifications

As part of the Spin-off, ITT, Exelis and Xylem will indemnify each of the other parties with respect to such parties’ assumed or retained liabilities under the Distribution Agreement and breaches of the Distribution Agreement or related spin agreements. ITT’s indemnification obligations include asserted and unasserted asbestos and silica liability claims that relate to the presence or alleged presence of asbestos or silica in products manufactured, repaired or sold prior to the Distribution Date, subject to limited exceptions with respect to certain employee claims, or in the structure or material of any building or facility, subject to exceptions with respect to employee claims relating to Xylem buildings or facilities. The indemnification associated with pending and future asbestos claims does not expire. Xylem has not recorded a liability for material matters for which we will be indemnified by ITT or Exelis through the Distribution Agreement and we are not aware of any claims or other circumstances that would give rise to material payments from us under such indemnifications.

Environmental

In the ordinary course of business, we are subject to federal, state, local, and foreign environmental laws and regulations. We are responsible, or are alleged to be responsible, for ongoing environmental investigation and remediation of sites in various countries. These sites are in various stages of investigation and/or remediation and in many of these proceedings our liability is considered de minimis. We have received notification from the U.S. Environmental Protection Agency, and from similar state and foreign environmental agencies, that a number of sites formerly or currently owned and/or operated by Xylem, and other properties or water supplies that may be or have been impacted from those operations, contain disposed or recycled materials or wastes and require environmental investigation and/or remediation. These sites include instances where we have been identified as a potentially responsible party under federal and state environmental laws and regulations.

Accruals for environmental matters are recorded on a site-by-site basis when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law and existing technologies. Our accrued liabilities for these environmental matters represent the best estimates related to the investigation and remediation of environmental media such as water, soil, soil vapor, air and structures, as well as related legal fees. These estimates, and related accruals, are reviewed quarterly and updated for progress of investigation and remediation efforts and changes in facts and legal circumstances. Liabilities for these environmental expenditures are recorded on an undiscounted basis. We have estimated and accrued $14 million and $15 million as of March 31, 2012 and December 31, 2011, respectively, for environmental matters.

It is difficult to estimate the final costs of investigation and remediation due to various factors, including incomplete information regarding particular sites and other potentially responsible parties, uncertainty regarding the extent of investigation or remediation and our share, if any, of liability for such conditions, the selection of alternative remedial approaches, and changes in environmental standards and regulatory requirements. In our opinion, the total amount accrued is reasonable based on existing facts and circumstances.

Warranties

We warrant numerous products, the terms of which vary widely. In general, we warrant products against defect and specific non-performance. The table below provides the changes in our product warranty accrual.

(in millions)	2012	2011
Warranty accrual—January 1	$42	$38
Net changes for product warranties in the period	6	6
Settlement of warranty claims	(8)	(6)
Other	—	1

Warranty accrual—March 31	$40	$39

Note 15. Related Party Transactions

During the quarter ended March 31, 2011, we sold inventory to other ITT businesses in the aggregate amount of $4 million, which is included in revenue in our condensed consolidated and combined financial statements. In addition, we recognized cost of sales from the inventory purchased from other ITT businesses of $3 million for the quarter ended March 31, 2011.

Prior to the Spin-off, the condensed consolidated and combined financial statements include expense allocations for certain functions provided by ITT as well as other ITT employees not solely dedicated to Xylem, including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, communications, ethics and compliance, shared services, employee benefits and incentives, and share-based compensation. These expenses have been allocated to us on the basis of direct usage when identifiable, with the remainder allocated on the basis of revenue, headcount or other measure. During the three months ended March 31, 2011, we were allocated $26 million, which included $3 million of separation costs and $23 million of general corporate expenses incurred by ITT which is included within selling, general and administrative expenses in the Condensed Consolidated and Combined Income Statements for 2011.

The expense allocations have been determined on a basis that we consider to be a reasonable reflection of the utilization of services provided or the benefit received by us during the periods presented. The allocations may not, however, reflect the expense we would have incurred as an independent, publicly traded company for the periods presented. Actual costs that may have been incurred if we had been a standalone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

Note 16. Segment Information

Our business is organized into two segments: Water Infrastructure and Applied Water. The Water Infrastructure segment, comprising our Water Solutions (f/k/a Water & Wastewater) and Analytics operating units, focuses on the transportation, treatment and testing of water, offering a range of products including water and wastewater pumps, treatment and testing equipment, and controls and systems. The Applied Water segment, comprising our Residential & Commercial Water and Flow Control operating units, encompasses the uses of water and focuses on the residential, commercial, industrial and agricultural markets offering a wide range of products including pumps, valves and heat exchangers. Corporate and other consists of corporate office expenses including compensation, benefits, occupancy, depreciation, and other administrative costs, as well as charges related to certain matters, such as the Spin-off and environmental matters that are managed at a corporate level and are not included in the business segments in evaluating performance or allocating resources.

The accounting policies of each segment are the same as those described in the summary of significant accounting policies (see Note 1 in the 2011 Annual Report). The following tables contain financial information for each reportable segment.

	Three Months Ended March 31,
(in millions)	2012	2011
Revenue:
Water Infrastructure	$584	$551
Applied Water	355	355
Eliminations	(14)	(16)

Total	$925	$890

Operating Income:
Water Infrastructure	$75	$64
Applied Water	40	46
Corporate and other	(16)	(10)

Total operating income	$99	$100

Depreciation and amortization:
Water Infrastructure	$26	$25
Applied Water	7	8
Corporate and other	1	—

Total	$34	$33

Capital expenditures:
Water Infrastructure	$20	$15
Applied Water	10	3
Corporate and other	1	1

Total	$31	$19

The following table contains the total assets for each reportable segment.

	Total Assets
(in millions)	March 31, 2012	December 31, 2011
Water Infrastructure	$2,768	$2,745
Applied Water	1,280	1,234
Corporate and other	465	414

Total	$4,513	$4,393

Corporate and other consists of items pertaining to our corporate headquarters function, which principally consist of deferred tax assets and certain property, plant and equipment.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The Indiana Business Corporation Law (“IBCL”), the provisions of which we are governed by, empowers an Indiana corporation to indemnify present and former directors, officers, employees, or agents or any person who may have served at the request of the corporation as a director, officer, employee, or agent of another corporation (“Eligible Persons”) against liability incurred in any proceeding, civil or criminal, in which the Eligible Person is made a party by reason of being or having been in any such capacity, or arising out of his status as such, if the individual acted in good faith and reasonably believed that (a) the individual was acting in the best interests of the corporation, or (b) if the challenged action was taken other than in the individual’s official capacity as an officer, director, employee or agent, the individual’s conduct was at least not opposed to the corporation’s best interests, or (c) if in a criminal proceeding, either the individual had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful.

The IBCL further empowers a corporation to pay or reimburse the reasonable expenses incurred by an Eligible Person in connection with the defense of any such claim, including counsel fees; and, unless limited by its articles of incorporation, the corporation is required to indemnify an Eligible Person against reasonable expenses if he is wholly successful in any such proceeding, on the merits or otherwise. Under certain circumstances, a corporation may pay or reimburse an Eligible Person for reasonable expenses prior to final disposition of the matter. Unless a corporation’s articles of incorporation provide otherwise, an Eligible Person may apply for indemnification to a court which may order indemnification upon a determination that the Eligible Person is entitled to mandatory indemnification, in which case the court shall also order the corporation to pay the Eligible Person’s reasonable expenses incurred to obtain the court ordered indemnification or that the Eligible Person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances without regard to whether his actions satisfied the appropriate standard of conduct.

Before a corporation may indemnify any Eligible Person against liability or reasonable expenses under the IBCL, a majority of a quorum consisting of directors who are not parties to the proceeding must (1) determine the indemnification is permissible in the specific circumstances because the Eligible Person met the requisite standard of conduct, (2) authorize the corporation to indemnify the Eligible Person and (3) if appropriate, evaluate the reasonableness of expenses for which indemnification is sought. If it is not possible to obtain a quorum of uninvolved directors, the foregoing action may be taken by a majority vote of a committee of two or more directors who are not parties to the proceeding, special legal counsel selected by the Board or such a committee, or by the shareholders of the corporation.

In addition to the foregoing, the IBCL states that the indemnification it provides shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision of a corporation’s articles of incorporation or by-laws, resolution of the board of directors or shareholders, or any other authorization adopted after notice by a majority vote of all the voting shares then issued and outstanding. The IBCL also empowers an Indiana corporation to purchase and maintain insurance on behalf of any Eligible Person against any liability asserted against or incurred by him in any capacity as such, or arising out of his status as such, whether or not the corporation would have had the power to indemnify him against such liability.

Our amended and restated articles of incorporation provide that no director or officer shall be personally liable to the Company or any of our shareholders for damages for action taken as a director or officer, or any failure or omission to take any action, regardless of the nature of the breach or alleged breach, including any breach or alleged breach of any fiduciary duty.

Our amended and restated by-laws provide for mandatory indemnification, to the fullest extent permitted by law, of our directors and officers against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action, suit or proceeding by or in the right of the Company, in which such person may have become involved by reason of being or having been a director, officer, employee or agent of the Company. The right to indemnification is a contract right and includes the right to advancement of expenses in accordance with specified procedures.

The rights to indemnification provided by our amended and restated articles of incorporation and amended and restated by-laws are not exclusive of any other rights to which any indemnified person may otherwise be entitled.

We have entered into indemnification agreements with certain of our directors, pursuant to which we have agreed to indemnify and hold harmless, to the fullest extent permitted by applicable law and our amended and restated by-laws, each such director against any and all expenses, judgments, fines, amounts paid in settlement, liabilities or losses actually and reasonably incurred by the director by reason of the fact that such person is or was a director of the Company, or by reason of any actual or alleged action or omission to act taken or omitted in any such capacity. The indemnification agreements set forth certain procedures that will apply in the event of a claim for indemnification thereunder. In addition, the agreements provide for the advancement of expenses incurred by a director, subject to certain exceptions, in connection with any action, suit or proceeding covered by the agreement. We will not be liable for payments in respect of a director under the agreements in certain circumstances including, but not limited to, acts of such director involving intentional misconduct or a knowing violation of law, acts which were known or believed by such director to be opposed to our best interests and transactions from which such director derived an improper personal benefit.

We have purchased directors’ and officers’ liability insurance, the effect of which is to indemnify our directors and officers and the directors and officers of our subsidiaries against certain losses caused by errors, misstatement or misleading statements, wrongful acts, omissions, neglect or breach of duty by them or similar matters claimed against them in their capacities as directors or officers. This insurance is subject to various deductibles and exclusions from coverage.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

3.1	Amended and Restated Articles of Incorporation of Xylem Inc. (incorporated by reference to Exhibit 3.1 of Xylem Inc.’s Form 8-K Current Report filed on October 13, 2011).

3.2	By-laws of Xylem Inc. (incorporated by reference to Exhibit 3.2 of Xylem Inc.’s Form 8-K Current Report filed on October 13, 2011).

4.1	Indenture, dated as of September 20, 2011, between Xylem Inc., ITT Corporation, as initial guarantor, and Union Bank, N.A., as trustee (incorporated by reference to Exhibit 4.2 of ITT Corporation’s Form 8-K Current Report filed on September 21, 2011).

4.2	Form of Xylem Inc. 3.550% Senior Notes due 2016 (incorporated by reference to Exhibit 4.5 of ITT Corporation’s Form 8-K Current Report filed on September 21, 2011).

4.3	Form of Xylem Inc. 4.875% Senior Notes due 2021 (incorporated by reference to Exhibit 4.6 of ITT Corporation’s Form 8-K Current Report filed on September 21, 2011).

4.4	Registration Rights Agreement, dated as of September 20, 2011, between Xylem Inc., ITT Corporation and J.P. Morgan Securities LLC, RBS Securities Inc. and Wells Fargo Securities, LLC as representatives of the Initial Purchasers (incorporated by reference to Exhibit 4.8 of ITT Corporation’s Form 8-K Current Report filed on September 21, 2011).

4.5**	Form of Xylem Inc. Global Exchange Note for the 3.550% Senior Notes due 2016.

4.6**	Form of Xylem Inc. Global Exchange Note for the 4.875% Senior Notes due 2021.

5.1**	Opinion of Simpson Thacher & Bartlett LLP.

5.2*	Opinion of Barnes & Thornburg LLP.

10.1	Distribution Agreement, dated as of October 25, 2011, among ITT Corporation, Exelis Inc. and Xylem Inc. (incorporated by reference to Exhibit 10.1 of ITT Corporation’s Form 10-Q Quarterly Report filed on October 28, 2011).

10.2	Benefits and Compensation Matters Agreement, dated as of October 25, 2011, among ITT Corporation, Exelis Inc. and Xylem Inc. (incorporated by reference to Exhibit 10.2 of ITT Corporation’s Form 10-Q Quarterly Report filed on October 28, 2011).

10.3	Tax Matters Agreement, dated as of October 25, 2011, among ITT Corporation, Exelis Inc. and Xylem Inc. (incorporated by reference to Exhibit 10.3 of ITT Corporation’s Form 10-Q Quarterly Report filed on October 28, 2011).

10.4	Master Transition Services Agreement, dated as of October 25, 2011, among ITT Corporation, Exelis Inc. and Xylem Inc. (incorporated by reference to Exhibit 10.4 of ITT Corporation’s Form 10-Q Quarterly Report filed on October 28, 2011).

10.5	Four-Year Competitive Advance and Revolving Credit Facility Agreement, dated as of October 25, 2011, among Xylem Inc., the Lenders Named Therein, J.P. Morgan Chase Bank, N.A., as Administrative Agent and Citibank, N.A., as Syndication Agent (incorporated by reference to Exhibit 10.5 of Xylem Inc.’s Form 10-Q Quarterly Report filed on November 11, 2011).

10.6	Xylem 2011 Omnibus Incentive Plan (incorporated by reference to Exhibit 4.3 of Xylem Inc.’s Registration Statement on Form S-8 filed on October 28, 2011).

10.7	Xylem 1997 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.7 of Xylem Inc.’s Form 10-Q Quarterly Report filed on November 11, 2011).

10.8	Xylem 1997 Annual Incentive Plan (incorporated by reference to Exhibit 10.8 of Xylem Inc.’s Form 10-Q Quarterly Report filed on November 11, 2011).

10.9	Xylem Annual Incentive Plan for Executive Officers (incorporated by reference to Exhibit 10.9 of Xylem Inc.’s Form 10-Q Quarterly Report filed on November 11, 2011).

10.10	Xylem Retirement Savings Plan for Salaried Employees (incorporated by reference to Exhibit 4.4 of Xylem Inc.’s Registration Statement on Form S-8 filed on October 28, 2011).

10.11	Xylem Supplemental Retirement Savings Plan for Salaried Employees (incorporated by reference to Exhibit 10.11 of Xylem Inc.’s Form 10-Q Quarterly Report filed on November 11, 2011).

10.12	Xylem Deferred Compensation Plan (incorporated by reference to Exhibit 4.5 of Xylem Inc.’s Registration Statement on Form S-8 filed on October 28, 2011).

10.13	Xylem Deferred Compensation Plan for Non-Employee Directors (incorporated by reference to Exhibit 10.13 of Xylem Inc.’s Form 10-Q Quarterly Report filed on November 11, 2011).

10.14	Xylem Enhanced Severance Pay Plan (incorporated by reference to Exhibit 10.29 of Xylem Inc.’s Form 10-Q Quarterly Report filed on May 3, 2012).

10.15	Xylem Special Senior Executive Severance Pay Plan (incorporated by reference to Exhibit 10.28 of Xylem Inc.’s Form 10-Q Quarterly Report filed on May 3, 2012).

10.16	Xylem Senior Executive Severance Pay Plan (incorporated by reference to Exhibit 10.16 of Xylem Inc.’s Form 10-Q Quarterly Report filed on November 11, 2011).

10.17	Form of Xylem 2011 Omnibus Incentive Plan 2011 Non-Qualified Stock Option Award Agreement—Founders Grant (incorporated by reference to Exhibit 10.17 of Xylem Inc.’s Form 10-Q Quarterly Report filed on November 11, 2011).

10.18	Form of Xylem 2011 Omnibus Incentive Plan Non-Qualified Stock Option Award Agreement—General Grant (incorporated by reference to Exhibit 10.18 of Xylem Inc.’s Form 10-Q Quarterly Report filed on November 11, 2011).

10.19	Form of Xylem 2011 Omnibus Incentive Plan Restricted Stock Unit Agreement—2010 TSR Replacement (incorporated by reference to Exhibit 10.19 of Xylem Inc.’s Form 10-Q Quarterly Report filed on November 11, 2011).

10.20	Form of Xylem 2011 Omnibus Incentive Plan Restricted Stock Unit Agreement—2011 TSR Replacement (incorporated by reference to Exhibit 10.20 of Xylem Inc.’s Form 10-Q Quarterly Report filed on November 11, 2011).

10.21	Form of Xylem 2011 Omnibus Incentive Plan Restricted Stock Unit Agreement—Founders Grant (incorporated by reference to Exhibit 10.21 of Xylem Inc.’s Form 10-Q Quarterly Report filed on November 11, 2011).

10.22	Form of Xylem 2011 Omnibus Incentive Plan Restricted Stock Unit Agreement—General Grant (incorporated by reference to Exhibit 10.22 of Xylem Inc.’s Form 10-Q Quarterly Report filed on November 11, 2011).

10.23	Form of Xylem 2011 Omnibus Incentive Plan Restricted Stock Unit Award Agreement—Non-Employee Director (incorporated by reference to Exhibit 10.23 of Xylem Inc.’s Form 10-Q Quarterly Report filed on November 11, 2011).

10.24	Form of Director’s Indemnification Agreement (incorporated by reference to Exhibit 10.24 of Xylem Inc.’s Form 10-Q Quarterly Report filed on November 11, 2011).

10.25	Form of Xylem 2011 Omnibus Incentive Plan 2012 Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.25 of Xylem Inc.’s Form 10-K Annual Report filed on February 28, 2012).

10.26	Form of Xylem 2011 Omnibus Incentive Plan 2012 Restricted Stock Unit Award Agreement—Non-Employee Director (incorporated by reference to Exhibit 10.26 of Xylem Inc.’s Form 10-K Annual Report filed on February 28, 2012).

10.27	Form of Xylem 2011 Omnibus Incentive Plan 2012 Non-Qualified Stock Option Award Agreement (incorporated by reference to Exhibit 10.27 of Xylem Inc.’s Form 10-K Annual Report filed on February 28, 2012).

11	Statement re computation of per share earnings (information required to be presented in Exhibit 11 is provided under “Earnings Per Share” in Note 1 to the consolidated and combined financial statements in this prospectus in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification 260, Earnings Per Share).

12**	Statement re-computation of ratios

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 of Xylem Inc.’s Form 10-Q Quarterly Report filed on November 11, 2011).

21.2**	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.1 hereto).

21.3*	Consent of Barnes & Thornburg LLP (included as part of its opinion filed as Exhibit 5.2 hereto).

23*	Consent of Independent Registered Public Accounting Firm.

24**	Powers of Attorney (included in signature pages of the initial filing of this Registration Statement).

25**	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Union Bank, N.A. with respect to the Indenture governing the 3.550% Senior Notes due 2016 and the Indenture governing the 4.875% Senior Notes due 2021.

99.1**	Form of Letter of Transmittal.

99.2**	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.3**	Form of Letter to Clients.

99.4**	Form of Notice of Guaranteed Delivery.

101**	Interactive data files.

*	Filed herewith
** Previously	filed

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5) that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York, on June 11, 2012.

XYLEM INC.

By:	/s/ Frank R. Jimenez
Name:	Frank R. Jimenez
Title:	Corporate Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

* Gretchen W. McClain	President and Chief Executive Officer

* Michael T. Speetzen	Senior Vice President and Chief Financial Officer

/S/ JOHN P. CONNOLLY John P. Connolly	Chief Accounting Officer

* Markos I. Tambakeras	Chairman

* Curtis J. Crawford	Director

* John J. Hamre	Director

* Victoria D. Harker	Director

* Sten E. Jakobsson	Director

Signature	Title

* Steve R. Loranger	Director

* Edward J. Ludwig	Director

* Surya N. Mohapatra	Director

*By:	/S/ FRANK R. JIMENEZ Name: Frank R. Jimenez Title: Attorney-in-fact